Form 10-K, Exhibit 13
period 1997-06-30
FFY FINANCIAL CORP
filed 1997-09-26
CIK 898757

1997 ANNUAL REPORT


CONTENTS
-------------------------------------------------------------------------

To Our Stockholders                                             2

Financial Highlights                                            3

Selected Consolidated Financial Information                     4

Mangement's Discussion and Analysis                             6

Financial Statements                                           21

Officers, Directors, and Stockholder Information      (Inside Back Cover)



To Our Stockholders

      1997 was a year of significant change for FFY Financial Corp. and its subsidiary, First Federal Savings Bank of Youngstown. It was the first full year of operations with the new management team in place, and significant headway was made in improving the performance of the Company.

      Since we became a public company in June 1993, we have continually sought to deploy or return the excess capital raised in our offering. Our strategy has consistently been a generous dividend policy, aggressive stock repurchases, growth and cost control as a means to improve the returns to our stockholders.

      We have increased our dividends each year; $.10 per share per quarter in 1994, $.125 in 1995, $.15 in 1996 and $.175 in 1997; returning $10.1 million to our shareholders in dividends since 1993.

      We intensified our stock repurchase program with a tender offer announced in November 1996 and were successful in repurchasing 808,000 shares, reducing our equity by approximately 16%. An additional 5% stock repurchase was completed in July 1997. To date, we have repurchased 2.8 million shares, or approximately 42% of the shares initially issued in July 1993, and returned more than $58.1 million to our stockholders.

      Competition for retail deposits remains strong and growth in our retail deposit base difficult, as evidenced by a 1.4% decline in deposit balances during 1997. A totally free checking account, step-rate certificate and callable certificates were favorably received by our retail customers. Additionally, $50.0 million in borrowings were utilized in 1997 to supplement the retail deposit base. In addition to completely reorganizing our lending operations, our lending staff originated $118.9 million in loans, increasing net loans outstanding by $21.9 million.

      Cost control and efficiency are basic to our operations. A number of significant reductions in operating costs occurred during 1997. Although we incurred the $3.0 million SAIF assessment in the first quarter, we now enjoy reduced FDIC premiums, providing approximately $750,000 in annual pre-tax cost savings. A review of our retirement costs indicated that our expenses were high and, as a result, the pension plan was terminated and replaced with a 401(k) plan which is expected to provide pre-tax cost savings of $450,000 in the first year of implementation and an average of $250,000 per year over the life of the ESOP. Certain cost reductions were first reflected in the third quarter performance where we reported a 12% reduction in operating costs from the second quarter, an operating expense ratio of 1.79% and an efficiency ratio of 47.02%.

      By intensifying our strategies in 1997, we were able to report significant growth in earnings per share and return on equity. In the fourth quarter, we reported our highest earnings per share and return on equity; $.50 earnings per share and 9.70% annualized return on equity. Recognizing that the progress made in 1997 needs to continue, your Board of Directors, management and staff have an ongoing commitment to enhancing performance.

      Lastly, FFY Financial Corp., through our First Federal Savings Bank of Youngstown subsidiary, offers a broad array of competitive deposit and lending services. I encourage our stockholders to also become our customers.


Sincerely,


/s/ JEFFREY L. FRANCIS
Jeffrey L. Francis
President and Chief Executive Officer


1997 Financial Highlights
--------------------------------------------------------------------------------

FFY Financial Corp. and Subsidiary
(Dollars in Thousands Except Per Share Data)


                                                                    Percent
For The Year                          1997            1996          Change
---------------------------------------------------------------------------

  Net interest income                 $ 22,102        21,583          2.40%
  Net income                             5,324(2)      6,902        -22.86%
  Earnings per share                      1.19(2)       1.37        -13.14%
  Cash dividends declared per share       0.70          0.60         16.67%

At Year End
---------------------------------------------------------------------------
  Total assets                         599,249       575,602          4.11%
  Loans receivable, net                460,712       438,790          5.00%
  Securities available for sale        112,036       109,836          2.00%
  Deposits                             450,224       456,541         -1.38%
  Securities sold under agreements
   to repurchase (1)                    32,307         6,640             NM
  Borrowed funds                        27,455         1,200             NM
  Stockholders' equity                  82,174       101,921        -19.37%
  Book value per share                   19.83         20.06         -1.15%

Financial Ratios
---------------------------------------------------------------------------
  Return on assets                       0.90%(3)      1.20%        -25.00%
  Return on equity                       5.73%(3)      6.58%        -12.92%
  Efficiency ratio                      62.01%(3)     52.93%         17.15%


<F1>  Includes both short- and long-term "repurchase agreements".
<F2>  Amount would be positively affected without regard to the one-time
      SAIF special assessment of $1,987, net of tax.
<F3>  Ratio would be positively affected without regard to the one-time SAIF special assessment of $1,987, net of tax.
<FNM> Not a meaningful measure of performance.


Selected Consolidated Financial Information
--------------------------------------------------------------------------------

FFY Financial Corp. and Subsidiary
(Dollars in Thousands Except Per Share Data)

                                                                                 June 30,
                                                     -----------------------------------------------------------------
Selected Consolidated Financial Condition Data:      1997           1996           1995          1994          1993
                                                     -----------------------------------------------------------------

Total assets                                         $599,249       575,602        576,619       584,151       573,436
Loans receivable, net                                 460,712       438,790        401,664       373,442       332,449
Allowance for loan losses                               2,962         3,439          3,159         2,801         2,437
Non-performing assets                                   3,993         4,673          4,352         4,930         6,571
Securities available for sale (1)                     112,036       109,836        132,341             -             -
Securities held to maturity (1)                             -             -         11,819       180,652       169,544
Deposits                                              450,224       456,541        461,979       456,134       447,071
Securities sold under agreements to repurchase:
  Short-term                                            7,307         6,640              -             -             -
  Long-term                                            25,000             -              -             -             -
Borrowed funds                                         27,455         1,200              -         8,125         2,823
Stockholders' equity                                   82,174       101,921        106,400       110,834       112,461

                                                                          Years ended June 30,
                                                     -----------------------------------------------------------------
Selected Consolidated Operations Data:               1997          1996           1995          1994          1993
                                                     -----------------------------------------------------------------

Total interest income                                $ 45,925        43,716         42,444        41,983        41,777
Total interest expense                                 23,823        22,133         19,730        18,940        22,948
                                                     -----------------------------------------------------------------
Net interest income                                    22,102        21,583         22,714        23,043        18,829
Provision for loan losses                                 688           325            403           409         1,908
                                                     -----------------------------------------------------------------
Net interest income after provision for loan
 losses                                                21,414        21,258         22,311        22,634        16,921
Service charges                                           563           522            429           348           282
Gain (loss) on sale of securities                        (320)           30            (17)            -             2
Other non-interest income                                 375           548            428           352           271
Total non-interest expense                            (14,288)      (11,991)       (11,789)      (11,277)       (9,450)
                                                     -----------------------------------------------------------------
Income before federal income taxes and cumulative
 effect of change in accounting for federal
 income taxes                                           7,744        10,367         11,362        12,057         8,026
Federal income taxes                                    2,420         3,465          3,872         4,315         3,342
                                                     -----------------------------------------------------------------
Income before cumulative effect of change in
  accounting for federal income taxes                   5,324         6,902          7,490         7,742         4,684
Cumulative effect as of July 1, 1993 of change in
  method of accounting for federal income taxes (2)         -             -              -           540             -
                                                     -----------------------------------------------------------------
Net income                                           $  5,324         6,902          7,490         8,282         4,684
                                                     =================================================================

Earnings per common and common equivalent
 share: (3)
  Income before cumulative effect of accounting
   change                                            $   1.19          1.37           1.33          1.20           n/a
Cumulative effect of change in accounting
  for federal income taxes                                  -             -              -          0.08           n/a
                                                     -----------------------------------------------------------------
Net income                                           $   1.19          1.37           1.33          1.28           n/a
                                                     =================================================================

Cash dividends declared per share                    $   0.70          0.60           0.50          0.40           n/a
                                                     =================================================================
                                                                                June 30,
                                                     -----------------------------------------------------------------
                                                     1997          1996           1995          1994          1993
                                                     -----------------------------------------------------------------
Selected Financial Ratios and Other Data:
Performance Ratios:
  Return on assets (ratio of net income to
   average total assets)                                 0.90%(6)      1.20%          1.31%         1.44%         0.90%
  Interest rate spread information:
   Average during the period (4)                         3.17%         3.04%          3.28%         3.38%         3.25%
   End of period (4)                                     3.06%         2.95%          2.66%         3.06%         2.75%
  Net interest margin (4) (5)                            3.89%         3.89%          4.09%         4.16%         3.72%
  Ratio of operating expense to average total assets     2.42%(6)      2.09%          2.06%         1.97%         1.81%
  Return on equity (ratio of net income to
   average equity)                                       5.73%(6)      6.58%          6.87%         7.42%         8.62%
  Efficiency ratio (7)                                  62.01%(6)     52.93%         49.60%        46.67%        47.74%
  Dividend payout ratio                                 58.82%        43.80%         37.59%        31.25%          n/a
  Liquidity ratio (Bank only)                            5.12%         7.57%         19.99%        28.43%        49.31%
Quality Ratios:
  Non-performing assets to total assets at end of
   period                                                0.67%         0.81%          0.75%         0.84%         1.15%
  Allowance for loan losses to non-performing assets    74.18%        73.59%         72.59%        56.82%        37.09%
  Provision for loan losses to total loans
   receivable, net                                       0.15%         0.07%          0.10%         0.11%         0.57%
Capital Ratios:
  Equity to total assets at end of period               13.71%        17.71%         18.45%        18.97%        19.61%
  Average equity to average assets                      15.71%        18.29%         19.06%        19.45%        10.42%
  Book value per share                               $  19.83         20.06          19.60         18.51         16.96
  Increase (decrease) in book value per share
   due to SFAS No. 115                               $   0.03         (0.17)         (0.06)          n/a           n/a
  Ratio of average interest-earning assets to
   average interest-bearing liabilities                  1.17x         1.21x          1.22x         1.23x         1.10x


<F1>  Application of Statement of Financial Accounting Standards No. 115,
      "Accounting for Certain Investments in Debt and Equity Securities".
<F2>  Application of Statement of Financial Accounting Standards No. 109,
      "Accounting for Income Taxes".
<F3>  Earnings per share data is not applicable prior to the year ended June
      30, 1994; the date of conversion to stock form was June 28, 1993.
<F4>  Ratio is presented on a fully taxable equivalent basis using the
      Company's federal statutory tax rate of 34%.
<F5>  Net interest income divided by average interest-earning assets.
<F6>  Ratio would be positively affected if calculated without regard to the one-time SAIF special assessment of $1,987, net of tax.
<F7>  Ratio calculated without regard to gain (loss) on sale of securities, if any, and goodwill amortization for 1995 and prior.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


General

FFY Financial Corp. (FFY or Holding Company) is a unitary savings and loan holding company formed at the direction of First Federal Savings Bank of Youngstown (First Federal or Bank) which converted from a federally chartered mutual savings bank to a federally chartered stock savings bank on June 28, 1993. First Federal is a full service bank engaged primarily in mortgage and consumer lending and deposit banking services including certificate, savings and checking accounts. When used in this Annual Report, the phrase "the Company" refers to both FFY Financial Corp. and First Federal Savings Bank of Youngstown.

Fiscal year 1997 was highlighted by continued loan growth, increased borrowings and securities sold under agreements to repurchase (repurchase agreements) and the recapitalization of the Savings Association Insurance Fund (SAIF). The Holding Company continued repurchasing shares in open market transactions including a Modified Dutch Auction Tender Offer in December 1996.

Management's discussion and analysis of financial condition and results of operations is intended to facilitate the understanding and assessment of changes in financial condition and results of operations of the Company. The following information should be read in conjunction with the financial statements and notes thereto.


Forward-Looking Statements

When used in this Annual Report, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


Changes in Financial Condition

Total assets increased $23.6 million, or 4.1%, and totaled $599.2 million at June 30, 1997 compared to $575.6 million at June 30, 1996. The increase in assets was due primarily to growth in loans receivable. This current year asset increase compares to a $1.0 million, or 0.2% asset decline during fiscal year 1996.

Loan growth slowed during fiscal year 1997, with an increase in net loans receivable of $21.9 million for the current year compared to an increase of $37.1 million during fiscal year 1996. Net loans receivable totaled $460.7 million at June 30, 1997 compared to $438.8 million at June 30, 1996, an increase of 5.0%. The largest area of growth was $16.9 million in gross mortgage loans secured by one-to-four family residences. All mortgage loans originated by the Bank during the year were underwritten by the Bank's personnel and are secured primarily by properties in Mahoning, Trumbull or Columbiana counties in northeastern Ohio. Gross consumer loans grew $2.7 million during the current year compared to growth of $10.0 million during fiscal year 1996. Consumer loan growth during fiscal year 1996 was mainly attributable to the introduction of the indirect auto lending program in January 1996 in an effort to develop a share in the local market for such lending. However, after an analysis of the returns generated by the existing indirect auto loan portfolio and potential returns from such a line of business, the Bank exited this area of lending in March 1997. The indirect auto loan portfolio was comprised of 857 loans totaling $8.9 million at June 30, 1997 compared to 697 loans also totaling $8.9 million at June 30, 1996. Consumer loan growth during the current year was mainly attributable to an increase in the home equity loan portfolio. Approximately 60% of the Bank's consumer loan portfolio is secured by real estate where the Bank also holds the first mortgage.

The Bank has historically been a portfolio lender, however, management is putting in place a secondary market mortgage lending operation designed to originate and sell qualifying loans to Federal National Mortgage Association
(FNMA) in an effort to access that portion of the mortgage market that is currently serviced by secondary market lenders. Management believes that the operational efficiencies existing in the portfolio lending operations will allow the Bank to be competitive in the secondary market. The application process with FNMA is complete, however management has delayed the secondary market operation until the training phase of the new loan origination software is completed. Management anticipates that the Bank will begin selling loans during the first half of fiscal year 1998.

Funds not utilized in lending programs or for operations are currently held in interest-bearing deposits or invested in securities available for sale. Cash and cash equivalents increased $1.7 million, or 21.1% during the current year and totaled $10.0 million at June 30, 1997. Securities available for sale increased $2.2 million, or 2.0%, and totaled $112.0 million at June 30, 1997 compared to $109.8 million at June 30, 1996. Matured securities totaling $30.0 million and proceeds from the sale of securities totaling $44.0 million were primarily used to fund $21.9 million in loan growth, $6.3 million in deposit outflows, which were also funded by short-term Federal Home Loan Bank (FHLB) advances, $26.0 million in stock repurchases and the remainder was used to purchase additional securities.

Deposit accounts declined $6.3 million, or 1.4%, and totaled $450.2 million at June 30, 1997 compared to $456.5 million at June 30, 1996. The decline in deposits was due primarily to customers seeking higher yields in this generally low market interest rate environment. The variety of deposit products offered by the Bank has allowed it to be competitive in obtaining funds and to respond with flexibility to changes in consumer demand. The Bank, however, continues to be susceptible to short-term fluctuations in deposit flows because customers are generally interest rate conscious.

Short- and long-term securities sold under agreements to repurchase (repurchase agreements) increased $25.7 million and totaled $32.3 million at June 30, 1997 compared to $6.6 million at June 30, 1996. Funds generated pursuant to the increase in repurchase agreements were primarily used to purchase securities, enabling the Company to leverage its excess capital.

Borrowed funds increased $26.3 million and totaled $27.5 million at June 30, 1997 compared to $1.2 million at June 30, 1996. During the current year, the Bank borrowed $25.0 million from FHLB to purchase adjustable-rate mortgage-backed securities in order to leverage the Company's capital. The remaining $1.3 million increase in borrowings were FHLB cash management advances used for liquidity purposes. Borrowed funds are managed within the Company's guidelines for asset/liability management, profitability and overall growth objectives.

Stockholders' equity declined $19.7 million, or 19.4%, and totaled $82.2 million at June 30, 1997 compared to $101.9 million at June 30, 1996. This decline was primarily attributable to the repurchase of 994,210 shares of the Holding Company's stock, which are being held in treasury, during the current year at an average price of $26.13 per share, for a total cost of $26.0 million, and dividend payments totaling $2.9 million. Largely contributing to the 994,210 shares repurchased was a Modified Dutch Auction Tender Offer (Tender Offer) in December 1996 whereby the Holding Company purchased 808,000 shares, approximately 15.8% of the shares then outstanding, at $26.00 per share at a total cost of $21.2 million. The declines in total stockholders' equity pursuant to stock repurchases and dividends paid were partially offset by net income for the year totaling $5.3 million and other components of stockholders' equity increasing a total of $3.9 including increased market rates on available-for-sale securities, stock option exercises, amortization and tax benefits associated with employee benefits and ESOP accounting pursuant to Statement of Position
(SOP) 93-6. Book value per share totaled $19.83 and $20.06 per share, respectively, at June 30, 1997 and 1996. At June 30, 1997, the ratio of stockholders' equity to total assets was 13.7% compared to 17.7% at June
30, 1996.


Results of Operations

The Company's results of operations depend primarily on the level of net interest income, which is the difference, or "spread", between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Interest-earning assets consists primarily of loans receivable and securities whereas interest-bearing liabilities consists primarily of deposits, repurchase agreements and borrowed funds. The ratio of average interest-earning assets to average interest-bearing liabilities during the current year was 1.17:1 compared to 1.21:1 during fiscal year 1996. Results of operations is also dependent upon, among other things, the provision for loan losses, non-interest income, non-interest expense and federal income taxes.


Comparison of Years Ended June 30, 1997 and 1996

General. Net income for the year ended June 30, 1997 totaled $5.3 million, a decline of $1.6 million from net income of $6.9 million for the year ended June 30, 1996. The decline of $1.6 million was primarily attributable to an increase in the provision for loan losses of $363,000, the one-time SAIF special assessment of $3.0 million and a loss of $320,000 from security sales compared to a gain of $30,000 during fiscal year 1996. These declines were partially offset by an increase in net interest income of $519,000 and a reduction in federal income taxes of $1.0 million. Earnings per share for the year ended June 30, 1997 totaled $1.19 per share, a decline of $0.18 per share from earnings per share of $1.37 for the year ended June 30, 1996. This decline was the result of a decrease in net income partially offset by a decline in the number of weighted average shares outstanding.

Net Interest Income. Net interest income increased $519,000, or 2.4%, and totaled $22.1 million for the year ended June 30, 1997 compared to $21.6 million for the prior year. This represents a net interest margin of 3.89% for the current year as well as for fiscal year 1996.

Interest income from loans increased $2.8 million, or 7.7%, and totaled $38.4 million for the year ended June 30, 1997 compared to $35.7 million for the prior year. This increase was the result of an increase of $33.5 million in the average balance of loans outstanding, reflecting continued growth in the loan portfolio, partially offset by a 2 basis point decline, from 8.52% to 8.50%, in the average yield on loans.

Interest income from securities declined $894,000, or 12.0%, and totaled $6.6 million for the year ended June 30, 1997 compared to $7.4 million for the prior year. This decline was the result of a $21.9 million decrease in the average balance of securities which resulted from the use of proceeds from the sale and maturity of securities to fund loan growth, deposit outflows and stock repurchases. The decline in the average balance of securities was partially offset by an increase of 51 basis points in the average yield on securities, from 6.00% to 6.51%, primarily the result of investing in higher-yield securities, particularly mortgage-backed securities. At June 30, 1997 and 1996, mortgage-backed securities totaled $75.7 million and $16.4 million, respectively, with a weighted average yield of 7.0% and 6.4%, respectively.

Interest expense increased $1.7 million, or 7.6%, and totaled $23.8 million for the year ended June 30, 1997 compared to $22.1 million for the prior year. Interest expense increased due to more borrowings and repurchase agreements partially offset by a decline in interest associated with deposit accounts. Interest expense on deposits declined $363,000, or 1.6%, as a result of a decrease in the average balance of deposits totaling $5.1 million from $456.9 million at June 30, 1996 to $451.8 million at June 30, 1997 and a decrease of 3 basis points in the average cost on deposits from 4.83% to 4.80%. Interest expense on short- and long-term repurchase agreements increased $1.0 million due to volume. Interest expense on borrowed funds increased $1.1 million, primarily due to volume.

Provision for Loan Losses. The Bank's provision for loan losses increased $363,000 from $325,000 for the prior year and totaled $688,000 for the year ended June 30, 1997. The increase over the prior year principally reflects the performance of the Bank's indirect auto loan portfolio. During the current year, the Bank wrote off $998,000 in indirect auto loans. At June 30, 1997, nonperforming indirect auto loans totaled $400,000, down from $1.1 million at December 31, 1996 and $812,000 at March 31, 1997. The allowance for loan losses on the indirect auto loan portfolio was 102.7% of nonperforming loans in this portfolio at June 30, 1997. The Bank's allowance for loan losses, including the indirect auto loans mentioned above, totaled 74.2% of non-performing assets at June 30, 1997, up from 73.6% and 72.6% at June 30, 1996 and 1995, respectively. Future additions to the allowance for loan losses will be dependent on a number of factors including the performance of the Bank's total loan portfolio, the economy, changes in interest rates and the effect of such changes or real estate values, inflation and the view of regulatory authorities toward adequate reserve levels. Management believes that the allowance for loan losses is adequate at June 30, 1997.

Non-Interest Income. Service charges, which are a major component of non-interest income increased $41,000, or 7.9% over the prior year and totaled $563,000 for the year ended June 30, 1997. Increases in this category were attributable to debit card fees and automated teller machine charges. Loss on sale of securities for the current year totaled $320,000 compared to a gain of $30,000 for the prior year. The loss during the current year is primarily the result of securities sold to fund the Tender Offer. Other non-interest income declined $173,000 and totaled $375,000 for the year ended June 30, 1997.

Non-Interest Expense. Non-interest expense increased $2.3 million, or 19.2% over the prior year and totaled $14.3 million for the year ended June 30, 1997. This increase was primarily attributable to the one-time assessment of $3.0 million on SAIF deposits. Refer to Note 10 of the Notes to Consolidated Financial Statements included in this Annual Report regarding the SAIF special assessment. Following the Bank's $3.0 million assessment, First Federal experienced lower deposit insurance premiums, thus, insurance and bonding expense increased a net of $2.6 million over the prior year. Salaries and employee benefits declined $379,000, or 6.1% from the prior year and totaled $5.9 million for the year ended June 30, 1997. This decline was generally due to a decrease of $368,000 in severance pay for two executive officers who announced their retirement in the prior fiscal year. Other non-interest expense increased $117,000 due mainly to increased advertising in an effort to stimulate lending and deposit programs.

A review of salary and benefits expense, specifically retirement costs, indicated that the Bank's retirement expense was significantly higher than financial institution industry averages, primarily due to the required ESOP accounting change that was adopted in fiscal year 1995. The accounting change caused ESOP expense to be recorded at the market value of Holding Company shares, not the original $10 cost per share as was allowed under previous accounting. In order to reduce retirement costs, the board of directors approved termination of the existing defined benefit pension plan as of November 15, 1996, implementation of a 401(k) plan effective January 1, 1997 and, subject to approval by the Internal Revenue Service (IRS), restructuring of the ESOP loan. Management expects the termination of the defined benefit pension plan will result in cost savings of appoximately $120,000 in fiscal year 1998. Cost savings associated with restructuring the ESOP loan, although expected to be approximately $450,000 before tax in the first year and average $256,000 before tax per year over the remaining 17 year term of the proposed restructured loan, have not been reflected in the operating results for the year ended June 30, 1997, as the restructuring is dependent upon IRS approval. Cost savings will be reflected in the Company's financial statements when, and if, the IRS approves the change.
No assurance can be given as to whether the IRS will approve the restructuring.

Federal Income Taxes. Federal income taxes decreased $1.0 million from the prior year and totaled $2.4 million for the year ended June 30, 1997. The decline in federal income taxes is primarily due to decreased net income before taxes, mainly the result of the one-time SAIF assessment.


Comparison of Years Ended June 30, 1996 and 1995

General. The Company had net income of $6.9 million, or $1.37 per share for the year ended June 30, 1996 compared to $7.5 million, or $1.33 per share for the year ended June 30, 1995. This decrease of $588,000 was primarily attributable to decreased net interest income after provision for loan losses of $1.1 million partially offset by increased non-interest income of $260,000 and a reduction in federal income taxes of $407,000.

Net Interest Income. The Company's net interest income is comprised of interest earned on loans, securities, FHLB stock and interest-bearing deposits offset by interest paid on deposits, repurchase agreements and borrowings. Net interest income totaled $21.6 million for the year ended June 30, 1996, a decrease of $1.1 million, or 5.0% compared to the year ended June 30, 1995. This represents a net interest margin of 3.89% for the current year, down 20 basis points from 4.09% for fiscal year 1995.

Interest income from loans totaled $35.7 million for the year ended June 30, 1996, up $2.5 million, or 7.7% from the previous year. This increase was the result of an increase of $26.7 million in the average balance of loans outstanding and a 6 basis point increase, from 8.46% to 8.52%, in the average yield on loans. The increase in average yield was primarily the result of the implementation of the indirect auto lending program during fiscal year 1996 which increased the weighted average yield on consumer loans from 8.43% at June 30, 1995 to 9.37% at June 30, 1996.

Interest income from securities and interest-bearing deposits totaled $7.8 million for the year ended June 30, 1996, a decrease of $1.3 million, or 14.3% compared to the prior year. This decrease was the result of a $26.7 million decline in the average balance of securities which resulted from the use of proceeds from the sale and maturity of securities to fund loan growth. The decline in the average balance of securities was partially offset by an increase in the average balance of other interest-earning assets totaling $3.2 million. The overall net decline in average balances was further offset by an increase of 24 basis points in the average yield on securities, from 5.76% to 6.00%. The average yields on interest-earning assets other than loans were higher during fiscal year 1996 as compared to fiscal year 1995 due to generally higher market rates.

Interest expense increased $2.4 million compared to fiscal year 1995, totaling $22.1 million for the year ended June 30, 1996. Of this increase in interest expense, $2.6 million is attributable to interest on deposits, which totaled $22.1 million, and $42,000 associated with repurchase agreements that began in May 1996, partially offset by a $199,000 decrease in interest expense associated with borrowings. The $2.6 million increase in interest on deposits was the result of an increase in the average balance of $8.3 million from $448.6 million at June 30, 1995 to $456.9 at June 30, 1996 and an increase of 48 basis points in the average cost of deposits from 4.35% to 4.83%.

Provision for Loan Losses. The Bank's provision for loan losses for the year ended June 30, 1996 was $325,000, down $79,000 from the year ended June 30, 1995. This provision and a modest increase in non-performing assets totaling $321,000 during fiscal year 1996 brought the Bank's allowance for loan losses to 73.6% of non-performing assets at June 30, 1996, up from 72.6% and 56.8% at June 30, 1995 and 1994, respectively. The allowance for loan losses totaled .78% of total loans receivable, net at June 30, 1996, compared to .79% and .75% at June 30, 1995 and 1994, respectively.

Non-Interest Income. Service charges, which are a major component of non-interest income, totaled $522,000 for the year ended June 30, 1996, up $93,000, or 21.6% over the prior year. Increases in this category were $81,000 in deposit account charges due primarily to increased fees on business checking accounts and $12,000 in automated teller machine usage charges due primarily to increased transaction volumes. Gains on security sales totaled $30,000 for fiscal year 1996 compared to a $17,000 loss on sale of securities for fiscal year 1995. Securities are sold for cash flow purposes such as funding loan growth and deposit withdrawals. Other non-interest income increased $120,000, or 28.0% to $548,000 for the year ended June 30, 1996.

Non-Interest Expense. Non-interest expense totaled $12.0 million for the year ended June 30, 1996, up 1.7% or $202,000 over the year ended June 30, 1995. The increase in salary and benefit expense is comprised largely of $368,000 in severance pay for two executive officers who retired from the Bank. The decline in state and local taxes was due to reduced franchise taxes resulting from reduced equity at the Bank (as a result of dividends paid from the Bank to the Holding Company), which is taxed at a higher rate than the Holding Company. The $121,000 reduction in other non-interest expenses was due primarily to a $98,000 decrease in the amortization of goodwill, which was fully amortized at December 31, 1994.

Federal Income Taxes. Federal income taxes totaled $3.5 million for the year ended June 30, 1996, down 10.5% from $3.9 million for the year ended June 30, 1995. The Company's effective tax rate declined from 34.1% in the prior year to 33.4% in the current year.

The following table presents for the periods indicated average balance sheets, the total dollar amount of interest income from average interest-earning assets and the resultant yields, as well as the interest expense on the average interest-bearing liabilities, and the resultant costs, expressed both in dollars and rates. Average balances for all years presented are daily average balances. Interest on non-accruing loans has been included in the table to the extent received.

Average Balances, Interest Rates and Yields

(Dollars in Thousands)                                                  Years ended June 30,
                                     -------------------------------------------------------------------------------------------
                                                 1997                           1996                           1995
                                     -----------------------------  -----------------------------  -----------------------------
                                       Average    Interest            Average    Interest            Average    Interest
                                     Outstanding  Earned/   Yield/  Outstanding  Earned/   Yield/  Outstanding  Earned/   Yield/
                                       Balance      Paid     Rate     Balance      Paid     Rate     Balance      Paid     Rate
                                     -----------  --------  ------  -----------  --------  ------  -----------  --------  ------

Interest-Earning Assets:
  Loans receivable (1)                $451,872     38,417   8.50%    418,370      35,664   8.52%    391,635      33,115   8.46%
  Securities available for sale,
   net (2) (3)                         102,661      6,708   6.51%    124,593       7,493   6.00%    143,298       8,488   5.78%
  Securities held to maturity                -          -      -           -           -      -       7,980         424   5.31%
  FHLB Stock                             3,935        279   7.09%      3,675         258   7.02%      3,439         229   6.66%
  Other                                 13,356        676   5.06%      9,054         347   3.83%      5,893         188   3.19%
                                      --------     ------            -------      ------            -------      ------
    Total interest-earning
     assets (2)                        571,824     46,080   8.05%    555,692      43,762   7.87%    552,245      42,444   7.64%
                                                   ------                         ------                         ------

Noninterest-earning assets              19,764                        17,560                         19,492
                                      --------                       -------                        -------

Total assets                          $591,588                       573,252                        571,737
                                      ========                       =======                        =======

Interest-Bearing Liabilities:
  Demand and NOW deposits             $ 54,819      1,355   2.47%     56,047       1,433   2.56%     63,963       1,692   2.65%
  Savings deposits                     110,177      3,302   3.00%    115,467       3,472   3.01%    133,556       4,022   3.01%
  Certificate accounts                 286,796     17,042   5.94%    285,354      17,157   6.01%    251,063      13,787   5.49%
  Short-term repurchase agreements       7,916        483   6.10%      1,006          42   4.17%          -           -      -
  Long-term repurchase agreements        9,077        559   6.16%          -           -      -           -           -      -
  Short-term borrowings                 19,619      1,082   5.52%        496          29   5.85%      4,117         229   5.56%
                                      --------     ------            -------      ------            -------      ------

    Total interest-bearing
     liabilities                       488,404     23,823   4.88%    458,370      22,133   4.83%    452,699      19,730   4.36%
                                                   ------                         ------                         ------

Noninterest-bearing liabilities         10,247                        10,050                         10,047
                                      --------                       -------                        -------

Total liabilities                      498,651                       468,420                        462,746
Stockholders' equity                    92,937                       104,832                        108,991
                                      --------                       -------                        -------

Total liabilities and equity          $591,588                       573,252                        571,737
                                      ========                       =======                        =======

Net interest income                                22,257                         21,629                         22,714
Less fully taxable equivalent
 adjustment                                          (155)                           (46)                             -
                                                   ------                         ------                         ------
Net interest income per statement
 of income                                         22,102                         21,583                         22,714
                                                   ======                         ======                         ======

Net interest rate spread                                    3.17%                          3.04%                          3.28%
                                                            ====                           ====                           ====

Net earning assets                    $ 83,420                        97,322                         99,546
                                      ========                       =======                        =======

Net yield on average
 interest-earning assets (2)                                3.89%                          3.89%                          4.09%
                                                            ====                           ====                           ====

Average interest-earning assets
 to average interest-bearing
 liabilities                                         1.17x                          1.21x                          1.22x
                                                   ======                         ======                         ======

<F1>  Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
<F2>  Yield is calculated without consideration of the unrealized loss on securities available for sale.
<F3>  Interest is presented on a fully taxable equivalent basis using the
      Company's federal statutory tax rate of 34%.

The table at left presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (i.e., changes in volume multiplied by old rate) and (ii) changes in rate (i.e., changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change in rate.

Rate/Volume Analysis
(Dollars in Thousands)

                                                              Years ended June 30,
                                          ---------------------------------------------------------------
                                                   1997 vs. 1996                     1996 vs. 1995
                                          ------------------------------    -----------------------------
                                              Increase          Total           Increase         Total
                                             (Decrease)        Increase        (Decrease)       Increase
                                               Due to         (Decrease)         Due to        (Decrease)
                                          ---------------------------------------------------------------
                                           Volume    Rate                   Volume    Rate
                                          -------    ----                   ------    ----

Interest-earning assets:
  Loans receivable                        $ 2,837     (84)    2,753          2,309      240     2,549
  Securities (1)                           (1,385)    600      (785)        (1,836)     371    (1,465)
  FHLB stock                                   18       3        21             17       12        29
  Other                                       197     132       329            116       43       159
                                          -------     ---     -----          -----      ---    ------
    Total interest-earning assets         $ 1,667     651     2,318            606      666     1,272
                                          =======     ===     -----          =====      ===    ------

Interest-bearing liabilities:
  Demand and NOW deposits                 $   (30)    (48)      (78)          (203)     (56)     (259)
  Savings deposits                           (158)    (12)     (170)          (550)       -      (550)
  Certificate accounts                         86    (201)     (115)         1,990    1,380     3,370
  Short-term repurchase agreements            414      27       441             42        -        42
  Long-term repurchase agreements             559       -       559              -        -         -
  Short-term borrowings                     1,055      (2)    1,053           (211)      11      (200)
                                          -------     ---     -----          -----    -----    ------
    Total interest-bearing liabilities    $ 1,926    (236)    1,690          1,068    1,335     2,403
                                          =======     ===     -----          =====    =====    ------

Net interest income                                             628                            (1,131)
                                                              =====                            ======

<F1>  Includes securities available for sale and securities held to maturity at June 30, 1995.


Weighted Average Yields
--------------------------------------------------------------------------------

                                                              At June 30,
                                               -----------------------------------------
                                               1997     1996     1995     1994     1993
                                               ----     ----     ----     ----     ----

Weighted average yield on:
  Loans receivable                             8.28%    8.17%    8.13%    8.02%    8.66%
  Securities available for sale                6.88%    6.11%    5.72%     n/a      n/a
  Securities held to maturity                   n/a      n/a     5.97%    5.63%    5.98%
  FHLB stock                                   7.25%    7.00%    6.63%    5.75%    4.50%
  Other interest-earning assets                6.11%    5.10%    6.03%    4.39%    3.04%
                                               -----------------------------------------

      Combined weighted average
       yield on interest-earning assets        7.99%    7.74%    7.48%    7.21%    7.30%
                                               =========================================

Weighted average rate paid on:
  Demand and NOW deposits                      2.54%    2.58%    2.58%    2.67%    3.35%
  Savings deposits                             3.00%    3.00%    3.00%    3.00%    3.50%
  Certificate accounts                         5.91%    5.94%    6.03%    5.28%    5.81%
  Short-term repurchase agreements             5.96%    4.16%     n/a      n/a      n/a
  Long-term repurchase agreements              6.10%     n/a      n/a      n/a      n/a
  Short-term borrowings                        5.61%    5.45%     n/a     4.52%     n/a
  Long-term borrowings                          n/a      n/a      n/a      n/a     2.92%
                                               -----------------------------------------

      Combined weighted average rate
       paid on interest-bearing liabilities    4.93%    4.79%    4.82%    4.15%    4.55%
                                               =========================================

Spread                                         3.06%    2.95%    2.66%    3.06%    2.75%
                                               =========================================


Asset/Liability Management

Asset/liability management is the measurement and analysis of the Bank's exposure to changes in the interest rate environment. The Bank is subject to interest rate risk to the extent its liabilities reprice more rapidly than its assets. The Bank manages this risk on a continuing basis through the use of a number of strategies as an ongoing part of its business plan. The Company's asset/liability committee, which includes senior mangement representatives, meets quarterly. Objectives include monitoring and methods of managing the rate sensitivity and repricing characteristics of the balance sheet components consistent with maintaining acceptable levels of net interest income. The Bank's asset and liability program defined by the Board of Directors is designed to minimize the impact of significant changes in interest rates on net interest income. Strategies include attempting to market variable-rate loans, growth in the consumer loan portfolio which tend to have shorter terms to maturity, maintaining a substantial portion of the securities portfolio in products having adjustable rates, and utilizing deposit promotions in an effort to extend the term to maturity of its liabilities.

A significant part of the Bank's asset/liability management is focusing on originating a portion of its one-to-four family loans as adjustable-rate mortgage loans (ARMs). Despite the decline in ARM originations prior to fiscal year 1996 as a result of the decline in market interest rates, which creates a greater demand for fixed-rate loans, current year ARM originations increased 42.9%, or $7.2 million over fiscal year 1996. Adjustable-rate originations totaled $24.2 million, or 20.4% of originations in fiscal year 1997 compared to $17.0 million, or 13.0% of originations in fiscal year 1996. At June 30, 1997, loans with an adjustable rate feature totaled $95.4 million, or 20.1% of the gross loan portfolio.

In order to consolidate its customer base and reduce interest rate risk while maintaining adequate returns, the Bank has increased its investment in consumer loans over the past several years. While consumer loans are believed to have a greater risk of default than mortgage loans, consumer loans are typically much shorter in duration than mortgage loans which serves to reduce interest rate risk. Over the past five years, the fixed-rate consumer loan portfolio has grown from $23.8 million, or 7.5% of gross loans at June 30, 1992 to $52.0 million, or 13.7% of gross loans at June 30, 1997. Furthermore, the Bank began offering a variable-rate home-equity line of credit product during fiscal year 1994 which had grown to an outstanding balance of $2.8 million at June 30, 1997. Management intends to continue to expand the Bank's consumer loan portfolio over the next several years.

Over the past fiscal year, the Bank increased its investments in adjustable-rate securities in an attempt to reduce interest rate risk. At June 30, 1997, the market value of adjustable-rate mortgage-backed securities totaled $25.0 million, or 22.3% of the total securities portfolio compared to a market value of $694,000, or 0.6% of the total securities portfolio at June 30, 1996. Management intends to continue its investments in adjustable-rate securities as attractive yields and cash flow are available.

The Company's management may, at times place greater emphasis on maximizing net interest margin rather than merely concentrating on interest rate risk depending on the relationship between short- and long-term interest rates, market conditions and consumer preference. Management believes that increased net income resulting from a moderate contrast between the maturity of its assets and liabilities can provide high enough returns to justify the increased risk exposure during periods of stable interest rates. The Company's net interest margin was 3.89% for both the years ended June 30, 1997 and 1996. Management has established limits on the amount of its interest rate risk exposure, however, there can be no assurance that management's efforts to limit interest rate risk will be successful.

One measure of exposure to interest rate risk is gap analysis. A negative gap for a given period means that the amount of interest-earning assets maturing or otherwise repricing within such period is less than the amount of interest-bearing liabilities maturing or otherwise repricing within the same period. Accordingly, in a declining interest rate environment, an institution with a negative gap generally experiences a greater decrease in the cost of its liabilities than in the yield on its assets. Conversely, a rising interest rate environment will generally have an unfavorable impact on an institution with a negative gap because its cost of funds will generally increase more than the yield on its assets. Changes in interest rates generally have the opposite effect on an institution with a positive gap. The Company's one year gap was (7.9%) at June 30, 1997, (16.5%) at June 30, 1996 and (4.8%) at June 30, 1995. The reduced level of interest rate risk at June 30, 1997 compared to June 30, 1996, measured under gap analysis, was due to an increase in assets maturing or otherwise repricing in one year or less totaling $16.0 million (due to an increase in loans and securities repricing during that period) and a decrease in liabilities maturing or otherwise repricing in one year or less totaling $31.6 million (due primarily to a decline in certificates repricing during that period, partially offset by increased short-term borrowings). The increased level of interest rate risk at June 30, 1996 compared to June 30, 1995, measured under gap analysis, was due to an increase in liabilities maturing or otherwise repricing in one year or less totaling $74.7 million (due particularly to an increase in time deposits maturing during that period and repurchase agreements that mature overnight). There were no repurchase agreements outstanding at June 30, 1995. The June 30, 1996 increase in liabilities maturing in one year or less was partially offset by an increase in assets maturing or otherwise repricing during the same period totaling $7.3 million (due to higher annual prepayment rate assumptions on loans offset by a decrease in securities and mortgage-backed securities repricing during that period).

The table on page 16 sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at June 30, 1997 and the interest rate sensitivity "gap" percentages at the dates indicated based on the assumptions that follow. The interest rate sensitivity gap is defined as the amount by which assets repricing within the respective periods exceed liabilities repricing within such periods. Fixed- and adjustable-rate one-to-four family mortgage loans are assumed to prepay at a rate of 20% per year. Multi-family, commercial real estate, development loans and consumer loans are assumed to prepay at a rate of 15% per year. Passbook accounts, money market deposit accounts and transaction accounts are assumed to decay at an annual rate of 40% each year for the periods shown. Loan amounts are calculated gross of deferred loan fees and loss reserves. The table also provides information about the Company's other financial instruments that are sensitive to interest rate changes.



Gap Analysis
----------------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                               Expected Maturity/Repricing Date
                                                                                                                            Fair
                                                 1998       1999      2000      2001      2002     Thereafter    Total    Value(3)
----------------------------------------------------------------------------------------------------------------------------------

Fixed rate one-to-four family, multi-family,
 commercial real estate and construction and
 development loans                             $  70,713    55,929    44,152    34,628    26,780     86,841     319,043   314,204
Weighted average yield                              8.12%     8.13%     8.14%     8.14%     8.12%      8.12%       8.12%

Adjustable rate one-to-four family,
 multi-family, commercial real estate and
 construction and development loans (1)           47,052    40,165     5,402         -         -          -      92,619    95,429
Weighted average yield                              7.85%     7.87%     9.09%        -         -          -        7.93%

Fixed rate consumer loans                         15,483    12,679    10,324     7,375     3,418      2,734      52,013    52,263
Weighted average yield                              9.79%     9.79%     9.79%     9.62%     9.19%      9.19%       9.70%

Adjustable rate consumer loans (1)                 2,814         -         -         -         -          -       2,814     2,814
Weighted average yield                              9.50%        -         -         -         -          -        9.50%

Securities and other (2)                          48,764    13,494     3,982     5,563     5,290     45,245     122,338   122,507
Weighted average yield                              6.24%     6.28%     7.36%     7.11%     6.99%      7.38%       6.77%
                                               ----------------------------------------------------------------------------------

      Total interest-earning assets              184,826   122,267    63,860    47,566    35,488    134,820     588,827   587,217
                                               ----------------------------------------------------------------------------------

Savings deposits and money market accounts        52,164    52,159    26,074         -         -          -     130,397   130,397
Weighted average rate                               2.99%     2.99%     2.99%        -         -          -        2.99%

Demand and NOW deposits                           12,492    12,494     6,250         -         -          -      31,236    31,236
Weighted average rate                               2.23%     2.23%     2.23%        -         -          -        2.23%

Certificates                                     132,906    78,474    44,963    11,976    19,104      1,168     288,591   289,079
Weighted average rate                               5.60%     5.98%     6.45%     6.00%     6.35%      7.08%       5.91%

Repurchase agreements                              7,307         -         -         -    25,000          -      32,307    32,384
Weighted average rate                               5.96%        -         -         -      6.10%         -        6.07%

Borrowed funds                                    27,455         -         -         -         -          -      27,455    27,455
Weighted average rate                               5.61%        -         -         -         -          -        5.61%
                                               ----------------------------------------------------------------------------------

      Total interest-bearing liabilities         232,324   143,127    77,287    11,976    44,104      1,168     509,986   510,551
                                               ----------------------------------------------------------------------------------

Interest-earning assets less interest-
 bearing liabilities                           $ (47,498)  (20,860)  (13,427)   35,590    (8,616)   133,652      78,841
                                               ========================================================================

Cumulative interest-rate sensitivity gap       $ (47,498)  (68,358)  (81,785)  (46,195)  (54,811)    78,841
                                               ============================================================

Cumulative interest-rate gap as a percentage
 of total assets at June 30, 1997                  -7.9%    -11.4%    -13.6%     -7.7%     -9.1%      13.2%
                                               ============================================================

Cumulative interest-rate gap as a percentage
 of total assets at June 30, 1996                 -16.5%
                                               =========

Cumulative interest-rate gap as a percentage
 of total assets at June 30, 1995                  -4.8%
                                               =========

--------------------
<F1>  Adjustable rate mortgage (ARM) and consumer loans are shown at repricing dates for GAP analysis purposes. ARM's have a weighted average rate to maturity (WARM) of 266 months and adjustable rate consumer loans have a WARM of 20 months.

<F2>  Securities available for sale are shown at amortized cost.

<F3>  Fair value of loans are gross of deferred fees and allowance for loan losses.



The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically based on an index; (2) as asset, such as a mortgage loan, may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

Certain shortcomings are inherent in the method of analysis presented in the foregoing table. For example, although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable rate loans, have features that restrict changes in interest rates on a short-term basis and over the life of the asset. Further, in the event of a change in interest rates, prepayment and early withdrawal levels would likely deviate significantly from those assumed in calculating the table. Finally, the ability of many borrowers to service their debt may decrease in the event of an interest rate increase.


Liquidity and Capital Resources

In general terms, liquidity is a measurement of the Company's ability to meet its cash needs. For example, the Company's objective is to maintain the ability to meet loan commitments, purchase securities or to repay deposits and other liabilities in accordance with their terms without an adverse impact on current or future earnings. The Company's principal sources of funds are deposits, amortization and prepayments of loans, maturities, sales and principal receipts of securities, borrowings, repurchase agreements and operations.

Federal regulations require the Bank to maintain minimum levels of liquid assets. The required percentage varies based on economic conditions and savings flows and is currently 5% of net withdrawable savings deposits and borrowings payable on demand or in one year or less during the preceding calendar month. Liquid assets for purposes of this ratio include cash, certain time deposits, U.S. Government, government agency and corporate securities and other obligations generally having remaining maturities of less than five years. The Bank's liquidity ratio was 5.1% at June 30, 1997 compared to 7.6% and 20.0% at June 30, 1996 and 1995, respectively. The reduction in the Bank's liquidity over the past two years was due primarily to an increase in the loan portfolio, increased short-term borrowings that were used to purchase adjustable-rate mortgage-backed securities with maturities greater than five years and cash and security dividends to the Company. Management believes that the Bank's current liquidity position is adequate and it will be able to meet anticipated funding requirements as they occur.

Liquidity management is both a daily and long-term responsibility of management. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objective of its asset/liability management program. Along with its liquid assets, the Bank has additional sources of liquidity available including, but not limited to, loan repayments, the ability to obtain deposits through offering above market interest rates and a $20 million line of credit with FHLB. At June 30, 1997 and 1996, the Bank had outstanding FHLB line of credit advances of $2.5 million and $1.2 million, respectively.

On May 14, 1997, the Office of Thrift Supervision (OTS) proposed to lower the minimum liquid asset requirement from 5% to 4% of an institution's liquidity base. The proposed change would increase regulatory flexibility and reduce the burden on savings associations, such as the Bank. In addition, the OTS would streamline the calculations used to measure compliance with the liquidity requirements, expand the types of assets that can be considered liquid and reduce the liquidity base by modifying the definition of "net withdrawable account." Under the proposal, simply meeting the minimum liquidity requirement does not automatically mean a thrift institution holds sufficient liquid assets to support safe and sound operations. Therefore, the OTS would add a new regulatory requirement that all savings associations maintain a prudent level of liquidity. Management does not expect the proposal to affect the Bank's compliance with respect to maintaining adequate liquidity levels.

The primary investment activities of the Bank and/or Company are originating loans and purchasing securities. Increases in the Bank's loans receivable used $22.1 million, $36.6 million and $27.7 million of funds during fiscal years 1997, 1996 and 1995, respectively. The growth in the Company's securities portfolio used $1.4 million during fiscal year 1997 and the decline in the securities portfolio provided $33.0 million and $34.9 million during fiscal years 1996 and 1995, respectively. During periods of general interest rate decline, the Bank would be expected to experience increased loan prepayments, which would likely be reinvested at lower interest rates. During a period of increasing interest rates, loan prepayments would be expected to decline, reducing funds available for investment at higher interest rates.

The primary financing activities of the Bank are deposits, repurchase agreements and borrowings. Declines in deposit accounts used $6.1 million and $5.6 million during fiscal years 1997 and 1996, respectively, and growth in deposit accounts provided $5.8 million during fiscal year 1995. Repurchase agreements provided $25.7 million and $6.6 million during fiscal years 1997 and 1996, respectively. The Bank did not enter into repurchase agreements during fiscal year 1995. Borrowed funds provided $26.3 million and $1.2 million during fiscal years 1997 and 1996, respectively, and used $8.1 million during fiscal year 1995.

Total stockholders' equity declined $19.7 million during the year ended June 30, 1997. Components of the decline were comprised largely of share repurchases of the Holding Company's stock and dividends paid. These declines were partially offset by net income, amortization of employee benefit expenses and stock option exercises. See "Changes in Financial Condition" contained in this Annual Report for a detailed analysis of stockholders' equity for fiscal year 1997. Total stockholders' equity declined $4.5 million during the year ended June 30, 1996. The 1996 decline was primarily due to the repurchase of 524,315 shares of the Holding Company's stock during the year at an average price of $22.47 per share (totaling $11.8 million), dividend payments totaling $2.8 million and an increase in the net unrealized loss on securities available for sale totaling $542,000. The 1996 decline was partially offset by net income for the year ended June 30, 1996 of $6.9 million and stock option exercises totaling $1.8 million.

Federal regulations require savings institutions to maintain certain minimum levels of regulatory capital. Regulations require tangible capital divided by total adjusted assets to be at least 1.5%. The regulations also require core capital divided by total adjusted assets to be at least 3.0% and risk-based capital divided by risk-weighted assets must be at least 8.0%. The regulations define tangible, core and risk-based capital as well as total adjusted assets and risk-weighted assets. At June 30, 1997, the Bank's tangible, core and risk-based capital ratios were 9.6%, 9.6% and 17.0%, respectively, each in excess of the minimum levels required by regulation (see Note 8 of the Notes to Consolidated Financial Statements).

Dividends paid by the Holding Company are substantially provided from dividends from the Bank, which must be approved by the Office of Thrift Supervision (OTS). During the year ended June 30, 1997, the Bank received OTS approval for and paid cash dividends to the Holding Company totaling $4.5 million. This compares to fiscal year 1996 dividends totaling $4.0 million, comprised of $3.1 million in securities and related accrued interest and $900,000 in cash, and fiscal year 1995 dividends totaling $10.9 million, comprised of $4.1 million in securities and related accrued interest and $6.8 million in cash.


Impact of Inflation and Changing Prices

The Consolidated Financial Statements and Notes thereto presented herein have been prepared in accordance with generally accepted accounting principles, which require the measurement of financial position and operating results in terms of historical dollars without considering the change in the relative purchasing power of money over time due to inflation. The impact of inflation is reflected in the increased cost of the Bank's operations. Unlike most industrial companies, nearly all the assets and liabilities of the Company are monetary. As a result, interest rates have a greater impact on the Company's performance than do the effects of general levels of inflation. Interest rates do not necessarily move in the same direction or to the same extent as the price of goods and services.


Quarterly Earnings Summary
-------------------------------------------------------------------------------
FFY Financial Corp. and Subsidiary
(Dollars in Thousands Except Per Share Data)


Quarter ended fiscal 1997                                 September 30    December 31    March 31    June 30
------------------------------------------------------------------------------------------------------------

Total interest income                                       $11,209         11,588        11,418     11,709
Total interest expense                                        5,566          5,927         6,021      6,219
------------------------------------------------------------------------------------------------------------

Net interest income                                           5,643          5,661         5,397      5,490
Provision for loan losses                                       155            198           208        126
------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses           5,488          5,463         5,189      5,364
Non-interest income                                             219            219           232        268
Gain (loss) on sale of securities available for sale           (543)           173            24         25
Non-interest expense                                         (5,953)        (3,014)       (2,647)    (2,764)
------------------------------------------------------------------------------------------------------------

Income (loss) before federal income taxes                      (789)         2,841         2,798      2,893
Federal income tax expense (benefit)                           (293)           940           887        886
------------------------------------------------------------------------------------------------------------

Net income (loss)                                           $  (496)         1,901         1,911      2,007
------------------------------------------------------------------------------------------------------------

Earnings (loss) per common and common equivalent share      $ (0.10)          0.39          0.47       0.50
------------------------------------------------------------------------------------------------------------


Quarter ended fiscal 1996                                 September 30    December 31    March 31    June 30
------------------------------------------------------------------------------------------------------------

Total interest income                                       $10,848         10,883        10,944     11,041
Total interest expense                                        5,603          5,554         5,508      5,468
------------------------------------------------------------------------------------------------------------

Net interest income                                           5,245          5,329         5,436      5,573
Provision for loan losses                                        76             73            77         99
------------------------------------------------------------------------------------------------------------

Net interest income after provision for loan losses           5,169          5,256         5,359      5,474
Non-interest income                                             255            278           268        269
Gain on sale of securities available for sale                     -             17             4          9
Non-interest expense                                         (2,942)        (2,857)       (3,263)    (2,929)
------------------------------------------------------------------------------------------------------------

Income before federal income taxes                            2,482          2,694         2,368      2,823
Federal income tax expense                                      830            918           790        927
------------------------------------------------------------------------------------------------------------

Net income                                                  $ 1,652          1,776         1,578      1,896
------------------------------------------------------------------------------------------------------------

Earnings per common and common equivalent share             $  0.32           0.35          0.32       0.39
------------------------------------------------------------------------------------------------------------


First Federal Savings Bank of Youngstown Office Locations
-------------------------------------------------------------------------------

Phone Number     (330) 726-3396 connects all offices except
                 Howland (330) 856-5566

Main Office      (pictured in background)
                 724 Boardman-Poland Road
                 P.O. Box 3300
                 Youngstown, Ohio 44513-3300

Branch Offices   Downtown
                 25 Market Street
                 Suite 3
                 Youngstown, Ohio 44503

                 Westside
                 4390 Mahoning Avenue
                 Youngstown, Ohio 44515

                 Southside
                 3900 Market Street
                 Youngstown, Ohio 44512

                 Northside
                 600 Gypsy Lane
                 Youngstown, Ohio 44505

                 Logan Way
                 4423 Logan Way
                 Youngstown, Ohio 44505

                 Poland
                 30 South Main Street
                 Poland, Ohio 44514

                 Canfield
                 2 South Broad Street
                 Canfield, Ohio 44406

                 Canfield Drive-up
                 352 W. Main Street
                 Canfield, Ohio 44406

                 Cornersburg
                 3516 S. Meridian Road
                 Youngstown, Ohio 44511

                 New Middletown
                 10416 Main Street
                 New Middletown, Ohio 44442

                 Howland Loan Office
                 5000 E. Market Street, Suite 16
                 Warren, Ohio 44484



FFY Financial Corp. and Subsidiary
Consolidated Financial Statements
June 30, 1997 and 1996

(With Independent Auditors' Report Thereon)


                     FFY FINANCIAL CORP. and Subsidiary

                              Table of Contents
                              -----------------


Consolidated Statements of Financial Condition
  June 30, 1997 and 1996

Consolidated Statements of Income
  Years ended June 30, 1997, 1996, and 1995

Consolidated Statements of Changes in Stockholders' Equity
  Years ended June 30, 1997, 1996, and 1995

Consolidated Statements of Cash Flows
  Years ended June 30, 1997, 1996, and 1995

Notes to Consolidated Financial Statements
  June 30, 1997, 1996, and 1995

Independent Auditors' Report



                     FFY FINANCIAL CORP. and Subsidiary

               Consolidated Statements of Financial Condition

                           June 30, 1997 and 1996

                             Assets                                    1997            1996
                             ------                                    ----            ----

Cash                                                               $  3,631,798      3,374,031
Interest-bearing deposits                                             6,215,957      4,888,366
Short-term investments                                                  160,000             --
                                                                   ---------------------------
      Total cash and cash equivalents                                10,007,755      8,262,397
Securities available for sale                                       112,036,159    109,835,614
Loans receivable, net of allowance for loan losses of
 $2,961,810 and $3,439,305, respectively                            460,711,635    438,789,657
Interest and dividends receivable on securities                       1,239,988      1,845,835
Interest receivable on loans                                          2,524,542      2,312,575
Federal Home Loan Bank stock, at cost                                 4,094,500      3,773,800
Office properties and equipment, net                                  7,797,721      7,973,576
Other assets                                                            837,075      2,808,873
                                                                   ---------------------------
      Total assets                                                 $599,249,375    575,602,327
                                                                   ===========================

              Liabilities and Stockholders' Equity
              ------------------------------------

Deposits                                                           $450,223,793    456,540,807
Securities sold under agreements to repurchase
  Short-term                                                          7,307,248      6,639,553
  Long-term                                                          25,000,000             --
Borrowed funds                                                       27,455,000      1,200,000
Advance payments by borrowers for taxes and insurance                 2,313,090      2,279,624
Other payables and accrued expenses                                   4,776,028      7,021,490
                                                                   ---------------------------
      Total liabilities                                             517,075,159    473,681,474

Commitments and Contingencies

Stockholders' equity
  Preferred stock, $.01 par value; authorized 5,000,000 shares,
   none outstanding                                                          --             --
  Common stock, $.01 par value; authorized 15,000,000 shares,
   issued 6,630,000 shares                                               66,300         66,300
  Additional paid-in capital                                         64,506,573     63,529,201
  Retained earnings, substantially restricted                        74,599,977     72,165,978
  Treasury stock, at cost (2,485,160 and 1,548,802 shares,
   respectively)                                                    (53,387,258)   (28,492,183)
  Unrealized gain (loss) on securities available for sale,
   net of federal income tax of $57,000 and ($448,000),
   respectively                                                         111,796       (869,461)
  Common stock purchased by
    Employee Stock Ownership and 401(k) Plan                         (3,441,382)    (3,865,692)
    Recognition and Retention Plans                                    (281,790)      (613,290)
                                                                   ---------------------------
      Total stockholders' equity                                     82,174,216    101,920,853
                                                                   ---------------------------
      Total liabilities and stockholders' equity                   $599,249,375    575,602,327
                                                                   ===========================


See accompanying notes to consolidated financial statements.


                      FFY FINANCIAL CORP. and Subsidiary

                      Consolidated Statements of Income

                  Years ended June 30, 1997, 1996, and 1995

                                                              1997           1996          1995
                                                              ----           ----          ----

Interest income
  Loans                                                   $ 38,417,621    35,663,968    33,114,856
  Securities available for sale                              6,552,936     7,072,955     8,487,416
  Securities held to maturity                                       --       374,084       424,204
  Federal Home Loan Bank stock                                 278,841       257,749       228,768
  Other interest-earning assets                                675,843       347,498       188,390
                                                          ----------------------------------------
      Total interest income                                 45,925,241    43,716,254    42,443,634

Interest expense
  Deposits                                                  21,699,053    22,061,881    19,500,583
  Securities sold under agreements to repurchase
    Short-term                                                 483,448        41,941            --
    Long-term                                                  559,167            --            --
  Borrowed funds                                             1,082,015        29,887       229,373
                                                          ----------------------------------------
      Total interest expense                                23,823,683    22,133,709    19,729,956
                                                          ----------------------------------------
      Net interest income                                   22,101,558    21,582,545    22,713,678
Provision for loan losses                                      687,642       324,870       403,450
                                                          ----------------------------------------
      Net interest income after provision for
       loan losses                                          21,413,916    21,257,675    22,310,228
Noninterest income
  Service charges                                              563,443       522,201       429,474
  Gain (loss) on sale of securities available for sale        (320,290)       29,901       (17,374)
  Other                                                        375,217       548,082       428,150
                                                          ----------------------------------------
      Total noninterest income                                 618,370     1,100,184       840,250
                                                          ----------------------------------------

Noninterest expense
  Salaries and employee benefits                             5,883,557     6,262,755     5,814,266
  Net occupancy and equipment                                1,644,858     1,676,561     1,692,889
  Insurance and bonding                                      3,839,783     1,289,153     1,284,901
  State and local taxes                                      1,085,987     1,045,661     1,158,516
  Other                                                      1,834,158     1,716,747     1,838,043
                                                          ----------------------------------------
      Total noninterest expense                             14,288,343    11,990,877    11,788,615
                                                          ----------------------------------------
      Income before federal income taxes                     7,743,943    10,366,982    11,361,863
Federal income taxes                                         2,420,000     3,465,000     3,872,000
                                                          ----------------------------------------
      Net income                                          $  5,323,943     6,901,982     7,489,863
                                                          ========================================
Earnings per common and common equivalent share           $       1.19          1.37          1.33
                                                          ========================================


See accompanying notes to consolidated financial statements.


                     FFY FINANCIAL CORP. and Subsidiary

         Consolidated Statements of Changes in Stockholders' Equity

                  Years ended June 30, 1997, 1996, and 1995

                                                                               Common Stock
                                                                          ----------------------
                                                                            Shares
                                                                          Outstanding    Amount
                                                                          -----------    ------

Balance at June 30, 1994                                                   5,988,216     $66,300

Cumulative effect of adoption of SFAS No. 115                                     --          --
Net income                                                                        --          --
Dividends paid, $.475 per share                                                   --          --
Treasury stock purchased                                                    (584,891)         --
Stock options exercised                                                       24,387          --
Amortization of ESOP expense                                                      --          --
Amortization of RRP stock awards                                                  --          --
Tax benefit related to RRP stock awards                                           --          --
Tax benefit related to exercise of stock options                                  --          --
Difference between average fair value per share and cost per
 share on ESOP shares committed to be released                                    --          --
Change in unrealized (loss) on securities available for sale, net                 --          --
                                                                           ---------------------
Balance at June 30, 1995                                                   5,427,712      66,300

Net income                                                                        --          --
Dividends paid, $.575 per share                                                   --          --
Treasury stock purchased                                                    (524,315)         --
Stock options exercised                                                      179,801          --
Common stock used to exercise options                                         (2,000)         --
Amortization of ESOP expense                                                      --          --
Amortization of RRP stock awards                                                  --          --
Tax benefit related to RRP stock awards                                           --          --
Tax benefit related to exercise of stock options                                  --          --
Difference between average fair value per share and cost per
 share on ESOP shares committed to be released                                    --          --
Change in unrealized (loss) on securities available for sale, net                 --          --
                                                                           ---------------------
Balance at June 30, 1996                                                   5,081,198      66,300

Net income                                                                        --          --
Dividends paid, $.675 per share                                                   --          --
Treasury stock purchased                                                    (994,210)         --
Stock options exercised                                                       59,352          --
Common stock used to exercise options                                         (1,500)         --
Amortization of ESOP expense                                                      --          --
Amortization of RRP stock awards                                                  --          --
Tax benefit related to RRP stock awards                                           --          --
Tax benefit related to exercise of stock options                                  --          --
Difference between average fair value per share and cost per
 share on ESOP shares committed to be released                                    --          --
Change in unrealized gain (loss) on securities available for sale, net            --          --
                                                                           ---------------------
Balance at June 30, 1997                                                   4,144,840     $66,300
                                                                           =====================


See accompanying notes to consolidated financial statements.



                                                                    Common Stock
                                                                    Purchased By
                                             Unrealized      --------------------------
                                             Gain (Loss)      Employee      Recognition
Additional                                  on Securities    Stock Own-         and
 Paid-In       Retained       Treasury      Available for    ership and      Retention
 Capital       Earnings        Stock          Sale, Net      401(k) Plan       Plans          Total
----------     --------       --------      -------------    -----------    -----------       -----

63,676,247    63,117,165     (9,287,526)             --      (4,768,532)    (1,970,052)    110,833,602
        --            --             --      (1,945,945)             --             --      (1,945,945)
        --     7,489,863             --              --              --             --       7,489,863
        --    (2,561,559)            --              --              --             --      (2,561,559)
        --            --    (11,013,105)             --              --             --     (11,013,105)
  (127,543)           --        371,413              --              --             --         243,870
        --            --             --              --         460,160             --         460,160
        --            --             --              --              --        681,948         681,948
   167,076            --             --              --              --             --         167,076
    59,788            --             --              --              --             --          59,788

   366,081            --             --              --              --             --         366,081
        --            --             --       1,618,319              --             --       1,618,319
------------------------------------------------------------------------------------------------------
64,141,649    68,045,469    (19,929,218)       (327,626)     (4,308,372)    (1,288,104)    106,400,098
        --     6,901,982             --              --              --             --       6,901,982
        --    (2,781,473)            --              --              --             --      (2,781,473)
        --            --    (11,783,245)             --              --             --     (11,783,245)
(1,464,270)           --      3,262,280              --              --             --       1,798,010
        --            --        (42,000)             --              --             --         (42,000)
        --            --             --              --         442,680             --         442,680
        --            --             --              --              --        674,814         674,814
   224,508            --             --              --              --             --         224,508
   101,932            --             --              --              --             --         101,932

   525,382            --             --              --              --             --         525,382
        --            --             --        (541,835)             --             --        (541,835)
------------------------------------------------------------------------------------------------------
63,529,201    72,165,978    (28,492,183)       (869,461)     (3,865,692)      (613,290)    101,920,853
        --     5,323,943             --              --              --             --       5,323,943
        --    (2,889,944)            --              --              --             --      (2,889,944)
        --            --    (25,982,802)             --              --             --     (25,982,802)
  (532,457)           --      1,125,977              --              --             --         593,520
        --            --        (38,250)             --              --             --         (38,250)
        --            --             --              --         424,310             --         424,310
        --            --             --              --              --        331,500         331,500
   296,657            --             --              --              --             --         296,657
   575,301            --             --              --              --             --         575,301

   637,871            --             --              --              --             --         637,871
        --            --             --         981,257              --             --         981,257
------------------------------------------------------------------------------------------------------
64,506,573    74,599,977    (53,387,258)        111,796      (3,441,382)      (281,790)     82,174,216
======================================================================================================


                     FFY FINANCIAL CORP. and Subsidiary

                    Consolidated Statements of Cash Flows

                  Years ended June 30, 1997, 1996, and 1995

                                                                        1997           1996           1995
                                                                        ----           ----           ----

Cash flows from operating activities
  Net income                                                        $  5,323,943      6,901,982      7,489,863
  Adjustments to reconcile net income to net cash
   provided by operating activities
    Depreciation                                                         909,632        954,646        932,445
    Amortization and accretion                                           406,691        936,630      1,509,086
    Deferred federal income taxes                                        696,000        (74,000)       207,000
    (Gain) loss on sale of securities                                    320,290        (29,901)        17,374
    Provision for loan losses                                            687,642        324,870        403,450
    Federal Home Loan Bank stock dividend                               (270,400)      (250,100)      (209,700)
    Decrease in interest receivable                                      393,880        194,029        212,845
    Tax benefits related to employee plans                               871,958        326,440        226,864
    Other, net                                                           895,238        566,563        241,609
                                                                    ------------------------------------------
      Net cash provided by operating activities                       10,234,874      9,851,159     11,030,836
                                                                    ------------------------------------------

Cash flows from investing activities
  Proceeds from maturity of securities available for sale             30,000,000     56,000,000     20,125,000
  Proceeds from sales of securities available for sale                44,044,024      5,350,377     23,141,251
  Purchase of securities available for sale                          (83,710,035)   (26,867,259)    (4,187,906)
  Purchase of securities held to maturity                                     --     (4,099,233)    (5,015,658)
  Purchase of Federal Home Loan Bank stock                               (50,300)            --             --
  Principal receipts on securities available for sale                  8,308,925      1,400,719             --
  Principal receipts on securities held to maturity                           --      1,227,662        847,659
  Net increase in loans                                              (22,119,550)   (36,575,292)   (27,696,893)
  Purchase of office properties and equipment                           (747,167)      (877,912)      (851,809)
  Other, net                                                              14,466         46,122        105,407
                                                                    ------------------------------------------
      Net cash provided by (used in) investing activities            (24,259,637)    (4,394,816)     6,467,051
                                                                    ------------------------------------------

Cash flows from financing activities
  Net increase (decrease) in deposits                                 (6,138,675)    (5,606,561)     5,801,003
  Net increase in securities sold under agreements to repurchase
    Short-term                                                           667,695      6,639,553             --
    Long-term                                                         25,000,000             --             --
  Net increase (decrease) in borrowed funds                           26,255,000      1,200,000     (8,125,000)
  Treasury stock purchases                                           (25,982,802)   (11,783,245)   (11,013,105)
  Dividends paid                                                      (2,889,944)    (2,781,473)    (2,561,559)
  Proceeds from stock options exercised                                  555,270      1,756,010        243,870
  Increase (decrease) in amounts due to bank                          (1,551,024)     1,452,469       (174,037)
  Other, net                                                            (145,399)       195,050         82,849
                                                                    ------------------------------------------
      Net cash provided by (used in) financing activities             15,770,121     (8,928,197)   (15,745,979)
                                                                    ------------------------------------------
Net increase (decrease) in cash and cash equivalents                   1,745,358     (3,471,854)     1,751,908
Cash and cash equivalents at beginning of year                         8,262,397     11,734,251      9,982,343
                                                                    ------------------------------------------
Cash and cash equivalents at end of year                            $ 10,007,755      8,262,397     11,734,251
                                                                    ==========================================

Supplemental disclosure of cash flow information
  Cash payments of interest expense                                 $ 23,716,934     21,986,359     19,562,604
  Cash payments of income taxes                                          780,000      2,855,000      3,350,000
                                                                    ==========================================

Supplemental schedule of noncash investing activities
  Real estate acquired through foreclosure                          $    479,854        251,849         82,078
  Real estate sales by loan issuance                                     455,400        282,000        103,800
                                                                    ==========================================


See accompanying notes to consolidated financial statements.


                     FFY FINANCIAL CORP. and Subsidiary

                 Notes to Consolidated Financial Statements

                        June 30, 1997, 1996, and 1995

(1)   Summary of Significant Accounting Policies
      ------------------------------------------

      (a)   Principles of Consolidation
            ---------------------------

            The consolidated financial statements include the accounts of the Company which include FFY Financial Corp. (FFY or Holding Company) and its wholly owned subsidiary, First Federal Savings Bank of Youngstown (First Federal or Bank). All significant intercompany balances and transactions have been eliminated in consolidation.

      (b)   Basis of Presentation
            ---------------------

            The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the consolidated statement of financial condition and revenues and expenses for the reporting period. Actual results could differ from those estimates.

      (c)   Cash and Cash Equivalents
            -------------------------

            The Company considers all highly liquid debt instruments with purchased maturities of three months or less to be cash equivalents. Cash equivalents include interest-bearing deposits and short-term investments (open-end repurchase agreements).

      (d)   Securities
            ----------

            Management determines the appropriate classification of securities at the time of purchase according to the provisions of Statement of Financial Accounting Standards (SFAS) No. 115, Accounting for Certain Investments in Debt and Equity Securities. Debt and equity securities, including mortgage-backed securities, are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of tax. Available-for-sale securities are those which management may decide to sell, if needed, for liquidity, asset/liability management, or other reasons.

            Gain or loss on the sale of securities is recognized using the specific identification method. Premiums and discounts are recognized in interest income using the interest method over the estimated life.

            On December 31, 1995, management took a permitted one-time opportunity to re-evaluate securities classification under SFAS No. 115 and reclassified securities with an amortized cost of $14,680,835 from held to maturity to available for sale. The unrealized loss at the time of the transfer was $26,871.

      (e)   Loans and Related Fees and Costs
            --------------------------------

            Loans receivable are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is accrued and credited to income as earned. The accrual of interest is discontinued generally when a loan is 90 days delinquent. Loans are returned to accrual status when the loan is determined to be performing in accordance with the applicable loan terms.

            Effective July 1, 1995, the Company adopted SFAS No. 114, Accounting by Creditors for Impairment of a Loan, and SFAS No. 118, Accounting by Creditors for Impairment of a Loan -- Income Recognition and Disclosures. These statements require that certain impaired loans be measured based on the present value of expected future cash flows discounted at the loan's effective interest rate or, as a practical expedient, at the loan's observable market price or fair value of the collateral if the loan is collateral-dependent. The adoption of SFAS No. 114 and SFAS No. 118 did not have a material impact on the Company's consolidated financial position or results of operations.

            Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield using the interest method over the estimated life of the related loans. Amortization of net deferred loan origination fees is discontinued when loans are placed on nonaccrual status.

      (f)   Office Properties and Equipment
            -------------------------------

            Land is carried at cost. Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets except leasehold improvements, which are depreciated using the straight-line method over the terms of the related leases.

      (g)   Provision for Loan Losses
            -------------------------

            The provision for loan losses charged to expense is based on management's judgment taking into consideration past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, and the estimated value of underlying collateral. While management uses the best information available to make these evaluations, future adjustments to the allowances may become necessary if economic conditions change substantially from the assumptions used in making the evaluations. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the reserve for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.

      (h)   Income Taxes
            ------------

            The Company files a consolidated federal income tax return.

            The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

      (i)   Earnings Per Share
            ------------------

            Earnings per share is calculated by dividing net income for the period by the weighted average number of shares of common stock outstanding during the period. Earnings per share has not been adjusted for the effect of stock options as the dilutive effect is less than 3 percent in any year.

            The weighted average number of shares of common stock and common stock equivalents outstanding during the years ended June 30, 1997, 1996, and 1995 was 4,463,819; 5,041,888; and 5,616,585,
            respectively.

      (j)   Effect of New Financial Accounting Standards
            --------------------------------------------

            In June 1996, the Financial Accounting Standards Board (FASB) issued SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities. SFAS No. 125 establishes the accounting for certain financial asset transfers, including securitization transactions, and is effective for transactions entered into on or after January 1, 1997. The adoption of SFAS No. 125 did not have a material impact on the Company's consolidated financial position or results of operations.

            In February 1997, the FASB issued SFAS No. 128, Earnings per Share, which supersedes Accounting Principles Board Opinion No. 15, Earnings per Share, and replaces the presentation of primary and fully diluted earnings per share with basic and diluted earnings per share. SFAS No. 128 was issued to simplify the computation of earnings per share and make the U.S. standard more compatible with the earnings per share standards of other countries and that of the International Accounting Standards Committee. SFAS No. 128 is effective for financial statements for both interim and annual periods ending after December 15, 1997. Earlier application is not permitted. The unaudited pro forma earnings per share of the Company based on SFAS No. 128 are as follows:

                                                           Income          Shares        Per-Share
                                                         (Numerator)    (Denominator)     Amount
                                                         -----------    -------------    ---------

            Year ended June 30, 1997
              Basic earnings per share -- income
               available to common stockholders          $5,323,943       4,325,228        $1.23
                                                                                           =====
              Effect of dilutive securities -- stock
               options                                           --         182,633
                                                         --------------------------
              Diluted earnings per share -- income
               available to common stockholders          $5,323,943       4,507,861        $1.18
                                                         =======================================

            Year ended June 30, 1996
              Basic earnings per share -- income
               available to common stockholders          $6,901,982       4,837,468        $1.43
                                                                                           =====
              Effect of dilutive securities -- stock
               options                                           --         247,851
                                                         --------------------------
              Diluted earnings per share -- income
               available to common stockholders          $6,901,982       5,085,319        $1.36
                                                         =======================================
            Year ended June 30, 1995
              Basic earnings per share -- income
               available to common stockholders          $7,489,863       5,392,137        $1.39
                                                                                           =====
              Effect of dilutive securities -- stock
               options                                           --         201,086
                                                         --------------------------
              Diluted earnings per share -- income
               available to common stockholders          $7,489,863       5,593,223        $1.34
                                                         =======================================

            In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain information about operating segments. Also required is certain information about products and services, geographic areas in which an enterprise operates, and any major customers. SFAS No. 131 is effective after December 15, 1997. Management does not expect the implementation of SFAS No. 131 to have a material impact on the Company's consolidated financial position or results of operations.

      (k)   Reclassifications
            -----------------

            Certain amounts in the 1996 and 1995 consolidated financial statements have been reclassified to conform with the 1997 presentation.

(2)   Securities
      ----------

      A summary of securities available for sale is as follows:

                                                         Gross         Gross
                                        Amortized      Unrealized    Unrealized
                                          Cost           Gains         Losses       Fair Value
                                        ---------      ----------    ----------     ----------

      June 30, 1997
        U.S. Government obligations    $  2,004,933          --          (5,245)      1,999,688
        Federal agency obligations       24,975,178      42,456        (135,597)     24,882,037
        Mortgage-backed securities       75,718,129     178,522        (222,344)     75,674,307
        Tax-exempt securities             7,415,773      67,346          (7,567)      7,475,552
        Equity securities                   753,350     177,550         (25,325)        905,575
        Other securities                  1,000,000      99,000              --       1,099,000
                                       --------------------------------------------------------
            Totals                     $111,867,363     564,874        (396,078)    112,036,159
                                       ========================================================

                                                         Gross         Gross
                                        Amortized      Unrealized    Unrealized
                                          Cost           Gains         Losses       Fair Value
                                        ---------      ----------    ----------     ----------

      June 30, 1996
        U.S. Government obligations    $ 37,011,236      40,388        (410,999)     36,640,625
        Federal agency obligations       53,002,807     111,671        (690,728)     52,423,750
        Mortgage-backed securities       16,397,785          --        (362,890)     16,034,895
        Tax-exempt securities             4,263,613       1,816         (41,897)      4,223,532
        Equity securities                   477,634      42,062          (6,884)        512,812
                                       --------------------------------------------------------
            Totals                     $111,153,075     195,937      (1,513,398)    109,835,614
                                       ========================================================


      Federal agency obligations consist of Federal National Mortgage Association (FNMA), Federal Home Loan Bank (FHLB), and Federal Home Loan Mortgage Corporation (FHLMC) securities. Mortgage-backed securities consist of FNMA, FHLMC, and Government National Mortgage Association (GNMA) pass-through certificates. Tax-exempt securities consist of obligations of school and city districts and general obligations of various cities and municipalities.

      The amortized cost and fair values of debt securities available for sale at June 30, 1997, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have a contractual maturity.

                                                   Amortized
                                                     Cost         Fair Value
                                                   ---------      ----------

            Within one year                       $ 13,611,656     13,626,539
            After one year through five years       17,490,208     17,411,136
            After five years through ten years      18,778,089     18,663,693
            After ten years                         61,234,060     61,429,216
                                                  ---------------------------
                                                  $111,114,013    111,130,584
                                                  ===========================


      The weighted average tax-equivalent annual yield of securities available for sale at June 30, 1997 and 1996, was 6.88 percent and
      6.11 percent, respectively.

      Gross proceeds from sales of securities available for sale during the years ended June 30, 1997, 1996, and 1995 totaled $44,044,024;
      $5,350,377; and $23,141,251, respectively. Gross realized gains and losses on sales of securities available for sale totaled $133,222 and $453,512, respectively, during the year ended June 30, 1997; $37,874 and $7,973, respectively, during the year ended June 30, 1996; and $17,749 and $35,123, respectively, during the year ended June 30, 1995.

(3)   Loans Receivable
      ----------------

      Following is a summary of loans receivable at June 30, 1997 and 1996:

                                                          1997           1996
                                                          ----           ----

        First mortgage loans
          Secured by one-to-four family residences    $349,052,874    334,307,505
          Secured by other properties                   16,294,053     15,934,071
          Commercial                                    30,996,899     29,024,440
          Construction and development loans            23,179,215     22,635,568
                                                      ---------------------------
                                                       419,523,041    401,901,584

        Consumer and other loans
          Automobile                                    16,349,407     17,244,934
          Home equity                                   33,269,070     29,783,378
          Other                                          5,208,965      5,034,813
                                                      ---------------------------
                                                        54,827,442     52,063,125
                                                      ---------------------------
                                                       474,350,483    453,964,709

        Less
          Undisbursed loans in process                   7,861,460      8,830,461
          Net deferred loan origination fees             2,815,578      2,905,286
          Allowance for loan losses                      2,961,810      3,439,305
                                                      ---------------------------
                                                        13,638,848     15,175,052
                                                      ---------------------------
                                                      $460,711,635    438,789,657
                                                      ===========================
        Weighted average annual yield at year-end             8.28%          8.17%


      Activity in the allowance for loan losses for the years ended June 30, 1997, 1996, and 1995 is summarized as follows:

                                               1997          1996         1995
                                               ----          ----         ----

        Balance at beginning of year       $ 3,439,305    3,159,022    2,800,658
        Provision charged to operations        687,642      324,870      403,450
        Charge-offs                         (1,198,867)     (77,017)     (59,707)
        Recoveries                              33,730       32,430       14,621
                                           -------------------------------------
        Balance at end of year             $ 2,961,810    3,439,305    3,159,022
                                           =====================================


      Real estate owned, troubled debt restructurings, and nonaccrual loans, as well as the related impact on income in the accompanying consolidated statements of income, were immaterial for 1997, 1996, and 1995. At June 30, 1997 and 1996, nonaccrual loans consisting primarily of one-to-four family residences amounted to $3,255,207 and $4,097,124, respectively. Impaired loans under SFAS No. 114 were immaterial at June 30, 1997 and 1996.

(4)   Office Properties and Equipment
      -------------------------------

      Following is a summary of office properties and equipment by major classifications as of June 30, 1997 and 1996:

                                                             1997           1996
                                                             ----           ----

        Land                                              $ 1,662,581     1,662,581
        Buildings                                           8,401,966     8,259,041
        Furniture and equipment                             2,451,774     2,348,536
        Computer equipment and software                     2,734,521     2,928,867
        Automobiles                                            91,261       105,247
        Leasehold improvements                                401,822       393,913
                                                          -------------------------
                                                           15,743,925    15,698,185
        Less accumulated depreciation and amortization      7,946,204     7,724,609
                                                          -------------------------
                                                          $ 7,797,721     7,973,576
                                                          =========================

(5)   Deposits
      --------

      Following is an analysis of interest-bearing deposits, which consist of various savings and certificate accounts with varying interest rates, as of June 30, 1997 and 1996:

                                            1997                     1996
            Account Type           ----------------------    ---------------------
      and Stated Interest Rate        Amount         %         Amount         %
      ------------------------        ------        ---        ------        ---

      NOW accounts, up to 2.50%    $ 31,235,718      6.94     28,167,703      6.17
      Money market accounts, up
       to 3.00%                      22,822,047      5.07     27,030,568      5.92
      Passbook accounts, 3.00%      107,575,383     23.89    114,247,471     25.03
                                   -----------------------------------------------
                                    161,633,148     35.90    169,445,742     37.12

      Certificate accounts
        4.00% to 4.99%                8,808,465      1.96     27,814,610      6.09
        5.00% to 5.99%              146,339,271     32.50    134,702,356     29.50
        6.00% to 6.99%              124,649,185     27.69     68,144,961     14.93
        7.00% to 7.99%                8,793,724      1.95     56,433,138     12.36
                                   -----------------------------------------------
                                    288,590,645     64.10    287,095,065     62.88
                                   -----------------------------------------------
                                   $450,223,793    100.00    456,540,807    100.00
                                   ===============================================

      At June 30, 1997 and 1996, scheduled maturities of certificate accounts are as follows:

                                            1997                     1996
                                   ----------------------    ---------------------
                                      Amount         %         Amount         %
                                      ------        ---        ------        ---

       Less than 12 months         $132,906,239     46.05    182,910,889     63.71
       13 to 24 months               78,474,344     27.19     35,719,821     12.44
       25 to 36 months               44,962,940     15.58     27,540,396      9.59
       37 to 48 months               11,976,052      4.15     28,584,547      9.96
       49 to 60 months               19,103,375      6.62     12,339,412      4.30
       Over 60 months                 1,167,695       .41             --        --
                                   -----------------------------------------------
                                   $288,590,645    100.00    287,095,065    100.00
                                   ===============================================

      The 1997 amounts above include callable certificate accounts totaling $1,823,723. Management may decide to call such certificates if market conditions dictate. Call options are 12 months for 36-month accounts and 24 months for 60- and 84-month accounts.

      Following is a summary of certificate accounts of $100,000 or more by remaining maturities at June 30, 1997:


            Three months or less         $10,578,885
            Over three to six months       2,505,486
            Over six to twelve months     11,894,988
            Over twelve months            22,284,830
                                         -----------
                                         $47,264,189
                                         ===========


      At June 30, 1997, certificate accounts included a $5,000,000 deposit from the Ohio Turnpike Commission at a rate of 4.85 percent, for which U.S. Government and federal agency obligations with a book and market value, including accrued interest, at June 30, 1997 of $6,074,376 and $6,089,960, respectively, were pledged as collateral. This certificate of deposit had a 30-day term and matured on July 15, 1997, at which date the certificate was renewed at an interest rate of 5.03 percent for a term of 69 days. The renewed certificate is scheduled to mature on September 22, 1997.

      Interest expense on deposits for the years ended June 30, 1997, 1996, and 1995 is summarized below:

                                    1997           1996          1995
                                    ----           ----          ----

        NOW accounts             $   620,759       577,515       573,714
        Money market accounts        734,075       855,795     1,118,594
        Passbook accounts          3,302,590     3,471,378     4,021,622
        Certificate accounts      17,041,629    17,157,193    13,786,653
                                 ---------------------------------------
                                 $21,699,053    22,061,881    19,500,583
                                 =======================================

      The weighted average interest rate on deposits was 4.81 percent and
      4.80 percent at June 30, 1997 and 1996, respectively.

(6)   Securities Sold Under Agreements to Repurchase
      ----------------------------------------------

      At June 30, 1997 and 1996, securities sold under agreements to repurchase were as follows:

                                                             1997          1996
                                                             ----          ----

      Short-term
        Repurchase agreements                             $ 7,307,248    6,639,553
        U.S. Government and federal agency obligations
         pledged as collateral
          Book value, including accrued interest            8,179,608    7,159,077
          Market value, including accrued interest          8,153,268    7,037,184
        Average balance outstanding during the year         7,915,988    1,005,664
        Maximum amount outstanding at any month-end        11,628,633    6,639,553
        Weighted average interest rate                           5.96%        4.16%

      Long-term
        Repurchase agreements                             $25,000,000           --
        Mortgage-backed securities pledged as collateral
          Book value, including accrued interest           28,553,417           --
          Market value, including accrued interest         28,627,181           --
        Average balance outstanding during the year         9,077,381           --
        Maximum amount outstanding at any month-end        25,000,000           --
        Weighted average interest rate                           6.10%         N/A


      Short- and long-term repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The pledged securities, although held in safekeeping outside the Bank, remain in the asset accounts. The long-term repurchase agreement was entered into on February 19, 1997 with a repurchase date of February 19, 2002. The buyer has an option to call the agreement on February 19, 2000 or any 90-day anniversary after that date.

(7)   Borrowed Funds
      --------------

      The Bank maintains a $20,000,000 line of credit with the Federal Home Loan Bank (FHLB) of Cincinnati, which matures in 1998. At June 30, 1997 and 1996, the Bank had outstanding advances of $2,455,000 and $1,200,000, respectively, with a weighted average interest rate of
      5.80 percent and 5.45 percent, respectively. Advances are secured under a blanket mortgage collateral agreement for 150 percent of outstanding advances, amounting to $41,182,500. The June 30, 1996 FHLB advances were secured by federal agency obligations.

      The Bank has been authorized to borrow up to $25,000,000 in repo-based FHLB advances that have 30-day terms. At June 30, 1997, the Bank had $25,000,000 in outstanding repo-based advances at a rate of 5.59 percent. These advances require interest payments at maturity and are secured by the blanket collateral agreement mentioned above. There were no outstanding repo-based FHLB advances at June 30, 1996.

(8)   Compliance with Regulatory Capital Requirements
      -----------------------------------------------

      Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1997, the minimum regulatory capital regulations require institutions to have tangible capital equal to 1.5 percent of adjusted total assets, a 3 percent leverage capital ratio, and an 8 percent risk-based capital ratio. At June 30, 1997, the Bank exceeded all of the aforementioned regulatory capital requirements.

      The Federal Deposit Insurance Corporation Improvement Act (FDICIA) was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. The prompt corrective action regulations define specific capital categories based on an institution's capital ratios. The capital categories, in declining order, are "well capitalized," "adequately capitalized," "undercapitalized," "significantly undercapitalized," and "critically undercapitalized." To be considered "well capitalized," an institution must generally have a leverage capital ratio of a least 5 percent, a Tier-1 risk-based capital ratio of at least 6 percent, and a total risk-based capital ratio of at least 10 percent.

      At June 30, 1997, the Bank was in compliance with regulatory capital requirements and is considered "well capitalized" as set forth below:

                                                                          Core/         Tier-1          Total
                                           Equity        Tangible       Leverage      Risk-Based     Risk-Based
                                          Capital         Capital        Capital        Capital        Capital
                                          -------        --------       --------      ----------     ----------

      GAAP capital                      $ 55,262,513     55,262,513     55,262,513     55,262,513     55,262,513
      Unrealized depreciation or
       loss on securities available
       for sale, net                                         67,287         67,287         67,287         67,287
      General loan valuation
       allowances                                                --             --             --      2,621,993
                                                        --------------------------------------------------------
      Regulatory capital                                 55,329,800     55,329,800     55,329,800     57,951,793
                                                        --------------------------------------------------------
      Total assets                       578,810,029
                                        ------------
      Adjusted total assets                             579,055,549    579,055,549
                                                        --------------------------
      Risk-weighted assets                                                            340,085,000    340,085,000
                                                                                      --------------------------
      Capital ratio                             9.55%          9.56%          9.56%         16.27%         17.04%
      Regulatory capital category
        Well capitalized -- equal to
         or greater than                                                      5.00%          6.00%         10.00%

      At June 30, 1996, the Bank was in compliance with regulatory capital requirements and is considered "well capitalized" as set forth below:


                                                                          Core/         Tier-1          Total
                                           Equity        Tangible       Leverage      Risk-Based     Risk-Based
                                          Capital         Capital        Capital        Capital        Capital
                                          -------        --------       --------      ----------     ----------

      GAAP capital                      $ 52,760,874     52,760,874     52,760,874     52,760,874     52,760,874
      Unrealized depreciation or
       loss on securities available
       for sale, net                                        711,396        711,396        711,396        711,396
      General loan valuation
       allowances                                                --             --             --      3,356,378
                                                        --------------------------------------------------------
      Regulatory capital                                 53,472,270     53,472,270     53,472,270     56,828,648
                                                        --------------------------------------------------------
      Total assets                       540,333,080
                                        ------------
      Adjusted total assets                             541,198,918    541,198,918
                                                        --------------------------
      Risk-weighted assets                                                            319,618,000    319,618,000
                                                                                      --------------------------
      Capital ratio                             9.76%          9.88%          9.88%         16.73%         17.78%
      Regulatory capital category
        Well capitalized -- equal to
         or greater than                                                      5.00%          6.00%         10.00%


(9)   Pension Plan
      ------------

      The Bank had a defined benefit pension plan that covered substantially all of its employees. On November 15, 1996, the Board of Directors approved the termination of the pension plan due to significantly high retirement cost. Upon termination, all participants in the plan became fully vested. At June 30, 1997, the plan assets were not yet distributed to participants in the pension plan. Plan assets consist primarily of a fixed income fund with an insurance company.

      The following table sets forth the plan's funded status and the amounts recognized in the consolidated statements of financial condition at June 30, 1997 and 1996:

                                                             1997         1996
                                                             ----         ----

        Actuarial present value of benefit obligations
          Accumulated benefit obligation, including
           vested benefits of $1,661,216 and
           $1,243,186, respectively                       $1,661,216    1,262,390
                                                          =======================

          Projected benefit obligation for services
           rendered to date                               $1,661,216    1,876,247
        Plan assets at fair value                          1,730,581    2,011,264
                                                          -----------------------

              Plan assets in excess of
               projected benefit obligation                   69,365      135,017

        Unrecognized net gain from past experience
         different from that assumed                        (202,913)    (386,641)
        Unrecognized net obligation at July 1, 1987,
         being recognized over 15 years                           --      240,898
                                                          -----------------------
              Accrued pension cost                        $ (133,548)     (10,726)
                                                          =======================

      Components of net pension cost for the years ended June 30, 1997, 1996, and 1995 are as follows:

                                                         1997        1996        1995
                                                         ----        ----        ----

      Service cost -- benefits earned during
       the period                                      $ 52,471     141,422     140,080
      Interest cost on projected benefit obligation     114,296     214,786     206,412
      Actual return on plan assets                      (86,732)    (97,476)   (157,664)
      Net amortization and deferral                     (42,229)   (110,313)    (34,492)
      Effects of settlement and curtailment              85,016          --          --
                                                       --------------------------------
            Net pension cost                           $122,822     148,419     154,336
                                                       ================================


      Assumptions used in the accounting for the pension plan were as follows:

                                                     1997     1996     1995
                                                     ----     ----     ----

      Weighted average discount rate
        Preretirement                                6.00%    7.50%    7.50%
        Postretirement                               5.56     5.56     5.56
      Rate of increase in compensation levels         N/A     4.00     4.50
      Expected long-term rate of return on assets    7.00     7.00     7.00
                                                     ======================

(10)  SAIF Special Assessment
      -----------------------

      On June 30, 1997, the President signed into law an omnibus appropriations act for fiscal year 1997 that included, among other things, the recapitalization of the Savings Association Insurance Fund
      (SAIF) in a section entitled the Deposit Insurance Funds Act of 1996. The Act included a provision where all insured depository institutions would be charged a one-time special assessment on their SAIF assessable deposits as of March 31, 1995. The Bank recorded a pretax charge of $3,010,964, which represented 65.7 basis points of the March 31, 1995 assessable deposits. This charge was recorded upon enactment on September 30, 1996, and later paid on November 27, 1996.

(11)  Federal Income Taxes
      --------------------

      Federal income taxes (credit) include current and deferred amounts as follows:

                                               1997         1996         1995
                                               ----         ----         ----

        Current                             $1,724,000    3,539,000    3,665,000
        Deferred                               696,000      (74,000)     207,000
                                            ------------------------------------
        Applicable income tax expense        2,420,000    3,465,000    3,872,000
        Deferred federal tax expense           505,000     (280,000)    (178,000)
        (Benefit) on unrealized gains               --           --           --
        (Losses) on securities available
         for sale                                   --           --           --
                                            ------------------------------------
                                            $2,925,000    3,185,000    3,694,000
                                            ====================================


      Actual income tax expense differed from the amounts computed by applying the federal income tax rate of 35 percent to income before federal income taxes as a result of the following:

                                    1997                   1996                   1995
                            --------------------    -------------------    -------------------

      Expected income
       tax expense at
       statutory rate       $2,710,380    35.00%    3,628,444    35.00%    3,976,652    35.00%
      Other                   (290,380)   (3.75)     (163,444)   (1.58)     (104,652)    (.92)
                            -----------------------------------------------------------------
      Actual tax expense    $2,420,000    31.25%    3,465,000    33.42%    3,872,000    34.08%
                            =================================================================


      The net tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1997 and 1996, are:

                                                            1997            1996
                                                         -----------     -----------

      Deferred tax assets
        Deferred loan fees                               $   814,000     $ 1,023,000
        Employee benefits                                    191,000         426,000
        Bad debts reserves                                 1,007,000       1,170,000
        Interest on nonaccrual loans                          52,000          62,000
        Other                                                 45,000          24,000
                                                         ---------------------------
            Total gross deferred tax assets                2,109,000       2,705,000
                                                         ---------------------------

      Deferred tax liabilities
        FHLB stock dividends                                 734,000         684,000
        Basis difference in fixed assets                     265,000         228,000
        Excess of tax reserves over base year amounts      1,153,000       1,145,000
        Other                                                 26,000          21,000
                                                         ---------------------------
            Total gross deferred tax liabilities           2,178,000       2,078,000
                                                         ---------------------------
            Net deferred tax asset (liability)           $   (69,000)    $   627,000
                                                         ===========================

      At June 30, 1997 and 1996, the net deferred tax asset (liability) was ($69,000) and $627,000, respectively, of which $57,000 and ($448,000) of deferred tax asset (liability), respectively, is included in unrealized gain (loss) on securities available for sale.

      Under SFAS No. 109, Accounting for Income Taxes, a valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1997 and 1996.

      Retained earnings at June 30, 1997 include approximately $17,254,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

      Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

      The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Large thrifts must switch to the specific charge-off method of Section 166. In general, a thrift is required to recapture its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. As the Bank has previously provided deferred taxes on the recapture amount, no additional financial statement tax expense should result from this new legislation.

(12)  Commitments, Contingencies, and Credit Risk
      -------------------------------------------

      In the normal course of business, the Bank enters into commitments with off-balance sheet risk to meet the financing needs of its customers. Commitments to extend credit involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on- balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 60 to 180 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Following is a table of financial instruments whose contract amounts represent credit risk:

                                                     Amount       Interest Rates
                                                  ------------    --------------

            June 30, 1997
              Fixed rate mortgage loans           $  4,333,864    8.25 -- 11.00%
              Variable rate mortgage loans           4,410,230    7.00 --  9.25%
              Fixed rate consumer loans                846,495    6.50 -- 15.00%
              Variable rate consumer loans              20,000        9.50%
              Undisbursed lines of credit            3,415,731    9.50 -- 18.00%
                                                  ------------
                                                  $ 13,026,320
                                                  ============

            June 30, 1996
              Fixed rate mortgage loans           $ 10,061,290    6.75 -- 10.25%
              Variable rate mortgage loans           1,923,725    7.00 --  9.00%
              Fixed rate consumer loans                917,365    6.50 -- 15.00%
              Variable rate consumer loans             165,000        9.25%
              Undisbursed lines of credit            2,749,196    9.25 -- 18.00%
                                                  ------------
                                                  $ 15,816,576
                                                  ============

      The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally single-family residential real estate.

      The Bank's primary lending area is in Mahoning, Trumbull, and Columbiana counties in the state of Ohio. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions in that area.

      In the ordinary course of business, the Bank has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Bank is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Bank.

(13)  Director and Employee Plans
      ---------------------------

      (a)   Stock Option and Incentive Plan
            -------------------------------

            In conjunction with the Bank's conversion, FFY adopted a stock option and incentive plan for the benefit of directors and employees of the Company. The number of shares of common stock authorized under the plan is 663,000, equal to 10 percent of the total number of shares issued in the conversion. Directors and employees of the Bank are vested in options issued in connection with the conversion over a three-year period beginning December 28, 1993. The option exercise price must be at least 100 percent of the fair market value of the common stock on the date of the grant, and the option term cannot exceed 10 years. Outstanding options can be exercised over a 10- year period from the date of the grant.

            Following is activity under the plan during the years ended June 30, 1997, 1996, and 1995:

                                                             1997       1996        1995
                                                           --------   ---------   --------

              Options outstanding, beginning of year       314,952     494,963    522,002
              Exercised at $10.00 per share                (59,352)   (179,801)   (24,387)
              Forfeited                                         --      (2,210)    (2,652)
              Granted                                        9,945       2,000         --
                                                           ------------------------------
              Options outstanding, end of year             265,545     314,952    494,963
                                                           ==============================

              Exercisable
                At $10.00 per share                        253,600     312,952    321,920
                From $23.19 to $24.00 per share              3,981          --         --
              Options available for grant, end of year     129,274     139,219    139,009
                                                           ==============================

            The Company applies Accounting Principles Board (APB) No. 25 for its stock option and incentive plan. Accordingly, no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share pro forma amounts would be as follows (in thousands, except per share amounts):

                                                                     June 30,
                                             --------------------------------------------------------
                                                   1997                1996                1995
                                             ----------------    ----------------    ----------------
                                                As       Pro        As       Pro        As       Pro
                                             Reported   Forma    Reported   Forma    Reported   Forma
                                             --------   -----    --------   -----    --------   -----

      Net income                             $ 5,324    5,309     6,902     6,858     7,490     7,346

      Earnings per common and common
       equivalent share                      $  1.19     1.19      1.37      1.36      1.33      1.31

            The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

            The Company applied the Black-Scholes option pricing model to determine the fair value of each option granted. Below is a summary of the assumptions used in the calculation:

            Dividend yield                              2.69 percent
            Expected volatility                         7.49 percent
            Risk-free interest rate              6.17 - 6.22 percent
            Expected option life                   5.95 - 8.26 years

      (b)   Employee Stock Ownership and 401(k) Plan
            ----------------------------------------

            In June 1993, the Company established the FFY Financial Corp. Employee Stock Ownership Plan (ESOP) for the benefit of its employees. The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $5,304,000 from FFY and purchased 530,400 shares in conjunction with the Bank's conversion. Effective January 1, 1997, the Company amended the ESOP to include 401(k) provisions under Section 401(k) of the Internal Revenue Code, thus forming the FFY Financial Corp. Employee Stock Ownership and 401(k) Plan
            (KSOP). The eligibility requirements of the KSOP did not change pursuant to the amendment. Under the 401(k) provisions of the KSOP, employees may elect to make pretax contributions of up to 10 percent of compensation as defined in the plan document. The Company matches up to 6 percent of employee compensation in the form of stock from the shares that are committed to be released to participants for that year. The remaining shares after the 401(k) match are released to participants' accounts using the shares allocated method. Dividends on allocated and unallocated shares are used for debt service.

            Effective July 1, 1994, the Company adopted Statement of Position
            (SOP) 93-6, Employers' Accounting for Employee Stock Ownership Plans, issued by the American Institute of Certified Public Accountants. The SOP applies to the Company's KSOP shares that were not committed to be released as of July 1, 1994 and requires that
            (1) compensation cost be recognized based on the fair value of the KSOP shares when committed to be released rather than based on the cost of the shares to the KSOP as required by previous accounting;
            (2) dividends on unallocated shares used for debt service do not reduce compensation expense and are not considered dividends for financial reporting purposes as was appropriate under previous accounting; and (3) KSOP shares that have not been committed to be released are not considered outstanding for purposes of computing earnings per share, as was required by previous accounting.

            Adoption of SOP 93-6 decreased net income for the year ended June 30, 1995 by $592,551 and had no effect on earnings per share for the year ended June 30, 1995. The impact on earnings per share derives from 453,703 average shares which were not committed to be released during the year ended June 30, 1995 and were not considered outstanding under SOP 93-6, but were considered outstanding under previous accounting.

            KSOP compensation expense for the years ended June 30, 1997, 1996, and 1995 totaled $976,059; $912,288; and $800,806, respectively.
            The fair value of unearned KSOP shares at June 30, 1997 and 1996, totaled $9,012,114 and $9,132,693, respectively. Following is a summary of KSOP shares at June 30, 1997 and 1996:

                                        1997       1996
                                       -------    -------

                  Allocated            186,262    143,831
                  Unallocated          344,138    386,569
                                       ------------------
                                       530,400    530,400
                                       ==================

      (c)   Recognition and Retention Plans (RRPs)
            --------------------------------------

            In conjunction with the Bank's conversion, the Company formed 12 RRPs, which were authorized to acquire 4 percent of the shares of common stock issued in the conversion. The Bank contributed $2,652,000 to the RRPs to enable each of the RRP trustees to acquire 22,100 shares of the common stock in the conversion for each RRP at $10.00 per share. A total of 238,680 shares were awarded to directors and employees in key management positions in order to provide them with a proprietary interest in the Company in a manner designed to encourage such employees to remain with the Company. Due to the October 1996 retirement of one director, 1,659 of the awarded shares remain in the RRP. As a result of an oversubscription in the subscription offering, the RRPs were not able to acquire any shares in the conversion.

            Subsequent to the conversion, the shares of common stock required to fund the RRPs were purchased by the RRP trustees in the open market. The RRP trustees purchased the shares at prices ranging from a low of $12.69 to a high of $12.81 per share. The 265,200 shares not purchased at conversion were reflected in stockholders' equity as additional paid-in capital at the conversion price of $10.00 per share. As the shares were purchased by the RRP trustees, additional paid-in capital was reduced at the actual purchase price, which totaled $3,394,679.

            The RRP shares awarded to the Bank's directors and employees were amortized to compensation expense using the straight-line method at the conversion price of $10.00 per share over 3-1/2 years as they performed the related future services and became vested in those shares. The final distribution was made in December 1996. At June 30, 1997, the 28,179 unawarded and unvested shares remain in the RRP trusts. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. Total expense of the RRPs was $331,500; $674,814; and $681,948 for the years ended June 30, 1997, 1996, and 1995, respectively.

(14)  Stockholders' Equity
      --------------------

      In accordance with federal regulations, at the time the Bank converted from a federal mutual savings bank to a federal stock savings bank, the Bank restricted a portion of retained earnings by establishing a liquidation account. The liquidation account is maintained for the benefit of eligible account holders who continue to maintain their accounts at the Bank. The liquidation account is reduced annually to the extent that eligible account holders have reduced their qualifying deposits. Subsequent increases will not restore an eligible account holder's interest in the liquidation account. In the event of a complete liquidation, each eligible account holder is entitled to receive a distribution from the liquidation account in an amount proportionate to the current adjusted qualifying balances for accounts then held. Under current regulations, the Bank is not permitted to pay dividends on its stock if the effect would reduce its regulatory capital below the liquidation account.

      OTS regulations also provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without approval by the OTS, make capital distributions during the calendar year of up to 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. During the years ended June 30, 1997, 1996, and 1995, the Bank paid dividends to the Holding Company as follows:

            Date             Amount                                 Composition
            ----             ------                                 -----------

      January 20, 1995    $ 4,635,000    U.S. Treasury securities, related accrued interest, cash
      June 15, 1995         6,285,500    Cash
      June 17, 1996         4,000,000    Federal agency obligations (FNMA), related accrued interest, cash
      May 16, 1997          4,500,000    Cash

      After the dividends, the Bank's regulatory capital exceeds all of the fully phased-in capital requirements imposed by the Financial Institutions Reform, Recovery and Enforcement Act of 1989 as well as the aforementioned liquidation account.

      Unlike the Bank, the Holding Company is not subject to these regulatory restrictions on the payment of dividends to its stockholders. However, the source of future dividends may depend upon dividends from the Bank.

(15)  Fair Value of Financial Instruments
      -----------------------------------

      The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS No. 107, Disclosures About Fair Value of Financial Instruments. The estimated fair value amounts have been determined by the Company using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required to interpret market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

                                                         June 30, 1997                June 30, 1996
                                                   --------------------------   --------------------------
                                                     Carrying     Estimated       Carrying     Estimated
                                                      Amount      Fair Value       Amount      Fair Value
                                                   ------------   -----------   ------------   -----------

      Assets
        Cash and cash equivalents                  $ 10,007,755    10,007,755      8,262,397     8,262,397
        Securities available for sale               112,036,159   112,036,159    109,835,614   109,835,614
        Loans receivable                            460,711,635   458,932,000    438,789,657   436,306,065
        Federal Home Loan Bank stock                  4,094,500     4,094,500      3,773,800     3,773,800
        Accrued interest receivable                   3,764,530     3,764,530      4,158,410     4,158,410

      Liabilities
        Deposits
          Certificate accounts                      288,590,645   289,079,000    287,095,065   288,631,907
          Other deposit accounts                    161,633,148   161,633,148    169,445,742   169,445,742
        Securities sold under agreements to
         repurchase
          Short-term                                  7,307,248     7,307,248      6,639,553     6,639,553
          Long-term                                  25,000,000    25,077,000             --            --
        Borrowed funds                               27,455,000    27,455,000      1,200,000     1,200,000
        Accrued interest payable                        535,672       535,672        250,921       250,921

      The fair value estimates are based on the following methods and assumptions:

      * Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximate their fair value.

      * Securities available for sale. Fair values for securities are based on quoted market prices or dealer quotes; where such quotes are not available, fair values are based on quoted market prices of comparable instruments.

      * Loans receivable. The fair values of loans receivable are estimated using a discounted cash flow calculation that applies estimated discount rates reflecting the credit and interest rate risk inherent in the loans to homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial, and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

      * Federal Home Loan Bank stock. This item is valued at cost, which represents redemption value and approximates fair value.

      * Accrued interest receivable. The carrying amount of accrued interest receivable approximates its fair value.

      * Deposits. The fair values of fixed maturity certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities. The fair values of other deposit accounts (passbook, NOW, and money market accounts) equal their carrying values.

      * Short-term securities sold under agreements to repurchase. The carrying amount of short-term securities sold under agreements to repurchase approximates its fair value.

      * Long-term securities sold under agreements to repurchase. Fair value is estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for debt with similar terms and maturity.

      * Borrowed funds. Borrowed funds reprice frequently and are assumed to have a short duration period; therefore, the carrying amount approximates its fair value.

      * Accrued interest payable. The carrying amount of accrued interest payable approximates its fair value.

      * Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1997 and 1996.

      The fair value estimates are presented for on-balance sheet financial instruments without attempting to estimate the value of the Bank's long-term relationships with depositors and the benefit that results from low-cost funding provided by deposit liabilities. In addition, significant assets which are not considered financial instruments and are, therefore, not a part of the fair value estimates include office properties and equipment.

(16)  Condensed Parent-Company-Only Financial Statements
      --------------------------------------------------

      The condensed statements of financial condition as of June 30, 1997 and 1996, and related condensed statements of income and cash flows for the years ended June 30, 1997, 1996, and 1995 for FFY Financial Corp.
      should be read in conjunction with the consolidated financial statements and the notes thereto.


      Condensed Statements of Financial Condition              1997           1996
      -------------------------------------------          ------------    -----------

      Assets
        Cash                                               $    188,406        107,580
        Short-term investments                                2,765,050      9,736,356
                                                           ---------------------------
            Total cash and cash equivalents                   2,953,456      9,843,936

        Securities available for sale                        19,982,325     34,460,407
        Note receivable -- KSOP                               3,801,200      4,154,800
        Equity in net assets of the Bank                     55,262,513     52,760,874
        Interest receivable on investments                      183,817        633,466
        Other assets                                             72,233         87,052
                                                           ---------------------------
            Total assets                                   $ 82,255,544    101,940,535
                                                           ===========================

      Liabilities and stockholders' equity
        Other liabilities                                  $     81,328         19,682
        Stockholders' equity                                 82,174,216    101,920,853
                                                           ---------------------------
            Total liabilities and stockholders' equity     $ 82,255,544    101,940,535
                                                           ===========================



      Condensed Statements of Income                  1997          1996         1995
      ------------------------------               -----------    ---------    ---------

      Income
        Equity in earnings of the Bank             $ 4,091,892    5,135,572    5,668,969
        Interest income                              2,143,876    3,028,903    3,196,805
        Gain (loss) on sale of securities              (98,314)         971       (5,391)
                                                   -------------------------------------
            Total income                             6,137,454    8,165,446    8,860,383

      Expenses
        State and local taxes                          167,882      177,524      236,371
        Other                                          177,629      225,940      194,149
                                                   -------------------------------------
            Total expenses                             345,511      403,464      430,520
                                                   -------------------------------------
            Income before federal income taxes       5,791,943    7,761,982    8,429,863
        Federal income taxes                           468,000      860,000      940,000
                                                   -------------------------------------
            Net income                             $ 5,323,943    6,901,982    7,489,863
                                                   =====================================


      Condensed Statements of Cash Flows                                1997           1996           1995
      ----------------------------------                            ------------    -----------    -----------

      Cash flows from operating activities
        Net income                                                  $  5,323,943      6,901,982      7,489,863
        Adjustments to reconcile net income to net cash provided
         by operating activities
          Equity in earnings of the Bank                              (4,091,892)    (5,135,572)    (5,668,969)
          Amortization and accretion                                      70,246        229,753        460,213
          Decrease in interest receivable                                449,649        136,455         57,308
          Other, net                                                         780        (35,116)       (42,177)
                                                                    ------------------------------------------
            Net cash provided by operating activities                  1,752,726      2,097,502      2,296,238
                                                                    ------------------------------------------

      Cash flows from investing activities
        Proceeds from
          Maturity of securities available for sale                   10,000,000     18,000,000      7,000,000
          Sales of securities available for sale                      28,254,806      2,295,572      4,027,187
        Purchase of securities available for sale                    (23,875,482)    (8,733,625)    (3,245,094)
        Principal receipts on securities available for sale              441,346             --             --
        KSOP loan repayment                                              353,600        353,600        353,600
        Dividend from the Bank                                         4,500,000        933,818      6,805,876
        Other                                                                 --         17,500             --
                                                                    ------------------------------------------
            Net cash provided by investing activities                 19,674,270     12,866,865     14,941,569
                                                                    ------------------------------------------
     Cash flows from financing activities
       Purchase of treasury stock                                    (25,982,802)   (11,783,245)   (11,013,105)
       Dividends paid                                                 (2,889,944)    (2,781,473)    (2,561,559)
       Proceeds from stock options exercised                             555,270      1,756,010        243,870
                                                                    ------------------------------------------
            Net cash used in financing activities                    (28,317,476)   (12,808,708)   (13,330,794)
                                                                    ------------------------------------------
     Net increase (decrease) in cash and cash equivalents             (6,890,480)     2,155,659      3,907,013

     Cash and cash equivalents at beginning of year                    9,843,936      7,688,277      3,781,264
                                                                    ------------------------------------------
     Cash and cash equivalents at end of year                       $  2,953,456      9,843,936      7,688,277
                                                                    ==========================================

     Supplemental schedule of noncash investing activities
       Dividend of noncash assets from the Bank                     $         --      3,066,182      4,114,624
                                                                    ==========================================



                        Independent Auditors' Report
                        ----------------------------

The Board of Directors
FFY Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of FFY Financial Corp. and subsidiary as of June 30, 1997 and 1996, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits. The accompanying consolidated financial statements of FFY Financial Corp. and subsidiary for the year ended June 30, 1995, were audited by other auditors whose report thereon dated August 4, 1995, expressed an unqualified opinion on those statements.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the 1997 and 1996 consolidated financial statements referred to above present fairly, in all material respects, the financial position of FFY Financial Corp. and subsidiary as of June 30, 1997 and 1996, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ KPMG PEAT MARWICK, LLP
KPMG Peat Marwick, LLP
Cleveland, Ohio
July 24, 1997



Officers and Directors
-------------------------------------------------------------------------------


Board of Directors of
FFY Financial Corp. and                                                Officers of
First Federal Savings Bank          Officers of                        First Federal Savings Bank
of Youngstown                       FFY Financial Corp.                of Youngstown, continued

A. Gary Bitonte, M.D.               Jeffrey L. Francis                 Robert Campolito
  Private Practice                    President and CEO                  Assistant Vice President
  Urologic Surgeon
                                    Shirley A. Reighard                Jane Hutchins
Jack R. Brownlee                      Vice President and Secretary       Assistant Vice President
  Former Owner of
  Brownlee Pontiac, Inc.            Randy Shaffer                      Joseph R. Sainato
                                      Vice President                     Assistant Vice President
Marie Izzo Cartwright
  Vice President                    Therese Ann Liutkus, CPA           Jon Schmied
  Glimcher Properties                 Treasurer and CFO                  Assistant Vice President
  Limited Partnership
                                                                       Joanne Harrold
Jeffrey L. Francis                                                       Internal Auditor
  President and CEO                 Officers of
  of FFY Financial Corp. and        First Federal Savings Bank         Marilyn Burrows
  First Federal Savings Bank        of Youngstown                        Assistant Treasurer
  of Youngstown

Daniel J. Mirto                     Jeffrey L. Francis                 Janet Byrne
  Chairman of the Board               President and CEO                  Assistant Secretary
  Rhiel Supply Company
                                    Therese Ann Liutkus, CPA           Christine Chasko
Henry P. Nemenz                       Treasurer and CFO                  Assistant Controller
  President
  H.P. Nemenz Food Stores, Inc.     Shirley A. Reighard                Richard Curry
                                      Vice President and Secretary       Assistant Secretary
W. Terry Patrick
  Partner, Freidman & Rummell       J. Craig Carr                      Frank Pasquale
  Attorneys at Law                    Assistant Vice President           Assistant Secretary
                                      and General Counsel
Myron S. Roh                                                           Jeanne G. Yankle
  Chairman of the Board of          David S. Hinkle                      Assistant Treasurer
  FFY Financial Corp. and             Vice President
  First Federal Savings Bank                                           Jerome D. Zetts
  of Youngstown and                 Mark Makoski                         Assistant Treasurer
  President and Treasurer             Vice President
  Scholl Choffin Co.
                                    Timm B. Schreiber
Randy Shaffer                         Vice President
  Vice President of
  FFY Financial Corp. and           Randy Shaffer
  First Federal Savings Bank          Vice President
  of Youngstown
                                    Jeffrey L. DeRose, CPA
Ronald P. Volpe, Ph.D.                Controller
  Professor of Finance
  Williamson College of
  Business Administration
  Youngstown State University



Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission is available without charge upon written request to:
      Therese Ann Liutkus, CPA
      Treasurer and CFO
      FFY Financial Corp.
      724 Boardman-Poland Road
      P.O. Box 3300
      Youngstown, Ohio 44513-3300
      (330) 726-3396


Annual Meeting
The Annual Meeting of Stockholders of FFY Financial Corp. will be held at 10:00 a.m. on Wednesday, October 15, 1997 at:
      The Butler Institute of American Art
      524 Wick Avenue
      Youngstown, Ohio

Stockholder Services
The Fifth Third Bank serves as transfer agent for FFY Financial Corp.'s shares. Communications regarding change of address, transfer of shares, lost certificates or dividend reinvestment should be sent to:
      The Fifth Third Bank
      Corporate Trust Operations
      38 Fountain Square Plaza
      Mail Drop 1090F5
      Cincinnati, Ohio 45263
      (800) 837-2755

Stock Price Information
FFY Financial Corp.'s common stock trades on The Nasdaq National Stock Market under the symbol "FFYF". As of July 31, 1997, the Holding Company had approximately 1,554 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms).

The table below shows the reported high and low trade prices of the common stock and cash dividends per share declared during the years ended June 30, 1997 and 1996.

Year Ended              High        Low        Dividends
June 30, 1997:
--------------------------------------------------------

First quarter          24 1/4      23 1/2       $0.175
Second quarter         25 7/8      24  -        $0.175
Third quarter          25 5/8      25  -        $0.175
Fourth quarter         26 1/2      25 1/2       $0.175

June 30, 1996:
--------------------------------------------------------

First quarter          23 3/8      19 1/4       $0.15
Second quarter         21 7/8      19 7/8       $0.15
Third quarter          22 7/8      21  -        $0.15
Fourth quarter         23 3/4      22 5/8       $0.15