Form 10-K, Exhibit 13
period 1998-06-30
FFY FINANCIAL CORP
filed 1998-09-25
CIK 898757

1998 ANNUAL REPORT


                             -------------------
                                    FFYF
                             -------------------
                             FFY Financial Corp.



Contents
------------------------------------------------------------------------------

Financial Highlights                          1

President's Letter                            2

Selected Consolidated Financial Information   4

Management's Discussion & Analysis            7

Financial Statements                         20

Officers & Directors                         43

Stockholder Information                      44



1998 Financial Highlights
-------------------------------------------------------------------------------

FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)


For the year                                          1998         1997      Change
------------------------------------------------------------------------------------

  Net interest income                               $ 22,447      22,102       1.56%
  Net income                                           7,729       5,324      45.17%
  Dividends on common stock                            2,901       2,890       0.38%
  Average shares outstanding - basic                   3,758       4,325     -13.11%
  Average shares outstanding - diluted                 3,897       4,464     -12.70%

Per common share
------------------------------------------------------------------------------------
  Basic earnings per share                          $   2.06        1.23      67.48%
  Diluted earnings per share                            1.98        1.19      66.39%
  Cash dividends declared per share                     0.80        0.70      14.29%
  Tangible book value per share                        20.98       19.83       5.80%
  Market price at year end                             32.50       26.00      25.00%

At year end
------------------------------------------------------------------------------------
  Total assets                                      $651,746     599,249       8.76%
  Loans receivable, net                              482,463     460,712       4.72%
  Securities available for sale                      140,793     112,036      25.67%
  Deposits                                           444,017     450,224      -1.38%
  Securities sold under agreements to repurchase      64,388      32,307      99.30%
  Borrowed funds                                      33,985      27,455      23.78%
  Stockholders' equity                                84,216      82,174       2.48%

Average for the year
------------------------------------------------------------------------------------
  Total assets                                      $618,664     591,588       4.58%
  Loans receivable, net                              463,118     451,872       2.49%
  Securities available for sale                      124,764     102,661      21.53%
  Deposits                                           450,768     451,792      -0.23%
  Securities sold under agreements to repurchase      49,482      16,993     191.19%
  Borrowed funds                                      24,004      19,619      22.35%
  Stockholders' equity                                83,315      92,937     -10.35%

Financial ratios
------------------------------------------------------------------------------------
  Return on average assets                              1.25%       0.90%     38.89%
  Return on average equity                              9.28%       5.73%     61.95%
  Efficiency ratio                                     49.08%      62.01%    -20.85%


                          ---------------------------
                         |  NOTE:  Photo of CEO is   |
                         |        shown with Letter  |
                          ---------------------------

To Our Shareholders:

      During the past year we continued our commitment to building a better organization for our shareholders, customers and employees. Following our theme line of "The First Place to Bank", extensive employee education together with two new affiliations and a commitment to technology continued throughout the year. Competitive pressures heightened this year with the increased presence of banks and thrifts in our market, as well as increased competition from mortgage brokers and securities firms.

      Intense competition for both deposits and loans, together with a difficult interest rate environment, led to pressure on our net interest margin. In response to this increased competition, we reorganized our retail staff effective in March 1998, more clearly defining their focus and responsibility. Where we formerly had branch managers and loan officers, we now have personal bankers and loan originators. In addition to the administrative responsibilities of managing a branch office, our personal bankers are well trained in consumer loans, as well as checking and deposit products. In short, our personal bankers focus on those services most frequently requested in our branch network. Our loan originators are now responsible only for the origination of real estate loans, both for our portfolio and for sale in the secondary market. This focus allows them to specialize in the origination of real estate loans, with delivery at a time and place convenient to our customers, home builders and real estate professionals. This origination specialty is supported by a complete array of mortgage products as well as full time in-house loan processors, appraisers and legal staff. Our confidence is supported by the marketplace wherein we were the leading provider of loans for the purchase of homes in Mahoning County for the first six months of 1998.

      Toward our goal of providing a broader line of financial services, FFY became a partner in David B. Roberts Real Estate in September 1997. A full service real estate brokerage firm founded by our partner David Roberts in 1982, David B. Roberts Real Estate offers both residential and commercial real estate brokerage services through a staff of 39 sales professionals operating from offices located in Poland Village, Canfield City and Liberty Township. In April 1998, we became a founding partner in Daniel W. Landers Insurance. Operating from a bank-owned facility adjacent to our home office, this independent insurance agency offers property and casualty insurance to individuals and commercial enterprises. Ardent Service Corporation, a bank subsidiary, is a joint venture partner in "The Hedgerows", a 19 unit condominium development in New Middletown, Ohio.
Late in the year we commenced a marketing campaign titled " Find It, Fund It, Insure It" relating to our capability of assisting our customers find, fund and insure their homes. Our intent is to grow these businesses and add additional lines of affiliate businesses.

      In April 1998 we completed the installation of a new computer system for our core banking applications. This comprehensive system contains modules for all deposit and lending products. In addition to providing broader product functionality, this system is designed in such a way as not to be susceptible to Year 2000 problems. We expect to be fully Year 2000 compliant by the end of this calendar year. Before, during and after this conversion, our staff underwent extensive training not only in the use of the new system, but in the use of other personal computer applications as well as in sales and service training.

      While operating in a difficult competitive market, we have improved retail service, improved our loan origination capability both quantitatively and qualitatively, broadened our product line, reduced the level of non-performing loans and provided solid technology to support our business. I'm pleased to say that we have also focused on cost control. Excluding the affiliates, we have maintained a sub-50% efficiency ratio and reduced the number of full time equivalent employees from 179.4 to 175.8 comparing the final pay period of fiscal 1997 and 1998.

      Lastly, I would encourage our Mahoning Valley shareholders to also be our customers. From real estate to insurance to banking, our products are competitive and our staff is capable. I invite you to find out why we are "The First Place to Bank."

                                       Sincerely,


                                       /s/ JEFFREY L. FRANCIS
                                       Jeffrey L. Francis
                                       President and CEO



Selected Consolidated Financial Information
------------------------------------------------------------------------------------

FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)
                                                                           June 30,
                                                  ----------------------------------------------------------
Selected Consolidated Financial Condition Data:      1998        1997        1996        1995         1994
                                                  ---------    --------    --------    ---------    --------

Total assets                                      $ 651,746     599,249     575,602      576,619     584,151
Loans receivable, net                               482,463     460,712     438,790      401,664     373,442
Allowance for loan losses                             2,740       2,962       3,439        3,159       2,801
Non-performing assets                                 3,324       3,993       4,673        4,352       4,930
Securities available for sale                       140,793     112,036     109,836      132,341           -
Securities held to maturity                               -           -           -       11,819     180,652
Deposits                                            444,017     450,224     456,541      461,979     456,134
Securities sold under agreements to repurchase:
  Short-term                                         13,088       7,307       6,640            -           -
  Long-term                                          51,300      25,000           -            -           -
Borrowed funds                                       33,985      27,455       1,200            -       8,125
Stockholders' equity                                 84,216      82,174     101,921      106,400     110,834

                                                                           Years ended June 30,
                                                           ---------------------------------------------------
Selected Consolidated Operations Data:                       1998        1997      1996       1995       1994
                                                           --------    -------   -------    -------    -------
Total interest income                                      $ 48,006     45,925    43,716     42,444     41,983
Total interest expense                                       25,559     23,823    22,133     19,730     18,940
                                                           ---------------------------------------------------
Net interest income                                          22,447     22,102    21,583     22,714     23,043
Provision for loan losses                                       565        688       325        403        409
                                                           ---------------------------------------------------
Net interest income after provision for loan losses          21,882     21,414    21,258     22,311     22,634
Service charges                                                 700        563       522        429        348
Gain (loss) on sale of securities                               247       (320)       30        (17)         -
Other non-interest income                                       818        375       548        428        352
Total non-interest expense                                  (11,771)   (14,288)  (11,991)   (11,789)   (11,277)
                                                           ---------------------------------------------------
Income before federal income taxes and cumulative
 effect of change in accounting for federal income taxes     11,876      7,744    10,367     11,362     12,057
Federal income taxes                                          4,147      2,420     3,465      3,872      4,315
                                                           ---------------------------------------------------
Income before cumulative effect of change in
 accounting for federal income taxes                          7,729      5,324     6,902      7,490      7,742
Cumulative effect as of July 1, 1993 of change in method
 of accounting for federal income taxes per SFAS No. 109          -          -         -          -        540
                                                           ---------------------------------------------------
Net income                                                 $  7,729      5,324     6,902      7,490      8,282
                                                           ===================================================


Basic earnings per share (1)                               $   2.06       1.23      1.43       1.39       1.43(2)
                                                           ===================================================

Diluted earnings per share (1)                             $   1.98       1.19      1.37       1.34       1.40(2)
                                                           ===================================================

Cash dividends declared per share                          $   0.80       0.70      0.60       0.50       0.40
                                                           ===================================================

--------------------
<F1>  Basic and diluted earnings per share were restated for years prior to
      June 30, 1998 to conform with the disclosure requirements of SFAS
      No. 128, Earnings per Share.
<F2>  Basic and diluted earnings per share would have been $1.33 per share and $1.31 per share, respectively, without the cumulative effect of change in accounting for federal income taxes.


                                                               At or for the years ended June 30,
                                                         ----------------------------------------------
Selected Financial Ratios and Other Data:                 1998       1997      1996      1995     1994
                                                         ----------------------------------------------
Performance Ratios:
  Return on average assets (1)                             1.25%     0.90%     1.20%     1.31%     1.44%
  Return on average equity (2)                             9.28%     5.73%     6.58%     6.87%     7.42%
  Interest rate spread information:
    Average during the period (3)                          3.19%     3.16%     3.04%     3.28%     3.38%
    End of period (3)                                      2.94%     3.06%     2.95%     2.66%     3.06%
  Net interest margin (3) (4)                              3.81%     3.89%     3.89%     4.09%     4.16%
  Operating expense to average assets                      1.90%     2.42%     2.09%     2.06%     1.97%
  Efficiency ratio (5)                                    49.08%    62.01%    52.93%    49.60%    46.67%
  Dividend payout ratio (6)                               40.40%    58.82%    43.80%    37.59%    31.25%

Performance Ratios Excluding Affiliates (7):
  Return on average assets (1)                             1.27%     0.90%     1.20%     1.31%     1.44%
  Return on average equity (2)                             9.41%     5.73%     6.58%     6.87%     7.42%
  Operating expense to average assets                      1.84%     2.42%     2.09%     2.06%     1.97%
  Efficiency ratio (5)                                    47.92%    62.01%    52.93%    49.60%    46.67%

Quality Ratios:
  Non-performing assets to total assets                    0.51%     0.67%     0.81%     0.75%     0.84%
  Allowance for loan losses to non-performing assets      82.43%    74.18%    73.59%    72.59%    56.82%
  Allowance for loan losses to gross loans outstanding     0.56%     0.64%     0.77%     0.77%     0.74%

Capital Ratios:
  Equity to total assets at end of period                 12.92%    13.71%    17.71%    18.45%    18.97%
  Average equity to average assets                        13.47%    15.71%    18.29%    19.06%    19.45%
  Book value per share                                   $21.00     19.83     20.06     19.60     18.51
  Tangible book value per share                          $20.98     19.83     20.06     19.60     18.49
  Change in book value per share due to SFAS No. 115     $ 0.20      0.03     (0.17)    (0.06)      n/a
  Ratio of average interest-earning assets to average
   interest-bearing liabilities                            1.15x     1.17x     1.21x     1.22x     1.23x

<F1>  Ratio of net income to average total assets.
<F2>  Ratio of net income to average equity.
<F3>  Ratio is presented on a fully taxable equivalent basis using the
      Company's federal statutory tax rate of 34%.
<F4>  Net interest income divided by average interest earning assets -
      calculated without consideration of the unrealized gain on securities available for sale.
<F5>  Ratio is calculated without consideration to goodwill amortization and gain (loss) on sale of securities.
<F6>  Cash dividends per share divided by diluted earnings per share.
<F7>  Ratios presented do not include the activity of the Company's real estate and insurance affiliates which began operations in September
      1997 and April 1998, respectively.


Ratios and Other Financial Data

FFY Financial Corp. and Subsidiaries
At or for the years ended June 30


Return on Average Assets     Return on Average Equity      Net Interest Margin

1994               1.44%     1994              7.42%      1994            4.16%
1995               1.31%     1995              6.87%      1995            4.09%
1996               1.20%     1996              6.58%      1996            3.89%
1997               0.90%     1997              5.73%      1997            3.89%
1998               1.25%     1998              9.28%      1998            3.81%


   Operating Expense                                         Cash Dividends
   to Average Assets            Efficiency Ratio           Declared per Share

1994               1.97%     1994             46.67%      1994           $0.40
1995               2.06%     1995             49.60%      1995           $0.50
1996               2.09%     1996             52.93%      1996           $0.60
1997               2.42%     1997             62.01%      1997           $0.70
1998               1.90%     1998             49.08%      1998           $0.80


Allowance for Loan Losses                                     Tangible Book
to Non-Performing Assets     Equity to Total Assets          Value per Share

1994              56.82%     1994            18.97%       1994           $18.49
1995              72.59%     1995            18.45%       1995           $19.60
1996              73.59%     1996            17.71%       1996           $20.06
1997              74.81%     1997            13.71%       1997           $19.83
1998              82.34%     1998            12.92%       1998           $20.98


Note: Certain 1997 ratios above would be positively affected without regard to the one-time SAIF special assessment.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS


General

FFY Financial Corp. (FFY or Holding Company) is a unitary savings and loan holding company formed at the direction of First Federal Savings Bank of Youngstown (First Federal or Bank) which converted from a federally chartered mutual savings bank to a federally chartered stock savings bank on June 28, 1993. First Federal is a full service savings bank engaged primarily in mortgage and consumer lending and deposit account services including certificate, savings and checking accounts. FFY Holdings, Inc., a wholly-owned subsidiary of the Holding Company, was formed in August 1997 for the purpose of investing in entities offering expanded financial services to customers. Real estate services are offered through the affiliation with First Real Estate, Ltd., also known as David B. Roberts Real Estate, and property and casualty insurance is offered through the affiliation with Daniel W. Landers Insurance Agency, Ltd. First Real Estate, Ltd. and Daniel W. Landers Insurance Agency, Ltd. began operations in September 1997 and April 1998, respectively. When used in this Annual Report, the phrase "the Company" refers to FFY Financial Corp. and its two subsidiaries, First Federal Savings Bank of Youngstown and FFY Holdings, Inc.

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

              ------------------------------------------------
             |                    Photo of                    |
             |  Tony Fusco, Jerry Zetts, Connie Tarr-Bellino, |
             |     Rick Curry, Jane Hutchins, Jon Schmied,    |
             |     Mark Taylor, Frank Pasquale, Dan Kopp      |
              ------------------------------------------------
                                  "Fund It!"
        First Federal has a reputation of fast efficient and affordable mortgage lending. This year, we created the position of Loan Originator and expanded our line of mortgage offerings.
      Our staff of mortgage lenders can tailor financing to most any need.
                    The headline of the marketing campaign
              introducing our originators summed it up by saying,
                "Meet Our Mortgage Team. Your Place Or Ours."

                   For real estate, banking, and insurance, "Find, Fund and Insure it" through affiliates of FFY Financial.


The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.


Changes in Financial Condition

General. Total assets increased $52.5 million, or 8.8%, and totaled $651.7 million at June 30, 1998 compared to $599.2 million at June 30, 1997. The increase in assets was predominantly due to growth in loans receivable and securities available for sale funded by repurchase agreements and borrowed funds. This current year asset increase compares to a $23.6 million, or 4.1% asset increase during fiscal year 1997.

Loan Portfolio. Overall loan growth during fiscal year 1998 was comparable to fiscal year 1997, however, most of the growth occurred in the consumer loan portfolio during the last month of the current fiscal year. The increase in net loans receivable was $21.8 million for the current year compared to an increase of $21.9 million during prior the year. Net loans receivable totaled $482.5 million at June 30, 1998 compared to $460.7 million at June 30, 1997, an increase of 4.7%. The largest area of growth was $17.1 million in gross consumer loans where $15.9 million was lent to customers in June 1998 to fund their stock subscriptions in an initial public offering by a local financial institution converting from a mutual to stock form of ownership. Management anticipates that most of this growth in the consumer loan portfolio will be short-term due to the nature of the stock subscription loans. Portfolio loan originations during the current year totaled $138.9 million compared to $118.9 million for the prior year for an increase of $20.0 million, including the $15.9 million in stock subscription loans mentioned above and loan refinances due to the low interest rate environment. Loan repayments also increased from $97.8 million for the year ended June 30, 1997 to $105.6 million for the current year, primarily due to refinances. All mortgage loans originated by First Federal during the year were underwritten by the Bank's personnel and are secured primarily by properties in Mahoning, Trumbull or Columbiana counties in northeastern Ohio. Mortgage loans secured by one-to-four family residences continued to be the largest component of the loan portfolio, representing 71.7% of the gross loan portfolio at June 30, 1998 compared to 73.6% at June 30, 1997. Gross consumer loans made up 14.5% of First Federal's loan portfolio at June 30, 1998 compared to 11.6% at June 30, 1997.

First Federal has historically been a portfolio lender, however, during the current year management put in place a secondary market mortgage lending operation designed to originate and sell qualifying loans to the Federal National Mortgage Association (FNMA). Currently, First Federal only sells fixed-rate loans to FNMA. First Federal sold 66 loans totaling $5.0 million during the last half of the current year resulting in a pre-tax gain of $134,000. Management anticipates increased activity in secondary market mortgage lending as long as market conditions dictate it to be profitable.

                    -----------------------------------
                   | Photo of Lori Taylor, Dennis Sell |
                    -----------------------------------
   To meet the competitive challenge of more mortgage lenders in our market, we expanded our loan operation by entering the secondary market.
By originating loans eligible for sale, we are able to offer our customers the most comprehensive loan solutions. Since we continue to service these loans, we are also enhancing income.


Securities Portfolio. Funds not utilized in lending programs or for operations are invested in securities available for sale or held in interest-bearing deposits. Securities available for sale increased $28.8 million, or 25.7%, and totaled $140.8 million at June 30, 1998 compared to $112.0 million at June 30, 1997. The increase over the prior year primarily consisted of increases in tax-exempt securities, federal agency obligations and mortgage-backed securities, funded by additional repurchase agreements and borrowed funds.

The securities portfolio consists largely of fixed and adjustable rate mortgage-backed securities, all of which are underwritten to the standards of and guaranteed by the government-sponsored agencies of FNMA, the Federal Home Loan Mortgage Corporation (FHLMC) and the Government National Mortgage Association (GNMA). These securities differ from traditional debt securities in that they have uncertain maturity dates and are priced based on estimated prepayment rates on the underlying mortgages.

Other Assets. Other assets increased $1.0 million over the prior year and totaled $1.9 million at June 30, 1998 due to the Bank's investment in a real estate joint venture where condominium units are being constructed for future sale. As of June 30, 1998, no condominiums have been completed or sold and there has been no effect on the Company's consolidated statement of operations. The Bank accounts for this investment under the equity method of accounting.

Deposits. Deposits declined $6.2 million, or 1.4%, and totaled $444.0 million at June 30, 1998 compared to $450.2 million at June 30, 1997. Most of the current year decline occurred in June 1998 as a result of customers funding their stock subscriptions in the initial public offering by a local financial institution, mentioned above. The average balance of deposits only declined $1.0 million and averaged $450.8 million for the current year. In order to be competitive in obtaining funds and to respond to changes in consumer demand, First Federal introduced a new money market product in November 1997 for customers who are generally interest rate conscious and want to keep their funds liquid. At June 30, 1998, this new money market product had a balance of $11.5 million and a weighted average rate of 4.27%.

Securities Sold Under Agreements to Repurchase. Short- and long-term securities sold under agreements to repurchase (repurchase agreements) increased $32.1 million and totaled $64.4 million at June 30, 1998 compared to $32.3 million at June 30, 1997. Funds provided by these repurchase agreements were primarily used to fund loan growth and to purchase securities, enabling the Company to leverage its excess capital.

Borrowed Funds. Borrowed funds increased $6.5 million and totaled $34.0 million at June 30, 1998 compared to $27.5 million at June 30, 1997. Borrowed funds are short-term and consist of advances from the Federal Home Loan Bank of Cincinnati. Such borrowings are generally used for liquidity purposes and other earning asset growth not funded by core deposits. Borrowed funds are managed within the Company's guidelines for asset/liability management, profitability and overall growth objectives.

Other Liabilities. Other payables and accrued expenses increased $17.7 million over the prior year and totaled $22.5 million at June 30, 1998. The increase was primarily the result of securities purchases recorded on the trade date in June 1998 that did not settle until July 1998.

Stockholders' Equity. Stockholders' equity increased $2.0 million, or 2.5%, and totaled $84.2 million at June 30, 1998 compared to $82.2 million at June 30, 1997. This increase was mainly attributable to net income for the year totaling $7.7 million and other increases totaling $2.4 million consisting of increased unrealized gains on available-for-sale securities, stock option exercises, amortization and tax benefits associated with employee benefits and ESOP accounting pursuant to Statement of Position (SOP) 93-6. Stock repurchases and dividends paid to shareholders totaled $5.2 million and $2.9 million, respectively, partially offset the aforementioned increases. Tangible book value per share totaled $20.98 and $19.83 per share, respectively, at June 30, 1998 and 1997. At June 30, 1998, the ratio of stockholders' equity to total assets was 12.9% compared to 13.7% at June 30, 1997.


Results of Operations

The Company's results of operations depend primarily on the level of net interest income, which is the difference, or "spread", between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Interest-earning assets consist primarily of loans receivable and securities, whereas interest-bearing liabilities consist primarily of deposits, repurchase agreements and borrowed funds.
The ratio of average interest-earning assets to average interest-bearing liabilities during the current year was 1.15:1 compared to 1.17:1 during the prior year. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Results of operations are also dependent upon, among other things, the provision for loan losses, non-interest income, non-interest expense and federal income taxes.


             ---------------------------------------------------
            |                     Photo of                      |
            |  Kathy Sherman, Shary Watson, Rhonda Hilderhoff,  |
            |   Adriane Morgan, Sheri McConnell, Aaron Frank    |
            |  Joni Fiorpiselli, Ann Martin, Jennifer Baillie   |
             ---------------------------------------------------
        Building customer relationships is our primary focus.
   Our ongoing commitment to this is evidenced by multiple training programs this year to assist our employees sharpen their skills
                     and expand valuable relationships.


Comparison of Years Ended June 30, 1998 and 1997

General. Net income for the year ended June 30, 1998 totaled $7.7 million, an increase of $2.4 million from net income of $5.3 million for the year ended June 30, 1997. The increase over the prior year was largely attributable to the one-time SAIF special assessment of $2.0 million, net of taxes, recorded in the prior fiscal year. Basic and diluted earnings per share for the year ended June 30, 1998 totaled $2.06 per share and $1.98 per share, respectively, compared to $1.23 per share and $1.19 per share, respectively, for the year ended June 30, 1997.

Net Interest Income. Net interest income increased $346,000, or 1.6%, and totaled $22.4 million for the year ended June 30, 1998 compared to $22.1 million for the year ended June 30, 1997. The net interest margin for the years ended June 30, 1998 and 1997 was 3.81% and 3.89%, respectively. Although net interest income increased over the prior year, the net interest margin dropped 8 basis points due mainly to a higher average outstanding balance of repurchase agreements and borrowings during the current year that were used to fund the growth in the loan and securities portfolios. These sources of funds tend to have a higher cost than core deposits. Refer to "Changes in Financial Condition - General" above.


                    ------------------------------------
                   |              Photo of              |
                   |      Don Creed, Judy Schenker.     |
                   |  Ann Massullo-Sabella, Dick Davis  |
                    ------------------------------------
                                  "Find It!"
       Our goal is to provide one-stop shopping for financial services, and in September 1997 we made our first move toward that goal by joining forces with David B. Roberts Real Estate, a full service real estate brokerage firm.
  Through our affiliation we are able to offer both residential and commercial real estate brokerage services with a staff of 39 sales professionals operating from offices located in Poland, Canfield and Liberty.

                   For real estate, banking, and insurance, "Find, Fund, and Insure it" through affiliates of FFY Financial.


Interest income from loans increased $1.4 million, or 3.6%, and totaled
$39.8 million for the year ended June 30, 1998 compared to $38.4 million for the year ended June 30, 1997. This increase was the result of an increase of $11.2 million in the average balance of loans outstanding and a 9 basis point increase in the average yield on loans, from 8.50% to 8.59%, despite a relatively flat yield curve throughout the year. The average yield on loans increased due to growth in the consumer loan portfolio, primarily home equity loans and short-term notes, which tend to have higher interest rates than traditional mortgage loans.

Interest income from securities increased $1.0 million, or 16.3%, and totaled $7.6 million for the year ended June 30, 1998 compared to $6.6 million for the year ended June 30, 1997. This increase was the result of a $22.1 million increase in the average balance of securities. The increase in the average balance of securities was partially offset by a 10 basis point decline in the average yield on securities, from 6.51% to 6.41%. The decline in the weighted average yield was largely the result of a decline in the yield on mortgage-backed securities caused by high loan prepayments over the last six months of the current year, primarily loan refinances due to the low interest rate environment.

Interest expense increased $1.8 million, or 7.3%, and totaled $25.6 million for the year ended June 30, 1998 compared to $23.8 million for the year ended June 30, 1997. Interest expense increased due to more repurchase agreements and borrowings partially offset by a decline in interest on deposit accounts. Interest expense on short- and long-term repurchase agreements increased $389,000 and $1.5 million, respectively, mainly due to volume to fund the growth in securities and loans. Interest expense on borrowed funds increased $280,000, primarily due to volume. Interest expense on deposits declined $417,000, or 1.9%, as a result of a decrease in the average balance of interest-bearing deposits totaling $3.3 million from $450.2 million at June 30, 1997 to $446.9 million at June 30, 1998 and a 6 basis point decrease in the average cost on deposits from 4.82% to 4.76%.

Provision for Loan Losses. The provision for loan losses declined $122,000 from $688,000 for the year ended June 30, 1997 and totaled $566,000 for the year ended June 30, 1998. This decline reflected management's evaluation of the underlying credit risk of the Bank's loan portfolio to provide for an adequate level of allowance for loan losses. The allowance for loan losses totaled 82.4% of non-performing assets at June 30, 1998, up from 74.2% and 73.6% at June 30, 1997 and 1996, respectively. Future additions to the allowance for loan losses will be dependent on a number of factors including the performance of the Bank's loan portfolio, the economy, changes in interest rates and the effect of such changes on real estate values, inflation and the view of regulatory authorities toward adequate reserve levels. Management believes that the allowance for loan losses is adequate at June 30, 1998.

Non-Interest Income. Total non-interest income increased $1.1 million over the prior year and totaled $1.8 million for the year ended June 30, 1998. Service charges totaled $700,000 for the year ended June 30, 1998, an increase of $137,000, or 24.3% compared to the year ended June 30, 1997 due to increases in fees associated with NOW accounts, automated teller machines and debit cards. Sales of securities available for sale resulted in a $246,000 gain for the year ended June 30, 1998 compared to a $320,000 loss for the year ended June 30, 1997. The prior year loss was the result of securities sold to fund a stock repurchase program (tender offer) in late 1996. Other non-interest income increased $443,000 over the prior year and totaled $818,000 for the year ended June 30, 1998, primarily reflecting the activities of FFY Holdings, Inc., which include real estate brokerage services and insurance sales through its two respective affiliations. Also contributing to the current year increase was a gain on sale of loans from First Federal's secondary market mortgage operation which began in January 1998.

Non-Interest Expense. Non-interest expense declined $2.5 million, or 17.6% from the prior year and totaled $11.8 million for the year ended June 30, 1998. This decline was primarily due to prior year expenses that include the one-time SAIF assessment of $3.0 million. Partially offsetting the SAIF assessment were expenses related to the activities of FFY Holding's real estate and insurance affiliates and increased professional services at the Bank. The Company's efficiency ratio totaled 49.1% for the year ended June 30, 1998 compared to 62.0% (or 48.9% without the affect of the SAIF assessment) for the year ended June 30, 1997.

Federal Income Taxes. Federal income taxes increased $1.7 million over the prior year and totaled $4.1 million for the year ended June 30, 1998. The increase in federal income taxes was due to the increase in net income before tax resulting from the SAIF assessment recorded in the prior year and the difference in the gain/loss on sale of securities.


Comparison of Years Ended June 30, 1997 and 1996

General. Net income for the year ended June 30, 1997 totaled $5.3 million, a decline of $1.6 million from net income of $6.9 million for the year ended June 30, 1996. The decline of $1.6 million was primarily attributable to an increase in the provision for loan losses of $363,000, the one-time SAIF special assessment of $3.0 million and a loss of $320,000 from security sales compared to a gain of $30,000 during fiscal year 1996. These declines were partially offset by an increase in net interest income of $519,000 and a reduction in federal income taxes of $1.0 million. Basic earnings per share for the year ended June 30, 1997 totaled $1.23 per share, a decline of $0.20 per share from basic earnings per share of $1.43 for the year ended June 30, 1996. Diluted earnings per share for the year ended June 30, 1997 totaled $1.19 per share, a decline of $0.18 per share from diluted earnings per share of $1.37 for the year ended June 30, 1996. These declines were the result of a decrease in net income partially offset by a decline in the number of weighted average shares outstanding.

Net Interest Income. Net interest income increased $519,000, or 2.4%, and totaled $22.1 million for the year ended June 30, 1997 compared to $21.6 million for the prior year. The net interest margin was 3.89% for fiscal year 1997 as well as for fiscal year 1996.

Interest income from loans increased $2.8 million, or 7.7%, and totaled $38.4 million for the year ended June 30, 1997 compared to $35.7 million for the previous year. This increase was the result of an increase of $33.5 million in the average balance of loans outstanding, reflecting continued growth in the loan portfolio, partially offset by a 2 basis point decline, from 8.52% to 8.50%, in the average yield on loans.


        --------------------------------------------------------------
       |                          Photo of                            |
       |     Peter Noll, Marilyn Burros, Dan Kopp, Susan Thompson,    |
       |        Robin Stock, Eleanor Hardy, Karen Franczkowski,       |
       |  Teresa Norris David Gebhardt, Maryann Nanosky, Mark Taylor  |
        --------------------------------------------------------------
                  Expert in customer service and specialists
             in consumer lending, our personal bankers are able to
              concentrate more fully on those areas thanks to a
               realignment of responsibilities this past March.
                       Customers visiting our branches
               can expect a full complement of banking services
                       in a professional environment.


Interest income from securities declined $894,000, or 12.0%, and totaled $6.6 million for the year ended June 30, 1997 compared to $7.4 million for the previous year. This decline was the result of a $21.9 million decrease in the average balance of securities which resulted from the use of proceeds from the sale and maturity of securities to fund loan growth, deposit outflows and stock repurchases. The decline in the average balance of securities was partially offset by an increase of 51 basis points in the average yield on securities, from 6.00% to 6.51%, primarily the result of investing in higher-yield securities, particularly mortgage-backed securities. At June 30, 1997 and 1996, mortgage-backed securities totaled $75.7 million and $16.4 million, respectively, with a weighted average yield of 7.0% and 6.4%, respectively.

Interest expense increased $1.7 million, or 7.6%, and totaled $23.8 million for the year ended June 30, 1997 compared to $22.1 million for the previous year. Interest expense increased due to more borrowings and repurchase agreements partially offset by a decline in interest associated with deposit accounts. Interest expense on deposits declined $363,000, or 1.6%, as a result of a decrease in the average balance of interest-bearing deposits totaling $6.7 million from $456.9 million at June 30, 1996 to $450.2 million at June 30, 1997 and a decrease of 1 basis point in the average cost on deposits from 4.83% to 4.82%. Interest expense on short- and long-term repurchase agreements increased $1.0 million due to volume. Interest expense on borrowed funds increased $1.1 million, primarily due to volume.

Provision for Loan Losses. The Bank's provision for loan losses increased $363,000 from $325,000 for the year ended June 30, 1996 and totaled $688,000 for the year ended June 30, 1997. The increase over fiscal year 1996 principally reflects the performance of the Bank's indirect auto loan portfolio. During fiscal year 1997, the Bank wrote off $998,000 in indirect auto loans. At June 30, 1997, nonperforming indirect auto loans totaled $400,000, down from $1.1 million at December 31, 1996 and $812,000 at March 31, 1997. The allowance for loan losses on the indirect auto loan portfolio was 102.7% of nonperforming loans in this portfolio at June 30, 1997. The Bank's allowance for loan losses, including the indirect auto loans mentioned above, totaled 74.2% of non-performing assets at June 30, 1997, up from 73.6% and 72.6% at June 30, 1996 and 1995, respectively. Management believes that the allowance for loan losses was adequate at June 30, 1997.

Non-Interest Income. Service charges, which are a major component of non-interest income increased $41,000, or 7.9% over fiscal year 1996 and totaled $563,000 for the year ended June 30, 1997. Increases in this category were attributable to debit card fees and automated teller machine charges. Loss on sale of securities for the year ended June 30, 1997 totaled $320,000 compared to a gain of $30,000 for the previous year. The loss during fiscal year 1997 was primarily the result of securities sold to fund the tender offer completed in December 1996. Other non-interest income declined $173,000 and totaled $375,000 for the year ended June 30, 1997.

Non-Interest Expense. Non-interest expense increased $2.3 million, or 19.2% over the year ended June 30, 1996 and totaled $14.3 million for the year ended June 30, 1997. This increase was primarily attributable to the one-time assessment of $3.0 million on SAIF deposits. Refer to Note 10 of the Notes to Consolidated Financial Statements included in this Annual Report regarding the SAIF special assessment. Following the Bank's $3.0 million assessment, First Federal experienced lower deposit insurance premiums, thus, insurance and bonding expense increased a net of $2.6 million over the previous year. Salaries and employee benefits declined $379,000, or 6.1% from the previous year and totaled $5.9 million for the year ended June 30, 1997. This decline was generally due to a decrease of $368,000 in severance pay for two executive officers who announced their retirement in fiscal year 1996. Other non-interest expense increased $117,000 due mainly to increased advertising in an effort to stimulate lending and deposit programs.

A review of salary and benefits expense in the first quarter of fiscal year 1997 indicated that the Bank's retirement expense was significantly higher than financial institution industry averages. This was primarily due to a required accounting change which caused ESOP expense to be recorded at the market value of Holding Company shares, not the original $10 cost per share as was allowed under previous accounting. In order to reduce retirement costs, the board of directors approved implementation of a 401(k) plan, termination of the existing defined benefit pension plan and, subject to approval by the Internal Revenue Service (IRS), restructuring of the ESOP loan. A 401(k) plan was adopted January 1, 1997 and the pension plan termination was completed during fiscal year 1998, resulting in retirement cost savings of approximately $130,000. To date, no change has been made to the ESOP loan and the IRS has advised the Company that it is currently reviewing its procedures regarding such issues.

Federal Income Taxes. Federal income taxes decreased $1.0 million from the previous year and totaled $2.4 million for the year ended June 30, 1997. The decline in federal income taxes was primarily due to decreased net income before taxes, mainly the result of the one-time SAIF assessment.


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

Average Balances, Interest Rates and Yields
(Dollars in Thousands)


                                                                        Years ended June 30,
                                    --------------------------------------------------------------------------------------------
                                                1998                            1997                           1996
                                    -----------------------------   -----------------------------  -----------------------------
                                      Average    Interest             Average    Interest            Average    Interest
                                    Outstanding  Earned/   Yield/   Outstanding  Earned/   Yield/  Outstanding  Earned/   Yield/
                                      Balance      Paid     Rate      Balance      Paid     Rate     Balance      Paid     Rate
                                    --------------------------------------------------------------------------------------------

Interest-Earning Assets:
  Loans receivable (1)               $463,118     39,785   8.59%     $451,872     38,417   8.50%    $418,370     35,664   8.52%
  Securities available for sale,
   net (2)(3)                         124,764      7,916   6.41%      102,661      6,708   6.51%     124,593      7,493   6.00%
  FHLB Stock                            4,284        312   7.28%        3,935        279   7.09%       3,675        258   7.02%
  Other                                 5,556        287   5.17%       13,356        676   5.06%       9,054        347   3.83%
                                     -------------------             -------------------            -------------------
  Total interest-earning assets(2)    597,722     48,300   8.10%      571,824     46,080   8.05%     555,692     43,762   7.87%
                                                  ------                          ------                         ------
Noninterest-earning assets             20,942                          19,764                         17,560
                                     --------                        --------                       --------
Total assets                         $618,664                        $591,588                       $573,252
                                     ========                        ========                       ========
Interest-Bearing Liabilities:
  Demand and NOW deposits            $ 54,962      1,399   2.55%     $ 53,259      1,355   2.54%    $ 56,047      1,433   2.56%
  Savings deposits                    100,125      2,683   2.68%      110,177      3,302   3.00%     115,467      3,472   3.01%
  Certificate accounts                291,841     17,200   5.89%      286,796     17,042   5.94%     285,354     17,157   6.01%
  Short-term repurchase agreements     15,241        872   5.72%        7,916        483   6.10%       1,006         42   4.17%
  Long-term repurchase agreements      34,241      2,043   5.97%        9,077        559   6.16%           -          -      -
  Short-term borrowings                24,004      1,362   5.67%       19,619      1,082   5.52%         496         29   5.85%
                                     -------------------             -------------------            -------------------
   Total interest-bearing
    liabilities                       520,414     25,559   4.91%      486,844     23,823   4.89%     458,370     22,133   4.83%
                                                  ------                          ------                         ------
Noninterest-bearing liabilities (4)    14,935                          11,807                         10,050
                                     --------                        --------                       --------
Total liabilities                     535,349                         498,651                        468,420
Stockholders' equity                   83,315                          92,937                        104,832
                                     --------                        --------                       --------
Total liabilities and equity         $618,664                        $591,588                       $573,252
                                     ========                        ========                       ========
Net interest income                               22,741                          22,257                         21,629
Less fully taxable equivalent
 adjustment                                         (294)                           (155)                           (46)
                                                  ------                          ------                         ------
Net interest income per statement
 of income                                        22,447                          22,102                         21,583
                                                  ======                          ======                         ======
Net interest rate spread                                   3.19%                           3.16%                          3.04%
                                                          =====                           =====                          =====
Net earning assets                   $ 77,308                        $ 84,980                       $ 97,322
                                     ========                        ========                       ========
Net yield on average
 interest-earning assets (2)                               3.81%                           3.89%                          3.89%
                                                          =====                           =====                          =====
Average interest-earning assets
 to average interest-bearing
 liabilities                                        1.15x                           1.17x                          1.21x
                                                   =====                           =====                          =====

--------------------
<F1>  Calculated net of deferred loan fees, loan discounts, loans in process and loss reserves.
<F2>  Yield is calculated without consideration of the unrealized gain
      (loss) on securities available for sale.
<F3>  Interest is presented on a fully taxable equivalent basis using the
      Company's federal statutory tax rate of 34%.
<F4>  Includes noninterest-bearing checking accounts.


The following table presents the dollar amount of changes in interest income and interest expense for major components of interest-earning assets and interest-bearing liabilities. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in volume (changes in volume multiplied by old rate) and (ii) changes in rate (changes in rate multiplied by old volume). For purposes of this table, changes attributable to both rate and volume, which cannot be segregated, have been allocated proportionately to the change due to volume and the change due to rate.

Rate/Volume Analysis
(Dollars in Thousands)

                                                                   Years ended June 30,
                                          ----------------------------------------------------------------------
                                                    1998 vs. 1997                        1997 vs. 1996
                                          ---------------------------------    ---------------------------------
                                          Increase (Decrease)      Total       Increase (Decrease)      Total
                                                Due to            Increase           Due to            Increase
                                            Volume     Rate      (Decrease)      Volume     Rate      (Decrease)
                                          ----------------------------------------------------------------------

Interest-earning assets:
  Loans receivable                          $  960      408         1,368         2,837      (84)        2,753
  Securities (1)                             1,313     (105)        1,208        (1,385)     600          (785)
  FHLB stock                                    26        7            33            18        3            21
  Other                                       (404)      15          (389)          197      132           329
                                            ------------------------------------------------------------------
    Total interest-earning assets           $1,895      325         2,220         1,667      651         2,318
                                            ==================================================================

Interest-bearing liabilities:
  Demand and NOW deposits                   $   44        -            44           (30)     (48)          (78)
  Savings deposits                            (285)    (334)         (619)         (158)     (12)         (170)
  Certificate accounts                         301     (143)          158            86     (201)         (115)
  Short-term repurchase agreements             421      (32)          389           414       27           441
  Long-term repurchase agreements            1,502      (18)        1,484           559        -           559
  Short-term borrowings                        250       30           280         1,055       (2)        1,053
                                            ------------------------------------------------------------------
    Total interest-bearing liabilities      $2,233     (497)        1,736         1,926     (236)        1,690
                                            ==================================================================
Net interest income                                                $  484                                  628
                                                                   ======                               ======

--------------------
<F1>  Presented on a fully taxable equivalent basis.


Asset/Liability Management

Asset/liability management is the measurement and analysis of the Company's exposure to changes in the interest rate environment. Management analyzes the effects of interest rate changes on net interest income over specified periods of time by projecting the Company's mix of interest-earning assets and interest-bearing liabilities in varied interest rate environments. The Company is also subject to interest rate risk to the extent its liabilities reprice at different times than its assets. The Company manages this risk on a continuing basis through the use of a number of strategies as an ongoing part of its business plan. The objective of the Company's asset/liability management is to maintain consistent growth in net interest income within the Company's policy guidelines. Management considers interest rate risk to be the Company's most significant market risk.

The Company employs various measurement techniques to identify and manage its exposure to interest rate risk. Income simulation techniques are used to determine the Company's sensitivity to changes in interest rates, while gap analysis is used to determine the repricing characteristics of interest-earning assets and interest-bearing liabilities. The models are based on actual cash flows and repricing characteristics for on and off balance sheet instruments and incorporate market-based assumptions regarding the impact of changing interest rates on certain assets and liabilities. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes. Actual results may also differ due to changes in market conditions and management strategies.

The simulation modeling employed by the Company measures changes in net interest income over the next 12- and 24-month periods resulting from hypothetical rising and declining interest rates. Key assumptions used in this model include (i) balance sheet growth, (ii) reinvestment of security and mortgage cash flows, (iii) loan prepayment speeds, (iv) reinvestment of certificate of deposit maturities and (v) deposit pricing strategies. As of June 30, 1998, the Company's simulation modeling indicated that with a 200 basis point (bp) increase in interest rates, the Company's net interest income would be 2.15 percent and 1.18 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. As of the same date and a 200 bp decrease in interest rates, the Company's net interest income would be 0.01 percent and 11.54 percent less than if rates remained constant over the next 12- and 24-month periods, respectively.


Gap Analysis
----------------------------------------------------------------------------------------------------------------------------
(Dollars in Thousands)                                         Six Months    One Year    Three Years
                                                    Within         to         through      through        Over
                                                  Six Months    One Year    Three Years   Five Years   Five Years     Total
----------------------------------------------------------------------------------------------------------------------------

Total interest-earning assets (1)                  $119,650       85,885      182,266       86,555      163,989      638,345
Total interest-bearing liabilities                  169,819      105,143      195,244       72,185            -      542,391
                                                   -------------------------------------------------------------------------
Periodic gap                                       $(50,169)     (19,258)     (12,978)      14,370      163,989       95,954
Cumulative gap                                     $(50,169)     (69,427)     (82,405)     (68,035)      95,954
                                                   ============================================================
Cumulative gap as a % of assets at June 30, 1998       (7.7%)      (10.7%)      (12.6%)     (10.4%)        14.7%
                                                   ============================================================
Cumulative gap as a % of assets at June 30, 1997                    (7.9%)
                                                                 =========
Cumulative gap as a % of assets at June 30, 1996                   (16.5%)
                                                                 =========

--------------------
<F1>  Adjustable rate loans are shown at repricing dates and securities available for sale are shown at amortized cost for gap analysis purposes.


Gap analysis measures the difference between the amount of interest-earning assets maturing or repricing within a specified time period and the amount of interest-bearing liabilities maturing or repricing within that same time period. A negative gap means the amount of interest-bearing liabilities exceeds the amount of interest-earning assets maturing or repricing in a given period and a positive gap means the amount of interest-earning assets exceeds the amount of interest-bearing liabilities maturing or repricing in a given period. The table above sets forth the repricing dates of the Company's interest-earning assets and interest-bearing liabilities at June 30, 1998 and the interest rate sensitivity "gap" percentages at the dates indicated. Assets and liabilities are included in the table based on their maturities or period of repricing subject to the assumptions that follow. Management has anticipated prepayments for mortgage-backed securities and mortgage and consumer loans according to standard industry prepayment assumptions in effect at June 30, 1998. Passbook accounts, money market deposit accounts and transaction accounts are assumed to decay at an annual rate of 40% each year for the periods shown. Loan amounts are calculated gross of deferred loan fees and loss reserves.

The effect of these assumptions is to quantify the dollar amount of items that are interest-sensitive and can be repriced within each of the periods specified. Such repricing can occur in one of three ways: (1) the rate of interest to be paid on an asset or liability may adjust periodically based on an index; (2) an asset, such as a mortgage loan, may amortize, permitting reinvestment of cash flows at the then-prevailing interest rates; or (3) an asset or liability may mature, at which time the proceeds can be reinvested at current market rates.

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

The Bank measures the effect of interest rate changes on its net portfolio value (NPV), which is the difference between the market value of the Bank's assets and liabilities, under different interest rate scenarios. Changes in NPV are measured using interest rate shocks rather than changes in interest rates over a period of time. At June 30, 1998, the Bank's change in NPV, using interest rate shocks ranging from a 400bp rise in rates to a 400bp decline in rates, was within limits established by the board of directors.

A significant part of First Federal's asset/liability management is focusing on originating adjustable-rate mortgage loans (ARMs). Despite the decline in ARM originations prior to fiscal year 1996 as a result of the decline in market interest rates, which creates a greater demand for fixed-rate loans, ARM originations totaled 37.2% and 28.4% of total originations in fiscal years 1998 and 1997, respectively, compared to 13.2% of total originations in fiscal year 1996. Largely contributing to the increase in ARM originations over the past two fiscal years was the introduction of a new 7/1-year ARM in 1996. This new product, which is fixed for seven years and adjusts every year thereafter, accounted for 56.6% of total ARM originations during the current year compared to 35.4% of total ARM originations during the year ended June 30, 1997. At June 30, 1998, loans with an adjustable rate feature totaled $160.4 million, or 32.5% of the gross loan portfolio compared to $110.6 million, or 23.3% of the gross loan portfolio at June 30, 1997.

                            ---------------------
                           |      Photo of       |
                           |  Daniel W. Landers  |
                            ---------------------
                                 "Insure It!"
     As consumers become increasingly pressed for time, the convenience of multiple financial services in one location is even more important.
               In April 1998, we became a founding partner in Daniel W. Landers Insurance Agency which offers property and casualty insurance to individuals and commercial enterprises. The office is
               conveniently located adjacent to our home office.

                    For real estate, banking and insurance,
       "Find, Fund, and Insure it" through affiliates of FFY Financial.


In order to consolidate its customer base and reduce interest rate risk while maintaining adequate returns, First Federal has increased its investment in consumer loans over the past several years. While consumer loans are believed to have a greater risk of default than mortgage loans, consumer loans are typically much shorter in duration than mortgage loans which serves to reduce interest rate risk. Over the past five years, the fixed-rate consumer loan portfolio has grown from $30.6 million, or 8.9% of gross loans at June 30, 1993 to $67.2 million, or 13.6% of gross loans at June 30, 1998. Furthermore, First Federal began offering a variable-rate home-equity line of credit product during fiscal year 1994 which had grown to an outstanding balance of $4.6 million at June 30, 1998. Refer to "Changes in Financial Condition - Loan Portfolio" on page 8 regarding the increase in the consumer loan portfolio over the past year. Management intends to continue to expand the Bank's consumer loan portfolio over the next several years.

Over the past two fiscal years, the Company increased its investments in adjustable-rate securities in an attempt to reduce interest rate risk. At June 30, 1998, the market value of adjustable-rate mortgage-backed securities totaled $29.2 million, or 20.7% of the total securities portfolio compared to a market value of $694,000, or 0.6% of the total securities portfolio at June 30, 1996.

The Company's management may, at times, place greater emphasis on maximizing net interest margin rather than merely concentrating on interest rate risk depending on the relationship between short- and long-term interest rates, market conditions and consumer preference. Management believes that increased net income resulting from a moderate contrast between the maturity of its assets and liabilities can provide high enough returns to justify the increased risk exposure during periods of stable interest rates. Management has established limits on the amount of its interest rate risk exposure, however, there can be no assurance that management's efforts to limit interest rate risk will be successful.


Liquidity and Cash Flows

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

New federal regulations, which became effective November 24, 1997, require the Bank to maintain minimum levels of liquid assets in each calendar quarter of not less than 4% of either (i) its liquidity base at the end of the preceding quarter, or (ii) the average daily balance of its liquidity base during the preceding quarter. The new federal regulations decreased the minimum liquidity requirement from 5%, removed the 1% short-term liquidity requirement, expanded categories of liquid assets and reduced the liquidity base. The Bank's liquidity substantially exceeded the applicable liquidity requirement at June 30, 1998. Simply meeting the liquidity requirement does not automatically mean the Bank has sufficient liquidity for a safe and sound operation. The new final rule includes a separate requirement that each thrift must maintain sufficient liquidity to ensure its safe and sound operation. Thus, adequate liquidity may vary depending on the Bank's overall asset/liability structure, market conditions, the activities of competitors, and the requirements of its own deposit and loan customers. Management believes the Bank's liquidity is sufficient.

Liquidity management is both a daily and long-term responsibility of management. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objective of its asset/liability management program. Along with its liquid assets, the Bank has additional sources of liquidity available including, but not limited to, loan repayments, the ability to obtain deposits through offering above market interest rates and access to advances from the Federal Home Loan Bank (FHLB).

The primary investing activities of the Bank and/or Company are originating loans and purchasing securities. Increases in the Bank's loans receivable used $21.6 million, $22.1 million and $36.6 million of funds during fiscal years 1998, 1997 and 1996, respectively. The growth in the Company's securities portfolio used $11.5 million and $1.4 million during fiscal years 1998 and 1997, respectively, and the decline in the securities portfolio provided $33.0 million during fiscal year 1996. During periods of general interest rate declines, the Bank would be expected to experience increased loan prepayments, which would likely be reinvested at lower interest rates. During a period of increasing interest rates, loan prepayments would be expected to decline, reducing funds available for investment at higher interest rates.

The primary financing activities of the Bank are deposits, repurchase agreements and borrowings. Declines in deposit accounts used $6.1 million, $6.1 million and $5.6 million during fiscal years 1998, 1997 and 1996, respectively. Repurchase agreements provided $32.1 million, $25.7 million and $6.6 million during fiscal years 1998, 1997 and 1996, respectively. Borrowed funds provided $6.5 million, $26.3 million and $1.2 million during fiscal years 1998, 1997 and 1996, respectively.


Capital Resources

Total stockholders' equity increased $2.0 million during the year ended June 30, 1998. Components of the increase largely consisted of current year earnings partially offset by share repurchases of the Holding Company's stock and dividends paid. Total stockholders' equity declined $19.7 million during the year ended June 30, 1997 primarily due to share repurchases and dividends paid partially offset by net income and other smaller increases to stockholders' equity. Share repurchases during fiscal year 1997 included a Modified Dutch Auction Tender Offer in December 1996 whereby the Holding Company purchased 808,000 shares at $26.00 per share. See "Changes in Financial Condition - Stockholders' Equity" and "Consolidated Statements of Changes in Stockholders' Equity" contained in this Annual Report for a detailed analysis of stockholders' equity for fiscal years 1998, 1997 and 1996.

Federal regulations require savings institutions to maintain certain minimum levels of regulatory capital. Regulations require tangible capital divided by total tangible assets to be at least 1.5%; core capital divided by total adjusted tangible assets to be at least 3.0%; and total capital divided by risk-weighted assets must be at least 8.0%. The regulations define tangible, core and total capital as well as tangible assets, adjusted tangible assets and risk-weighted assets. At June 30, 1998, the Bank's tangible, core and total capital ratios were 8.5%, 8.5% and 14.2%, respectively, each in excess of the minimum levels required by regulation (see Note 8 of the Notes to Consolidated Financial Statements contained in this Annual Report.).

Dividends paid by the Holding Company are substantially provided from dividends from the Bank, which, in certain circumstances, must be approved by the Office of Thrift Supervision (OTS). During the year ended June 30, 1998, the Bank received OTS approval for cash dividends to the Holding Company totaling $9.9 million of which $4.9 million was paid during fiscal year 1998 and $5.0 million was paid in July 1998. This compares to fiscal year 1997 dividends totaling $4.5 million in cash and fiscal year 1996 dividends totaling $4.0 million, comprised of $3.1 million in securities and related accrued interest and $900,000 in cash.


             ---------------------------------------------------
            |                     Photo of                      |
            |  Cheryl Warfield, Janice Elias, Michelle Barnett  |
            |  Jill Mayfield, Dominic Mancini, Debbie Seinkner  |
            |                   Todd Humphrey                   |
             ---------------------------------------------------
  Employees from all areas of the institution dedicated their time and energy in converting a new, year 2000 compliant computer system in April.
The new system provides efficient, cost effective solutions to our information system needs and allows us to offer a wider range of products to our customers.


Year 2000

First Federal is highly dependent on computers and computer programs. The operations of First Federal are critical to the accuracy of computers and computer programs. Year 2000 presents the possibility that First Federal or its customers, vendors or correspondent banks may experience processing difficulties or may be subject to errors unless systems and programs are reconfigured to handle the change to the Year 2000. The Company has been addressing and continues to address the Year 2000 issues. The Company's Year 2000 problem resolution process includes such phases as awareness of the problem, assessment of its complexity, renovation, validation and implementation. The resolution process includes contacting third party vendors who are required to provide evidence of their efforts to become Year 2000 compliant. The Company has evaluated and will continue to evaluate each vendor's Year 2000 compliance progress and, if not satisfied, will consider other vendors or other means for obtaining such products or services. Many vendors have provided the Company with a certification or commitment letter noting they are or will be Year 2000 compliant within the Company's specified time frame. The project is headed by First Federal's Vice President of Operations and consists of members from the Bank's internal audit, information systems and facilities departments.

A significant part of Year 2000 compliance was converting the Bank's financial computer system to a new comprehensive software system to run the core banking operation. The conversion was successfully completed on April 27, 1998. In addition to being Year 2000 compliant, this new system allows First Federal to enhance its current services. It was determined that the Bank's previous financial computer system would be too costly to make Year 2000 compliant and would hinder other program development. The capital expenditure for the Bank's new software system was approximately $429,000.

Management believes that the conversion to the new banking system, vendor delivery of compliant systems and modifications to other existing systems will be resolved on a timely basis. Management does not anticipate that the Company's additional efforts regarding Year 2000 compliance will have a material impact on the Company's financial condition, results of operations, liquidity and capital resources, although no assurance can be given in this regard.

The ability of First Federal's loan customers to repay their obligations could be affected by business interruptions caused by Year 2000 problems. The potential impact to First Federal of such problems has not been determined, but could be significant in that customers may be unable to repay their obligations.


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


Market Prices and Dividends Declared

The common stock of FFY Financial Corp. trades on The Nasdaq Stock Market under the symbol "FFYF". As of July 31, 1998, there were 3,998,435 shares outstanding held by approximately 1,397 shareholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). The table below shows the reported high and low trade prices of the common stock and cash dividends per share declared during the years ended June 30, 1998 and 1997.


          June 30, 1998:     High      Low    Dividends
          ---------------------------------------------

          First quarter     28 7/8    25 1/2    $0.20
          Second quarter    33 1/8    27 5/8    $0.20
          Third quarter     36  -     31 7/8    $0.20
          Fourth quarter    35 1/4    32 3/8    $0.20



          June 30, 1997:
          ---------------------------------------------

          First quarter     24 1/4    23 1/2    $0.175
          Second quarter    25 7/8    24  -     $0.175
          Third quarter     25 5/8    25  -     $0.175
          Fourth quarter    26 1/2    25 1/2    $0.175



Quarterly Earnings Summary
--------------------------------
FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)


Quarter ended fiscal 1998                            September 30   December 31   March 31    June 30
                                                     ------------------------------------------------
Total interest income                                  $11,958        12,004       12,074      11,969
Total interest expense                                   6,475         6,351        6,317       6,416
                                                       ----------------------------------------------
Net interest income                                      5,483         5,653        5,757       5,553
Provision for loan losses                                  142           184          115         124
                                                       ----------------------------------------------
Net interest income after provision for loan losses      5,341         5,469        5,642       5,429
Service charges                                            170           183          162         186
Gain on sale of securities available for sale               48            51           54          93
Other non-interest income                                  110           145          294         269
Non-interest expense                                    (2,761)       (2,920)      (3,056)     (3,033)
                                                       ----------------------------------------------
Income before federal income taxes                       2,908         2,928        3,096       2,944
Federal income tax expense                               1,005           988        1,128       1,026
                                                       ----------------------------------------------
Net income                                             $ 1,903         1,940        1,968       1,918
                                                       ==============================================
Basic earnings per share                               $  0.50          0.51         0.53        0.51
                                                       ==============================================
Diluted earnings per share                             $  0.49          0.50         0.51        0.50
                                                       ==============================================


Quarter ended fiscal 1997                            September 30   December 31   March 31    June 30
                                                     ------------------------------------------------
Total interest income                                  $11,209        11,588       11,418      11,709
Total interest expense                                   5,596         5,957        6,051       6,219
                                                       ----------------------------------------------
Net interest income                                      5,613         5,631        5,367       5,490
Provision for loan losses                                  155           198          208         126
                                                       ----------------------------------------------
Net interest income after provision for loan losses      5,458         5,433        5,159       5,364
Service charges                                            129           140          135         159
Gain (loss) on sale of securities available for sale      (543)          173           24          25
Other non-interest income                                   90            79           97         109
Non-interest expense                                    (5,923)       (2,984)      (2,617)     (2,764)
                                                       ----------------------------------------------
Income (loss) before federal income taxes                 (789)        2,841        2,798       2,893
Federal income tax expense (benefit)                      (293)          940          887         886
                                                       ----------------------------------------------
Net income (loss)                                      $  (496)        1,901        1,911       2,007
                                                       ==============================================
Basic earnings (loss) per share                        $ (0.10)         0.40         0.48        0.52
                                                       ==============================================
Diluted earnings (loss) per share                      $ (0.10)         0.39         0.47        0.50
                                                       ==============================================


--------------------
Note: Certain amounts in the 1998 and 1997 quarterly earnings data have been reclassified to conform with the presentation of the Selected Consolidated Financial Information included in this Annual Report.



FFY Financial Corp. and Subsidiaries

Consolidated Financial Statements

June 30, 1998 and 1997


(With Independent Auditors' Report Thereon)


                    FFY FINANCIAL CORP. AND SUBSIDIARIES

                              Table of Contents
                              -----------------


Consolidated Statements of Financial Condition
June 30, 1998 and 1997
Consolidated Statements of Income
  Years ended June 30, 1998, 1997, and 1996
Consolidated Statements of Changes in Stockholders' Equity
  Years ended June 30, 1998, 1997, and 1996
Consolidated Statements of Cash Flows
  Years ended June 30, 1998, 1997, and 1996
Notes to Consolidated Financial Statements
  June 30, 1998, 1997, and 1996
Independent Auditors' Report


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
               Consolidated Statements of Financial Condition
                           June 30, 1998 and 1997

                      Assets                                           1998           1997
                      ------                                           ----           ----

Cash                                                               $  4,362,127      3,631,798
Interest-bearing deposits                                             5,713,055      6,215,957
Short-term investments                                                        -        160,000
                                                                   ---------------------------
      Total cash and cash equivalents                                10,075,182     10,007,755
Securities available for sale                                       140,793,201    112,036,159
Loans receivable, net of allowance for loan losses of
 $2,740,169 and $2,961,810, respectively                            482,463,396    460,711,635
Interest and dividends receivable on securities                       1,421,574      1,239,988
Interest receivable on loans                                          2,698,117      2,524,542
Federal Home Loan Bank stock, at cost                                 4,511,500      4,094,500
Office properties and equipment, net                                  7,920,660      7,797,721
Other assets                                                          1,862,863        837,075
                                                                   ---------------------------
      Total assets                                                 $651,746,493    599,249,375
                                                                   ===========================

               Liabilities and Stockholders' Equity
               ------------------------------------

Deposits                                                           $444,017,422    450,223,793
Securities sold under agreements to repurchase
  Short-term                                                         13,088,323      7,307,248
  Long-term                                                          51,300,000     25,000,000
Borrowed funds                                                       33,985,000     27,455,000
Advance payments by borrowers for taxes and insurance                 2,621,514      2,313,090
Other payables and accrued expenses                                  22,518,533      4,776,028
                                                                   ---------------------------
      Total liabilities                                             567,530,792    517,075,159
                                                                   ---------------------------

Commitments and contingencies

Stockholders' equity
  Preferred stock, $.01 par value; authorized 5,000,000 shares,
   none outstanding                                                           -              -
  Common stock, $.01 par value; authorized 15,000,000 shares,
   issued 6,630,000 shares                                               66,300         66,300
  Additional paid-in capital                                         65,118,141     64,506,573
  Retained earnings, substantially restricted                        79,428,438     74,599,977
  Treasury stock, at cost (2,619,010 and 2,485,160 shares,
   respectively)                                                    (57,893,563)   (53,387,258)
  Net unrealized holding gain on securities available for sale, net of deferred federal income tax of $419,000 and $57,000,
   respectively                                                         812,737        111,796
  Common stock purchased by
   Employee Stock Ownership and 401(k) Plan                          (3,034,562)    (3,441,382)
   Recognition and Retention Plans                                     (281,790)      (281,790)
                                                                   ---------------------------
      Total stockholders' equity                                     84,215,701     82,174,216
                                                                   ===========================
      Total liabilities and stockholders' equity                   $651,746,493    599,249,375
                                                                   ===========================


See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Income
                  Years ended June 30, 1998, 1997 and 1996

                                                             1998           1997          1996
                                                             ----           ----          ----

Interest income
  Loans                                                   $39,785,064    38,417,621    35,663,968
  Securities available for sale                             7,622,185     6,552,936     7,072,955
  Securities held to maturity                                       -             -       374,084
  Federal Home Loan Bank stock                                312,213       278,841       257,749
  Other interest-earning assets                               286,969       675,843       347,498
                                                          ---------------------------------------
      Total interest income                                48,006,431    45,925,241    43,716,254
                                                          ---------------------------------------

Interest expense
  Deposits                                                 21,282,008    21,699,053    22,061,881
  Securities sold under agreements to repurchase
    Short-term                                                871,761       483,448        41,941
    Long-term                                               2,043,340       559,167             -
  Borrowed funds                                            1,361,933     1,082,015        29,887
                                                          ---------------------------------------
      Total interest expense                               25,559,042    23,823,683    22,133,709
                                                          ---------------------------------------
      Net interest income                                  22,447,389    22,101,558    21,582,545

Provision for loan losses                                     565,521       687,642       324,870
                                                          ---------------------------------------
      Net interest income after provision for
       loan losses                                         21,881,868    21,413,916    21,257,675
                                                          ---------------------------------------

Noninterest income
  Service charges                                             700,445       563,443       522,201
  Gain (loss) on sale of securities available for sale        246,473      (320,290)       29,901
  Other                                                       818,058       375,217       548,082
                                                          ---------------------------------------
      Total noninterest income                              1,764,976       618,370     1,100,184
                                                          ---------------------------------------

Noninterest expense
  Salaries and employee benefits                            6,076,824     5,883,557     6,262,755
  Net occupancy and equipment                               1,805,939     1,644,858     1,676,561
  Insurance and bonding                                       493,752     3,839,783     1,289,153
  State and local taxes                                     1,077,154     1,085,987     1,045,661
  Other                                                     2,316,964     1,834,158     1,716,747
                                                          ---------------------------------------
      Total noninterest expense                            11,770,633    14,288,343    11,990,877
                                                          ---------------------------------------
      Income before federal income taxes                   11,876,211     7,743,943    10,366,982
Federal income taxes                                        4,147,000     2,420,000     3,465,000
                                                          ---------------------------------------
      Net income                                          $ 7,729,211     5,323,943     6,901,982
                                                          =======================================
Basic earnings per share                                  $      2.06          1.23          1.43
                                                          =======================================
Diluted earnings per share                                $      1.98          1.19          1.37
                                                          =======================================


See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
         Consolidated Statements of Changes in Stockholders' Equity
                  Years ended June 30, 1998, 1997 and 1996

                                                                                       Common Stock
                                                                                  ----------------------
                                                                                    Shares
                                                                                  Outstanding    Amount
                                                                                  -----------    ------

Balance at June 30, 1995                                                           5,427,712     $66,300

Net income                                                                                 -           -
Dividends paid, $.575 per share                                                            -           -
Treasury stock purchased                                                            (524,315)          -
Stock options exercised                                                              179,801           -
Common stock used to exercise options                                                 (2,000)          -
Amortization of ESOP expense                                                               -           -
Amortization of RRP stock awards                                                           -           -
Tax benefit related to RRP stock awards                                                    -           -
Tax benefit related to exercise of stock options                                           -           -
Difference between average fair value per share and cost per
 share on ESOP shares committed to be released                                             -           -
Change in unrealized holding (loss) on securities available for sale, net                  -           -
                                                                                   ---------------------
Balance at June 30, 1996                                                           5,081,198      66,300

Net income                                                                                 -           -
Dividends paid, $.675 per share                                                            -           -
Treasury stock purchased                                                            (994,210)          -
Stock options exercised                                                               59,352           -
Common stock used to exercise options                                                 (1,500)          -
Amortization of KSOP expense                                                               -           -
Amortization of RRP stock awards                                                           -           -
Tax benefit related to RRP stock awards                                                    -           -
Tax benefit related to exercise of stock options                                           -           -
Difference between average fair value per share and cost per
 share on KSOP shares committed to be released                                             -           -
Change in unrealized holding gain (loss) on securities available for sale, net             -           -
                                                                                   ---------------------

Balance at June 30, 1997                                                           4,144,840      66,300

Net income                                                                                 -           -
Dividends paid, $.775 per share                                                            -           -
Treasury stock purchased                                                            (167,543)          -
Stock options exercised                                                               33,693           -
Amortization of KSOP expense                                                               -           -
Tax benefit related to exercise of stock options                                           -           -
Difference between average fair value per share and cost per
 share on KSOP shares committed to be released                                             -           -
Change in unrealized holding gain on securities available for sale, net                    -           -
                                                                                   ---------------------

Balance at June 30, 1998                                                           4,010,990     $66,300
                                                                                   =====================

                                                 Net                 Common Stock
                                             Unrealized              Purchased By
                                            Holding Gain     ----------------------------
                                              (Loss) on       Employee
Additional                                   Securities      Stock Own-      Recognition
 Paid-In       Retained       Treasury      Available for    ership and     and Retention
 Capital       Earnings        Stock            Sale         401(k) Plan        Plans           Total
----------     --------       --------      -------------    -----------    -------------       -----

64,141,649    68,045,469    (19,929,218)      (327,626)      (4,308,372)     (1,288,104)     106,400,098
         -     6,901,982              -              -                -               -        6,901,982
         -    (2,781,473)             -              -                -               -       (2,781,473)
         -             -    (11,783,245)             -                -               -      (11,783,245)
(1,464,270)            -      3,262,280              -                -               -        1,798,010
         -             -        (42,000)             -                -               -          (42,000)
         -             -              -              -          442,680               -          442,680
         -             -              -              -                -         674,814          674,814
   224,508             -              -              -                -               -          224,508
   101,932             -              -              -                -               -          101,932
   525,382             -              -              -                -               -          525,382
         -             -              -       (541,835)               -               -         (541,835)
--------------------------------------------------------------------------------------------------------
63,529,201    72,165,978    (28,492,183)      (869,461)      (3,865,692)       (613,290)     101,920,853
--------------------------------------------------------------------------------------------------------
         -     5,323,943              -              -                -               -        5,323,943
         -    (2,889,944)             -              -                -               -       (2,889,944)
         -             -    (25,982,802)             -                -               -      (25,982,802)
  (532,457)            -      1,125,977              -                -               -          593,520
         -             -        (38,250)             -                -               -          (38,250)
         -             -              -              -          424,310               -          424,310
         -             -              -              -                -         331,500          331,500
   296,657             -              -              -                -               -          296,657
   575,301             -              -              -                -               -          575,301
   637,871             -              -              -                -               -          637,871
         -             -              -        981,257                -               -          981,257
--------------------------------------------------------------------------------------------------------
64,506,573    74,599,977    (53,387,258)       111,796       (3,441,382)       (281,790)      82,174,216
--------------------------------------------------------------------------------------------------------
         -     7,729,211              -              -                -               -        7,729,211
         -    (2,900,750)             -              -                -               -       (2,900,750)
         -             -     (5,239,911)             -                -               -       (5,239,911)
  (396,676)            -        733,606              -                -               -          336,930
         -             -              -              -          406,820               -          406,820
   152,987             -              -              -                -               -          152,987
   855,257             -              -              -                -               -          855,257
         -             -              -        700,941                -               -          700,941
--------------------------------------------------------------------------------------------------------
65,118,141    79,428,438    (57,893,563)       812,737       (3,034,562)       (281,790)      84,215,701
========================================================================================================


See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                    Consolidated Statements of Cash Flows
                  Years ended June 30, 1998, 1997 and 1996

                                                                        1998           1997           1996
                                                                        ----           ----           ----

Cash flows from operating activities
  Net income                                                        $  7,729,211      5,323,943      6,901,982
  Adjustments to reconcile net income to net cash provided by operating activities
    Depreciation                                                         969,042        909,632        954,646
    Amortization and accretion                                           381,801        406,691        936,630
    Deferred federal income taxes                                        261,000        696,000        (74,000)
    Net (gain) loss on sale of securities                               (246,473)       320,290        (29,901)
    Gain on sale of loans                                               (134,211)             -              -
    Loans originated held for sale                                    (4,988,080)             -              -
    Proceeds from sales of loans originated for sale                   5,077,069              -              -
    Provision for loan losses                                            565,521        687,642        324,870
    Federal Home Loan Bank stock dividend                               (304,700)      (270,400)      (250,100)
    (Increase) decrease in interest receivable                          (355,161)       393,880        194,029
    Tax benefits related to employee plans                               152,987        871,958        326,440
    Other, net                                                           555,641        895,238        566,563
                                                                    ------------------------------------------
      Net cash provided by operating activities                        9,663,647     10,234,874      9,851,159
                                                                    ------------------------------------------

Cash flows from investing activities
  Proceeds from maturity of securities available for sale             16,727,605     30,000,000     56,000,000
  Proceeds from sales of securities available for sale                41,929,782     44,044,024      5,350,377
  Purchase of securities available for sale                          (99,324,173)   (83,710,035)   (26,867,259)
  Purchase of securities held to maturity                                      -              -     (4,099,233)
  Purchase of Federal Home Loan Bank stock                              (112,300)       (50,300)             -
  Principal receipts on securities available for sale                 29,165,393      8,308,925      1,400,719
  Principal receipts on securities held to maturity                            -              -      1,227,662
  Net increase in loans                                              (21,563,866)   (22,119,550)   (36,575,292)
  Purchase of office properties and equipment                         (1,136,981)      (747,167)      (877,912)
  Investment in real estate development joint venture                   (766,241)             -              -
  Other, net                                                              (6,017)        14,466         46,122
                                                                    ------------------------------------------
      Net cash used in investing activities                          (35,086,798)   (24,259,637)    (4,394,816)
                                                                    ------------------------------------------

Cash flows from financing activities
  Net decrease in deposits                                            (6,138,251)    (6,138,675)    (5,606,561)
  Net increase in securities sold under agreements to repurchase
    Short-term                                                         5,781,075        667,695      6,639,553
    Long-term                                                         26,300,000     25,000,000              -
  Net increase in borrowed funds                                       6,530,000     26,255,000      1,200,000
  Treasury stock purchases                                            (5,239,911)   (25,982,802)   (11,783,245)
  Dividends paid                                                      (2,900,750)    (2,889,944)    (2,781,473)
  Proceeds from stock options exercised                                  336,930        555,270      1,756,010
  Increase (decrease) in amounts due to bank                             695,939     (1,551,024)     1,452,469
  Other, net                                                             125,546       (145,399)       195,050
                                                                    ------------------------------------------
      Net cash provided by (used in) financing activities             25,490,578     15,770,121     (8,928,197)
                                                                    ------------------------------------------
Net increase (decrease) in cash and cash equivalents                      67,427      1,745,358     (3,471,854)
Cash and cash equivalents at beginning of year                        10,007,755      8,262,397     11,734,251
                                                                    ------------------------------------------
Cash and cash equivalents at end of year                            $ 10,075,182     10,007,755      8,262,397
                                                                    ==========================================
Supplemental disclosure of cash flow information
  Cash payments of interest expense                                 $ 25,095,614     23,716,934     21,986,359
  Cash payments of income taxes                                        4,150,000        780,000      2,855,000
                                                                    ==========================================

Supplemental schedule of noncash investing activities
  Real estate acquired through foreclosure                          $    643,725        479,854        251,849
  Real estate sales by loan issuance                                     543,500        455,400        282,000
                                                                    ==========================================


See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                 Notes to Consolidated Financial Statements
                        June 30, 1998, 1997 and 1996

(1)   Summary of Significant Accounting Policies
      ------------------------------------------

      (a)   Principles of Consolidation
            ---------------------------

            The consolidated financial statements of the Company include the accounts of FFY Financial Corp. (FFY or Holding Company) and its wholly owned subsidiaries, First Federal Savings Bank of Youngstown (First Federal or Bank) and FFY Holdings, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

      (b)   Basis of Presentation
            ---------------------

            The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated statement of financial condition and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (c)   Cash and Cash Equivalents
            -------------------------

            The Company considers all highly liquid debt instruments with purchased maturities of three months or less to be cash equivalents. Cash equivalents include interest-bearing deposits and short-term investments.

      (d)   Securities
            ----------

            Management determines the appropriate classification of securities at the time of purchase. Debt and equity securities, including mortgage-backed securities, are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported in a separate component of stockholders' equity, net of tax. Available-for-sale securities are those which management may decide to sell, if needed, for liquidity, asset/liability management, or other reasons. Unrealized holding gains and losses, net of the related tax effect, are excluded from earnings and reported as a separate component of stockholders' equity until realized. Gain or loss on the sale of securities is recognized using the specific identification method. Premiums and discounts are amortized using the interest method over the estimated life. A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividends and interest income are recognized when earned.

      (e)   Loans and Related Fees and Costs
            --------------------------------

            Loans receivable originated with the intent to hold to maturity are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is accrued and credited to income as earned. The accrual of interest is discontinued generally when a loan is more than 90 days delinquent or otherwise doubtful of collection. Such interest ultimately collected is credited to income in the period of recovery. Loans are returned to accrual status when both principal and interest are current, and the loan is determined to be performing in accordance with the applicable loan terms.

            Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield. The Bank is amortizing these amounts using the interest method over the contractual life of the related loans.

            The Company currently sells loans to Federal National Mortgage Association in the secondary market and delivers shortly after funding. Mortgage loans held for sale are carried at the lower of cost or market value, determined on a net aggregate basis.

            Mortgage servicing rights associated with loans originated and sold, where servicing is retained, are capitalized and included in other assets in the statement of financial condition. The servicing rights capitalized are amortized in proportion to and over the period of estimated servicing income. Management measures impairment of servicing rights based on prepayment trends and external market factors. Any impairment is recorded as a valuation allowance. The Company accounts for mortgage servicing rights under Statement of Financial Accounting Standards (SFAS) No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. The adoption of SFAS No. 125 on January 1, 1997 did not have a material impact on the Company's financial condition or results of operations.

      (f)   Provision for Loan Losses
            -------------------------

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

            Management considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Significant factors impacting management's judgment in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of borrower or any case when the expected future cash payments may be less than the recorded amount. Accordingly, the Company measures impaired loans based on the present value of expected future cash flows, discounted at the loan's effective interest rate, or at the loan's observable market price or fair value of collateral if the loan is collateral dependent. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

      (g)   Office Properties and Equipment
            -------------------------------

            Land is carried at cost. Office properties and equipment are stated at cost less accumulated depreciation. Depreciation is computed on the straight-line method over the estimated useful lives of the assets. Estimated lives are 10 to 40 years for office properties, including improvements, and 3 to 10 years for equipment. Leasehold improvements are depreciated using the straight-line method over the terms of the related leases.

      (h)   Repurchase Agreements
            ---------------------

            The Bank enters into sales of securities under agreements to repurchase securities of the same agency bearing the identical contract rate and similar remaining weighted average maturities as the original securities that result in approximately the same market yield.

      (i)   Income Taxes
            ------------

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

      (j)   Earnings Per Share
            ------------------

            In February 1997, the Financial Accounting Standards Board
            (FASB) issued SFAS No. 128, Earnings Per Share. This statement requires the presentation of basic and diluted earnings per share which supersedes the presentation of primary and fully diluted earnings per share under Accounting Principles Board
            (APB) Opinion No. 15. The Company adopted SFAS No. 128 effective December 31, 1997 and all prior periods have been restated to comply with SFAS No. 128. The computation of basic and diluted earnings per share is shown in the following table.

                                                                Years Ended June 30,
                                                        ------------------------------------
                                                           1998         1997         1996
                                                           ----         ----         ----

      Basic earning per share computation:
        Numerator - Net income                          $7,729,211    5,323,943    6,901,982
        Denominator -
          Weighted average common shares
           outstanding                                   3,757,945    4,325,228    4,837,468
      Basic earnings per share                          $     2.06         1.23         1.43
                                                        ====================================

      Diluted earnings per share computation:
        Numerator - Net income                           7,729,211    5,323,943    6,901,982
        Denominator -
          Weighted average common shares
           outstanding                                   3,757,945    4,325,228    4,837,468
          Dilutive effect of stock options                 139,081      138,591      204,419
                                                        ------------------------------------
            Weighted average common shares and
             common stock equivalents                    3,897,026    4,463,819    5,041,887
      Diluted earnings per share                        $     1.98         1.19         1.37
                                                        ====================================


      (k)   Effect of New Financial Accounting Standards
            --------------------------------------------

            In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income. This statement establishes standards for businesses to disclose comprehensive income and its components in their general purpose financial statements. SFAS No. 130 requires the reporting of all items of comprehensive income in a financial statement that is displayed with the same prominence as other financial statements. This statement also requires that an enterprise classify items of other comprehensive income by their nature in a financial statement and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid in capital in the equity section of the statement of financial condition. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997 and reclassification of comparative financial statements is required for interim periods. Implementation of SFAS No. 130 will require a revised presentation in future financial statements but will not otherwise affect the Company.

            In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain financial and descriptive information about operating segments. This statement also establishes standards for related disclosures about products and services, any major customers, and geographic areas in which an enterprise operates. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. Management does not believe the implementation of SFAS No. 131 will result in the identification of other reportable business segments.

            In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88 and 106. This statement amends disclosure requirements with respect to pensions and other postretirement benefits. It does not change any of the current guidance on measurement or recognition related to these areas. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. Implementation of SFAS No. 132 will require revised disclosure in future financial statements but will not otherwise affect the Company.

            In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement standardizes the accounting for derivative contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial condition and measure them at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. Management is currently evaluating the effects SFAS No. 133 will have on the Company's financial condition or results of operations.

      (l)   Reclassifications
            -----------------

            Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year's presentation.

(2)   Securities
      ----------

      A summary of securities available for sale is as follows:

                                                   Gross         Gross
                                  Amortized      Unrealized    Unrealized
                                     Cost          Gains         Losses      Fair Value
                                 -------------------------------------------------------

June 30, 1998
  Federal agency obligations     $ 35,049,270      234,661       (1,374)      35,282,557
  Mortgage-backed securities       81,580,115      150,652     (287,033)      81,443,734
  Tax-exempt securities            20,778,093      310,930      (39,747)      21,049,276
  Equity securities                   637,000      622,156            -        1,259,156
  Other securities                  1,516,986      261,674      (20,182)       1,758,478
                                 -------------------------------------------------------
      Totals                     $139,561,464    1,580,073     (348,336)     140,793,201
                                 =======================================================

June 30, 1997
  U.S. Government obligations    $  2,004,933            -       (5,245)       1,999,688
  Federal agency obligations       24,975,178       42,456     (135,597)      24,882,037
  Mortgage-backed securities       75,718,129      178,522     (222,344)      75,674,307
  Tax-exempt securities             7,415,773       67,346       (7,567)       7,475,552
  Equity securities                   753,350      177,550      (25,325)         905,575
  Other securities                  1,000,000       99,000            -        1,099,000
                                 -------------------------------------------------------
      Totals                     $111,867,363      564,874     (396,078)     112,036,159
                                 =======================================================


      Federal agency obligations consist of Federal National Mortgage Association (FNMA), Federal Home Loan Bank (FHLB), and Federal Home Loan Mortgage Corporation (FHLMC) securities. Mortgage-backed securities consist of FNMA, FHLMC, and Government National Mortgage Association (GNMA) pass-through certificates. Tax-exempt securities consist of obligations of school and city districts and general obligations of various cities and municipalities. Other securities consist of equity investments in limited partnerships.

      The amortized cost and fair values of debt securities available for sale at June 30, 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have a contractual maturity.

                                                   Amortized
                                                      Cost        Fair Value
                                                   ---------      ----------

            Within one year                       $ 11,620,295     11,695,474
            After one year through five years       31,628,937     31,826,729
            After five years through ten years      24,348,977     24,442,503
            After ten years                         71,326,255     71,569,339
                                                  ---------------------------
                                                  $138,924,464    139,534,045
                                                  ===========================


      The weighted average tax-equivalent annual yield of securities available for sale at June 30, 1998 and 1997, was 6.28 percent and
      6.88 percent, respectively.

      Gross proceeds from sales of securities available for sale during the years ended June 30, 1998, 1997, and 1996 totaled $41,929,782;
      $44,044,024; and $5,350,377, respectively. Gross realized gains and losses on sales of securities available for sale totaled $324,487 and $78,014, respectively, for the year ended June 30, 1998; $133,222 and $453,512, respectively, during the year ended June 30, 1997; and $37,874 and $7,973, respectively, during the year ended June 30, 1996.

(3)   Loans Receivable
      ----------------

      Following is a summary of loans receivable at June 30, 1998 and 1997:

                                                              1998           1997
                                                              ----           ----

            First mortgage loans
              Secured by one-to-four family residences    $354,202,256    349,052,874
              Secured by other properties                   15,658,952     16,294,053
              Commercial                                    28,606,137     30,996,899
              Construction and development loans,
               primarily residential                        23,998,473     23,179,215
                                                          ---------------------------

                                                           422,465,818    419,523,041

            Consumer and other loans
              Automobile                                    12,161,179     16,349,407
              Home equity                                   37,911,516     33,269,070
              90-day notes                                  17,677,306      1,322,589
              Other                                          4,132,170      3,886,376
                                                          ---------------------------
                                                            71,882,171     54,827,442
                                                          ---------------------------
                                                           494,347,989    474,350,483

            Less
              Undisbursed loans in process                   6,556,642      7,861,460
              Net deferred loan origination fees             2,587,782      2,815,578
              Allowance for loan losses                      2,740,169      2,961,810
                                                          ---------------------------

                                                            11,884,593     13,638,848
                                                          ---------------------------

                                                          $482,463,396    460,711,635
                                                          ===========================

            Weighted average annual yield at year-end            8.21%          8.28%


      Activity in the allowance for loan losses for the years ended June 30, 1998, 1997, and 1996 is summarized as follows:

                                                  1998         1997          1996
                                                  ----         ----          ----

            Balance at beginning of year       $2,961,810     3,439,305    3,159,022
            Provision charged to operations       565,521       687,642      324,870
            Charge-offs                          (839,704)   (1,198,867)     (77,017)
            Recoveries                             52,542        33,730       32,430
                                               -------------------------------------
            Balance at end of year             $2,740,169     2,961,810    3,439,305
                                               =====================================


      Real estate owned, troubled debt restructurings, and nonaccrual loans, as well as the related impact on income in the accompanying consolidated statements of income, were immaterial for 1998, 1997, and 1996. At June 30, 1998 and 1997, non-accrual loans consisted primarily of one-to-four family residences and amounted to $2,733,572 and $3,255,207, respectively. Impaired loans under SFAS No. 114 were immaterial at June 30, 1998 and 1997.

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The outstanding principal balance of loans serviced for others totaled $4,970,433 at June 30, 1998. Capitalized net mortgage servicing rights were approximately $48,000 at June 30, 1998. The Bank did not sell loans to outside investors prior to the fiscal year ended June 30, 1998.

      In the normal course of business, the Bank extends loans to directors and executive officers of the Company and their affiliates. All of these loans were made on substantially the same terms as loans to other individuals and businesses of comparable creditworthiness. The aggregate balance of loans greater than $60,000 was $569,000 and $467,000 at June 30, 1998 and 1997, respectively.

(4)   Office Properties and Equipment
      -------------------------------

      Following is a summary of office properties and equipment by major classifications as of June 30, 1998 and 1997:

                                                                 1998           1997
                                                                 ----           ----

            Land                                              $ 1,617,581     1,662,581
            Buildings                                           8,486,417     8,401,966
            Furniture and equipment                             2,662,966     2,451,774
            Computer equipment and software                     3,535,201     2,734,521
            Automobiles                                           113,697        91,261
            Leasehold improvements                                401,822       401,822
                                                              -------------------------

                                                               16,817,684    15,743,925
            Less accumulated depreciation and amortization      8,897,024     7,946,204
                                                              -------------------------
                                                              $ 7,920,660     7,797,721
                                                              =========================


(5)   Deposits
      --------

      Following is an analysis of interest-bearing deposits, which consist of various savings and certificate accounts with varying interest rates, as of June 30, 1998 and 1997:

                                                     1998                      1997
                 Account Type               ----------------------    ----------------------
           and Stated Interest Rate            Amount         %          Amount         %
           ------------------------            ------        ---         ------        ---

      NOW accounts, up to 2.50%             $ 34,381,993      7.74    $ 31,235,718      6.94
      Money market accounts, up
       to 4.41%                               28,058,912      6.32      22,822,047      5.07
      Passbook accounts, 2.50 % to 3.00%      93,276,617     21.01     107,575,383     23.89
                                            ------------------------------------------------
                                             155,717,522     35.07     161,633,148     35.90

      Certificate accounts
        4.00% to 4.99%                        29,483,863      6.64       8,808,465      1.96
        5.00% to 5.99%                       141,125,055     31.78     146,339,271     32.50
        6.00% to 6.99%                       109,895,025     24.75     124,649,185     27.69
        7.00% to 7.99%                         7,795,957      1.76       8,793,724      1.95
                                            ------------------------------------------------
                                             288,299,900     64.93     288,590,645     64.10
                                            ------------------------------------------------
                                            $444,017,422    100.00    $450,223,793    100.00
                                            ================================================


      At June 30, 1998 and 1997, scheduled maturities of certificate accounts are as follows:

                                                     1998                      1997
                                            ----------------------    ----------------------
                                               Amount         %          Amount         %
                                               ------        ---         ------        ---

            Less than 12 months             $163,691,247     56.78    $132,906,239     46.05
            13 to 24 months                   67,829,342     23.53      78,474,344     27.19
            25 to 36 months                   19,414,656      6.73      44,962,940     15.58
            37 to 48 months                   18,091,111      6.27      11,976,052      4.15
            49 to 60 months                   15,967,370      5.54      19,103,375      6.62
            Over 60 months                     3,306,174      1.15       1,167,695       .41
                                            ------------------------------------------------
                                            $288,299,900    100.00    $288,590,645    100.00
                                            ================================================


      The 1998 amounts above include callable certificate accounts totaling $9,681,669. Management may decide to call such certificates if market conditions dictate. Call options are 12 months for 36-month accounts and 24 months for 60- and 84-month accounts.

      Following is a summary of certificate accounts of $100,000 or more by remaining maturities at June 30, 1998:


            Three months or less          $ 6,597,782
            Over three to six months       11,476,932
            Over six to twelve months      10,700,606
            Over twelve months             19,775,033
                                          -----------
                                          $48,550,353
                                          ===========


      At June 30, 1998 and 1997, certificate accounts included $1,524,648 and $5,000,000, respectively, in customer deposits for which U.S. Government obligations, federal agency obligations and/or mortgage-backed securities with a market value, including accrued interest, totaling $2,773,972 and $6,089,960, respectively, were pledged as collateral. The weighted average rate of the certificate accounts was
      5.45 percent and 4.85 percent, respectively, at June 30, 1998 and 1997. The certificates at June 30, 1998 for which securities are pledged are scheduled to mature from July 1998 to April 2002. The certificate at June 30, 1997 for which securities were pledged matured in July 1997.

      Interest expense on deposits for the years ended June 30, 1998, 1997, and 1996 is summarized below:

                                     1998            1997           1996
                                     ----            ----           ----

        NOW accounts              $   636,915        620,759        577,515
        Money market accounts         762,231        734,075        855,795
        Passbook accounts           2,683,094      3,302,590      3,471,378
        Certificate accounts       17,199,768     17,041,629     17,157,193
                                  -----------------------------------------
                                  $21,282,008     21,699,053     22,061,881
                                  =========================================


      The weighted average interest rate on deposits was 4.63 percent and
      4.81 percent at June 30, 1998 and 1997, respectively.

(6)   Securities Sold Under Agreements to Repurchase
      ----------------------------------------------

      At June 30, 1998 and 1997, securities sold under agreements to repurchase were as follows:

                                                               1998           1997
                                                               ----           ----

      Short-term
        Repurchase agreements                               $13,088,323     7,307,248
        Federal agency obligations
         pledged as collateral
          Book value, including accrued interest             15,376,953     8,179,608
          Market value, including accrued interest           15,490,196     8,153,268
        Average balance outstanding during the year          15,240,783     7,915,988
        Maximum amount outstanding at any month-end          22,656,754    11,628,633
        Weighted average interest rate                            5.76%         5.96%
      Long-term
        Repurchase agreements                               $51,300,000    25,000,000
        Mortgage-backed securities pledged as collateral
          Book value, including accrued interest             56,146,814    28,553,417
          Market value, including accrued interest           55,984,488    28,627,181
        Average balance outstanding during the year          34,241,398     9,077,381
        Maximum amount outstanding at any month-end          51,300,000    25,000,000
        Weighted average interest rate                            5.76%         6.10%


      Short- and long-term repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The pledged securities, although held in safekeeping outside the Bank, remain in the asset accounts. A summary of individual long-term repurchase agreements at June 30, 1998 with respect to maturity and call dates is summarized in the table below. The call dates renew every three months and are at the option of the buyer.

            Maturity     Earliest Call        1998            1997
            --------     -------------        ----            ----

            2/19/02         2/19/00        $25,000,000     25,000,000
            1/16/03         1/16/01         10,000,000             --
            3/19/01         3/19/99         16,300,000             --


(7)   Borrowed Funds
      --------------

      Borrowed funds at June 30, 1998 and 1997 are summarized as follows:

                                           1998                       1997
                                  -----------------------    -----------------------
                                                 Weighted                   Weighted
                                                 Average                    Average
                                    Amount         Rate        Amount         Rate
                                    ------       --------      ------       --------

Advances from the Federal Home
  Loan Bank of Cincinnati
  Line of credit advances         $ 2,985,000     6.02%      $ 2,455,000     5.80%
  Repo-based advances              31,000,000     5.56%       25,000,000     5.59%
                                  -----------------------------------------------
                                  $33,985,000     5.60%      $27,455,000     5.68%
                                  ===============================================


      Advances from the Federal Home Loan Bank (FHLB) of Cincinnati are secured by a blanket mortgage collateral agreement for 150 percent of outstanding advances, amounting to $50,977,500. The FHLB line of credit advances have rates that are either fixed or adjust daily. Fixed-rate line of credit advances must be repaid at the end of the commitment term whereas adjustable-rate line of credit advances can be repaid all or in-part daily. All the line of credit advances outstanding at June 30, 1998 and 1997 were adjustable. The repo-based advances have 30-day fixed-rate terms. These advances require interest payments at maturity.

(8)   Compliance with Regulatory Capital Requirements
      -----------------------------------------------

      Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1998, the minimum regulatory capital regulations require institutions to have tangible capital to total tangible assets of 1.5 percent; a minimum leverage ratio of core (Tier
      1) capital to total adjusted tangible assets of 3.0 percent; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0 percent, of which 4.0 percent must be core capital.

      Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on average total assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.

      The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

      Management believes that, as of June 30, 1998 and 1997, the Bank meets all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized by the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

      The following is a reconciliation of the Bank's GAAP and Regulatory capital, and a summary of the Bank's actual capital ratios compared with the OTS minimum bank capital adequacy requirements and their requirements for classification as well capitalized at June 30, 1998 and 1997:

                                                                        Tier-1         Tier-1          Total
                                          Equity        Tangible         Core        Risk-Based     Risk-Based
      June 30, 1998                      Capital         Equity         Capital        Capital        Capital
      -------------                      -------        --------        -------      ----------     ----------

      GAAP capital                     $ 53,382,413     53,382,413     53,382,413     53,382,413     53,382,413
      Unrealized appreciation or
       gain on securities available
       for sale, net                                       (37,549)       (37,549)       (37,549)       (37,549)
      General loan valuation
       allowances                                                -              -              -      2,037,651
      Other, net                                           (48,565)       (48,565)       (48,565)      (517,443)
                                                       --------------------------------------------------------
      Regulatory capital                                53,296,299     53,296,299     53,296,299     54,865,072
                                                       --------------------------------------------------------
      Total assets                      629,186,295
                                       ------------
      Adjusted total assets                            629,278,873    629,278,873
                                                       --------------------------
      Risk-weighted assets                                                           383,853,411    383,853,411
                                                                                     --------------------------
      Actual capital ratio                    8.48%          8.47%          8.47%         13.88%         14.29%
      Minimum capital adequacy
       requirements                                          1.50%          3.00%                         8.00%
      Regulatory capital category
        Well capitalized - equal to
         or greater than                                                    5.00%          6.00%         10.00%


                                                                         Core/         Tier-1          Total
                                          Equity        Tangible       Leverage      Risk-Based     Risk-Based
      June 30, 1997                      Capital         Capital        Capital        Capital        Capital
      -------------                      -------        --------       --------      ----------     ----------

      GAAP capital                     $ 55,262,513     55,262,513     55,262,513     55,262,513     55,262,513
      Unrealized depreciation or
       loss on securities available
       for sale, net                                        67,287         67,287         67,287         67,287
      General loan valuation
       allowances                                                -              -              -      2,621,993
                                                       --------------------------------------------------------
      Regulatory capital                                55,329,800     55,329,800     55,329,800     57,951,793
                                                       --------------------------------------------------------
      Total assets                      578,810,029
                                       ------------
      Adjusted total assets                            579,055,549    579,055,549
                                                       --------------------------
      Risk-weighted assets                                                           340,085,000    340,085,000
                                                                                     --------------------------
      Actual capital ratio                    9.55%          9.56%          9.56%         16.27%         17.04%
      Minimum capital adequacy
       requirements                                          1.50%          4.00%                         8.00%
      Regulatory capital category
        Well capitalized - equal to
         or greater than                                                    5.00%          6.00%         10.00%


(9)   Pension Plan
      ------------

      The Bank had a defined benefit pension plan that covered substantially all of its employees. On November 15, 1996, the Board of Directors approved the termination of the pension plan due to significantly high retirement cost. Upon termination, all participants in the plan became fully vested. At June 30, 1997, the plan assets were not yet distributed to participants in the pension plan. Plan assets consisted primarily of a fixed income fund with an insurance company, at June 30, 1997.

      The following table sets forth the plan's funded status and the amounts recognized in the consolidated statements of financial condition at June 30, 1998 and 1997:

                                                           1998       1997
                                                           ----       ----

        Actuarial present value of benefit obligations
          Accumulated benefit obligation, including
           vested benefits of $1,661,216 and
           $1,243,186, respectively                       $    -    1,661,216
                                                          ===================

          Projected benefit obligation for services
           rendered to date                               $    -    1,661,216
        Plan assets at fair value                              -    1,730,581
                                                          -------------------

              Plan assets in excess of
               projected benefit obligation                    -       69,365
        Unrecognized net gain from past experience
         different from that assumed                           -     (202,913)
                                                          -------------------

              Accrued pension cost                        $    -     (133,548)
                                                          ===================


      Components of net pension cost for the years ended June 30, 1998, 1997, and 1996 are as follows:

                                                           1998        1997        1996
                                                           ----        ----        ----

        Service cost - benefits earned during
         the period                                      $       -     52,471     141,422
        Interest cost on projected benefit obligation       50,820    114,296     214,786
        Actual return on plan assets                         8,589    (86,732)    (97,476)
        Net amortization and deferral                         (832)   (42,229)   (110,313)
        Effects of settlement and curtailment             (192,125)    85,016           -
                                                         --------------------------------
              Net pension cost (credit)                  $(133,548)   122,822     148,419
                                                         ================================


      Assumptions used in the accounting for the pension plan were as follows:

                                                           1998        1997        1996
                                                           ----        ----        ----
        Weighted average discount rate
          Preretirement                                    N/A         6.00%       7.50%
          Postretirement                                   N/A         5.56        5.56
        Rate of increase in compensation levels            N/A         N/A         4.00
        Expected long-term rate of return on assets        N/A         7.00        7.00
                                                           ===         ====        ====


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

(11)  Federal Income Taxes
      --------------------

      Federal income taxes (credit) include current and deferred amounts as follows:

                                                     1998         1997         1996
                                                     ----         ----         ----

        Current                                   $3,886,000    1,724,000    3,539,000
        Deferred                                     261,000      696,000      (74,000)
                                                  ------------------------------------
        Applicable income tax expense              4,147,000    2,420,000    3,465,000
        Deferred federal tax expense (benefit)
         on unrealized gains (losses) on
         securities available for sale               362,000      505,000     (280,000)
                                                  ------------------------------------
                                                  $4,509,000    2,925,000    3,185,000
                                                  ====================================


      Actual income tax expense differed from the amounts computed by applying the federal income tax rate of 35 percent to income before federal income taxes as a result of the following:

                                    1998                    1997                    1996
                            --------------------    --------------------    --------------------

      Expected income
       tax expense at
       statutory rate       $4,156,674    35.00%    $2,710,380    35.00%    $3,628,444    35.00%
      Other                     (9,674)   (0.08)      (290,380)   (3.75)      (163,444)   (1.58)
                            -------------------------------------------------------------------
      Actual tax expense    $4,147,000    34.92%    $2,420,000    31.25%    $3,465,000    33.42%
                            ===================================================================


      The net tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1997, is as follows:

                                                              1998         1997
                                                              ----         ----
        Deferred tax assets
          Deferred loan fees                               $  768,000      814,000
          Employee benefits                                   113,000      191,000
          Bad debts reserves                                  932,000    1,007,000
          Interest on nonaccrual loans                         49,000       52,000
          Other                                                57,000       45,000
                                                           -----------------------
              Total gross deferred tax assets               1,919,000    2,109,000
                                                           -----------------------
        Deferred tax liabilities
          FHLB stock dividends                                838,000      734,000
          Basis difference in fixed assets                    213,000      265,000
          Excess of tax reserves over base year amounts     1,153,000    1,153,000
          Unrealized appreciation on securities
           available for sale                                 419,000       57,000
          Other                                                45,000       26,000
                                                           -----------------------

              Total gross deferred tax liabilities          2,668,000    2,235,000
                                                           -----------------------
              Net deferred tax liability                   $  749,000      126,000
                                                           =======================


      A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1998 and 1997.

      Retained earnings at June 30, 1998 includes approximately $17,254,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate. Recapture would not occur upon the reorganization, merger, or acquisition of the Bank, nor if the Bank is merged or liquidated tax-free into a bank or undergoes a charter change. If the Bank fails to qualify as a bank or merges into a nonbank entity, these reserves will be recaptured into income.

      The favorable reserve method previously afforded to thrifts was repealed for tax years beginning after December 31, 1995. Large thrifts must switch to the specific charge-off method of Section 166. In general, a thrift is required to recapture its qualifying and nonqualifying reserves in excess of its qualifying and nonqualifying base year reserves. As the Bank has previously provided deferred taxes on the recapture amount, no additional financial statement tax expense should result from this legislation.

(12)  Commitments, Contingencies, and Credit Risk
      -------------------------------------------

      In the normal course of business, the Bank is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to minimize exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit and unused lines of credit. Currently the Bank does not enter into forward contracts for future delivery of residential mortgage loans. These instruments involve elements of credit risk and interest rate risk in excess of the amount recognized in the consolidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 45 to 180 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Following is a table of financial instruments whose contract amounts represent credit risk:

                                                 Amount        Interest Rates
                                                 ------        --------------

            June 30, 1998
              Fixed rate mortgage loans        $12,099,824      6.875-10.00%
              Variable rate mortgage loans       2,434,541      6.625- 8.50%
              Fixed rate consumer loans          2,058,147      6.50 -15.00%
              Variable rate consumer loans          60,000         9.50%
              Undisbursed lines of credit        4,083,442      9.50 -18.00%
                                               -----------
                                               $20,735,954
                                               ===========

            June 30, 1997
              Fixed rate mortgage loans        $ 4,333,864      8.25 -11.00%
              Variable rate mortgage loans       4,410,230      7.00 - 9.25%
              Fixed rate consumer loans            846,495      6.50 -15.00%
              Variable rate consumer loans          20,000         9.50%
              Undisbursed lines of credit        3,415,731      9.50 -18.00%
                                               -----------
                                               $13,026,320
                                               ===========


      The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained by the Bank upon extension of credit is based on management's credit evaluation of the applicant. Collateral held is generally single-family residential real estate.

      The Bank's primary lending area is in Mahoning, Trumbull and Columbiana counties in the state of Ohio. Accordingly, the ultimate collectibility of a substantial portion of the loan portfolio is susceptible to changes in market conditions in that area.

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

(13)  Director and Employee Plans
      ---------------------------

      (a)   Stock Option and Incentive Plan
            -------------------------------

            In conjunction with the Bank's conversion, FFY adopted a stock option and incentive plan for the benefit of directors and employees of the Company. The number of shares of common stock authorized under the plan is 663,000, equal to 10 percent of the total number of shares issued in the conversion. Directors and employees of the Bank are vested in options issued in connection with the conversion over a two and one-half year period beginning with the date of grant. The option exercise price must be at least 100 percent of the fair value of the common stock on the date of the grant, and the option term cannot exceed 10 years. Outstanding options can be exercised over a 10-year period from the date of the grant.

            Following is activity under the plan during the years ended June 30, 1998, 1997, and 1996:

                                                           1998       1997        1996
                                                           ----       ----        ----

              Options outstanding, beginning of year      265,545    314,952     494,963
              Exercised at $10.00 per share               (33,693)   (59,352)   (179,801)
              Forfeited                                         -          -      (2,210)
              Granted                                           -      9,945       2,000
                                                          ------------------------------
              Options outstanding, end of year            231,852    265,545     314,952
                                                          ==============================

              Exercisable
                At $10.00 per share                       219,907    253,600     312,952

                From $23.19 to $24.00 per share            11,945      3,981           -

              Options available for grant, end of year    129,274    129,274     139,219


            The Company applies Accounting Principles Board (APB) No. 25 for its stock option and incentive plan. Accordingly, no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share pro forma amounts for the years ended June 30, 1998, 1997, and 1996 would be as follows (in thousands, except per share amounts):

                                                1998                 1997                 1996
                                          -----------------    -----------------    -----------------
                                             As        Pro        As        Pro        As        Pro
                                          Reported    Forma    Reported    Forma    Reported    Forma
                                          --------    -----    --------    -----    --------    -----

            Net income                     $7,729     7,715     5,324      5,309     6,902      6,858
            Basic earnings per share       $ 2.06      2.05      1.23       1.23      1.43       1.42
            Diluted earnings per share     $ 1.98      1.98      1.19       1.19      1.37       1.36


            The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

            The Company applied the Black-Scholes option pricing model to determine the fair value of each option granted. Below is a summary of the assumptions used in the calculation:

                  Dividend yield              2.59 - 3.20 percent
                  Expected volatility               13.34 percent
                  Risk-free interest rate     5.12 - 6.64 percent
                  Expected option life           5.01 -7.21 years


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

            The Company follows SOP 93-6, Employers' Accounting for Employee Stock Ownership Plans which requires that (1) compensation cost be recognized based on the fair value of the KSOP shares when committed to be released; (2) dividends on unallocated shares used for debt service do not reduce compensation expense and are not considered dividends for financial reporting purposes; and
            (3) KSOP shares that have not been committed to be released are not considered outstanding for purposes of computing earnings per share.

            KSOP compensation expense for the years ended June 30, 1998, 1997, and 1996 totaled $1,131,374; $976,059 and $912,288, respectively. The fair value of unearned KSOP shares at June 30, 1998 and 1997, totaled $9,862,320 and $9,012,114, respectively. Following is a summary of KSOP shares at June 30, 1998 and 1997:

                                   1998        1997
                                   ----        ----

                  Allocated       226,944     186,262
                  Unallocated     303,456     344,138
                                  -------     -------
                                  530,400     530,400
                                  =======     =======


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

            The RRP shares awarded to the Bank's directors and employees were amortized to compensation expense using the straight-line method at the conversion price of $10.00 per share over 3-1/2 years as they performed the related future services and became vested in those shares. The final distribution was made in December 1996 except for 1,659 unvested shares that were forfeited due to the retirement of a director. At June 30, 1998, the 28,179 unawarded and unvested shares remain in the RRP trusts. The unamortized cost, which is comparable to deferred compensation, is reflected as a reduction of stockholders' equity. Total expense of the RRPs was $-0-; $331,500; and $674,814 for the years ended June 30, 1998, 1997, and 1996, respectively.

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

      OTS regulations also provide that an institution that exceeds all fully phased-in capital requirements before and after a proposed capital distribution could, after prior notice but without approval by the OTS, make capital distributions during the calendar year of up to 100 percent of its net income to date during the calendar year plus the amount that would reduce by one-half its "surplus capital ratio" (the excess capital over its fully phased-in capital requirements) at the beginning of the calendar year. Any additional capital distributions would require prior regulatory approval. During the years ended June 30, 1998, 1997, and 1996, the Bank paid dividends to the Holding Company as follows:

            Date            Amount       Composition
            ----            ------       -----------

      June 17, 1996        4,000,000     Federal agency obligations (FNMA),
                                         related accrued interest, cash
      May 16, 1997         4,500,000     Cash
      October 16, 1997     1,630,583     Cash
      January 23, 1998     1,577,312     Cash
      April 13, 1998       1,713,029     Cash


      At June 30, 1998, dividends payable from the Bank to the Holding Company totaled $5,009,984.

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

                                                June 30, 1998                 June 30, 1997
                                         ---------------------------    --------------------------
                                           Carrying       Estimated      Carrying       Estimated
                                            Amount       Fair Value       Amount       Fair Value
                                           --------      ----------      --------      ----------

      Assets
        Cash and cash equivalents        $ 10,075,182     10,075,182     10,007,755     10,007,755
        Securities available for sale     140,793,201    140,793,201    112,036,159    112,036,159
        Loans receivable                  482,463,396    490,430,000    460,711,635    458,932,000
        Federal Home Loan Bank
         stock                              4,511,500      4,511,500      4,094,500      4,094,500
        Accrued interest receivable         4,119,691      4,119,691      3,764,530      3,764,530

      Liabilities
        Deposits
          Certificate accounts            288,299,900    290,971,000    288,590,645    289,079,000
          Other deposit accounts          155,717,522    155,717,522    161,633,148    161,633,148
        Securities sold under
         agreements to repurchase
          Short-term                       13,088,323     13,088,323      7,307,248      7,307,248
          Long-term                        51,300,000     51,884,000     25,000,000     25,077,000
        Borrowed funds                     33,985,000     33,985,000     27,455,000     27,455,000
        Accrued interest payable            1,064,546      1,064,546        535,672        535,672


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

      * Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1998 and 1997.

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

(16)  Condensed Parent-Company-Only Financial Statements
      --------------------------------------------------

      The following condensed statements of financial condition as of June 30, 1998 and 1997, and related condensed statements of income and cash flows for the years ended June 30, 1998, 1997, and 1996 for FFY Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

      Condensed Statements of Financial Position                                   1998           1997
      ------------------------------------------                                   ----           ----

      Assets
        Cash                                                                   $    106,443        188,406
        Short-term investments                                                      895,000      2,765,050
                                                                               ---------------------------
            Total cash and cash equivalents                                       1,001,443      2,953,456
        Securities available for sale                                            21,827,325     19,982,325
        Note receivable - KSOP                                                    3,447,600      3,801,200
        Equity in net assets of the Bank                                         53,382,413     55,262,513
        Interest receivable on investments                                          236,393        183,817
        Dividend receivable from Bank                                             5,009,984              -
        Other assets                                                                607,155         72,233
                                                                               ---------------------------
            Total assets                                                       $ 85,512,313     82,255,544
                                                                               ===========================
      Liabilities and stockholders' equity
        Other liabilities                                                      $  1,296,612         81,328
        Stockholders' equity                                                     84,215,701     82,174,216
                                                                               ---------------------------
            Total liabilities and stockholders' equity                         $ 85,512,313     82,255,544
                                                                               ===========================

      Condensed Statements of Income                               1998            1997           1996
      ------------------------------                               ----            ----           ----

      Income
        Equity in earnings of the Bank and subsidiary          $  6,389,428       4,091,892      5,135,572
        Interest income                                           1,587,602       2,143,876      3,028,903
        Gain (loss) on sale of securities                           266,002         (98,314)           971
                                                               -------------------------------------------
            Total income                                          8,243,032       6,137,454      8,165,446

      Expenses
        State and local taxes                                       116,271         167,882        177,524
        Other                                                       181,550         177,629        225,940
                                                               -------------------------------------------
            Total expenses                                          297,821         345,511        403,464
                                                               -------------------------------------------
            Income before federal income taxes                    7,945,211       5,791,943      7,761,982
      Federal income taxes                                          216,000         468,000        860,000
                                                               -------------------------------------------
            Net income                                         $  7,729,211       5,323,943      6,901,982
                                                               ===========================================


      Condensed Statements of Cash Flows                           1998            1997           1996
      ----------------------------------                           ----            ----           ----

      Cash flows from operating activities
        Net income                                             $  7,729,211       5,323,943      6,901,982
        Adjustments to reconcile net income to net cash
         provided by operating activities
          Equity in earnings of the Bank and subsidiary          (6,389,428)     (4,091,892)    (5,135,572)
          Amortization and accretion                                 77,419          70,246        229,753
          (Increase) decrease in interest receivable                (85,268)        449,649        136,455
          Other, net                                               (191,303)            780        (35,116)
                                                               -------------------------------------------
            Net cash provided by operating activities             1,140,631       1,752,726      2,097,502
                                                               -------------------------------------------

      Cash flows from investing activities
        Proceeds from
          Maturity of securities available for sale                       -      10,000,000     18,000,000
          Sales of securities available for sale                 13,648,851      28,254,806      2,295,572
        Purchase of securities available for sale               (14,101,273)    (23,875,482)    (8,733,625)
        Principal receipts on securities available for sale         595,851         441,346              -
        KSOP loan repayment                                         353,600         353,600        353,600
        Dividend from the Bank                                    4,920,924       4,500,000        933,818
        Loan to subsidiary                                         (686,500)              -              -
        Other                                                          (500)              -         17,500
                                                               -------------------------------------------
            Net cash provided by investing activities             4,730,953      19,674,270     12,866,865
                                                               -------------------------------------------

      Cash flows from financing activities
        Purchase of treasury stock                               (5,239,911)    (25,982,802)   (11,783,245)
        Dividends paid                                           (2,900,750)     (2,889,944)    (2,781,473)
        Proceeds from stock options exercised                       336,930         555,270      1,756,010
        Other                                                       (19,866)              -              -
                                                               -------------------------------------------
            Net cash used in financing activities                (7,823,597)    (28,317,476)   (12,808,708)
                                                               -------------------------------------------
      Net increase (decrease) in cash and cash equivalents       (1,952,013)     (6,890,480)     2,155,659
      Cash and cash equivalents at beginning of year              2,953,456       9,843,936      7,688,277
                                                               -------------------------------------------
      Cash and cash equivalents at end of year                 $  1,001,443       2,953,456      9,843,936
                                                               ===========================================
      Supplemental schedule of noncash investing activities
        Dividend of noncash assets from Bank                              -               -      3,066,182
        Dividend receivable from Bank                          $  5,009,984               -              -
                                                               ===========================================


                        Independent Auditors' Report
                        ----------------------------


The Board of Directors
FFY Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of FFY Financial Corp. and subsidiaries as of June 30, 1998 and 1997, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FFY Financial Corp. and subsidiaries as of June 30, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.

KPMG Peat Marwick, LLP
Cleveland, Ohio
August 5, 1998



Officers and Directors
----------------------------------------------------------------------------------------------------------------------------

Board of Directors of           Board of Directors of              Officers of                   Officers of
FFY Financial Corp. and         FFY Holdings, Inc.                 First Federal Savings Bank    First Federal Savings Bank
First Federal Savings Bank                                         of Youngstown                 of Youngstown, continued
of Youngstown

A. Gary Bitonte, MD             Jeffrey L. Francis                  Jeffrey L. Francis           Janet Byrne
  Private Practice                President and CEO                   President and CEO            Assistant Secretary
  Urologic Surgeon                of FFY Financial Corp. and
                                  First Federal Savings Bank        Therese Ann Liutkus, CPA     Christine Chasko
Jack R. Brownlee                  of Youngstown                       Treasurer and CFO            Assistant Controller
  Former Owner of
  Brownlee Pontiac, Inc.        Mark Makoski                        Shirley A. Reighard          Richard Curry
                                  Vice President of First Federal     Vice President               Assistant Secretary
Marie Izzo Cartwright             Savings Bank of Youngstown          and Secretary
  Vice President                                                                                 Dominic Mancini
  Glimcher Properties           Henry P. Nemenz                     J. Craig Carr                  Assistant Secretary
  Limited Partnership             President,                          Vice President
                                  H.P. Nemenz Food Stores, Inc.       and General Counsel        Frank Pasquale
Jeffrey L. Francis                                                                                 Assistant Secretary
  President and CEO             W. Terry Patrick                    David S. Hinkle
  of FFY Financial Corp. and      Partner, Friedman & Rummell         Vice President             Jeanne G. Yankle
  First Federal Savings Bank      Attorneys at Law                                                 Assistant Treasurer
  of Youngstown                                                     Mark Makoski
                                Myron S. Roh                          Vice President             Jerome D. Zetts
Daniel J. Mirto                   Chairman of the Board of                                         Assistant Treasurer
  Chairman of the Board           FFY Financial Corp. and           Joseph R. Sainato
  Rhiel Supply Company            First Federal Savings Bank          Vice President
                                  of Youngstown and                                              Officers of
Henry P. Nemenz                   President and Treasurer           Timm B. Schreiber            FFY Holdings, Inc.
  President                       Scholl Choffin Co.                  Vice President
  H.P. Nemenz Food Stores, Inc.                                                                  Jeffrey L. Francis
                                Robert L. Wagmiller                 Randy Shaffer                  President
W. Terry Patrick.                 Partner/Principal of                Vice President
  Partner, Friedman & Rummell     Hill, Barth & King, Inc.                                       Therese Ann Liutkus, CPA
  Attorneys at Law                                                  Jeffrey L. DeRose, CPA         Treasurer
                                                                      Controller
Myron S. Roh                    Officers of                                                      J. Craig Carr
  Chairman of the Board of      FFY Financial Corp.                 Robert Campolito               Vice President
  FFY Financial Corp. and                                             Assistant Vice President
  First Federal Savings Bank    Jeffrey L. Francis                                               Randy Shaffer
  of Youngstown and               President and CEO                 Jane Hutchins                  Vice President
  President  and Treasurer                                            Assistant Vice President
  Scholl Choffin Co.            Therese Ann Liutkus, CPA                                         Shirley A. Reighard
                                  Treasurer and CFO                 Jon Schmied                    Secretary
Randy Shaffer                                                         Assistant Vice President
  Vice President of             Shirley A. Reighard
  FFY Financial Corp. and         Vice President                    Dennis Sell
  First Federal Savings Bank      and Secretary                       Assistant Vice President
  of Youngstown
                                Randy Shaffer                       Joanne Harrold
Ronald P. Volpe, Ph.D.            Vice President                      Internal Auditor
  Professor of Finance
  Williamson College of         J. Craig Carr                       Marilyn Burrows
  Business Administration         Vice President                      Assistant Treasurer
  Youngstown State University     and General Counsel


Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission will be available September 28, 1998 without charge upon written request to:
      Therese Ann Liutkus, CPA
      Treasurer and CFO
      FFY Financial Corp.
      724 Boardman-Poland Road
      P.O. Box 3300
      Youngstown, Ohio  44513
      Phone:  (330) 726-3396
      Fax:  (330) 758-1356
      E-mail:  ffyinfo@ffytown.com
      Web page:  www.ffytown.com


Annual Meeting
The Annual Meeting of Stockholders of FFY Financial Corp. will be held at 10:00 a.m. on Wednesday, October 21, 1998 at:
      The Holiday Inn
      7410 South Avenue
      Youngstown, Ohio, 44512


Stockholder Services
The Fifth Third Bank serves as transfer agent for FFY Financial Corp.'s shares. Communications regarding change of address, transfer of shares, lost certificates or dividend reinvestment should be sent to:
      The Fifth Third Bank
      Corporate Trust Operations
      38 Fountain Square Plaza
      Mail Drop 1090F5
      Cincinnati, Ohio  45263
      (800) 837-2755


Market Makers
      McDonald & Company Securities, Inc.
      Herzog, Heine, Geduld, Inc.
      Robert W. Baird & Co, Inc.
      Sandler O'Neill & Partners
      Keefe, Bruyette & Woods, Inc.
      Friedman, Billings, Ramsey & Co.
      Stifel Nicholaus & Co.
      Chicago Capital, Inc.
      Parker/Hunter Inc.


Affiliations
      First Real Estate, Ltd.
      DBA David B. Roberts Real Estate
      20 East McKinley Way
      Poland, Ohio 44514
      Phone:  (330) 757-0777
      Fax:  (330) 757-0796
      E-mail: davidbrobertsco@cboss.com

      Daniel W. Landers Insurance Agency, Ltd.
      700 Boardman-Poland Road
      Youngstown, Ohio 44512
      Phone:  (330) 726-4636
      Fax:  (330) 726-4635


First Federal Savings Bank of Youngstown Office Locations

Phone Number       (330) 726-3396 connects all offices except
                   Howland (330) 856-5566

Main Office        724 Boardman-Poland Road
                   P.O. Box 3300
                   Youngstown, Ohio 44513-3300

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

                   Canfield Drive-up
                   352 W. Main Street
                   Canfield, Ohio 44406

                   Cornersburg
                   3516 S. Meridian Road
                   Youngstown, Ohio 44511

                   New Middletown
                   10416 Main Street
                   New Middletown, Ohio 44442

                   Howland Loan Office
                   5000 E. Market Street, Suite 16
                   Warren, Ohio 44484

                   ----
                   FFYF
                   ----

                   FFY Financial Corp.
                   724 Boardman-Poland Road
                   P.O. Box 3300
                   Youngstown, Ohio 4513-3300