Form 10-K, Exhibit 13
period 1999-06-30
FFY FINANCIAL CORP
filed 1999-09-27
CIK 898757

Exhibit 13

(FFY Logo) FFY Financial Corp.

                             1999 ANNUAL REPORT


Contents
--------------------------------------------------------------------------

Financial Highlights                                                     1

President's Letter                                                       2

Selected Consolidated Financial Information                              4

Management's Discussion & Analysis                                       6

Financial Statements                                                    20

Officers & Directors                                                    43

Stockholder Information                                                 44

                        -----------------------------
                                  Photo of
                             Board of Directors
                        -----------------------------

Meet the board of directors of your company who are also introduced individually throughout this annual report.

In July 1999, the board moved to unite the affiliates of FFY Financial Corp. under the FFY name. The Company announced that First Federal Savings Bank of Youngstown will become FFY Bank and Daniel W. Landers Insurance will become FFY Insurance. Coldwell Banker FFY Real Estate already carries the FFY name. This common brand name, together with a new logo, will enhance the recognition of our entities as one.

If you would like additional information regarding any of the FFY companies, please use the convenient business reply card included within this annual report.


1999 Financial Highlights
-----------------------------------------------------------------------------
FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)

For the year                                                1999        1998       Change
-----------------------------------------------------------------------------------------

      Net interest income                                 $22,569      22,447       0.54%
      Non-interest income                                   2,550       1,765      44.48%
      Net income                                            8,140       7,729       5.32%
      Dividends on common stock                             3,102       2,901       6.93%
      Average shares outstanding - basic                    7,073       7,516      -5.89%
      Average shares outstanding - diluted                  7,307       7,794      -6.25%

Per common share (1)
-----------------------------------------------------------------------------------------

      Basic earnings per share                           $   1.15        1.03      11.65%
      Diluted earnings per share                             1.11        0.99      12.12%
      Cash dividends declared per share                      0.45        0.40      12.50%
      Tangible book value per share                          9.81       10.49      -6.48%
      Market price at year end                              19.00       16.25      16.92%

At year end
-----------------------------------------------------------------------------------------

      Total assets                                       $675,691     651,746       3.67%
      Loans receivable, net                               453,839     482,463      -5.93%
      Securities available for sale                       190,326     140,793      35.18%
      Deposits                                            457,343     444,017       3.00%
      Securities sold under agreements to repurchase       57,918      64,388     -10.05%
      Borrowed funds                                       82,800      33,985     143.64%
      Stockholders' equity                                 70,117      84,216     -16.74%

Average for the year
-----------------------------------------------------------------------------------------

      Total assets                                       $663,251     618,664       7.21%
      Loans receivable, net                               465,622     463,118       0.54%
      Securities available for sale                       167,217     124,764      34.03%
      Deposits                                            447,525     450,768      -0.72%
      Securities sold under agreements to repurchase       60,354      49,482      21.97%
      Borrowed funds                                       57,771      24,004     140.67%
      Stockholders' equity                                 79,310      83,315      -4.81%

Financial ratios
-----------------------------------------------------------------------------------------

      Return on average assets                              1.23%       1.25%      -1.60%
      Return on average equity                             10.26%       9.28%      10.56%
      Efficiency ratio                                     49.84%      49.08%       1.55%
      Operating expense to average assets                   1.88%       1.90%      -1.05%
      Allowance for loan losses to nonperforming assets   112.27%      82.43%      36.20%

<F1>  On January 19, 1999, the Company announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to stockholders of record on February 19, 1999. Accordingly, all share and per share data have been restated as a result of the stock dividend.


                        ------------------------------
                                  Photo of
                              President and CEO
                        ------------------------------

To Our Shareholders

      I'm pleased to report that fiscal 1999 was another year of progress in making your company a better and more competitive organization. Focused on our commitment to shareholder value, we advanced our affiliate presence and broadened our traditional product line while improving net income, earnings per share and return on equity. As I've said previously, we operate in a very competitive market, and 1999 proved no less competitive than previous years.

      In order to meet this increased competition, over the past year we increased our loan origination team and their support staff. This increase in sales and production capacity is a critical element in continuing the growth in earnings per share and return on equity seen over the past two years. Our lending staff is fully competent in originating home loans for our portfolio as well as for sale in the secondary market, providing a significant competitive advantage over most home lenders in our market. We also streamlined the process for standard home loan requests to less than ten days from application to closing. Improvements were also made in our commercial real estate lending area. While we have originated commercial real estate mortgages for more than twenty-five years, during 1999 our ability to compete in this area was enhanced by the addition of an experienced commercial lender to specialize in the origination of commercial mortgage loans.

      In February 1999, David B. Roberts Real Estate, our real estate brokerage affiliate, merged with Coldwell Banker United Group to form Coldwell Banker FFY Real Estate. With nearly 100 sales agents, this entity holds the number one market position in our home county. The new FFY Professional Centre became the home base for the growing real estate venture, affording expansion space for a commercial real estate arm, a loan originator from our bank, and our insurance affiliate.

      Our insurance affiliate, Daniel W. Landers Insurance, completed its first full year of operation this past April. I'm pleased to report that this business is proceeding as planned and I look forward to continued improving performance from both new business and renewing contracts as well.

      In a desire to bring all of our entities, including the bank, under one umbrella, the board of directors and management made the decision to change the name of the affiliates to FFY Bank, FFY Insurance and Coldwell Banker FFY Real Estate. The changeover will be completed by October 1, 1999. With a common brand name and a new recognizable logo, we anticipate the general public and our customers will come to associate the same high standards of service from all of our affiliates.

      We continue to show improvements in financial performance. Diluted earnings per share increased 12.1% from $0.99 in fiscal 1998 to $1.11 in fiscal 1999. Return on equity for this past year was 10.3%, up from 9.3% in fiscal 1998. These key measures of performance are a major consideration for decisions by your board of directors and management.

      With all the media coverage, it is incumbent on me to comment on our Year 2000 readiness. Our major conversion of all customer accounting systems in April 1998 set the stage for our readiness effort. Since then, virtually all personal computers have been replaced, our networks have been upgraded and all systems have been diligently tested and contingency plans have been developed for mission critical applications. In short, we're prepared for Y2K.

      Lastly, I would like to formally thank the staff of the bank and our affiliates for their contributions to our improved performance this past year. They worked hard and smart and the results were evident. Our shareholders should be assured that they can expect the same diligence in the future.

                                       Sincerely,

                                       /s/ Jeffrey L. Francis
                                       ----------------------------------
                                           Jeffrey L. Francis
                                           President and CEO


Selected Consolidated Financial Information
-----------------------------------------------------------------------------
FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)

                                                                                   June 30,
                                                      ---------------------------------------------------------------
Selected Consolidated Financial Condition Data:            1999         1998         1997         1996         1995
                                                      ---------------------------------------------------------------

Total assets                                             $675,691      651,746      599,249      575,602      576,619
Loans receivable, net                                     453,839      482,463      460,712      438,790      401,664
Loans available for sale                                      442            -            -            -            -
Allowance for loan losses                                   2,645        2,740        2,962        3,439        3,159
Non-performing assets                                       2,356        3,324        3,993        4,673        4,352
Securities available for sale                             190,326      140,793       112,036     109,836      132,341
Securities held to maturity                                     -            -            -            -       11,819
Deposits                                                  457,343      444,017      450,224      456,541      461,979
Short-term repurchase agreements (1)                        6,618       13,088        7,307        6,640            -
Long-term repurchase agreements (1)                        51,300       51,300       25,000            -            -
Short-term borrowed funds                                  22,800       33,985       27,455        1,200            -
Long-term borrowed funds                                   60,000            -            -            -            -
Stockholders' equity                                       70,117       84,216       82,174      101,921      106,400

                                                                             Years ended June 30,
                                                         ------------------------------------------------------------
Selected Consolidated Operations Data:                      1999         1998         1997         1996         1995
                                                         ------------------------------------------------------------

Total interest income                                    $ 49,084       48,006       45,925       43,716       42,444
Total interest expense                                     26,515       25,559       23,823       22,133       19,730
                                                         ------------------------------------------------------------
Net interest income                                        22,569       22,447       22,102       21,583       22,714
Provision for loan losses                                     494          565          688          325          403
                                                         ------------------------------------------------------------
Net interest income after provision for loan losses        22,075       21,882       21,414       21,258       22,311
Service charges                                               897          700          563          522          429
Gain (loss) on sale of securities                             203          247         (320)          30          (17)
Gain on sale of loans                                         720          134            -            -            -
Other non-interest income                                     730          684          375          548          428
Total non-interest expense                                (12,495)     (11,771)     (14,288)     (11,991)     (11,789)
                                                         ------------------------------------------------------------
Income before income taxes and minority interest           12,130       11,876        7,744       10,367       11,362
Income tax expense                                          4,083        4,147        2,420        3,465        3,872
Minority interest in loss of consolidated subsidiaries        (93)           -            -            -            -
                                                         ------------------------------------------------------------
Net income                                               $  8,140        7,729        5,324        6,902        7,490
                                                         ============================================================

Basic earnings per share (2)                             $   1.15         1.03         0.62         0.71         0.69
                                                         ============================================================

Diluted earnings per share (2)                           $   1.11         0.99         0.60         0.68         0.67
                                                         ============================================================

Cash dividends declared per share (2)                    $   0.45         0.40         0.35         0.30         0.25
                                                         ============================================================

<F1> Securities sold under agreements to repurchase.
<F2> Per share figures were restated for years prior to 1999 to reflect a
     100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999.

                                                                        At or for the years ended June 30,
                                                          -----------------------------------------------------------
Selected Financial Ratios and Other Data:                   1999         1998         1997         1996         1995
                                                          -----------------------------------------------------------

Performance Ratios:
  Return on average assets (1)                              1.23%        1.25%        0.90%        1.20%        1.31%
  Return on average equity (2)                             10.26%        9.28%        5.73%        6.58%        6.87%
  Interest rate spread information:
    Average during the period (3)                           3.08%        3.19%        3.16%        3.04%        3.28%
    End of period (3)                                       2.99%        2.94%        3.06%        2.95%        2.66%
  Net interest margin (3) (4)                               3.62%        3.81%        3.89%        3.89%        4.09%
  Operating expense to average assets                       1.88%        1.90%        2.42%        2.09%        2.06%
  Efficiency ratio (5)                                     49.84%       49.08%       62.01%       52.93%       49.60%
  Dividend payout ratio (6)                                40.54%       40.40%       58.82%       43.80%       37.59%

Performance Ratios Excluding Affiliates (7):
  Return on average assets (1)                              1.24%        1.27%        0.90%        1.20%        1.31%
  Return on average equity (2)                             10.35%        9.41%        5.73%        6.58%        6.87%
  Operating expense to average assets                       1.82%        1.84%        2.42%        2.09%        2.06%
  Efficiency ratio (5)                                     48.80%       47.92%       62.01%       52.93%       49.60%

Quality Ratios:
  Non-performing assets to total assets                     0.35%        0.51%        0.67%        0.81%        0.75%
  Allowance for loan losses to non-performing
   assets                                                 112.27%       82.43%       74.18%       73.59%       72.59%
  Allowance for loan losses to gross loans
   outstanding                                              0.58%        0.56%        0.64%        0.77%        0.77%

Capital Ratios:
  Equity to total assets at end of period                  10.38%       12.92%       13.71%       17.71%       18.45%
  Average equity to average assets                         11.96%       13.47%       15.71%       18.29%       19.06%
  Book value per share (8)                               $  9.85        10.50         9.91        10.03         9.80
  Tangible book value per share (8)                      $  9.81        10.49         9.91        10.03         9.80
  Change in book value per share due to SFAS
   No. 115 (8)                                           $ (0.40)        0.10         0.01        (0.09)       (0.03)
  Ratio of average interest-earning assets to
   average interest-bearing liabilities                     1.13 x       1.15 x       1.17 x       1.21 x       1.22 x

<F1> Ratio of net income to average total assets.
<F2> Ratio of net income to average equity.
<F3> Ratio is presented on a fully taxable equivalent basis using the
     Company's federal statutory tax rate of 34%.
<F4> Net interest income divided by average interest earning assets -
     calculated without consideration of the unrealized gain (loss) on securities available for sale.
<F5> Ratio is calculated without consideration to goodwill amortization and gain (loss) on sale of securities.
<F6> Cash dividends per share divided by diluted earnings per share.
<F7> Ratios presented do not include the activity of the Company's real estate and insurance affiliates which began operations in September 1997 and April 1998, respectively.
<F8> Per share figures were restated for years prior to 1999 to reflect a
     100% stock dividend declared on January 19, 1999.


{Logo}

Financial data for the years ended June 30

Return on Average Equity                      Operating Expense to
                                                 Average Assets

1995            6.87%                        1995            2.06%
1996            6.58%                        1996            2.09%
1997            5.73%                        1997            2.42%
1998            9.28%                        1998            1.90%
1999           10.26%                        1999            1.88%

Diluted Earnings Per Share                  Cash Dividends Declared
                                                   Per Share

1995            $0.67                        1995            $0.25
1996            $0.68                        1996            $0.30
1997            $0.60                        1997            $0.35
1998            $0.99                        1998            $0.40
1999            $1.11                        1999            $0.45

Notes: Certain 1997 data above would be positively affected without regard to the one-time SAIF special assessment. Per share figures were restated for years prior to 1999 to reflect a 100% stock dividend.


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

General

FFY Financial Corp. (FFY or Company) is a unitary savings and loan holding company incorporated under the laws of Delaware and is engaged in financial services through its wholly-owned subsidiaries, First Federal Savings Bank of Youngstown (First Federal or Bank) and FFY Holdings, Inc. First Federal is a federally chartered savings bank and FFY Holdings, Inc. invests in entities offering expanded financial services to its customers. In June 1993, First Federal converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the conversion, the Company acquired all of the outstanding common stock of First Federal. FFY Holdings, Inc., which was formed in August 1997, has a one-third interest in Coldwell Banker FFY Real Estate and a two-thirds controlling interest in Daniel W. Landers Insurance Agency, Ltd. Real estate services are offered through the Company's affiliation with Coldwell Banker FFY Real Estate and property and casualty insurance is offered through the Company's affiliation with Daniel W. Landers Insurance Agency, Ltd. On July 12, 1999, the Company announced that First Federal will officially become FFY Bank on October 1, 1999 and Daniel W. Landers Insurance Agency, Ltd. will become FFY Insurance. Coldwell Banker FFY Real Estate already carries the FFY name. Expenditures related to the name change are expected to be approximately $200,000 before tax.

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


                        ------------------------------
                                  Photo of
                           FFY Professional Centre
                        ------------------------------

Coldwell Banker FFY Real Estate (formed February 1999 with the merger of David B. Roberts Real Estate and Coldwell Banker United Group) moved into the new FFY Professional Centre in order to house their expanding operation.


Year 2000

The Company's business is highly dependent on the accuracy of computers and computer programs. The Year 2000 issue is the result of computer programs being written using two digits rather than four to define an applicable year. Any of a company's hardware, date-driven automated equipment, or computer programs that have date sensitive software could recognize a date using "00" as the year 1900 rather than the year 2000. This improper recognition could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions or engage in normal business activities. The Company's Technology and Facilities Committee is responsible for monitoring and achieving Year 2000 (Y2K) readiness for the Company and oversees a Y2K Committee. The Y2K Committee is headed by the Bank's Vice President of Operations and consists of members from the Bank's internal audit, information systems and user departments.

Over the past three years, the Company has been addressing the Year 2000 issue. A significant part of Year 2000 readiness was converting the Bank's financial computer system to a new comprehensive software system to run the core banking operation. The conversion was successfully completed on April 27, 1998. The new financial computer system has been tested for Year 2000 readiness and the results were successful. Additionally, this new system allows First Federal to enhance its current services. It was determined that the Bank's previous financial computer system would be too costly to make Year 2000 ready and would hinder other program development. Another significant part of the Company's Year 2000 readiness includes contacting significant third party vendors who are required to provide evidence of their efforts to become Year 2000 ready. Management has evaluated each of the Company's significant vendor's Year 2000 readiness progress and considers them to be satisfactory. Management plans to have ongoing communications with such vendors to insure Year 2000 readiness. Although the Company has been assured of the readiness of its financial computer system and significant vendors' systems for the Year 2000, the Y2K Committee continues to test such systems for Year 2000 readiness for further assurance. Of all third-party vendors and suppliers, perhaps the most difficult assessment of Year 2000 risks are the utility companies. This risk is shared by everyone in any geographic area and cannot be accurately quantified. The Company's contingency plan also addresses the loss of electrical power and other environmental failures. The Company has and will continue to inform customers and employees regarding Year 2000 readiness. The Company's Year 2000 readiness project is substantially complete; however, continued efforts such as testing, vendor contacts, customer and employee awareness will continue throughout the Year 2000.


                        ------------------------------
                                  Photo of
                                  Y2K Team
                        ------------------------------

For the past three years, a group of employees has worked to assure that First Federal Savings Bank of Youngstown is "Y2K OK".


The Company has incurred cash outlays of approximately $882,000 through June 30, 1999, including $429,000 for the new comprehensive software system, in connection with the Year 2000 readiness project. Management estimated the total cost of Year 2000 compliance issues would be approximately $1.0 million, which is being funded through operations. The total cost of the Year 2000 project is not expected to have a material impact on the Company's results of operations.

The Company faces several risk factors with respect to the Year 2000. For example, the ability of First Federal's loan customers to repay their obligations could be adversely affected by business interruptions caused by Year 2000 problems. The potential impact on First Federal of such problems has not been determined, but could be significant. The Company is also vulnerable to its significant vendors' Year 2000 issues with respect to their major suppliers and their own Year 2000 issues.

The Company has finalized a written contingency plan and members of the Y2K Committee have been testing and will continue to test this plan until the Year 2000. The plan was developed for a general failure of the Company's internal systems and specific contingency plans have been developed for each critical application and vendor. The Company currently has contingency plans to replace significant vendors that may have Year 2000 difficulties in addition to replacing the other vendors or suppliers the Company cannot test. The Company's contingency plan includes procedures to return to automated systems after Year 2000 problems, if any, are rectified.

The Company anticipates that higher liquidity needs could result as it approaches the end of calendar year 1999 and during the early part of calendar year 2000. The Company's primary goal with regard to liquidity and cash contingencies related to Y2K is to have enough cash available to meet customer cash requirements. This is essential to ensure the continuing viability of First Federal as a financial institution in which our customers have confidence. The risk of public perception that cash will not be available is a primary concern and specific issues are related to the level of anticipated customer withdrawals and the level of loan commitments that will need to be funded as customers access previously undisbursed lines of credit. Consequently, the Bank preliminarily intends to use the Federal Reserve Bank and the Federal Home Loan Bank as sources for liquidity.

The dates and costs of the Year 2000 remediation process are based on management's best estimates. Management believes that the Company's Year 2000 efforts will be resolved on a timely and cost-efficient basis and does not anticipate that the Company's additional efforts regarding Year 2000 compliance will have a material impact on its financial condition, results of operations, liquidity and capital resources. There can be no guarantee, however, that such estimates and assumptions will be achieved and actual results could differ materially from those estimates.

Changes in Financial Condition

General. Total assets at June 30, 1999 were $675.7 million compared to $651.7 million at June 30, 1998, an increase of $24.0 million, or 3.7%. The increase was primarily growth in the securities portfolio partially offset by a decline in loans receivable. Total liabilities at June 30, 1999 were $605.6 million compared to $567.5 million at June 30, 1998, an increase of $38.1 million, or 6.7%. This increase was primarily attributable to increases in deposits and long-term borrowings, partially offset by declines in short-term repurchase agreements, short-term borrowings and other payables and accrued expenses. These aforementioned fluctuations in assets and liabilities are described in greater detail below.

Securities Portfolio. The Company's securities portfolio increased $49.5 million, or 35.2%, during fiscal year 1999 and totaled $190.3 million at June 30, 1999 compared to $140.8 million at June 30, 1998. Security purchases totaling $128.2 million were partially offset by $35.5 million, $10.7 million and $26.4 million in sales, maturities and principal receipts on mortgage-backed securities. Additionally, the value of the securities portfolio included a net unrealized gain of $1.2 million at June 30, 1998, and, due to the recent rising interest rate environment, a net unrealized loss of $4.3 million at June 30, 1999. Management believes that the decline in fair value is temporary and that there is no impairment of securities. Security purchases on the Company's Statement of Cash Flows includes securities that were recorded on the trade date in June 1998, but did not settle until July 1998. The increase in securities was primarily funded by increased borrowings as part of management's strategy to maximize net interest income.

Loan Portfolio. Net loans receivable declined $28.7 million, or 5.9%, and totaled $453.8 million at June 30, 1999 compared to $482.5 million at June 30, 1998. The decline in the loan portfolio was primarily the result of two factors. First, during the first quarter of fiscal 1999 there were repayments of approximately $17.1 million in short-term consumer loans made to customers in June 1998 to fund their stock subscriptions in a local financial institution's initial public offering. Second, fixed-rate loans were sold in the secondary market as opposed to being retained in the Bank's portfolio in the low interest rate environment that existed for a large part of fiscal year 1999. Adjustable-rate loans, which the Bank does not currently sell in the secondary market, continued to grow within the Bank's loan portfolio. At June 30, 1999, adjustable-rate loans totaled 40.1% of gross loans compared to 32.5% of gross loans at June 30, 1998. Management's effort to minimize the impact of interest rate changes on income and net portfolio value was reflected in the increase in adjustable-rate loans, primarily in the one- to four -family portfolio. Mortgage loans secured by one- to four -family residences continued to be the largest component of the loan portfolio, and represented 71.7 % of the gross loan portfolio at both June 30, 1999 and 1998. During fiscal year 1999, the Bank began an effort to increase the commercial loan portfolio to take advantage of the potential higher rate of return on such a portfolio. Accordingly, the Bank's commercial first mortgage loans grew from $28.6 million, or 5.8% of the gross loan portfolio at June 30, 1998 to $33.7 million, or 7.2% of the gross loan portfolio at June 30, 1999. The Bank anticipates continued growth in commercial loans.


                        ------------------------------
                                  Photo of
                                Myron S. Roh
                        ------------------------------

Chairman of the Board of FFY Financial Corp. and First Federal Savings Bank


                        ------------------------------
                                  Photo of
                                Randy Shaffer
                        ------------------------------

Vice President of FFY Financial Corp. and First Federal Savings Bank


Portfolio loan originations during the year ended June 30, 1999 totaled $118.9 million, a decrease of $20.0 million, compared to $138.9 million for the year ended June 30, 1998. The decline in portfolio originations was due to an increase in originations of loans available for sale during fiscal year 1999 as well as fiscal year 1998 originations including the $17.1 million in short-term loans disbursed in June 1998 as explained in the paragraph above. Originations of loans available for sale during the year ended June 30, 1999 totaled $30.9 million, an increase of $25.9 million compared to $5.0 million for the year ended June 30, 1998. Overall, total loan originations increased $5.9 million during fiscal year 1999, which was mostly attributable to the Bank's secondary market operation. Mortgage loans for the purchase, construction or refinance of one- to four -family homes in the Bank's market continued to represent the largest segment of its loan originations. During fiscal year 1999, one- to four -family loan originations, including loans for the construction of one- to four -family homes, were $85.7 million, or 57.2% of total originations, compared to $75.1 million, or 52.2% for fiscal year 1998. All mortgage loans originated by First Federal during the year were underwritten by the Bank's personnel and are secured primarily by properties in Mahoning, Trumbull or Columbiana counties in northeastern Ohio.


                        ------------------------------
                                  Photo of
                              W. Terry Patrick
                        ------------------------------

                                   Partner
                     Friedman & Rummell Attorneys at Law


First Federal has historically been a portfolio lender; however, during fiscal year 1998, management put in place a secondary market mortgage lending operation designed to originate and sell qualifying loans to the Federal National Mortgage Association (Fannie Mae). Currently, First Federal only sells fixed-rate loans to Fannie Mae. During fiscal year 1999, First Federal sold 390 loans with a principal balance of $31.0 million at a pre-tax gain of $720,000. During fiscal year 1998, 66 loans were sold with a principal balance of $5.0 million at a pre-tax gain of $134,000. Management believes the activity in secondary market mortgage lending may slow in the near term due to the recent increase in market interest rates. However, management expects that the secondary market mortgage lending program will continue as long as market conditions allow it to be profitable.

Deposits. Deposit accounts increased $13.3 million, or 3.0%, and totaled $457.3 million at June 30, 1999 compared to $444.0 million at June 30, 1998. Deposit outflows occurred during June 1998 as a result of customers funding their stock subscriptions in a local financial institution's initial public offering. However, since June 1998, the Bank has been successful in obtaining funds, primarily in retail money market accounts. In order to be competitive in obtaining funds and to respond to changes in consumer demand, First Federal introduced a new money market product in November 1997 for customers who are generally interest rate conscious and want to keep their funds liquid. At June 30, 1999, this new money market product totaled $25.0 million with a weighted average rate of 4.31%, compared to $11.5 million and a weighted average rate of 4.27% at June 30, 1998. Overall, money market accounts increased $11.4 million during fiscal year 1999. NOW and certificate accounts grew $2.3 million and $198,000, respectively, during fiscal year 1999, whereas passbook accounts declined $558,000. The weighted average cost of deposits declined 36 basis points during fiscal year 1999, from 4.63% at June 30, 1998 to 4.27% at June 30, 1999.

Securities Sold Under Agreements to Repurchase. Short-term securities sold under agreements to repurchase (repurchase agreements) declined $6.5 million during fiscal year 1999 and totaled $6.6 million at June 30, 1999 compared to $13.1 million at June 30, 1998. The reduction in short-term repurchase agreements was due to the maturity of an agreement in February 1999. Long-term repurchase agreements totaled $51.3 million at both June 30, 1999 and 1998. Repurchase agreements are used to provide funding for the loan and securities portfolios. At June 30, 1999 and 1998, the weighted average rate of repurchase agreements was 5.67% and 5.76%, respectively.

Borrowed Funds. Total borrowed funds increased $48.8 million during fiscal year 1999 and totaled $82.8 million at June 30, 1999 compared to $34.0 million at June 30, 1998. Both short- and long-term borrowed funds consist of advances from the Federal Home Loan Bank of Cincinnati. The increase during fiscal year 1999 was primarily used to fund growth in the securities portfolio. At June 30, 1999 and 1998, the weighted average rate of total borrowed funds was 5.06% and 5.60%, respectively, representing a 54 basis point decline. Borrowed funds are managed within the Company's guidelines for asset/liability management, profitability and overall growth objectives.

Other Liabilities. Other payables and accrued expenses declined $17.2 million from June 30, 1998 and totaled $5.3 million at June 30, 1999. This decline was primarily attributable to $16.6 million in securities purchased and recorded on the trade date in June 1998 that did not settle until July 1998.

Stockholders' Equity. Total stockholders' equity declined $14.1 million, or 16.7%, during fiscal year 1999 and totaled $70.1 million at June 30, 1999 compared to $84.2 million at June 30, 1998. This decline resulted principally from stock repurchases, dividends paid to stockholders and a decline in market value of available-for-sale securities, net of tax totaling $17.7 million, $3.1 million and $3.6 million, respectively, partially offset by net income for fiscal year 1999 totaling $8.1 million and other increases totaling $2.2 million. Refer to the Consolidated Statement of Changes in Stockholders' Equity contained in this Annual Report for additional detail. On January 19, 1999, the Company announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to stockholders of record on February 19, 1999. Refer to Note 14 of the Notes to Consolidated Financial Statements contained in this Annual Report for additional explanation of the stock dividend. On February 16, 1999, the Company announced its intention to repurchase 10%, or 758,936 shares of its then outstanding shares of common stock in open market transactions over a twelve month period beginning February 23, 1999. As of the Company's last public announcement on August 4, 1999, 525,607 shares have been repurchased at an average price of $18.31 per share. At June 30, 1999 and 1998, tangible book value per share was $9.81 and $10.49 per share, respectively. The ratio of stockholders' equity to total assets at June 30, 1999 was 10.4% compared to 12.9% at June 30, 1998.


                        ------------------------------
                                  Photo of
                           Ronald P. Volpe, Ph.D.
                        ------------------------------

                            Professor of Finance
                Williamson College of Business Administration
                         Youngstown State University


                        ------------------------------
                                  Photo of
                                FFY Employees
                        ------------------------------

Prior to publicly announcing the name change, First Federal hosted a company gala at which the new name and logo were introduced to employees.


Results of Operations

The Company's results of operations depend primarily on the level of net interest income, which is the difference, or "spread", between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Interest-earning assets consist primarily of loans receivable and securities, whereas interest-bearing liabilities consist primarily of deposits, repurchase agreements and borrowed funds. The ratio of average interest-earning assets to average interest-bearing liabilities during fiscal year 1999 was 1.13:1 compared to 1.15:1 during fiscal year 1998. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Results of operations are also dependent upon, among other things, the provision for loan losses, non-interest income, non-interest expense and income taxes.

Comparison of Years Ended June 30, 1999 and 1998

General. The Company recorded net income for the year ended June 30, 1999 of $8.1 million, an increase of $411,000, or 5.3%, from net income of $7.7 million for the year ended June 30, 1998. Basic and diluted earnings per share for the year ended June 30, 1999 totaled $1.15 per share and $1.11 per share, respectively, compared to $1.03 per share and $0.99 per share, respectively, for the year ended June 30, 1998. This represents an increase in basic and diluted earnings per share of 11.7% and 12.1%, respectively. The Company's annualized return on average equity for fiscal year 1999 was 10.26% compared to 9.28% for fiscal year 1998.

Interest Income. Total interest income for the year ended June 30, 1999 was $49.1 million, an increase of $1.1 million, or 2.2%, compared to $48.0 million for the year ended June 30, 1998. Interest income from loans declined $738,000, or 1.9%, and totaled $39.0 million for the year ended June 30, 1999 compared to $39.8 million for year ended June 30, 1998. This decrease was the result of a 20 basis point decline in the average yield earned on loans, from 8.59% to 8.39%, partially offset by an increase of $2.5 million in the average balance of loans outstanding. The average yield earned on loans declined due to a decrease in market rates for most of the Company's current fiscal year. Although net loans receivable declined $28.6 million from June 30, 1998 to June 30, 1999, the average balance of loans receivable increased as mentioned previously. The June 30, 1998 loans receivable balance included approximately $17.1 million of short-term loans (see "Loan Portfolio" on page 9) which remained outstanding for part of the first quarter of fiscal year 1999, thus impacting the average balance for the current year. Interest income from securities increased $1.9 million, or 25.3%, and totaled $9.5 million for the year ended June 30, 1999 compared to $7.6 million for the year ended June 30, 1998. This increase was the result of a $42.5 million increase in the average balance of securities, primarily Federal agency obligations, municipal securities and trust preferred securities. The increase in volume of securities was partially offset by a 29 basis point decline in the average yield on securities, from 6.41% to 6.12%. The decline in the weighted average yield was largely the result of reinvesting proceeds from a high level of loan repayments and prepayments at lower market rates.

Interest Expense. Interest expense increased $955,000, or 3.7%, and totaled $26.5 million for the year ended June 30, 1999 compared to $25.6 million for the year ended June 30, 1998. This increase was primarily due to volume increases in long-term repurchase agreements and borrowed funds, partially offset by a rate decline in deposits and, to a lesser extent, volume and rate declines in short-term repurchase agreements. The average balance of long-term repurchase agreements and borrowed funds increased $17.1 million and $30.2 million, respectively. The average cost of interest on deposits declined 28 basis points, from 4.77% for fiscal year 1998 to 4.49% for fiscal year 1999. This decline in rate primarily reflects an overall reduction in market interest rates throughout the Company's 1999 fiscal year.

Net Interest Income. Net interest income increased $122,000 or 0.5%, and totaled $22.5 million for the year ended June 30, 1999 compared to $22.4 million for the year ended June 30, 1998. The Company's net interest margin (net interest income as a percentage of average interest-earning assets) was 3.62% for the year ended June 30, 1999, down 19 basis points from 3.81% for the year ended June 30, 1998. The Company's net interest margin declined due mainly to a lower yield earned on loans and securities as well as increased borrowings, which tend to have a higher cost than core deposits. However, the Company's net interest margin was positively affected by lower rates paid on deposits and short-term borrowings.

Provision for Loan Losses. The provision for loan losses totaled $494,000 for the year ended June 30, 1999 compared to $566,000 for the year ended June 30, 1998. The provision for loan losses reflects management's evaluation of the underlying credit risk of the Bank's loan portfolio to adequately provide for probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses totaled 112.3% of non-performing assets at June 30, 1999, up from 82.4% at June 30, 1998 due primarily to a 29% decline in non-performing assets. More aggressive collection efforts contributed to the decline in non-performing assets. Future additions to the allowance for loan losses will be dependent on a number of factors including the performance of the Bank's loan portfolio, the economy, changes in interest rates and the effect of such changes on real estate values, and inflation. Management believes that the allowance for loan losses is adequate at June 30, 1999.

Non-Interest Income. Non-interest income totaled $2.6 million for the year ended June 30, 1999, an increase of $785,000, or 44.5%, compared to $1.8 million for the year ended June 30, 1998. Largely contributing to this increase was the Bank's secondary market operation which accounted for $720,000 in gains from loan sales during the current fiscal year compared to $134,000 in gains from loan sales during the prior fiscal year (see "Loan Portfolio" on page 9). Service charge income increased 28.1% from $700,000 for the year ended June 30, 1998 to $897,000 for the year ended June 30, 1999 largely due to increased fees on NOW accounts and fees from a loan extension program.


                        ------------------------------
                                  Photo of
                           Billboard Advertisement
                        ------------------------------

This outdoor message was posted throughout the Mahoning Valley in mid-July.


Non-Interest Expense. Non-interest expense totaled $12.5 million for the year ended June 30, 1999, an increase of $724,000, or 6.2%, compared to $11.8 million for the year ended June 30, 1998. Largely contributing to this increase were the activities of FFY Holding's insurance affiliate, Daniel W. Landers Insurance Agency, Ltd. (Landers), which began operations on April 1, 1998, and therefore only had three months activity during the prior fiscal year. Also contributing to the fiscal year 1999 growth in non-interest expense was increased depreciation, primarily due to Year 2000 computer-related purchases, and advertising. In addition, severance pay was awarded to a long-tenured Company officer in December 1998 as a result of her retirement. The Company's efficiency ratio totaled 49.8% for the year ended June 30, 1999 compared to 49.1% for the year ended June 30, 1998.

Income Taxes. Federal income taxes totaled $4.0 million for the year ended June 30, 1999, a decline of $107,000 compared to $4.1 million for the year ended June 30, 1998. The decline in federal income taxes resulted from a reduction in the Company's effective tax rate due to increased income from tax-exempt securities.

Minority Interest. Minority interest in loss of consolidated subsidiaries represents the portion of net loss from the real estate and insurance affiliates not owned by FFY Holdings, Inc.

Comparison of Years Ended June 30, 1998 and 1997

General. Net income for the year ended June 30, 1998 totaled $7.7 million, an increase of $2.4 million from net income of $5.3 million for the year ended June 30, 1997. This increase was largely attributable to the one-time Savings Association Insurance Fund (SAIF) special assessment of $2.0 million, net of taxes, recorded in fiscal year 1997. Basic and diluted earnings per share for the year ended June 30, 1998 totaled $1.03 per share and $0.99 per share, respectively, compared to $0.62 per share and $0.60 per share, respectively, for the year ended June 30, 1997.

Net Interest Income. Net interest income increased $346,000, or 1.6%, and totaled $22.4 million for the year ended June 30, 1998 compared to $22.1 million for the year ended June 30, 1997. The net interest margin for the years ended June 30, 1998 and 1997 was 3.81% and 3.89%, respectively. Although net interest income increased over fiscal year 1997, the net interest margin dropped 8 basis points due mainly to a higher average outstanding balance of repurchase agreements and borrowings during fiscal year 1998 that were used to fund the growth in the loan and securities portfolios. These sources of funds tend to have a higher cost than core deposits.

Interest income from loans increased $1.4 million, or 3.6%, and totaled $39.8 million for the year ended June 30, 1998 compared to $38.4 million for year ended June 30, 1997. This increase was the result of an increase of $11.2 million in the average balance of loans outstanding and a 9 basis point increase in the average yield on loans, from 8.50% to 8.59%, despite a relatively flat yield curve throughout the year. The average yield on loans increased due to growth in the consumer loan portfolio, primarily home equity loans and short-term notes, which tend to have higher interest rates than traditional mortgage loans.

Interest income from securities increased $1.0 million, or 16.3%, and totaled $7.6 million for the year ended June 30, 1998 compared to $6.6 million for the year ended June 30, 1997. This increase was the result of a $22.1 million increase in the average balance of securities. The increase in the average balance of securities was partially offset by a 10 basis point decline in the average yield on securities, from 6.51% to 6.41%. The decline in the weighted average yield was largely the result of a decline in the yield on mortgage-backed securities caused by high loan prepayments over the last six months of fiscal year 1998, primarily loan refinances due to the low interest rate environment.

Interest expense increased $1.8 million, or 7.3%, and totaled $25.6 million for the year ended June 30, 1998 compared to $23.8 million for the year ended June 30, 1997. Interest expense increased due to more repurchase agreements and borrowings partially offset by a decline in interest on deposit accounts. Interest expense on short- and long-term repurchase agreements increased $389,000 and $1.5 million, respectively, mainly due to volume, to fund the growth in securities and loans. Interest expense on borrowed funds increased $280,000, primarily due to volume. Interest expense on deposits declined $417,000, or 1.9%, as a result of a decrease in the average balance of interest-bearing deposits totaling $3.3 million from $450.2 million at June 30, 1997 to $446.9 million at June 30, 1998 and a 6 basis point decrease in the average cost on deposits from 4.82% to 4.76%.

Provision for Loan Losses. The provision for loan losses declined $122,000 from $688,000 for the year ended June 30, 1997 and totaled $566,000 for the year ended June 30, 1998. This decline reflected management's evaluation of the underlying credit risk of First Federal's loan portfolio to adequately provide for probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses totaled 82.4% of non-performing assets at June 30, 1998, up from 74.2% and 73.6% at June 30, 1997 and 1996, respectively.

Non-Interest Income. Total non-interest income increased $1.1 million over the year ended June 30, 1997 and totaled $1.8 million for the year ended June 30, 1998. Service charges totaled $700,000 for the year ended June 30, 1998, an increase of $137,000, or 24.3%, compared to the year ended June 30, 1997 due to increases in fees associated with NOW accounts, automated teller machines and debit cards. Sales of securities available for sale resulted in a $246,000 gain for the year ended June 30, 1998 compared to a $320,000 loss for the year ended June 30, 1997. The 1997 fiscal year loss was the result of securities sold to fund a stock repurchase program (tender offer) in late calendar year 1996. Other non-interest income increased $443,000 over the year ended June 30, 1997 and totaled $818,000 for the year ended June 30, 1998, primarily reflecting the activities of FFY Holdings, Inc., which include real estate brokerage services and insurance sales through its two respective affiliations. Also contributing to the fiscal year 1998 increase was a gain on sale of loans from First Federal's secondary market mortgage operation which began in January 1998.


                        ------------------------------
                                  Photo of
                             A. Gary Bitonte, MD
                        ------------------------------

                             Medical Consultant
                             Private Investments


Non-Interest Expense. Non-interest expense declined $2.5 million, or 17.6%, from the year ended June 30, 1997 and totaled $11.8 million for the year ended June 30, 1998. This decline was primarily due to fiscal year 1997 expenses that included the one-time SAIF assessment of $3.0 million. Partially offsetting the SAIF assessment were expenses related to the activities of FFY Holding's real estate and insurance affiliates and increased professional services at the Bank. The Company's efficiency ratio totaled 49.1% for the year ended June 30, 1998 compared to 62.0% (or 48.9% without the effect of the SAIF assessment) for the year ended June 30, 1997.

Income Taxes. Federal income taxes increased $1.7 million over the year ended June 30, 1997 and totaled $4.1 million for the year ended June 30, 1998. The increase in federal income taxes was due to the increase in net income before tax resulting from the SAIF assessment recorded in the fiscal year 1997 and the difference in the gain/loss on sale of securities.


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

Average Balances, Interest Rates and Yields
(Dollars in Thousands)

                                                                     Years ended June 30,
                         ------------------------------------------------------------------------------------------------------
                                          1999                              1998                               1997
                         ------------------------------------------------------------------------------------------------------
                            Average     Interest              Average     Interest               Average     Interest
                         Outstanding     Earned/   Yield/   Outstanding    Earned/   Yield/    Outstanding    Earned/    Yield/
                            Balance       Paid      Rate      Balance       Paid      Rate       Balance       Paid       Rate
                         ------------------------------------------------------------------------------------------------------

Interest-Earning Assets:
  Loans receivable (1)      $465,622     39,047     8.39%     $463,118     39,785     8.59%     $451,872     38,417       8.50%
  Securities available
   for sale, net (2) (3)     167,217     10,163     6.12%      124,764      7,916     6.41%      102,661      6,708       6.51%
  FHLB Stock                   4,677        333     7.12%        4,284        312     7.28%        3,935        279       7.09%
  Other                        3,343        151     4.52%        5,556        287     5.17%       13,356        676       5.06%
                            --------     ------               --------     ------               --------     ------

   Total
    interest-earning
     assets (2)              640,859     49,694     7.77%      597,722     48,300     8.10%      571,824     46,080       8.05%
                                         ------                            ------                            ------

Noninterest-earning
 assets                       22,392                            20,942                            19,764
                            --------                          --------                          --------

Total assets                $663,251                          $618,664                          $591,588
                            ========                          ========                          ========
Interest-Bearing
 Liabilities:
  NOW accounts              $ 63,148      1,613     2.55%     $ 54,962      1,399     2.55%     $ 53,259      1,355       2.54%
  Savings accounts            92,049      2,091     2.27%      100,125      2,683     2.68%      110,177      3,302       3.00%
  Certificate accounts       292,328     16,413     5.61%      291,841     17,200     5.89%      286,796     17,042       5.94%
  Short-term repurchase
   agreements                  9,054        450     4.97%       15,241        872     5.72%        7,916        483       6.10%
  Long-term repurchase
   agreements                 51,300      2,974     5.80%       34,241      2,043      5.97%       9,077        559       6.16%
  Short-term borrowings       27,596      1,451     5.26%       24,004      1,362      5.67%      19,619      1,082       5.52%
  Long-term borrowings        30,175      1,523     5.05%            -          -         -            -          -          -
                            --------     ------               --------     ------               --------     ------

   Total interest-bearing
    liabilities              565,650     26,515     4.69%      520,414     25,559      4.91%     486,844     23,823       4.89%
                                         ------                            ------                            ------

Noninterest-bearing
 liabilities (4)              18,291                            14,935                            11,807
                            --------                            ------                           -------
Total liabilities            583,941                           535,349                           498,651
Stockholders' equity          79,310                            83,315                            92,937
                            --------                            ------                           -------

Total liabilities
 and equity                 $663,251                          $618,664                          $591,588
                            ========                          ========                          ========

Net interest income                      23,179                            22,741                            22,257
Less fully taxable
 equivalent adjustment                     (610)                             (294)                             (155)
                                         ------                          --------                            ------
Net interest income per
 statement of income                     22,569                            22,447                            22,102
                                         ======                          ========                            ======

Net interest rate spread                            3.08%                              3.19%                              3.16%
                                                    =====                              =====                              =====

Net earning assets          $ 75,209                          $ 77,308                          $ 84,980
                            ========                          ========                          ========

Net yield on average
 interest-earning
  assets (2)                                        3.62%                              3.81%                              3.89%
                                                    =====                              =====                              =====

Average interest-earning
 assets to average
  interest-bearing
   liabilities                             1.13 x                            1.15 x                            1.17 x
                                         ======                          ========                            ======

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

Rate/Volume Analysis
(Dollars in Thousands)

                                                                       Years ended June 30,
                                             -------------------------------------------------------------------------
                                                        1999 vs. 1998                          1998 vs. 1997
                                             --------------------------------      -----------------------------------
                                             Increase (Decrease)      Total         Increase (Decrease)       Total
                                                    Due to           Increase              Due to            Increase
                                               Volume      Rate     (Decrease)        Volume      Rate      (Decrease)
                                               ------      ----     ----------        ------      ----      ----------

Interest-earning assets:
  Loans receivable                           $  210        (948)       (738)         960         408          1,368
  Securities (1)                              2,620        (373)      2,247        1,313        (105)         1,208
  FHLB stock                                     28          (7)         21           26           7             33
  Other                                        (103)        (33)       (136)        (404)         15           (389)
                                             ----------------------------------------------------------------------
      Total interest-earning assets          $2,755       (1,361)     1,394        1,895         325          2,220
                                             ======================================================================

Interest-bearing liabilities:
  NOW accounts                               $  214           -         214           44           -             44
  Savings accounts                             (204)       (388)       (592)        (285)       (334)          (619)
  Certificate accounts                           29        (816)       (787)         301        (143)           158
  Short-term repurchase agreements             (319)       (103)       (422)         421         (32)           389
  Long-term repurchase agreements               991         (60)        931        1,502         (18)         1,484
  Short-term borrowings                         193        (104)         89          250          30            280
  Long-term borrowings                        1,523           -       1,523            -           -              -
                                             ----------------------------------------------------------------------
      Total interest-bearing
       liabilities                           $2,427      (1,471)        956        2,233        (497)         1,736
                                             ======================================================================

Net interest income (1)                                              $  438                                     484
                                                                     ======                                   =====

<F1> Presented on a fully taxable equivalent basis.
</FN


                        ------------------------------
                                  Photo of
                             Lending Specialists
                        ------------------------------

First Federal's experienced lending specialists offer both residential and commercial real estate loans to customers.


Asset/Liability Management

Asset/liability management is the measurement and analysis of the Company's exposure to changes in the interest rate environment. Management analyzes the effects of interest rate changes on net portfolio value and net interest income over specified periods of time by evaluating the Company's mix of interest-earning assets and interest-bearing liabilities in varied interest rate environments. The Company manages this risk on a continuing basis through the use of a number of strategies as an ongoing part of its business plan. The objective of the Company's asset/liability management is to maintain consistent growth in net interest income within the Company's policy guidelines. Management considers interest rate risk to be the Company's most significant market risk.

Income simulation techniques and net portfolio value analysis are used to determine the Company's sensitivity to changes in interest rates. The models are based on actual cash flows and repricing characteristics for on and off balance sheet instruments, and incorporate market-based assumptions regarding the impact of changing interest rates on certain assets and liabilities. Actual results will differ from simulated results due to timing, magnitude and frequency of interest rate changes. Actual results may also differ due to changes in market conditions and management strategies.


                        ------------------------------
                                  Photo of
                             Robert L. Wagmiller
                        ------------------------------

                            Partner/Principal of
                          Hill, Barth & King, Inc.


The income simulation modeling employed by the Company measures changes in net interest income over the next 12- and 24-month periods resulting from hypothetical rising and declining interest rates. Key assumptions used in this model include (i) reinvestment of security and mortgage cash flows,
(ii) loan prepayment speeds, (iii) reinvestment of certificate of deposit maturities and (iv) deposit pricing strategies. As of June 30, 1999, the Company's simulation modeling indicated that with a 200 basis point (bp) increase in interest rates, the Company's net interest income would be 2.08 percent and 6.75 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. As of the same date and a 200bp decrease in interest rates, the Company's net interest income would be 0.08 percent more and 4.47 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. The percentage changes in net interest income are within the acceptable range established by the Company's board of directors in both a rising and falling rate environment.


                        ------------------------------
                                  Photo of
                            Marie Izzo Cartwright
                        ------------------------------

                               Vice President
                   Glimcher Properties Limited Partnership


The Bank measures the effect of interest rate changes on its net portfolio value (NPV), which is the difference between the market value of the Bank's assets and liabilities, under different interest rate scenarios. Changes in NPV are measured using interest rate shocks rather than changes in interest rates over a period of time as are assumed with the income simulation model. At June 30, 1999, the Bank's NPV ratio, using interest rate shocks ranging from a 300bp rise in rates to a 300bp decline in rates are shown in the following table:

                             Net Portfolio Value
                                 (Bank only)

                      Basis Point
                       Change in                6/30/99
                         Rates                 NPV Ratio
                      -----------              ---------

                        +300                     5.26%
                        +200                     7.03%
                        +100                     8.66%
                        Base                    10.24%
                        -100                    10.59%
                        -200                    11.36%
                        -300                    11.95%

A significant part of First Federal's asset/liability management focuses on originating adjustable-rate mortgage loans (ARMs). ARM originations totaled 56.3%, 37.2% and 28.4% of portfolio originations in fiscal years 1999, 1998 and 1997, respectively. Largely contributing to the continued growth in ARM originations over the past two fiscal years was the Bank's 7/1-year ARM product. This product, where the interest rate is fixed for seven years and adjusts every year thereafter, accounted for 47.4% and 32.4% of total adjustable-rate loans at June 30, 1999 and 1998, respectively. At June 30, 1999, loans with an adjustable rate feature totaled $191.5 million, or 40.1% of the gross loan portfolio compared to $160.4 million, or 32.5% of the gross loan portfolio at June 30, 1998. In addition to the 7/1-year ARM, growth in the Bank's adjustable rate loans is also attributable to the Bank's secondary market operation, which is currently designed to sell fixed-rate mortgage loans to Fannie Mae, thus decreasing the Bank's exposure to interest rate risk and provide income from sales and servicing. Additionally, the servicing asset hedges the Bank against rising rates, as it becomes more valuable in a rising rate environment, offsetting the decline in the value of other longer term assets in a rising rate environment.

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

Over the past three fiscal years, the Company increased its investments in adjustable-rate securities in an attempt to reduce interest rate risk. At June 30, 1999, the market value of adjustable-rate securities totaled $46.1 million, or 24.2% of the total securities portfolio compared to a market value of $694,000, or 0.6% of the total securities portfolio at June 30, 1996.

The Company's management may, at times, place greater emphasis on maximizing net interest margin rather than merely concentrating on interest rate risk depending on the relationship between short- and long-term interest rates, market conditions and consumer preference. Management believes that increased net income resulting from a moderate contrast between the maturity of its assets and liabilities can provide high enough returns to justify the increased risk exposure during periods of stable interest rates. Management has established limits on the amount of its interest rate risk exposure. There can be no assurance, however, that management's efforts to limit interest rate risk will be successful.


                        ------------------------------
                                  Photo of
                             Jeffrey L. Francis
                        ------------------------------

                            President and CEO of
             FFY Financial Corp. and First Federal Savings Bank


Liquidity and Cash Flows

In general terms, liquidity is a measurement of the Company's ability to meet its cash needs. The Company's objective in liquidity management is to maintain the ability to meet loan commitments, purchase securities or to repay deposits and other liabilities in accordance with their terms without an adverse impact on current or future earnings. The Company's principal sources of funds are deposits, amortization and prepayments of loans, maturities, sales and principal receipts of securities, borrowings, repurchase agreements and operations.

Federal regulations require the Bank to maintain minimum levels of liquid assets in each calendar quarter of not less than 4% of either (i) its liquidity base at the end of the preceding quarter, or (ii) the average daily balance of its liquidity base during the preceding quarter. The Bank's liquidity exceeded the applicable liquidity requirement at June 30, 1999 and 1998. Simply meeting the liquidity requirement does not automatically mean the Bank has sufficient liquidity for a safe and sound operation. Regulations also include a separate requirement that each thrift must maintain sufficient liquidity to ensure its safe and sound operation. Thus, adequate liquidity may vary depending on the Bank's overall asset/liability structure, market conditions, the activities of competitors, and the requirements of its own deposit and loan customers. Management believes the Bank's liquidity is sufficient.

Liquidity management is both a daily and long-term responsibility of management. The Bank adjusts its investments in liquid assets based upon management's assessment of (i) expected loan demand, (ii) expected deposit flows, (iii) yields available on interest-earning deposits and securities and (iv) the objective of its asset/liability management program. Along with its liquid assets, the Bank has additional sources of liquidity available including, but not limited to, the ability to obtain deposits by offering above-market interest rates and access to advances from the Federal Home Loan Bank.


                        ------------------------------
                                  Photo of
                             William A. Russell
                        ------------------------------

                                  President
                   Canteen Services of Steel Valley, Inc.


The primary investing activities of the Company are originating loans and purchasing securities. The fiscal year 1999 decline in loans receivable provided $29.2 million, whereas fiscal year 1998 increases in loans receivable used $21.6 million and $22.1 million, respectively, during fiscal years 1998 and 1997. Growth in the Company's securities portfolio used $72.0 million, $11.5 million and $1.4 million, respectively, during fiscal years 1999, 1998 and 1997. Generally, during periods of declining interest rates, the Bank would be expected to experience increased loan prepayments, which would likely be reinvested at lower interest rates. During periods of increasing interest rates, loan prepayments would be expected to decline, reducing funds available for investment at higher interest rates.

The primary financing activities of the Company are deposits, repurchase agreements and borrowings. The fiscal year 1999 increase in deposit accounts provided $10.7 million, whereas declines in deposit accounts used $6.1 million during both fiscal years 1998 and 1997. Repurchase agreements used $6.5 million during fiscal year 1999 and provided $32.1 million and $25.7 million, respectively, during fiscal years 1998 and 1997. Borrowed funds provided $48.8 million, $6.5 million and $26.3 million, respectively, during fiscal years 1999, 1998 and 1997.

Capital Resources

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1999, the minimum capital regulations require savings institutions to have tangible capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core capital.

Under the prompt corrective action regulations, the OTS is required to take certain supervisory actions (and may take additional discretionary actions) with respect to an undercapitalized institution. Such actions could have a direct material effect on an institution's financial statements. The regulations establish a framework for the classification of savings institutions into five categories: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Generally, an institution is considered well capitalized if it has a core (Tier 1) capital ratio of at least 5.0% (based on average total assets); a core (Tier 1) risk-based capital ratio of at least 6.0%; and a total risk-based capital ratio of at least 10.0%.


                        ------------------------------
                                  Photo of
                               Henry P. Nemenz
                        ------------------------------

                                  President
                        H.P. Nemenz Food Stores, Inc.


                        ------------------------------
                                  Photo of
                               Executive Staff
                        ------------------------------

The executive staff of First Federal Savings Bank of Youngstown (l to r):
Jeffrey L. Francis, Joseph R. Sainato, Mark Makoski, Randy Shaffer, J. Craig Carr, Therese Ann Liutkus, Timm B. Schreiber and David S. Hinkle


The foregoing capital ratios are based in part on specific quantitative measures of assets, liabilities and certain off-balance sheet items as calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by the OTS about capital components, risk weightings and other factors.

At June 30, 1999, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

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

Market Prices and Dividends Declared

The common stock of FFY Financial Corp. trades on The Nasdaq Stock Market under the symbol "FFYF". As of July 31, 1999, there were 7,078,865 shares outstanding held by approximately 1,328 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). The table below shows the reported high and low trade prices of the common stock and cash dividends per share declared during the years ended June 30, 1999 and 1998.

      June 30, 1999:      High             Low        Dividends
      ---------------------------------------------------------

      First quarter    $18   11/16      $13   1/8      $0.1125
      Second quarter    17    3/4        13   1/4       0.1125
      Third quarter     18    7/8        16   3/4       0.1125
      Fourth quarter    19     -         16   7/8       0.1125

      June 30, 1998:
      --------------------------------------------------------

      First quarter    $14    7/16      $12   3/4        $0.10
      Second quarter    16    9/16       13  13/16        0.10
      Third quarter     18     -         15  15/16        0.10
      Fourth quarter    17    5/8        16   3/16        0.10

Quarterly Earnings Summary
-----------------------------------------------------------------------------
FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)

Quarter ended fiscal 1999          September 30      December 31      March 31      June 30
-------------------------------------------------------------------------------------------

Total interest income                $12,161           12,384          12,241        12,297
Total interest expense                 6,711            6,742           6,522         6,539
                                     ------------------------------------------------------

      Net interest income              5,450            5,642           5,719         5,758
Provision for loan losses                125              124             131           114
                                     ------------------------------------------------------

      Net interest income
       after provision for
        loan losses                    5,325            5,518           5,588         5,644
Service charges                          198              218             217           264
Gain (loss) on sale of securities
 available for sale                       64               (7)             54            91
Gain on sale of loans                    112              277             202           129
Other non-interest income                243              194             113           179
Non-interest expense                  (3,126)          (3,138)         (3,048)       (3,182)
                                     ------------------------------------------------------

      Income before income taxes
       and minority interest           2,816            3,062           3,126         3,125
Income tax expense                       931            1,029           1,086         1,037
Minority interest in gain (loss)
 of consolidated subsidiaries              -                -            (106)           12
                                     ------------------------------------------------------

      Net income                     $ 1,885            2,033           2,146         2,076
                                     ======================================================

      Basic earnings per share       $  0.26 (1)         0.28            0.31          0.31
                                     ======================================================

      Diluted earnings per share     $  0.25 (1)         0.27            0.30          0.30
                                     ======================================================


Quarter ended fiscal 1998          September 30      December 31      March 31      June 30
-------------------------------------------------------------------------------------------

Total interest income                $11,958           12,004          12,074        11,969
Total interest expense                 6,475            6,351           6,317         6,416
                                     ------------------------------------------------------

      Net interest income              5,483            5,653           5,757         5,553
Provision for loan losses                142              184             115           124
                                     ------------------------------------------------------

      Net interest income
       after provision for
        loan losses                    5,341            5,469           5,642         5,429
Service charges                          170              183             162           186
Gain on sale of securities
 available for sale                       48               51              54            93
Gain on sale of loans                      -                2              31           101
Other non-interest income                110              143             263           168
Non-interest expense                  (2,761)          (2,920)         (3,056)       (3,033)
                                     ------------------------------------------------------

      Income before income
       taxes                           2,908            2,928           3,096         2,944
Income tax expense                     1,005              988           1,128         1,026
                                     ------------------------------------------------------

      Net income                     $ 1,903            1,940           1,968         1,918
                                     ======================================================

      Basic earnings per share (1)
                                     $  0.25             0.26            0.26          0.26
                                     ======================================================

      Diluted earnings
       per share (1)                 $  0.24             0.25            0.25          0.25
                                     ======================================================

<F1>  Per share figures were restated to reflect a 100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999.

Note: Certain amounts in the 1999 and 1998 quarterly earnings data have been reclassified to conform with the presentation of the Selected Consolidated Financial Information included in this Annual Report.


                    FFY Financial Corp. and Subsidiaries

                      Consolidated Financial Statements

                           June 30, 1999 and 1998

                 (With Independent Auditors' Report Thereon)


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
               Consolidated Statements of Financial Condition
                           June 30, 1999 and 1998

                      Assets                                           1999               1998
                      ------                                           ----               ----

Cash                                                               $  5,362,745         4,362,127
Interest-bearing deposits                                             5,245,061         5,713,055
Short-term investments                                                  865,000                 -
                                                                   ------------------------------
      Total cash and cash equivalents                                11,472,806        10,075,182
Securities available for sale                                       190,325,599       140,793,201
Loans receivable, net of allowance for loan losses of
 $2,645,132 and $2,740,169, respectively                            453,839,111       482,463,396
Loans available for sale                                                441,500                 -
Interest and dividends receivable on securities                       1,953,940         1,421,574
Interest receivable on loans                                          2,707,846         2,698,117
Federal Home Loan Bank stock, at cost                                 4,841,200         4,511,500
Office properties and equipment, net                                  7,218,640         7,920,660
Other assets                                                          2,890,372         1,862,863
                                                                   ------------------------------
      Total assets                                                 $675,691,014       651,746,493
                                                                   ==============================

               Liabilities and Stockholders' Equity
               ------------------------------------

Deposits                                                           $457,342,802       444,017,422
Securities sold under agreements to repurchase:
  Short-term                                                          6,617,747        13,088,323
  Long-term                                                          51,300,000        51,300,000
Borrowed funds:
  Short-term                                                         22,800,000        33,985,000
  Long-term                                                          60,000,000                 -
Advance payments by borrowers for taxes and insurance                 2,221,976         2,621,514
Other payables and accrued expenses                                   5,291,964        22,518,533
                                                                   ------------------------------
      Total liabilities                                             605,574,489       567,530,792

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; authorized 5,000,000 shares,
   none outstanding                                                           -                 -
  Common stock, $.01 par value; authorized 15,000,000 shares,
   issued 7,589,366 and 6,630,000 shares, respectively                   75,894            66,300
  Additional paid-in capital                                         38,092,628        65,118,141
  Retained earnings, substantially restricted                        46,243,673        79,428,438
  Treasury stock, at cost (467,987 and 2,619,010 shares,
   respectively)                                                     (8,551,484)      (57,893,563)
  Accumulated other comprehensive income (loss)                      (2,816,864)          812,737
  Common stock purchased by:
    Employee Stock Ownership and 401(k) Plan                         (2,645,532)       (3,034,562)
    Recognition and Retention Plans                                    (281,790)         (281,790)
                                                                   ------------------------------
      Total stockholders' equity                                     70,116,525        84,215,701
                                                                   ------------------------------
      Total liabilities and stockholders' equity                   $675,691,014       651,746,493
                                                                   ==============================

See accompanying notes to financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Income
                  Years ended June 30, 1999, 1998 and 1997

                                                             1999             1998             1997
                                                             ----             ----             ----

Interest income:
  Loans                                                   $39,046,983       39,785,064       38,417,621
  Securities available for sale                             9,552,383        7,622,185        6,552,936
  Federal Home Loan Bank stock                                333,072          312,213          278,841
  Other interest-earning assets                               151,179          286,969          675,843
                                                          ---------------------------------------------
      Total interest income                                49,083,617       48,006,431       45,925,241
                                                          ---------------------------------------------

Interest expense:
  Deposits                                                 20,116,405       21,282,008       21,699,053
  Securities sold under agreements to repurchase:
    Short-term                                                449,923          871,761          483,448
    Long-term                                               2,974,050        2,043,340          559,167
  Borrowed funds:
    Short-term                                              1,451,527        1,361,933        1,082,015
    Long-term                                               1,522,577                -                -
                                                          ---------------------------------------------
      Total interest expense                               26,514,482       25,559,042       23,823,683
                                                          ---------------------------------------------
      Net interest income                                  22,569,135       22,447,389       22,101,558

Provision for loan losses                                     494,438          565,521          687,642
                                                          ---------------------------------------------
      Net interest income after provision for
       loan losses                                         22,074,697       21,881,868       21,413,916
                                                          ---------------------------------------------

Noninterest income:
  Service charges                                             897,011          700,445          563,443
  Gain (loss) on sale of securities available for sale        203,317          246,473         (320,290)
  Gain on sale of loans                                       720,153          134,211                -
  Other                                                       729,529          683,847          375,217
                                                          ---------------------------------------------
      Total noninterest income                              2,550,010        1,764,976          618,370
                                                          ---------------------------------------------

Noninterest expense:
  Salaries and employee benefits                            6,456,173        6,076,824        5,883,557
  Net occupancy and equipment                               2,043,578        1,805,939        1,644,858
  Insurance and bonding                                       478,923          493,752        3,839,783
  State and local taxes                                       993,634        1,077,154        1,085,987
  Other                                                     2,522,740        2,316,964        1,834,158
                                                          ---------------------------------------------
      Total noninterest expense                            12,495,048       11,770,633       14,288,343
                                                          ---------------------------------------------

      Income before income taxes and
       minority interest                                   12,129,659       11,876,211        7,743,943

Income tax expense:
  Federal                                                   4,040,000        4,147,000        2,420,000
  State                                                        43,000                -                -
Minority interest in loss of consolidated subsidiaries        (93,446)               -                -
                                                          ---------------------------------------------
      Net income                                          $ 8,140,105        7,729,211        5,323,943
                                                          =============================================
Basic earnings per share                                  $      1.15             1.03             0.62
                                                          =============================================
Diluted earnings per share                                $      1.11             0.99             0.60
                                                          =============================================

See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
         Consolidated Statements of Changes in Stockholders' Equity
                  Years ended June 30, 1999, 1998 and 1997

                                                 Common stock
                                            ----------------------    Additional
                                              Shares                   paid-in
                                            outstanding    Amount      capital
                                            -----------    ------     ----------

Balance at June 30, 1996                     5,081,198     $66,300     63,529,201

Comprehensive income:
  Net income                                         -           -             -
Change in unrealized holding gain
   (loss) on securities
   available for sale, net                           -           -              -
                                            -------------------------------------
      Comprehensive income                           -           -              -

Dividends paid, $.675 per share                      -           -              -
Treasury stock purchased                      (994,210)          -              -
Stock options exercised                         59,352           -       (532,457)
Common stock used to exercise options           (1,500)          -              -
Amortization of KSOP expense                         -           -              -
Amortization of RRP stock awards                     -           -              -
Tax benefit related to RRP stock awards              -           -        296,657
Tax benefit related to exercise
 of stock options                                    -           -        575,301
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                     -           -        637,871
                                            -------------------------------------
Balance at June 30, 1997                     4,144,840      66,300     64,506,573

Comprehensive income:
  Net income                                         -           -              -
Change in unrealized holding gain on
   securities available for sale, net                -           -              -
                                            -------------------------------------
      Comprehensive income                           -           -              -

Dividends paid, $.775 per share                      -           -              -
Treasury stock purchased                      (167,543)          -              -
Stock options exercised                         33,693           -       (396,676)
Amortization of KSOP expense                         -           -              -
Tax benefit related to exercise
 of stock options                                    -           -        152,987
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                     -           -        855,257
                                            -------------------------------------
Balance at June 30, 1998                     4,010,990      66,300     65,118,141

Comprehensive income:
  Net income                                         -           -              -
Change in unrealized holding gain
   (loss) on securities available
   for sale, net                                     -           -              -
                                            -------------------------------------
      Comprehensive income                           -           -              -

Distribution of 100% stock dividend          4,010,990       9,594    (27,525,112)
Dividends paid, $.4375 per share                     -           -              -
Treasury stock purchased                    (1,008,899)          -              -
Stock options exercised                        108,298           -       (720,004)
Amortization of KSOP expense                         -           -              -
Tax benefit related to exercise
 of stock options                                    -           -        295,643
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                     -           -        923,960
                                            -------------------------------------
Balance at June 30, 1999                     7,121,379     $75,894     38,092,628
                                            =====================================

                                                                                                 Common stock
                                                                                                 purchased by
                                                                          Accumulated     --------------------------
                                                                             Other         Employee      Recognition
                                                                          Comprehen-      Stock Own-         and
                                              Retained       Treasury     sive Income     ership and      Retention
                                              Earnings        Stock          (Loss)       401(k) Plan       Plans         Total
                                              --------       --------     -----------     -----------    -----------      -----

Balance at June 30, 1996                     72,165,978    (28,492,183)      (869,461)    (3,865,692)     (613,290)    101,920,853

Comprehensive income:
  Net income                                  5,323,943              -              -              -             -       5,323,943
  Change in unrealized holding gain
   (loss) on securities
   available for sale, net                            -              -        981,257              -             -         981,257
                                            --------------------------------------------------------------------------------------
      Comprehensive income                    5,323,943              -        981,257              -             -       6,305,200

Dividends paid, $.675 per share              (2,889,944)             -              -              -             -      (2,889,944)
Treasury stock purchased                              -    (25,982,802)             -              -             -     (25,982,802)
Stock options exercised                               -      1,125,977              -              -             -         593,520
Common stock used to exercise options                 -        (38,250)             -              -             -         (38,250)
Amortization of KSOP expense                          -              -              -        424,310             -         424,310
Amortization of RRP stock awards                      -              -              -              -       331,500         331,500
Tax benefit related to RRP stock awards               -              -              -              -             -         296,657
Tax benefit related to exercise
 of stock options                                     -              -              -              -             -         575,301
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                      -              -              -              -             -         637,871
                                            --------------------------------------------------------------------------------------
Balance at June 30, 1997                     74,599,977    (53,387,258)       111,796     (3,441,382)     (281,790)     82,174,216

Comprehensive income:
  Net income                                  7,729,211              -              -              -             -       7,729,211
  Change in unrealized holding gain on
   securities available for sale, net                 -              -        700,941              -             -         700,941
                                            --------------------------------------------------------------------------------------
      Comprehensive income                    7,729,211              -        700,941              -             -       8,430,152

Dividends paid, $.775 per share              (2,900,750)             -              -              -             -      (2,900,750)
Treasury stock purchased                              -     (5,239,911)             -              -             -      (5,239,911)
Stock options exercised                               -        733,606              -              -             -         336,930
Amortization of KSOP expense                          -              -              -        406,820             -         406,820
Tax benefit related to exercise
 of stock options                                     -              -              -              -             -         152,987
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                      -              -              -              -             -         855,257
                                            --------------------------------------------------------------------------------------
Balance at June 30, 1998                     79,428,438    (57,893,563)       812,737     (3,034,562)     (281,790)     84,215,701

Comprehensive income:
  Net income                                  8,140,105              -              -              -             -       8,140,105
  Change in unrealized holding gain
   (loss) on securities available
   for sale, net                                      -              -     (3,629,601)             -             -      (3,629,601)
                                            --------------------------------------------------------------------------------------
      Comprehensive income                    8,140,10              -     (3,629,601)             -             -        4,510,504

Distribution of 100% stock dividend         (38,222,741)    65,738,259              -              -             -               -
Dividends paid, $.4375+A59 per share+A39     (3,102,129)             -              -              -             -      (3,102,129)
Treasury stock purchased                              -    (17,675,478)             -              -             -     (17,675,478)
Stock options exercised                               -      1,279,298              -              -             -         559,294
Amortization of KSOP expense                          -              -              -        389,030             -         389,030
Tax benefit related to exercise
 of stock options                                     -              -              -              -             -         295,643
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                      -              -              -              -             -         923,960
                                            --------------------------------------------------------------------------------------
Balance at June 30, 1999                     46,243,673     (8,551,484)    (2,816,864)    (2,645,532)     (281,790)     70,116,525
                                            ======================================================================================

See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                    Consolidated Statements of Cash Flows
                  Years ended June 30, 1999, 1998 and 1997

                                                                                    1999              1998              1997
                                                                                    ----              ----              ----

Cash flows from operating activities:
  Net income                                                                    $  8,140,105         7,729,211         5,323,943
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                   1,135,772           969,042           909,632
    Amortization and accretion                                                       344,464           381,801           406,691
    Increase (decrease) in accrued federal income taxes                           (1,323,643)         (487,987)          153,039
    Deferred federal income taxes                                                  1,593,000           261,000           696,000
    Net (gain) loss on sale of securities                                           (203,317)         (246,473)          320,290
    Gain on sale of loans                                                           (720,153)         (134,211)                -
    Loans originated held for sale                                               (30,855,271)       (4,988,080)                -
    Proceeds from sales of loans originated for sale                              31,128,924         5,077,069                 -
    Provision for loan losses                                                        494,438           565,521           687,642
    Federal Home Loan Bank stock dividend                                           (329,700)         (304,700)         (270,400)
    (Increase) decrease in interest receivable                                      (542,095)         (355,161)          393,880
    Tax benefits related to employee plans                                           295,643           152,987           871,958
    Other, net                                                                     1,205,683         1,043,628           742,199
                                                                                ------------------------------------------------

      Net cash provided by operating activities                                   10,363,850         9,663,647        10,234,874
                                                                                ------------------------------------------------

Cash flows from investing activities:
  Proceeds from maturity of securities available for sale                         10,697,077        16,727,605        30,000,000
  Proceeds from sales of securities available for sale                            35,698,278        41,929,782        44,044,024
  Purchase of securities available for sale                                     (144,809,607)      (99,324,173)      (83,710,035)
  Purchase of Federal Home Loan Bank stock                                                 -          (112,300)          (50,300)
  Principal receipts on securities available for sale                             26,370,997        29,165,393         8,308,925
  Net (increase) decrease in loans                                                29,154,107       (21,563,866)      (22,119,550)
  Purchase of office properties and equipment                                       (554,064)       (1,136,981)         (747,167)
  Increase in investment in real estate development joint venture                   (128,639)         (766,241)                -
  Other, net                                                                         (59,115)           (6,017)           14,466
                                                                                ------------------------------------------------

      Net cash used in investing activities                                      (43,630,966)      (35,086,798)      (24,259,637)
                                                                                ------------------------------------------------

Cash flows from financing activities:
  Net increase (decrease) in deposits                                             13,371,715        (6,138,251)       (6,138,675)
  Net increase (decrease) in securities sold under agreements to repurchase:
    Short-term                                                                    (6,470,576)        5,781,075           667,695
    Long-term                                                                              -        26,300,000        25,000,000
  Net increase (decrease) in short-term borrowed funds                           (11,185,000)        6,530,000        26,255,000
  Proceeds from long-term borrowings                                              60,000,000                 -                 -
  Treasury stock purchases                                                       (17,675,478)       (5,239,911)      (25,982,802)
  Dividends paid                                                                  (3,102,129)       (2,900,750)       (2,889,944)
  Proceeds from stock options exercised                                              559,294           336,930           555,270
  Increase (decrease) in amounts due to bank                                        (368,059)          695,939        (1,551,024)
  Other, net                                                                        (465,027)          125,546          (145,399)
                                                                                ------------------------------------------------

      Net cash provided by financing activities                                   34,664,740        25,490,578        15,770,121

Net increase in cash and cash equivalents                                          1,397,624            67,427         1,745,358

Cash and cash equivalents at beginning of year                                    10,075,182        10,007,755         8,262,397
                                                                                ------------------------------------------------

Cash and cash equivalents at end of year                                        $ 11,472,806        10,075,182        10,007,755
                                                                                ================================================

Supplemental disclosure of cash flow information:
  Cash payments of interest expense                                             $ 25,377,616        25,095,614        23,716,934
  Cash payments of federal income taxes                                            3,475,000         4,150,000           780,000
                                                                                ================================================

Supplemental schedule of non-cash investing activities:
  Real estate acquired through foreclosure                                      $    936,116           643,725           479,854
  Real estate sales by loan issuance                                                 742,543           543,500           455,400
                                                                                ================================================

See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                 Notes to Consolidated Financial Statements
                        June 30, 1999, 1998 and 1997

(1)   Summary of Significant Accounting Policies
      ------------------------------------------

      (a)   Principles of Consolidation
            ---------------------------

            The consolidated financial statements of the Company include the accounts of FFY Financial Corp. (FFY or Holding Company) and its wholly owned subsidiaries, First Federal Savings Bank of Youngstown (First Federal or Bank) and FFY Holdings, Inc. The consolidated financial statements also include the accounts of First Real Estate, Ltd. and Daniel W. Landers Insurance Agency, Ltd., affiliates of which FFY Holdings, Inc. has a two-thirds controlling interest. All significant intercompany balances and transactions have been eliminated in consolidation.

      (b)   Basis of Presentation
            ---------------------

            The consolidated financial statements have been prepared in conformity with generally accepted accounting principles. The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and the disclosure of contingent assets and liabilities at the date of the consolidated statement of financial condition and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      (c)   Cash and Cash Equivalents
            -------------------------

            The Company considers all highly liquid debt instruments with maturities of three months or less to be cash equivalents. Cash equivalents include interest-bearing deposits and short-term investments.

      (d)   Securities
            ----------

            Management determines the appropriate classification of securities at the time of purchase. Debt and equity securities, including mortgage-backed securities, are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a component of accumulated other comprehensive income (loss), net of tax. Available-for-sale securities are those which management may decide to sell, if needed, for liquidity, asset/liability management, or other reasons. Gains or losses on the sale of securities are recognized using the specific identification method. A decline in the fair value of any security below cost that is deemed other than temporary is charged to earnings resulting in the establishment of a new cost basis for the security. Premiums and discounts are amortized or accreted over the life of the related security as an adjustment to yield using the interest method. Dividends and interest income are recognized when earned.

      (e)   Loans and Related Fees and Costs
            --------------------------------

            Loans receivable originated with the intent to hold to maturity are carried at unpaid principal balances, less the allowance for loan losses and net deferred loan origination fees. Interest on loans is accrued and credited to income as earned. The accrual of interest is discontinued generally when a loan is more than 90 days delinquent or otherwise doubtful of collection. Such interest ultimately collected is credited to income in the period of recovery. Loans are returned to accrual status when both principal and interest are current, and the loan is deter mined to be performing in accordance with the applicable loan terms.

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

      (f)   Provision for Loan Losses
            -------------------------

            The allowance for loan losses is maintained at a level adequate to absorb probable losses inherent in the loan portfolio as of the balance sheet date. The provision for loan losses charged to expense is based on management's judgment taking into consideration past experience, current and estimated future economic conditions, known and inherent risks in the loan portfolio, and the estimated value of underlying collateral. While management uses the best information available to make these evaluations, future adjustments to the allowance may become necessary if economic conditions change substantially from the assumptions used in making the evaluations. Additionally, various regulatory agencies, as an integral part of their examination process, periodically review the allowance for loan losses. Such agencies may require the recognition of additions to the reserve based on their judgments of information available to them at the time of their examination.

            Management considers a loan impaired when, based on current information and events, it is probable that the Company will be unable to collect all amounts of principal and interest under the original terms of the loan agreement. Significant factors impacting management's judgment in determining when a loan is impaired include an evaluation of compliance with repayment program, condition of collateral, deterioration in financial strength of the borrower or any case when the expected future cash payments may be less than the recorded amount. Since the Bank's loans are primarily collateral dependent, measurement of impairment is based on the fair value of the collateral. Management excludes large groups of smaller balance homogeneous loans such as residential mortgages and consumer loans which are collectively evaluated.

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

      (i)   Income Taxes
            ------------

            The Company files a consolidated federal income tax return.
            The Company accounts for income taxes under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized as income or expense in the period that includes the enactment date.

      (j)   Earnings Per Share
            ------------------

            Basic earnings per share of common stock for the years ended June 30, 1999, 1998 and 1997 have been determined by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share of common stock for the years ended June 30, 1999, 1998 and 1997 have been determined by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of outstanding stock options. Total shares outstanding for earnings per share calculation purposes have been reduced by the KSOP shares that have not been committed to be released. In addition, weighted average common and common equivalent shares have been restated to reflect a 100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999. The computation of basic and diluted earnings per share is shown in the table below.

                                                          Years ended June 30,
                                                  ------------------------------------
                                                     1999          1998         1997
                                                     ----          ----         ----

      Basic earnings per share computation:
        Numerator - Net income                    $8,140,105    7,729,211    5,323,943
        Denominator -
          Weighted average common shares
           outstanding                             7,072,607    7,515,890    8,650,456
      Basic earnings per share                    $     1.15         1.03         0.62
                                                  ====================================

      Diluted earnings per share computation:
        Numerator - Net income                    $8,140,105    7,729,211    5,323,943
        Denominator -
          Weighted average common shares
           outstanding                             7,072,607    7,515,890    8,650,456
          Dilutive effect of stock options           234,046      278,162      277,182
                                                  ------------------------------------

            Weighted average common shares and
             common stock equivalents              7,306,653    7,794,052    8,927,638
      Diluted earnings per share                  $     1.11         0.99         0.60
                                                  ====================================

      (k)   Effect of New Financial Accounting Standards
            --------------------------------------------

            On July 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standard No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income consists of net income and other comprehensive income, which for the Company is comprised entirely of unrealized holding gains and losses on securities available-for-sale, net of the related tax effect. As permitted by SFAS No. 130, the Company has elected to disclose the components of comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. Other comprehensive income (loss) for the years ended June 30, 1999, 1998 and 1997 was ($5,500,601), $1,062,941 and $1,486,257,
            respectively. The related tax (expense) benefit for the years ended June 30, 1999, 1998 and 1997 was $1,871,000, ($362,000)
            and ($505,000), respectively.

            In June 1997, the FASB issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. SFAS No. 131 requires public business enterprises to report certain financial and descriptive information about operating segments. This statement also establishes standards for related disclosures about products and services, any major customers, and geographic areas in which an enterprise operates. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997. The Company determined that the adoption of SFAS No. 131 has no effect on its consolidated financial statements as the Company's operations are managed and performance is evaluated on a corporate-wide basis. Accordingly, all of the Company's operations are considered by management to be aggregated in one reportable operating segment.

            In February 1998, the FASB issued SFAS No. 132, Employers' Disclosures about Pensions and Other Postretirement Benefits, an Amendment of FASB Statements No. 87, 88 and 106. This statement amends disclosure requirements with respect to pensions and other postretirement benefits. It does not change any of the current guidance on measurement or recognition related to these areas. SFAS No. 132 is effective for fiscal years beginning after December 15, 1997. The Company's adoption of SFAS No. 132 on July 1, 1998 had no effect on its consolidated statements of financial condition or income since it only addresses disclosure requirments.

            In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. This statement standardizes the accounting for derivative contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial condition and measure them at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. Management is currently evaluating the effects SFAS No. 133 will have on the Company's financial condition or results of operations.

            In October 1998, the FASB issued SFAS No. 134, Accounting for Mortgage-Backed Securities Retained after Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise. SFAS No. 134 is an amendment of FASB Statement No. 65, which established accounting and reporting standards for certain activities on mortgage banking enterprises and other enterprises that conduct operations that are substantially similar to the primary operations of a mortgage banking enterprise. SFAS No. 134 is effective for the first fiscal quarter beginning after December 15, 1998. Currently, this statement does not affect the Company.

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

(2)   Securities
      ----------

      A summary of securities available for sale is as follows:

                                                  Gross         Gross
                                 Amortized      Unrealized    Unrealized
                                    Cost          Gains         Losses       Fair Value
                                 -------------------------------------------------------

June 30, 1999
  Federal agency obligations    $ 33,957,204       37,454       (350,690)     33,643,968
  Mortgage-backed securities      74,454,008       13,833     (2,268,422)     72,199,419
  Municipal securities            46,707,415      251,106     (1,982,949)     44,975,572
  Trust preferred securities      24,581,418        9,339       (381,382)     24,209,375
  Asset-backed SLMA's             11,493,465            -        (26,215)     11,467,250
  Equity securities                1,798,791      509,914        (43,290)      2,265,415
  Other securities                 1,602,162            -        (37,562)      1,564,600
                                --------------------------------------------------------
      Totals                    $194,594,463      821,646     (5,090,510)    190,325,599
                                ========================================================

June 30, 1998
  Federal agency obligations    $ 35,049,270      234,661         (1,374)     35,282,557
  Mortgage-backed securities      81,580,115      150,652       (287,033)     81,443,734
  Municipal securities            20,778,093      310,930        (39,747)     21,049,276
  Equity securities                  637,000      622,156              -       1,259,156
  Other securities                 1,516,986      261,674        (20,182)      1,758,478
                                --------------------------------------------------------
      Totals                    $139,561,464    1,580,073       (348,336)    140,793,201
                                ========================================================

      The amortized cost and fair values of debt securities available for sale at June 30, 1999, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have a contractual maturity.

                                                   Amortized
                                                      Cost        Fair Value
                                                   ---------      ----------

            Within one year                       $ 10,159,931     10,174,124
            After one year through five years       20,710,421     20,295,499
            After five years through ten years      32,689,599     32,269,389
            After ten years                        129,235,721    125,321,172
                                                  $192,795,672    188,060,184

      The weighted average tax-equivalent annual yield of securities available for sale at June 30, 1999 and 1998 was 6.32% and 6.28%, respectively.

      Gross proceeds from sales of securities available for sale during the years ended June 30, 1999, 1998 and 1997 totaled $35,698,278; $41,929,782; and $44,044,024, respectively. Gross realized gains and losses on sales of securities available for sale totaled $385,137 and $181,820, respectively, during the year ended June 30, 1999; $324,487 and $78,014, respectively, during the year ended June 30, 1998; and $133,222 and $453,512, respectively, during the year ended June 30, 1997.

(3)   Loans Receivable
      ----------------

      Following is a summary of loans receivable at June 30, 1999 and 1998:

                                                              1999           1998
                                                              ----           ----

            First mortgage loans:
              Secured by one-to-four family residences    $335,064,165    354,202,256
              Secured by other properties                   15,579,362     15,658,952
              Commercial                                    33,710,361     28,606,137
              Construction and development loans,
               primarily residential                        28,084,891     23,998,473
                                                          ---------------------------

                                                           412,438,779    422,465,818

            Consumer and other loans:
              Automobile                                     8,479,939     12,161,179
              Home equity                                   37,876,768     37,911,516
              90-day notes                                   3,416,013     17,677,306
              Other                                          5,139,029      4,132,170
                                                          ---------------------------
                                                            54,911,749     71,882,171
                                                          ---------------------------
                                                           467,350,528    494,347,989
            Less:
              Undisbursed loans in process                   7,969,623      6,556,642
              Net deferred loan origination fees             2,455,162      2,587,782
              Allowance for loan losses                      2,645,132      2,740,169
              Loans available for sale                         441,500              -
                                                          ---------------------------

                                                            13,511,417     11,884,593
                                                          ---------------------------

                                                          $453,839,111    482,463,396
                                                          ===========================

            Weighted average annual yield at year-end             8.05%          8.21%

      Activity in the allowance for loan losses for the years ended June 30, 1999, 1998 and 1997 is summarized as follows:

                                                  1999           1998          1997
                                                  ----           ----          ----

            Balance at beginning of year       $2,740,169     2,961,810      3,439,305
            Provision charged to operations       494,438       565,521        687,642
            Charge-offs                          (723,383)     (839,704)    (1,198,867)
            Recoveries                            133,908        52,542         33,730
                                               ---------------------------------------
            Balance at end of year             $2,645,132     2,740,169      2,961,810
                                               =======================================

      Real estate owned, troubled debt restructurings, and nonaccrual loans, as well as the related impact on income in the accompanying consolidated statements of income, were immaterial for 1999, 1998 and 1997. At June 30, 1999 and 1998, non-accrual loans consisted primarily of one-to-four family residences and amounted to $2,160,290 and $2,733,572, respectively. At June 30, 1999, the recorded investment in loans which have been identified as being impaired totaled $1,591,754. No valuation allowance has been recorded on impaired loans since the fair value of the underlying collateral exceeds the recorded investment on an individual loan by loan basis. Average impaired loans for the year ended June 30, 1999 totaled $1,606,423. Impaired loans were immaterial at June 30, 1998.

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The outstanding principal balance of loans serviced for others totaled $35,050,912 and $4,970,433 at June 30, 1999 and 1998, respectively.
      Capitalized net mortgage servicing rights totaled $329,602 and $48,065 at June 30, 1999 and 1998, respectively.

      In the normal course of business, the Bank extends loans to directors and executive officers of the Company and their affiliates. All of these loans were made on substantially the same terms as loans to other individuals and businesses of comparable creditworthiness. The aggregate balance of loans greater than $60,000 was $99,000 and $569,000 at June 30, 1999 and 1998, respectively.

(4)   Office Properties and Equipment
      -------------------------------

      Following is a summary of office properties and equipment by major classifications as of June 30, 1999 and 1998:

                                                                 1999            1998
                                                                 ----            ----

            Land                                              $ 1,617,581      1,617,581
            Buildings                                           8,513,962      8,486,417
            Furniture and equipment                             2,663,168      2,662,966
            Computer equipment and software                     3,621,618      3,535,201
            Automobiles                                           132,578        113,679
            Leasehold improvements                                402,322        401,822
                                                              --------------------------
                                                               16,951,229     16,817,684
            Less accumulated depreciation and amortization      9,732,589      8,897,024
                                                              --------------------------
                                                              $ 7,218,640      7,920,660
                                                              ==========================

(5)   Deposits
      --------

      Following is an analysis of interest-bearing deposits, which consist of various savings and certificate accounts with varying interest rates, as of June 30, 1999 and 1998:

                                                     1999                      1998
                 Account type               ----------------------    ----------------------
           and stated interest rate            Amount         %          Amount         %
           ------------------------            ------        ---         ------        ---

      NOW accounts, up to 2.23%             $ 36,677,860      8.02    $ 34,381,993      7.74
      Money market accounts, up
       to 4.41%                               39,448,435      8.63      28,058,912      6.32
      Passbook accounts, 2.25 % to 2.50%      92,719,043     20.27      93,276,617     21.01
                                            ------------------------------------------------
                                             168,845,338     36.92     155,717,522     35.07

      Certificate accounts:
        3.00% to 3.99%                        22,172,077      4.85               -         -
        4.00% to 4.99%                        44,800,820      9.79      29,483,863      6.64
        5.00% to 5.99%                       144,645,834     31.63     141,125,055     31.78
        6.00% to 6.99%                        69,208,919     15.13     109,895,025     24.75
        7.00% to 7.99%                         7,669,814      1.68       7,795,957      1.76
                                            ------------------------------------------------
                                             288,497,464     63.08     288,299,900     64.93
                                            ------------------------------------------------
                                            $457,342,802    100.00    $440,017,422    100.00
                                            ================================================

      At June 30, 1999 and 1998, scheduled maturities of certificate accounts are as follows:

                                            1999                      1998
                                   ----------------------    ----------------------
                                      Amount         %          Amount         %
                                      ------        ---         ------        ---

            Less than 12 months    $189,811,007     65.79    $163,691,247     56.78
            13 to 24 months          55,191,248     19.13      67,829,342     23.53
            25 to 36 months          23,196,762      8.04      19,414,656      6.73
            37 to 48 months          12,246,369      4.25      18,091,111      6.27
            49 to 60 months           6,517,036      2.26      15,967,370      5.54
            Over 60 months            1,535,042      0.53       3,306,174      1.15
                                   ------------------------------------------------
                                   $288,497,464    100.00    $288,299,900    100.00
                                   ================================================

      The 1999 amounts above include callable certificate accounts totaling $8,556,305 with a weighted average rate of 6.91%. Due to a decline in current market rates, management has decided to exercise their call options, which will extend through September 29, 1999.

      Following is a summary of certificate accounts of $100,000 or more by remaining maturities at June 30, 1999 and 1998:

                                            1999           1998
                                            ----           ----

            Three months or less         $10,414,553     6,597,782
            Over three to six months       8,007,383    11,476,932
            Over six to twelve months     11,495,888    10,700,606
            Over twelve months            17,840,509    19,775,033
                                         -------------------------
                                         $47,758,333    48,550,353
                                         =========================

      At June 30, 1999 and 1998, certificate accounts included $1,543,897 and $1,524,648, respectively, in customer deposits for which federal agency obligations and/or mortgage-backed securities were pledged as collateral in an amount equal to the certificate account balances. The weighted average rate of the certificate accounts was 5.51% and 5.45%, respectively, at June 30, 1999 and 1998. The certificates at June 30, 1999 for which securities are pledged are scheduled to mature from January 2000 to April 2002.

      Interest expense on deposits for the years ended June 30, 1999, 1998 and 1997 is summarized below:

                                  1999            1998           1997
                                  ----            ----           ----

      NOW accounts             $   476,884        636,915        620,759
      Money market accounts      1,136,095        762,231        734,075
      Passbook accounts          2,090,725      2,683,094      3,302,590
      Certificate accounts      16,412,701     17,199,768     17,041,629
                               -----------------------------------------
                               $20,116,405     21,282,008     21,699,053
                               =========================================

      The weighted average interest rate on deposits was 4.27% and 4.63% at June 30, 1999 and 1998, respectively.

(6)   Securities Sold Under Agreements to Repurchase
      ----------------------------------------------

      At June 30, 1999 and 1998, securities sold under agreements to repurchase were as follows:

                                                                1999            1998
                                                                ----            ----

      Short-term:
        Repurchase agreements                                $ 6,617,747     13,088,323
        Federal agency obligations pledged as collateral:
          Book value, including accrued interest              10,236,120     15,376,953
          Market value, including accrued interest            10,237,604     15,490,196
        Average balance outstanding during the year            9,054,035     15,240,783
        Maximum amount outstanding at any month-end           13,448,884     22,656,754
        Weighted average interest rate                              5.02%          5.76%
      Long-term:
        Repurchase agreements                                $51,300,000     51,300,000
        Mortgage-backed securities pledged as collateral:
          Book value, including accrued interest              61,469,494     56,146,814
          Market value, including accrued interest            59,782,455     55,984,488
        Average balance outstanding during the year           51,300,000     34,241,398
        Maximum amount outstanding at any month-end           51,300,000     51,300,000
        Weighted average interest rate                              5.76%          5.76%

      Short- and long-term repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The pledged securities, although held in safekeeping outside the Bank, remain in the asset accounts. A summary of individual long-term repurchase agreements at June 30, 1999 and 1998 with respect to maturity and call dates is summarized in the table below. The call dates renew every three months and are at the option of the buyer.

            Maturity    Earliest call       1999           1998
            --------    -------------       ----           ----

            2/19/02        2/19/00       $25,000,000    25,000,000
            1/16/03        1/16/01        10,000,000    10,000,000
            3/19/01        9/19/99        16,300,000    16,300,000

(7)   Borrowed Funds
      --------------

      Borrowed funds at June 30, 1999 and 1998 consist of advances from the Federal Home Loan Bank (FHLB).

                                                 1999                       1998
                                        -----------------------    -----------------------
                                                       Weighted                   Weighted
                                                       Average                    Average
                                           Amount        Rate         Amount        Rate
                                           ------      --------       ------      --------

Advances from the FHLB of Cincinnati
 with maturities less than one year:
  Line of credit advances               $         -        -       $ 2,985,000     6.02%
  Repo-based advances                    22,800,000     4.92%       31,000,000     5.56%
                                        -----------------------------------------------
                                        $22,800,000     4.92%      $33,985,000     5.60%
                                        ===============================================

                                                                1999
                                                       -----------------------
                                                                      Weighted
                                           Maturity                   Average
                                             Date         Amount        Rate
                                           --------       ------      --------

Advances from the FHLB of Cincinnati
 with maturities greater than one year:
  LIBOR-based advance                      8/26/00     $25,000,000      4.89%
  Convertible fixed-rate advance           12/3/03      10,000,000      4.40%
  Convertible fixed-rate advance           5/14/09      25,000,000      5.61%
                                                       ---------------------
                                                       $60,000,000      5.11%
                                                       =====================

      The FHLB line of credit advances have either fixed or adjustable rates. Repo-based advances have 30-day fixed-rate terms and require interest payments at maturity. The LIBOR-based advance is tied to the 3-month LIBOR plus 16 basis points and is adjusted quarterly. The
      $10 million convertible fixed-rate advance can be converted, at the option of the FHLB of Cincinnati, to a 3-month LIBOR-based advance on December 3, 1999. The $25 million fixed-rate advance can be converted, at the option of the FHLB of Cincinnati, to a 3-month LIBOR-based advance on May 14, 2004. There were no long-term advances outstanding at June 30, 1998. All advances from the FHLB of Cincinnati are secured by a blanket mortgage collateral agreement for 150% of outstanding advances, amounting to $124.2 million.

(8)   Compliance with Regulatory Capital Requirements
      -----------------------------------------------

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classifications are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 1999, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5% ; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0% ; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0% , of which 4.0% must be core capital.

      The most recent notification from the OTS categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Bank must maintain minimum total risk-based, Tier I risk-based, and Tier I leverage ratios as set forth in the following table. There are no conditions or events since that notification that management believes have changed the institution's category.

      The following is a reconciliation of the Bank's GAAP and Regulatory capital, and a summary of the Bank's actual capital ratios compared with the OTS minimum bank capital adequacy requirements and their requirements for classification as well capitalized at June 30, 1999 and 1998:

                                                                    Tier-1         Tier-1         Total
                                                    Equity           Core        Risk-Based     Risk-Based
      June 30, 1999                                 Capital         Capital       Capital        Capital
      -------------                                 -------         -------      ----------     ----------

      GAAP capital                                $ 51,063,276     51,063,276     51,063,276     51,063,276
      Accumulated losses on certain securities
       available for sale, net                                      3,140,221      3,140,221      3,140,221
      General loan valuation allowances                                     -              -      2,380,434
      Other                                                          (329,602)      (329,602)      (565,575)

      Regulatory capital                                           53,873,895     53,873,895     56,018,356
                                                                  -----------------------------------------
      Total assets                                 661,204,894
                                                  ------------
      Adjusted total assets                                       665,870,977
                                                                  -----------
      Risk-weighted assets                                                       404,152,959    404,152,959
                                                                                 --------------------------
      Actual capital ratio                                7.72%          8.09%         13.33%         13.86%
      Minimum capital adequacy requirements               1.50%          3.00%                         8.00%
      Regulatory capital category:
        Well capitalized - equal to
         or greater than                                                 5.00%          6.00%         10.00%

                                                                    Tier-1         Tier-1         Total
                                                    Equity           Core        Risk-Based     Risk-Based
      June 30, 1998                                 Capital         Capital       Capital        Capital
      -------------                                 -------         -------      ----------     ----------

      GAAP capital                                $ 53,382,413     53,382,413     53,382,413     53,382,413
      Accumulated gains on certain securities
       available for sale, net                                        (37,549)       (37,549)       (37,549)
      General loan valuation allowances                                     -              -      2,037,651
      Other                                                           (48,565)       (48,565)      (517,443)
                                                                  -----------------------------------------

      Regulatory capital                                           53,296,299     53,296,299     54,865,072
                                                                  -----------------------------------------
      Total assets                                 629,186,295
                                                  ------------
      Adjusted total assets                                       629,278,873
                                                                  -----------
      Risk-weighted assets                                                       383,853,411    383,853,411
                                                                                 --------------------------
      Actual capital ratio                                8.48%          8.47%         13.88%        14.29%
      Minimum capital adequacy requirements               1.50%          3.00%                        8.00%
      Regulatory capital category:
        Well capitalized - equal to
         or greater than                                                 5.00%          6.00%        10.00%

(9)   Pension Plan
      ------------

      The Bank had a defined benefit pension plan that covered substantially all of its employees. On November 15, 1996, the Board of Directors approved the termination of the pension plan due to significantly high retirement cost. Upon termination, all participants in the plan became fully vested. During 1998, the plan assets were distributed to the participants in the pension plan.

      Components of net pension cost for the years ended June 30, 1998 and 1997 were as follows:

                                                          1998         1997
                                                          ----         ----

      Service cost - benefits earned during
       the period                                      $       -      52,471
      Interest cost on projected benefit obligation       50,820     114,296
      Expected return on plan assets                       8,589     (86,732)
      Net amortization and deferral                         (832)    (42,229)
      Effects of settlement and curtailment             (192,125)     85,016
                                                       ---------------------
          Net periodic pension cost (credit)           $(133,548)    122,822
                                                       =====================

      Assumptions used in the accounting for the pension plan were as follows:

                                                     1998       1997
                                                     ----       ----

      Weighted average discount rate:
        Preretirement                                N/A        6.00%
        Postretirement                               N/A        5.56%
      Expected long-term rate of return on assets    N/A        7.00%

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

(11)  Income Taxes
      ------------

      Federal income tax expenses include current and deferred amounts as follows:

                                                    1999          1998         1997
                                                    ----          ----         ----

      Current                                    $2,447,000    3,886,000    1,724,000
      Deferred                                    1,593,000      261,000      696,000
                                                 ------------------------------------
          Federal income tax expense              4,040,000    4,147,000    2,420,000

      Deferred federal tax expense (benefit)
       on unrealized gains (losses) on
       securities available for sale             (1,871,000)     362,000      505,000
                                                 ------------------------------------
                                                 $2,169,000    4,509,000    2,925,000
                                                 ====================================

      Actual federal income tax expense differed from the amounts computed by applying the federal income tax rate of 35% to income before federal income taxes as a result of the following:

                                    1999                    1998                    1997
                            --------------------    --------------------    --------------------

      Expected income
       tax expense at
       statutory rate       $4,263,037    35.00%    $4,156,674    35.00%    $2,710,380    35.00%
      Other                   (223,037)   (1.83)        (9,674)   (0.08)      (290,380)   (3.75)
                            -------------------------------------------------------------------
      Actual federal tax
       expense              $4,040,000    33.17%    $4,147,000    34.92%    $2,420,000    31.25%
                            ===================================================================

      The net tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1999 and 1998, is as follows:

                                                            1999          1998
                                                            ----          ----

      Deferred tax assets:
        Deferred loan fees                               $  842,000      768,000
        Employee benefits                                   128,000      113,000
        Bad debts reserves                                  899,000      932,000
        Interest on nonaccrual loans                         40,000       49,000
        Other                                                54,000       57,000
                                                         -----------------------
          Total gross deferred tax assets                 1,963,000    1,919,000
                                                         -----------------------

      Deferred tax liabilities:
        FHLB stock dividends                                950,000      838,000
        Basis difference in fixed assets                    172,000      213,000
        Excess of tax reserves over base year amounts       961,000    1,153,000
        Unrealized appreciation on securities
         available for sale                                 166,000      419,000
        Other                                               185,000       45,000
                                                         -----------------------

          Total gross deferred tax liabilities            2,434,000    2,668,000
                                                         -----------------------
          Net deferred tax liability                     $  471,000      749,000
                                                         =======================

      A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 1999 and 1998.

      Retained earnings at June 30, 1999 includes approximately $17,254,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

(12)  Commitments, Contingencies, and Credit Risk
      -------------------------------------------

      In the normal course of business, the Bank is party to financial instruments with off-balance sheet risk to meet the financing needs of its customers and to minimize exposure to fluctuations in interest rates. These financial instruments primarily include commitments to extend credit and unused lines of credit. Currently the Bank does not enter into forward contracts for future delivery of residential mortgage loans. These instruments involve elements of credit risk and interest rate risk in excess of the amount recognized in the con-solidated statements of financial condition. The Bank's exposure to credit loss in the event of nonperformance by the other party to the commitment is represented by the contractual amount of the commitment. The Bank uses the same credit policies in making commitments as it does for on-balance sheet instruments. Interest rate risk on commitments to extend credit results from the possibility that interest rates may have moved unfavorably from the position of the Bank since the time the commitment was made.

      Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates of 30 to 180 days or other termination clauses and may require payment of a fee. Since some of the commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. Following is a table of financial instruments whose contract amounts represent credit risk:

                                                      Amount      Interest rates
                                                      ------      --------------

      June 30, 1999:
        Fixed rate mortgage loans                  $11,650,570    6.75 - 10.00%
        Variable rate mortgage loans                 2,517,155    6.63 -  9.00%
        Fixed rate commercial loans                  3,200,000    8.00 -  8.25%
        Variable rate commercial loans                 192,857    9.00%
        Fixed rate consumer loans                    1,740,389    6.05 - 15.00%
        Commercial lines of credit                   2,700,000    8.25 -  8.75%
        Undisbursed lines and letters of credit      8,195,471    8.13 - 18.00%
                                                   -----------
                                                   $30,196,442
                                                   ===========

      June 30, 1998:
        Fixed rate mortgage loans                  $12,099,824    6.88 - 10.00%
        Variable rate mortgage loans                 2,434,541    6.63 -  8.50%
        Fixed rate consumer loans                    2,058,147    6.50 - 15.00%
        Variable rate consumer loans                    60,000    9.50%
        Undisbursed lines of credit                  4,083,442    9.50 - 18.00%
                                                   -----------
                                                   $20,735,954
                                                   ===========

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

      In the ordinary course of business, the Company has various outstanding commitments and contingent liabilities that are not reflected in the accompanying consolidated financial statements. In addition, the Company is a defendant in certain claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material adverse effect on the consolidated financial statements of the Company.

(13)  Director and Employee Plans
      ---------------------------

      (a)   Stock Option and Incentive Plan
            -------------------------------

            FFY sponsors a stock option and incentive plan for the benefit of directors and employees of the Company. The number of shares of common stock authorized under the plan is 1,326,000, equal to 10% of the total number of shares issued in the conversion adjusted for the 100% stock dividend in 1999. Directors and employees of the Bank vest in options issued over a two and one-half year period beginning with the date of grant. The option exercise price must be at least 100% of the fair value of the common stock on the date of the grant, and the option term cannot exceed 10 years. Outstanding options can be exercised over a 10-year period from the date of the grant.

            Following is activity under the plan during the years ended June 30, 1999, 1998 and 1997:

                                                          1999        1998        1997
                                                          ----        ----        ----

            Options outstanding, beginning of year       463,704    531,090      629,904
            Exercised at $5.00 per share                (108,298)   (67,386)    (118,704)
            Granted                                       39,780          -       19,890
                                                        --------------------------------
            Options outstanding, end of year             395,186    463,704      531,090
                                                        ================================

            Exercisable:
              At $5.00 per share                         334,216    439,814      507,200
              From $11.59 to $13.81 per share             34,450     23,890        7,962
            Options available for grant, end of year     218,768    258,548      258,548
                                                        ================================

            The Company applies Accounting Principles Board (APB) No. 25 for its stock option and incentive plan. Accordingly, no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share pro forma amounts for the years ended June 30, 1999, 1998 and 1997 would be as follows (in thousands, except per share amounts):

                                                 1999                 1998                 1997
                                          -----------------    -----------------    -----------------
                                             As        Pro        As        Pro        As        Pro
                                          Reported    Forma    Reported    Forma    Reported    Forma
                                          --------    -----    --------    -----    --------    -----

            Net income                     $8,140     8,108     7,729      7,715     5,324      5,309
            Basic earnings per share       $ 1.15      1.15      1.03       1.03      0.62       0.61
            Diluted earnings per share     $ 1.11      1.11      0.99       0.99      0.60       0.59
                                           ==========================================================

            The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

            The Company applied the Black-Scholes option pricing model to determine the fair value of each option granted. Below is a summary of the assumptions used in the calculation:

                                                               June 30,
                                             1999                1998                   1997
                                             ----              --------                 ----

            Dividend yield             2.59 - 2.92%          2.59 - 2.92%         2.59 - 2.92%
            Expected volatility              13.34%                13.34%               13.34%
            Risk-free interest rate    4.62 - 6.49%          5.55 - 6.54%         5.55 - 6.54%
            Expected option life       5.26 - 6.67 years     7.14 - 7.21 years    7.14 - 7.21 years

       (b)  Employee Stock Ownership and 401(k) Plan
            ----------------------------------------

            In June 1993, the Company established the FFY Financial Corp. Employee Stock Ownership Plan (ESOP) for the benefit of its employees. The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $5,304,000 from FFY and purchased 1,060,800 shares (adjusted for the 100% stock dividend) in conjunction with the Bank's conversion. Effective January 1, 1997, the Company amended the ESOP to include 401(k) provisions under
            Section 401(k) of the Internal Revenue Code, thus forming the FFY Financial Corp. Employee Stock Ownership and 401(k) Plan
            (KSOP). The eligibility requirements of the KSOP did not change pursuant to the amendment. Under the 401(k) provisions of the KSOP, employees may elect to make pretax contributions of up to 15% of compensation as defined in the plan document. The Company matches up to 6% of employee compensation in the form of stock from the shares that are committed to be released to participants for that year. The remaining shares after the 401(k) match are released to participants' accounts using the shares allocated method. Dividends on allocated and unallocated shares are used for debt service.

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

            KSOP compensation expense for the years ended June 30, 1999, 1998 and 1997 totaled $1,138,068, $1,131,374 and $976,059, respectively. The fair value of unearned KSOP shares at June 30, 1999 and 1998 totaled $10,053,014 and $9,862,320, respectively.
            Following is a summary of KSOP shares at June 30, 1999 and 1998:

                                    1999         1998
                                    ----         ----

                  Allocated        531,694      453,888
                  Unallocated      529,106      606,912
                                 ----------------------
                                 1,060,800    1,060,800
                                 ======================

      (c)   Recognition and Retention Plans (RRPs)
            --------------------------------------

            The Company and the Bank have a Recognition and Retention Plan
            (RRP), formed in conjunction with the Bank's conversion in 1993. Pursuant to the RRP, 477,360 shares of common stock were awarded to directors and certain officers and were earned over a 31/2 year period through December 1996, except for 3,318 shares that were forfeited due to the retirement of a director in October 1996.
            The aggregate purchase price of these shares, initially recorded as a reduction of stockholders' equity, were amortized into compensation expense as RRP participants became fully vested. At June 30, 1999, there were 56,358 unawarded and unvested shares in the RRP and are reflected as a reduction of stockholders' equity. RRP expense for the years ended June 30, 1999, 1998 and 1997 was $-0-, $-0-, and $331,500, respectively.

(14)  Stockholders' Equity
      --------------------

      On January 19, 1999, the Company announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to stockholders of record on February 19, 1999. The Company used its then 2.8 million treasury shares and issued an additional 959,366 shares to pay for the stock dividend. Proper accounting treatment to record these transactions warranted the decline in additional paid-in-capital and retained earnings, but did not affect total stockholders' equity. Additionally, all share and per share data have been restated as a result of the stock dividend.

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

      New OTS regulations allow well run, healthy thrift institutions that satisfy certain criteria to make cash dividends without having to notify their federal regulator. Previously, all thrifts had to give OTS notice or apply to the agency to make a distribution. The new rule updates and streamlines OTS' capital distribution rule and makes it more consistent with those of other federal regulators. During the years ended June 30, 1999, 1998 and 1997, the Bank paid cash dividends to the Holding Company as shown:

            Date            Amount
            ----            ------

      May 16, 1997        $4,500,000
      October 16, 1997     1,630,583
      January 23, 1998     1,577,312
      April 13, 1998       1,713,029
      July 15, 1998        1,609,984
      July 20, 1998        3,400,000
      October 15, 1998     1,563,763
      January 15, 1999     1,735,963
      April 12, 1999       1,872,575
      May 20, 1999           750,000

      At June 30, 1999, dividends payable from the Bank to the Holding Company totaled $1,818,329.

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

                                                June 30, 1999                  June 30, 1998
                                         ---------------------------    --------------------------
                                           Carrying      Estimated        Carrying     Estimated
                                            Amount       Fair Value        Amount      Fair Value
                                           --------      ----------       --------     ----------

      Assets:
        Cash and cash equivalents        $ 11,472,806     11,472,806     10,075,182     10,075,182
        Securities available for sale     190,325,599    190,325,599    140,793,201    140,793,201
        Loans receivable                  453,839,111    460,997,000    482,463,396    490,430,000
        Loans available for sale              441,500        441,500              -              -
        Federal Home Loan Bank stock        4,841,200      4,841,200      4,511,500      4,511,500
        Accrued interest receivable         4,661,786      4,661,786      4,119,691      4,119,691

      Liabilities:
        Deposits:
          Certificate accounts            288,497,464    290,809,000    288,299,900    290,971,000
          Other deposit accounts          168,845,338    168,845,338    155,717,522    155,717,522
        Securities sold under
         agreements to repurchase:
          Short-term                        6,617,747      6,617,747     13,088,323     13,088,323
          Long-term                        51,300,000     51,213,000     51,300,000     51,884,000
        Borrowed funds:
          Short-term                       22,800,000     22,800,000     33,985,000     33,985,000
          Long-term                        60,000,000     59,944,000              -              -
        Accrued interest payable            2,251,666      2,251,666      1,064,546      1,064,546

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

      * Loans receivable. The fair values of loans receivable are estimated using a discounted cash flow calculation that applies estimated discount rates reflecting the credit and interest rate risk inherent in the loans to homogeneous categories of loans with similar financial characteristics. Loans are segregated by types, such as residential mortgage, commercial and consumer. Each loan category is further segmented into fixed and adjustable rate interest terms.

      * Loans available for sale. The fair values of loans available for sale are based on quoted market prices of similar loans sold. At June 30, 1999, the carrying amount of loans available for sale approximates its fair value.

      * Federal Home Loan Bank stock. This item is valued at cost, which represents redemption value and approximates fair value.

      * Accrued interest receivable. The carrying amount of accrued interest receivable approximates its fair value.

      * Deposits. The fair values of fixed maturity certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities. The fair values of other deposit accounts (passbook, NOW and money market accounts) equal their carrying values.

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

      * Short-term borrowed funds. Short-term borrowed funds reprice frequently; therefore, the carrying amount approximates its fair value.

      * Long-term borrowed funds. Fair value is estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for debt with similar terms and maturity.

      * Accrued interest payable. The carrying amount of accrued interest payable approximates its fair value.

      * Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 1999 and 1998.

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

(16)  Condensed Parent-Company-Only Financial Statements
      --------------------------------------------------

      The following condensed statements of financial condition as of June 30, 1999 and 1998, and related condensed statements of income and cash flows for the years ended June 30, 1999, 1998 and 1997 for FFY Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

      Condensed Statements of Financial Condition                                    1999            1998
      -------------------------------------------                                    ----            ----

      Assets:
        Cash                                                                     $   142,257         106,443
        Short-term investments                                                       865,000         895,000
                                                                                 ---------------------------
            Total cash and cash equivalents                                        1,007,257       1,001,443
        Securities available for sale                                             11,060,613      21,827,325
        Loans receivable                                                           1,900,000               -
        Note receivable - KSOP                                                     3,094,000       3,447,600
        Equity in net assets of the Bank                                          51,063,276      53,382,413
        Interest receivable on investments                                            98,905         236,393
        Dividend receivable from Bank                                              1,818,329       5,009,984
        Other assets                                                                 563,496         607,155
                                                                                 ---------------------------
            Total assets                                                         $70,605,876      85,512,313
                                                                                 ===========================

      Liabilities and stockholders' equity:
        Other liabilities                                                        $   489,351       1,296,612
        Stockholders' equity                                                      70,116,525      84,215,701
                                                                                 ---------------------------
            Total liabilities and stockholders' equity                           $70,605,876      85,512,313
                                                                                 ===========================

      Condensed Statements of Income                                1999             1998            1997
      ------------------------------                                ----             ----            ----

      Income:
        Equity in earnings of the Bank and subsidiary           $  6,840,653       6,389,428       4,091,892
        Interest income                                            1,302,593       1,587,602       2,143,876
        Gain (loss) on sale of securities                            331,433         266,002         (98,314)
                                                                --------------------------------------------
            Total income                                           8,474,679       8,243,032       6,137,454

      Expenses:
        State and local taxes                                         50,720         116,271         167,882
        Other                                                        199,854         181,550         177,629
                                                                --------------------------------------------
            Total expenses                                           250,574         297,821         345,511
                                                                --------------------------------------------
            Income before income taxes                             8,224,105       7,945,211       5,791,943
      Income taxes                                                    84,000         216,000         468,000
                                                                --------------------------------------------
            Net income                                          $  8,140,105       7,729,211       5,323,943
                                                                ============================================

      Condensed Statements of Cash Flows                            1999             1998            1997
      ----------------------------------                            ----             ----            ----

      Cash flows from operating activities:
        Net income                                              $  8,140,105       7,729,211       5,323,943
        Adjustments to reconcile net income to net cash
         provided by operating activities:
          Equity in earnings of the Bank and subsidiary           (6,840,653)     (6,389,428)     (4,091,892)
          Amortization and accretion                                  48,389          77,419          70,246
          (Increase) decrease in interest receivable                  71,435         (85,268)        449,649
          Other, net                                                (235,261)       (191,303)            780
                                                                --------------------------------------------
            Net cash provided by operating activities              1,184,015       1,140,631       1,752,726
                                                                --------------------------------------------

      Cash flows from investing activities:
        Proceeds from:
          Maturity of securities available for sale                        -               -      10,000,000
          Sales of securities available for sale                  17,388,127      13,648,851      28,254,806
        Purchase of securities available for sale                 (7,690,267)    (14,101,273)    (23,875,482)
        Principal receipts on securities available for sale                -         595,851         441,346
        Net increase in loans receivable                          (1,900,000)              -               -
        KSOP loan repayment                                          353,600         353,600         353,600
        Dividend from the Bank                                    10,932,286       4,920,924       4,500,000
        Loan to subsidiary                                           (33,500)       (686,500)              -
        Other                                                              -            (500)              -
                                                                --------------------------------------------
            Net cash provided by investing activities             19,050,246       4,730,953      19,674,270
                                                                --------------------------------------------

      Cash flows from financing activities:
        Purchase of treasury stock                               (17,675,478)     (5,239,911)    (25,982,802)
        Dividends paid                                            (3,102,129)     (2,900,750)     (2,889,944)
        Proceeds from stock options exercised                        559,294         336,930         555,270
        Other                                                        (10,134)        (19,866)              -
                                                                --------------------------------------------
            Net cash used in financing activities                (20,228,447)     (7,823,597)    (28,317,476)
                                                                --------------------------------------------
      Net increase (decrease) in cash and cash equivalents             5,814      (1,952,013)     (6,890,480)
      Cash and cash equivalents at beginning of year               1,001,443       2,953,456       9,843,936
                                                                --------------------------------------------
      Cash and cash equivalents at end of year                  $  1,007,257       1,001,443       2,953,456
                                                                ============================================
      Supplemental schedule of noncash investing activities:
        Dividend receivable from Bank                           $  1,818,329       5,009,984               -
                                                                ============================================


                        Independent Auditors' Report

The Board of Directors
FFY Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of FFY Financial Corp. and subsidiaries as of June 30, 1999 and 1998, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FFY Financial Corp. and subsidiaries as of June 30, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1999, in conformity with generally accepted accounting principles.


/s/ KPMG LLP
    KPMG LLP

Cleveland, Ohio
August 4, 1999


Officers and Directors
----------------------

Board of Directors of             Board of Directors of               Officers of First            Officers of First
FFY Financial Corp. and           FFY Holdings, Inc.                  Federal Savings Bank         Federal Savings Bank
First Federal Savings Bank                                            Of Youngstown                of Youngstown, continued
Bank of Youngstown

A. Gary Bitonte, MD               Jeffrey L. Francis                  Jeffrey L. Francis           Janet Byrne
Medical Consultant                President and CEO                   President and CEO            Assistant Secretary
Private Investments               of FFY Financial Corp. and
                                  First Federal  Savings Bank         Therese Ann Liutkus, CPA     Christine Chasko
Marie Izzo Cartwright             of Youngstown                       Treasurer and CFO            Assistant Controller
Vice President
Glimcher Properties               Mark Makoski                        J. Craig Carr                Richard Curry
Limited Partnership               Vice President of First Federal     Vice President, General      Assistant Secretary
                                  Savings Bank of Youngstown          Counsel and Secretary
                                                                                                   Janice S. Elias
Jeffrey L. Francis                Henry P. Nemenz                     David S. Hinkle              Assistant Treasurer
President and CEO                 President                           Vice President
of FFY Financial Corp. and        H.P. Nemenz Food Stores, Inc.                                    Dominic Mancini
First Federal Savings Bank                                            Mark Makoski                 Assistant Secretary
of Youngstown                     W. Terry Patrick                    Vice President
                                  Partner, Friedman & Rummell                                      Jill Mayfield
Henry P. Nemenz                   Attorneys at Law                    Joseph R. Sainato            Assistant Treasurer
President                                                             Vice President
H.P. Nemenz Food Stores, Inc.     Myron S. Roh                                                     Frank Pasquale
                                  Chairman of the Board of            Timm B. Schreiber            Assistant Secretary
W. Terry Patrick                  FFY Financial Corp. and             Vice President
Partner, Friedman & Rummell       First Federal Savings Bank                                       Thomas J. Roberts
Attorneys at Law                  of Youngstown and                   Randy Shaffer                Assistant Secretary
                                  President and Treasurer             Vice President
Myron S. Roh                      Scholl Choffin Co.                                               Cheryl J. Taraszewski
Chairman of the Board of                                              Jeffrey L. DeRose, CPA       Assistant Treasurer
FFY Financial Corp. and           Robert L. Wagmiller                 Controller
First Federal Savings Bank        Partner/Principal of                                             Jeanne G. Yankle
of Youngstown and                 Hill, Barth & King, Inc.            Robert Adema                 Assistant Treasurer
President and Treasurer                                               Assistant Vice President
Scholl Choffin Co.                                                                                 Jerome D. Zetts
                                                                      Robert Campolito             Assistant Treasurer
William A. Russell                Officers of                         Assistant Vice President
President                         FFY Financial Corp.
Canteen Service of Steel                                              Jane Hutchins
Valley, Inc.                      Jeffrey L. Francis                  Assistant Vice President     Officers of
                                  President and CEO                                                FFY Holdings, Inc.
Randy Shaffer                                                         Jon Schmied
Vice President of                 Therese Ann Liutkus, CPA            Assistant Vice President     Jeffrey L. Francis
FFY Financial Corp. and           Treasurer and CFO                                                President
First Federal Savings Bank                                            Dennis Sell
of Youngstown                     Randy Shaffer                       Assistant Vice President     Therese Ann Liutkus, CPA
                                  Vice President                                                   Treasurer
Ronald P. Volpe, Ph.D.                                                Joanne Harrold
Professor of Finance              J. Craig Carr                       Internal Auditor             J. Craig Carr
Williamson College of             Vice President,                                                  Vice President and
Business Administration           General Counsel and                 Marilyn Burrows              Secretary
Youngstown State University       Secretary                           Assistant Treasurer
                                                                                                   Randy Shaffer
Robert L. Wagmiller                                                                                Vice President
Partner/Principal of
Hill, Barth & King, Inc.


Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission will be available September 28, 1999 without charge upon written request to:
      Therese Ann Liutkus, CPA
      Treasurer and CFO
      FFY Financial Corp.
      724 Boardman-Poland Road
      P.O. Box 3300
      Youngstown, Ohio  44513
      Phone:  (330) 726-3396
      Fax:  (330) 758-1356
      E-mail:  ffyinfo@ffybank.com
      Web page:  www.ffybank.com

Annual Meeting
The Annual Meeting of Stockholders of FFY Financial Corp. will be held at 10:00 a.m. on Wednesday, October 20, 1999 at:
      The Holiday Inn
      7410 South Avenue
      Youngstown, Ohio 44512

Stockholder Services
Fifth Third Bank serves as transfer agent for FFY Financial Corp.'s shares. Communications regarding change of address, transfer of shares, lost certificates or dividend reinvestment should be sent to:
      Fifth Third Bank
      Corporate Trust Operations
      38 Fountain Square Plaza
      Mail Drop 1090F5
      Cincinnati, Ohio  45263
      (800) 837-2755

Market Makers
      McDonald & Company Securities, Inc.
      Herzog, Heine, Geduld, Inc.
      Sandler O'Neill & Partners
      Keefe, Bruyette & Woods, Inc.
      Friedman, Billings, Ramsey & Co.
      Stifel Nicholaus & Co.
      Spear, Leeds & Kellogg
      Parker/Hunter Inc.

Affiliations
      Coldwell Banker FFY Real Estate, Ltd.
      1275 Boardman-Poland Road
      Youngstown, Ohio 44514
      Phone:  (330) 757-0777
      Fax:  (330) 726-1931
      E-mail: dmeikle104@aol.com

      Daniel W. Landers Insurance Agency, Ltd.
      700 Boardman-Poland Road
      Youngstown, Ohio 44512
      Phone:  (330) 726-4636
      Fax:  (330) 726-4635
      E-mail:  daniel.landers@mciworld.com.net

First Federal Savings Bank of Youngstown Office Locations
---------------------------------------------------------

Phone Number     (330) 726-3396 connects all offices except Howland (330)
                 856-5566

Main Office      724 Boardman-Poland Road
                 P.O. Box 3300
                 Youngstown, Ohio 44513-3300

Branch Offices   Downtown                      Canfield
                 25 Market Street, Suite 3     2 South Broad Street
                 Youngstown, Ohio 44503        Canfield, Ohio 44406

                 Westside                      Canfield Drive-up
                 4390 Mahoning Avenue          352 W. Main Street
                 Youngstown, Ohio 44515        Canfield, Ohio 44406

                 Southside                     Cornersburg
                 3900 Market Street            3516 S. Meridian Road
                 Youngstown, Ohio 44512        Youngstown, Ohio 44511

                 Northside                     New Middletown
                 600 Gypsy Lane                10416 Main Street
                 Youngstown, Ohio 44505        New Middletown, Ohio 44442

                 Logan Way                     Howland Loan Office
                 4423 Logan Way                5000 E. Market Street, Suite 16
                 Youngstown, Ohio 44505        Warren, Ohio 44484

                 Poland                        FFY Professional Building
                 30 South Main Street          1275 Boardman-Poland Road
                 Poland, Ohio 44514            Youngstown, Ohio 44514

Personal Photos:

Page 8-Y2k Committee (left to right)
Janice Elias, Michele Barnett, Rick Thomas, Jeff DeRose, Jill Mayfield, Dominic Mancini, Lynn Kegley, Bob Campolito, Debbie Seinkner, Tom Scott, Judy Pabst.

Page 15- Real Estate Lending Group (left to right)
Dominic Mancini, Dennis Sell, Randy Shaffer, Robert Adema, Timm B. Schreiber