Form 10-K, Exhibit 13
period 2000-06-30
FFY FINANCIAL CORP
filed 2000-09-13
CIK 898757

Exhibit 13

(FFY Logo) FFY Financial Corp.

                             2000 ANNUAL REPORT

(Photo) Board of Directors of FFY Financial Corp. and FFY Bank

Contents
----------------------------------------------------------------------------

Financial Highlights                                                       1

President's Letter                                                         3

Selected Consolidated Financial Information                                4

Management's Discussion & Analysis                                         7

Financial Statements                                                      20

Officers & Directors                                                      42

Stockholder Information                                                   43


Financial Highlights
----------------------------------------------------------------------------

FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)
At or for the year ended June 30

For the year ended                                      2000        1999       Change
-------------------------------------------------------------------------------------

    Net interest income                               $ 21,673      22,569      -4.0%
    Non-interest income, excluding gains                 1,745       1,627       7.3%
    Net income                                           7,360       8,140      -9.6%
    Dividends on common stock                            3,103       3,102       0.0%
    Return on average equity                             11.28%      10.26%      9.9%
    Return on average assets                              1.10%       1.23%    -10.6%
    Efficiency ratio                                     54.02%      49.84%      8.4%
    Operating expense to average assets                   1.92%       1.88%      2.1%

Per common share
-------------------------------------------------------------------------------------

    Basic earnings per share                          $   1.15        1.15       0.0%
    Diluted earnings per share                            1.12        1.11       0.9%
    Cash dividends declared per share                     0.50        0.45      11.1%
    Tangible book value per share                         9.56        9.81      -2.5%

At year end
-------------------------------------------------------------------------------------

    Total assets                                      $674,475     675,691      -0.2%
    Loans receivable, net                              484,517     453,839       6.8%
    Securities available for sale                      158,136     190,326     -16.9%
    Deposits                                           446,049     457,343      -2.5%
    Securities sold under agreements to repurchase      58,238      57,918       0.6%
    Borrowed funds                                      96,780      82,800      16.9%
    Stockholders' equity                                65,195      70,117      -7.0%

Average for the year
-------------------------------------------------------------------------------------

    Total assets                                      $668,212     663,251       0.7%
    Loans receivable, net                              469,756     465,622       0.9%
    Securities available for sale, net                 168,185     167,217       0.6%
    Deposits                                           446,716     454,066      -1.6%
    Securities sold under agreements to repurchase      58,213      60,354      -3.5%
    Borrowed funds                                      89,062      57,771      54.2%
    Stockholders' equity                                65,230      79,310     -17.8%


(Photo) Presidents of the Bank

Asahel Jones
1900-1906

Benjamin Wirt
1906-1930

Harry W. Geitgey
1930-1934

A. Grover Welsh
1934-1946

Carl E. Knodle
1946-1969

George W. Collier
1969-1975

George J. Smith
1975-1980

Norman Armstrong Jr.
1980-1986

Charles Shellogg Jr.
1986-1996

Jeffrey L. Francis
1996-Present


To Our Shareholders:


As I reflect on fiscal 2000, I am proud of the accomplishments our company has made in many areas. This year was no different than any others in the recent past, as we encountered many challenges that your board of directors and management team worked diligently to meet.

We began the year by embarking on an initiative that we named Performance Banking. It was a two-pronged approach which embraced both pricing and efficiency. We looked at all of our product pricing and made appropriate adjustments to improve profitability by adjusting pricing to be more competitive on profitable services and less competitive on unprofitable services. At the same time, we reviewed in detail nearly every area of the organization including personnel, policies, procedures and systems. Results of our studies showed us what changes we needed to make to streamline our organization. Appropriate changes were developed and implemented. The practice of reviewing pricing and processes will continue as part of our management's approach to continuing performance improvement.

Our financial performance was solid this year, notwithstanding the effects of rising interest rates. Compared to fiscal 1999, and excluding merger expenses recognized in the fiscal fourth quarter, our earnings per diluted share were up from $1.11 to $1.16 in 2000, return on average equity increased from 10.26% to 11.68% and our operating expense to average assets ratio improved from 1.88% to 1.87%. The Cleveland newspaper, The Plain Dealer, recognized the accomplishments of your company by naming FFY one of the 100 best performing companies in Ohio for 1999.

Commercial lending, which was a priority in 1999, continued to be a growth area for us this year with additional staff and product offerings. During the year our commercial loan balances increased 27% or $9.5 million to a total of $44.6 million. We continue to target corporate banking for significant growth in the future.

Bank customers were the recipients of many enhancements this year. We introduced our telephone banking system, opened a grocery store branch in Struthers and broke ground for an expanded office in Poland, which opened in August 2000.

Our affiliates grew significantly this year as well. This past May FFY Insurance expanded with the acquisition of Moreman-Yerian Insurance Agency, a company that has been providing insurance service to customers since 1884. Coldwell Banker FFY Real Estate expanded, too, with the opening of a new office in Columbiana County and by adding a commercial real estate division.

FFY Bank is celebrating its 100th year of service to the Mahoning Valley. This has only been possible through the efforts of thousands of dedicated employees over the years, including the fine staff currently with the company. The employees of the bank and our affiliates have made fiscal 2000 a success, and I thank them for their efforts.

While we are proud of our history and our performance this past year, I am most excited about the future, in particular our future with our proposed merger partner, First Place Financial Corp. This merger of equals will combine the strengths and talents of two fine organizations into one. With total assets of approximately $1.7 billion, First Place will be the largest financial institution ever headquartered in the Mahoning Valley, and the fourth largest thrift institution in Ohio. Combined with our affiliates, our organization of the future will be one of which our shareholders will continue to be proud.

Thank you very much for your continued support.

Sincerely,


/s/ Jeffrey L. Francis
Jeffrey L. Francis
President and Chief Executive Officer



Selected Consolidated Financial Information
----------------------------------------------------------------------------

FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)

                                                                                June 30,
                                                          ----------------------------------------------------
Selected Consolidated Financial Condition Data:             2000        1999       1998       1997       1996
                                                          ----------------------------------------------------

Total assets                                              $674,475    675,691    651,746    599,249    575,602
Loans receivable, net                                      484,517    453,839    482,463    460,712    438,790
Loans available for sale                                       171        442          -          -          -
Allowance for loan losses                                    2,659      2,645      2,740      2,962      3,439
Non-performing assets                                        3,392      2,356      3,324      3,993      4,673
Securities available for sale                              158,136    190,326    140,793    112,036    109,836
Deposits                                                   446,049    457,343    444,017    450,224    456,541
Short-term repurchase agreements (1)                         6,938      6,618     13,088      7,307      6,640
Long-term repurchase agreements (1)                         51,300     51,300     51,300     25,000          -
Short-term borrowed funds                                   17,500     22,800     33,985     27,455      1,200
Long-term borrowed funds                                    79,280     60,000          -          -          -
Stockholders' equity                                        65,195     70,117     84,216     82,174    101,921


                                                                          Years ended June 30,
                                                          ----------------------------------------------------
Selected Consolidated Operations Data:                      2000        1999       1998       1997       1996
                                                          ----------------------------------------------------

Total interest income                                     $ 49,796     49,084     48,006     45,925     43,716
Total interest expense                                      28,123     26,515     25,559     23,823     22,133
                                                          ----------------------------------------------------
Net interest income                                         21,673     22,569     22,447     22,102     21,583
Provision for loan losses                                      476        494        565        688        325
                                                          ----------------------------------------------------
Net interest income after provision for loan losses         21,197     22,075     21,882     21,414     21,258
Service charges                                              1,106        897        700        563        522
Gain (loss) on sale of securities                               46        203        247       (320)        30
Gain on sale of loans                                          234        720        134          -          -
Other non-interest income                                      639        730        684        375        548
Total non-interest expense                                 (12,835)   (12,495)   (11,771)   (14,288)   (11,991)
                                                          ----------------------------------------------------
Income before income taxes and minority interest            10,387     12,130     11,876      7,744     10,367
Income tax expense                                           3,048      4,083      4,147      2,420      3,465
Minority interest in loss of consolidated subsidiaries         (21)       (93)         -          -          -
                                                          ----------------------------------------------------
Net income                                                $  7,360      8,140      7,729      5,324      6,902
                                                          ====================================================

Basic earnings per share (2)                              $   1.15       1.15       1.03       0.62       0.71
                                                          ====================================================

Diluted earnings per share (2)                            $   1.12       1.11       0.99       0.60       0.68
                                                          ====================================================

Cash dividends declared per share (2)                     $   0.50       0.45       0.40       0.35       0.30
                                                          ====================================================

<F1>  Securities sold under agreements to repurchase.
<F2>  Per share figures were restated for years prior to 1999 to reflect a
      100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999.



Selected Financial Ratios and Other Data:                   At or for the years ended June 30,
                                                 --------------------------------------------------------
                                                   2000        1999        1998        1997        1996
                                                 --------------------------------------------------------

Performance Ratios:
  Return on average assets (1)                     1.10%       1.23%       1.25%       0.90%       1.20%
  Return on average equity (2)                    11.28%      10.26%       9.28%       5.73%       6.58%
  Interest rate spread information:
    Average during the period (3)                  2.97%       3.08%       3.19%       3.16%       3.04%
    End of period (3)                              2.66%       2.99%       2.94%       3.06%       2.95%
  Net interest margin (3) (4)                      3.46%       3.62%       3.81%       3.89%       3.89%
  Operating expense to average assets              1.92%       1.88%       1.90%       2.42%       2.09%
  Efficiency ratio (5)                            54.02%      49.84%      49.08%      62.01%      52.93%
  Dividend payout ratio (6)                       44.64%      40.54%      40.40%      58.82%      43.80%

Quality Ratios:
  Non-performing assets to total assets            0.50%       0.35%       0.51%       0.67%       0.81%
  Allowance for loan losses to non-performing
   assets                                         78.39%     112.27%      82.43%      74.18%      73.59%
  Allowance for loan losses to gross loans
   outstanding                                     0.54%       0.58%       0.56%       0.64%       0.77%

Capital Ratios:
  Equity to total assets at end of period          9.67%      10.38%      12.92%      13.71%      17.71%
  Average equity to average assets                 9.76%      11.96%      13.47%      15.71%      18.29%
  Book value per share (7)                       $ 9.70        9.85       10.50        9.91       10.03
  Tangible book value per share (7)              $ 9.56        9.81       10.49        9.91       10.03
  Change in book value per share due to SFAS
   No. 115 (7)                                   $(0.95)      (0.40)       0.10        0.01       (0.09)
  Ratio of average interest-earning assets to
   average interest-bearing liabilities            1.10 x      1.13 x      1.15 x      1.17 x      1.21 x

<F1>  Ratio of net income to average total assets.
<F2>  Ratio of net income to average equity.
<F3>  Ratio is presented on a fully taxable equivalent basis using the
      Company's federal statutory tax rate of 34%.
<F4>  Net interest income divided by average interest earning assets -
      calculated without consideration of the unrealized gain (loss) on securities available for sale.
<F5>  Ratio is calculated without consideration to goodwill amortization and gain (loss) on sale of securities.
<F6>  Cash dividends per share divided by diluted earnings per share.
<F7>  Per share figures were restated for years prior to 1999 to reflect a
      100% stock dividend declared on January 19, 1999.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following presents management's discussion and analysis of the Company's financial condition and results of operations. This discussion and analysis highlights significant changes in balance sheet items and principal factors affecting earnings for each of the periods presented in this Annual Report. Financial information for prior years is presented when appropriate to discuss. The objective of this commentary is to enhance the reader's understanding of the accompanying financial statements, tables and charts and should be read in conjunction with the financial statements and notes thereto.

(Photo) Senior management and the Board of Directors rely heavily on their competent and professional executive secretarial staff.

General

FFY Financial Corp. (FFY or Company) is a unitary savings and loan holding company incorporated under the laws of Delaware and is engaged in financial services through its wholly-owned subsidiaries, FFY Bank (Bank) and FFY Holdings, Inc. FFY Bank is a federally chartered savings bank and FFY Holdings, Inc. invests in entities offering expanded financial services to its customers. In June 1993, FFY Bank converted from a federally chartered mutual savings bank to a federally chartered stock savings bank. As part of the conversion, the Company acquired all of the outstanding common stock of the Bank. FFY Holdings, Inc., which was formed in August 1997, has a one-third interest in Coldwell Banker FFY Real Estate and a 100% interest in FFY Insurance Agency, Ltd. (formerly known as Daniel W. Landers Insurance Agency, Ltd.). Real estate services are offered through Coldwell Banker FFY Real Estate and property and casualty insurance is offered through FFY Insurance Agency, Ltd.

In May 2000, FFY Holdings, Inc. acquired the minority interest in FFY Insurance Agency, Ltd. Also in May 2000, FFY Insurance Agency, Ltd. acquired Moreman-Yerian Insurance Agency, which had an over 100-year history of providing insurance products to consumers in the Company's market area.

On May 23, 2000, FFY and First Place Financial Corp. (First Place), the holding company for First Federal Savings and Loan Association of Warren, entered into a definitive agreement (the Merger Agreement) to combine in a merger of equals (the Merger). The Merger Agreement calls for a tax-free exchange of each outstanding share of FFY common stock for 1.075 shares of First Place common stock, with cash paid in lieu of fractional shares. In addition, pursuant to the Merger Agreement, the Bank will merge with First Federal Savings and Loan Association of Warren to become First Place Bank.

The Merger will be accounted for as a purchase and is expected to close in the fourth quarter of calendar year 2000. The Merger Agreement has been approved by the boards of directors of both companies. However, it is subject to certain other conditions, including the approvals of the shareholders of both companies and the approvals of regulatory authorities.

Forward-Looking Statements

When used in this Annual Report, the words or phrases "will likely result", "are expected to", "will continue", "is anticipated", "estimate", "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the Company's market area, changes in policies by regulatory agencies, fluctuations in interest rate changes in the relationship between short- and long-term interest rates, demand for loans in the Company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

(Photo) FFY Bank's in-house appraisal staff enables us to complete your real estate appraisal within 48 hours.

The Company does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

Changes in Financial Condition

General. Total assets at June 30, 2000 were $674.5 million compared to $675.7 million at June 30, 1999, a decrease of $1.2 million, or 0.2%. The decrease during fiscal year 2000 was primarily due to a decline in the securities portfolio, partially offset by growth in the Bank's loan portfolio. Total liabilities at June 30, 2000 were $609.3 million compared to $605.6 million at June 30, 1999, an increase of $3.7 million, or 0.6%. This increase was primarily due to an increase in borrowed funds, partially offset by a decline in deposit accounts. The discussion below provides greater detail regarding significant changes in balance sheet items.

Securities Portfolio. The Company's securities portfolio decreased $32.2 million, or 16.9%, during fiscal year 2000 and totaled $158.1 million at June 30, 2000 compared to $190.3 million at June 30, 1999. The decrease during fiscal year 2000 was comprised primarily of $15.4 million, $8.8 million and $3.0 million in security sales, principal receipts and maturities, respectively. Also contributing to the decline in securities was a $5.5 million increase in the gross unrealized loss in the securities portfolio, resulting from an increase in interest rates. Management believes that the decline in fair value is temporary and that there is no impairment of securities. Security purchases totaling $743,000 partially offset the aforementioned declines. Proceeds provided by the sales, principal receipts and maturities of securities were primarily used to fund the growth in loans receivable. A summary of the securities portfolio can be found in Note 2 of the Notes to Consolidated Financial Statements contained in this Annual Report.

Loan Portfolio. Net loans receivable increased $30.7 million, or 6.80%, during fiscal year 2000 and totaled $484.5 million at June 30, 2000 compared to $453.8 million at June 30, 1999.

First mortgage loans at June 30, 2000 totaled $442.9 million, or 88.5% of total gross loans compared to $412.4 million, or 88.3% of total gross loans at June 30, 1999. The dollar volume increase in first mortgage loans was primarily in loans secured by one- to four -family residences and commercial real estate. One- to four -family residential loans totaled $351.4 million, or 70.2%, of total gross loans at June 30, 2000, compared to $335.1 million, or 71.7%, of total gross loans one year earlier. This increase in one- to four -family loans was largely the result of retaining such newly-originated loans in FFY Bank's portfolio as opposed to selling them in the secondary market during the increasing interest rate environment that existed during fiscal year 2000 - see below. Commercial real estate loans totaled $44.6 million, or 8.9%, of the total gross loans at June 30, 2000, compared to $33.7 million, or 7.2%, of total gross loans one year earlier. This increase was attributable to the Company's management identifying commercial real estate lending as a growth area throughout fiscal 2000.

Consumer and other loans at June 30, 2000 totaled $57.4 million, or 11.5% of total gross loans compared to $53.5 million, or 11.4% of total gross loans at June 30, 1999. The dollar volume growth in consumer and other loans was primarily in home equity loans, which totaled $44.4 million, or 8.9%, of total gross loans at June 30, 2000, compared to $37.9 million, or 8.1% of total gross loans one year earlier. Like commercial real estate lending, this increase was attributable to the Company's management identifying home equity lending as a growth area throughout fiscal 2000.

(Photo) FFY Insurance expanded in May 2000 with its acquisition of the Moreman-Yerian Insurance Agency which was founded in Youngstown in 1884.

FFY Bank's secondary market mortgage lending operation originates and sells qualifying loans to the Federal National Mortgage Association (Fannie Mae). During fiscal year 2000, FFY Bank sold 192 loans with an aggregate principal balance of $14.9 million resulting in a pre-tax gain of $234,000. This compares to sales in fiscal year 1999 of 390 loans with an aggregate principal balance of $31.0 million and a pre-tax gain of $720,000. FFY Bank's secondary market sales slowed during fiscal year 2000 due to rising market interest rates, which caused us to keep more loans in our portfolio. However, management expects that the secondary market mortgage lending program will continue as long as market conditions allow it to be profitable.

Deposits. Deposit accounts decreased $11.3 million, or 2.5%, during fiscal year 2000 and totaled $446.0 million at June 30, 2000 compared to $457.3 million at June 30, 1999. Declines in certificate and passbook accounts of $10.9 million and $10.1 million, respectively, were partially offset by increases of $7.7 million and $2.0 million in money market and demand accounts, respectively. The net deposit outflow during fiscal year 2000 was primarily funded by increased borrowings. The level of deposit flows during any given period is heavily influenced by factors such as the general level of interest rates as well as alternative yields that investors may obtain on competing instruments, such as money market mutual funds and other investments. The weighted average cost of deposits increased 29 basis points during fiscal year 2000, from 4.27% at June 30, 1999 to 4.56% at June 30, 2000.

Repurchase Agreements and Borrowed Funds. Short-term repurchase agreements increased $320,000, or 4.8%, during fiscal year 2000 and totaled $6.9 million at June 30, 2000 compared to $6.6 million at June 30, 1999. Long-term repurchase agreements totaled $51.3 million at both June 30, 2000 and 1999. Short-term borrowings decreased $5.3 million, or 23.2%, during fiscal year 2000, whereas long-term borrowings increased $19.3 million, or 32.1%, during the same period. Short- and long-term borrowings totaled $17.5 million and $79.3 million, respectively, at June 30, 2000 compared to $22.8 million and $60.0 million, respectively, at June 30, 1999. Due to the rising interest rate environment that existed during fiscal year 2000, the weighted average cost of borrowings increased 162 basis points, from 5.06% at June 30, 1999 to 6.68% at June 30, 2000. Both short- and long-term borrowed funds consist of advances from the Federal Home Loan Bank of Cincinnati. Repurchase agreements and borrowed funds are managed within the Company's guidelines for asset/liability management, profitability and overall growth objectives.

(Photo) Opened in February 2000, FFY Bank's first grocery branch inside the Nemenz Struthers IGA and offers traditional lobby and drive-up services.

Stockholders' Equity. Total stockholders' equity declined $4.9 million, or 7.0%, during fiscal year 2000 and totaled $65.2 million at June 30, 2000 compared to $70.1 million at June 30, 1999. This decline resulted principally from stock repurchases, dividends paid to stockholders and a decline in market value of available-for-sale securities, net of tax, totaling $7.1 million, $3.1 million and $3.6 million, respectively. These declines were partially offset by net income for fiscal year 2000 totaling $7.4 million and other increases totaling $1.5 million. On January 19, 1999, the Company announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to stockholders of record on February 19, 1999. Accordingly, all share and per share data have been restated as a result of the stock dividend.

(Photo) Ensuring proper processing of checks and timely delivery of statements is the responsibility of our Check Processing department.

Results of Operations

The Company's results of operations depend primarily on the level of net interest income, which is the difference, or "spread", between the average yield earned on interest-earning assets and the average rate paid on interest-bearing liabilities. Interest-earning assets consist primarily of loans receivable and securities, whereas interest-bearing liabilities consist primarily of deposits, repurchase agreements and borrowed funds. The ratio of average interest-earning assets to average interest-bearing liabilities during fiscal year 2000 was 1.10:1 compared to 1.13:1 during fiscal year 1999. Net interest income is affected by both changes in the level of interest rates and changes in the amount and composition of interest-earning assets and interest-bearing liabilities. Results of operations are also dependent upon, among other things, the provision for loan losses, non-interest income, non-interest expense and income taxes.

Comparison of Years Ended June 30, 2000 and 1999

General. The Company recorded net income for the year ended June 30, 2000 of $7.4 million, a decrease of $780,000, or 9.6%, from net income of $8.1 million for the year ended June 30, 1999. Diluted earnings per share for the year ended June 30, 2000 were $1.12, a 0.90% increase from diluted earnings per share of $1.11 for the year ended June 30, 1999. The Company's return on equity for fiscal year 2000 was 11.28% compared to 10.26% for fiscal year 1999.

Interest Income. Total interest income for the year ended June 30, 2000 was $49.8 million, an increase of $712,000, or 1.5%, compared to $49.1 million for the year ended June 30, 1999. Interest income from loans totaled $39.0 million for both of the years ended June 30, 2000 and 1999. A $4.1 million increase in the average balance of loans receivable was offset by an 8 basis point decline in yield earned on the loan portfolio. The increase in total interest income was primarily from an increase in interest earned on the securities portfolio. Interest income from securities totaled $10.4 million for the year ended June 30, 2000, an increase of $801,000, or 8.4%, compared to $9.6 million for the year ended June 30, 1999. The increase in interest from securities was due to a $10.2 million increase in the average balance of securities, using amortized cost basis, and a 27 basis point increase in yield (on a fully-taxable equivalent basis). The average balance of securities, using amortized cost basis, was $176.3 million and $166.1 million for the years ended June 30, 2000 and 1999, respectively, and the securities portfolio yielded 6.39% and 6.12% for the same respective periods. Although the average balance of securities increased comparing June 30, 2000 and 1999, the trend of a growing securities portfolio reversed during fiscal year 2000 due to proceeds from securities transactions being primarily used to fund loan growth.

Interest Expense. Total interest expense for the year ended June 30, 2000 was $28.1 million, an increase of $1.6 million, or 6.1%, compared to $26.5 million for the year ended June 30, 1999. The increase in interest expense was due to an increase in both the average balance and cost of long-term borrowed funds. The average balance of long-term borrowed funds increased $38.5 million, from $30.2 million for fiscal year 1999 to $68.7 million for fiscal year 2000. The average rate paid on long-term borrowed funds increased 87 basis points, from 5.05% for the year ended June 30, 1999 to 5.92% for the year ended June 30, 2000 as a result of the rising interest rate environment that existed during fiscal year 2000. The increase in interest expense from long-term borrowings was partially offset by a decline in interest expense associated with interest-bearing deposit accounts. The average balance of interest-bearing deposit accounts declined $10.1 million, from $447.5 million for fiscal year 1999 to $437.4 million for fiscal year 2000. Additionally, a 7 basis point decline in cost of interest-bearing deposit accounts, from 4.49% for fiscal year 1999 to 4.42% for fiscal year 2000, contributed to the decline in interest expense associated with deposit balances. To a lesser extent, rate increases in short- and long-term repurchase agreements and short-term borrowings, partially offset by a decline in volume of short-term borrowings, contributed to the increased interest expense comparing fiscal years 2000 and 1999.

(Photo) Ground was broken in summer 2000 for a more visible and enhanced Poland office complete with a new drive-up ATM to better serve that community.

Net Interest Income. Net interest income for the year ended June 30, 2000 totaled $21.7 million, a decline of $896,000, or 4.0%, compared to $22.6 million for the year ended June 30, 1999. The Company's net interest margin declined 16 basis points, from 3.62% for fiscal year 1999 to 3.46% for fiscal year 2000. The decline in net interest margin was principally due to the increased cost of borrowings.

(Photo) Accurate recordkeeping, timely reporting and regulatory compliance are just a small part of the Accounting and Auditing Department functions.

Provision for Loan Losses. The provision for loan losses totaled $476,000 for the year ended June 30, 2000 compared to $494,000 for the year ended
June 30, 1999. The provision for loan losses reflects management's evaluation of the underlying credit risk of FFY Bank's loan portfolio to adequately provide for probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses totaled 78.4% of non-performing loans at June 30, 2000, down from 112.3% at June 30, 1999 due to a $1.0 million increase in non-performing loans, principally one- to four-family loans. The Company's management analyzes the adequacy of the allowance for loan losses regularly through reviews of the performance of the loan portfolio, economic conditions, changes in interest rates and the effect of such changes on real estate values and changes in the composition of the loan portfolio. Future additions to the allowance for loan losses will be dependent on these factors. Management believes that the allowance for loan losses is adequate at June 30, 2000.

Non-Interest Income and Expense. Non-interest income for the year ended June 30, 2000 totaled $2.0 million, a decline of $525,000, or 20.6% compared to $2.6 million for the year ended June 30, 1999 largely due to a $486,000 decline in gains from sales of loans. The decline in non-interest income was also due to a $158,000 decrease in gains from security sales comparing fiscal year 2000 to fiscal year 1999. Partially offsetting the decline was a $209,000 increase in service charge income, primarily non-sufficient funds charges, service fees on commercial checking accounts, debit card income and automated teller machine income. Non-interest expense increased $339,000 in fiscal year 2000 and totaled $12.8 million for the year compared to $12.5 million for the year ended June 30, 1999 primarily due to $329,000 in expenses related to the proposed merger of equals with First Place Financial Corp. Operating expense to average assets without the merger expenses totaled 1.87% for fiscal year 2000 compared to 1.88% for fiscal year 1999.

(Photo) Coldwell Banker FFY Real Estate expanded its operations by opening a new office in Columbiana and a commercial real estate arm.

Income Taxes. Federal income taxes for the year ended June 30, 2000 totaled $3.0 million, a decline of $992,000 compared to $4.0 million for the year ended June 30, 1999. The decline in federal income taxes resulted from less income subject to tax and a reduction in the Company's effective tax rate due to increased income from tax-exempt securities.

Minority Interest. Minority interest in loss of consolidated subsidiaries represents the portion of net loss from the real estate and insurance affiliates not wholly-owned by FFY Holdings, Inc. during the year.

Comparison of Years Ended June 30, 1999 and 1998

General. The Company recorded net income for the year ended June 30, 1999 of $8.1 million, an increase of $411,000, or 5.3%, from net income of $7.7 million for the year ended June 30, 1998. Basic and diluted earnings per share for the year ended June 30, 1999 totaled $1.15 per share and $1.11 per share, respectively, compared to $1.03 per share and $0.99 per share, respectively, for the year ended June 30, 1998. This represents an increase in basic and diluted earnings per share of 11.7% and 12.1%, respectively. The Company's return on average equity for fiscal year 1999 was 10.26% compared to 9.28% for fiscal year 1998.

Interest Income. Total interest income for the year ended June 30, 1999 was $49.1 million, an increase of $1.1 million, or 2.2%, compared to $48.0 million for the year ended June 30, 1998. Interest income from loans declined $738,000, or 1.9%, and totaled $39.0 million for the year ended June 30, 1999 compared to $39.8 million for year ended June 30, 1998. This decrease was the result of a 20 basis point decline in the average yield earned on loans, from 8.59% to 8.39%, partially offset by an increase of $2.5 million in the average balance of loans outstanding. The average yield earned on loans declined due to a decrease in market rates for most of fiscal year 1999. Although net loans receivable declined $28.6 million from June 30, 1998 to June 30, 1999, the average balance of loans receivable increased as mentioned previously. The June 30, 1998 loans receivable balance included approximately $17.1 million of short-term loans made to customers in June 1998 to fund their stock subscriptions in a local financial institution's initial public offering which remained outstanding for part of the first quarter of fiscal year 1999, thus impacting the average balance for fiscal year 1999. Interest income from securities increased $1.9 million, or 25.3%, and totaled $9.5 million for the year ended June 30, 1999 compared to $7.6 million for the year ended June 30, 1998. This increase was the result of a $42.5 million increase in the average balance of securities, primarily Federal agency obligations, municipal securities and trust preferred securities. The increase in volume of securities was partially offset by a 29 basis point decline in the average yield on securities, from 6.41% to 6.12%. The decline in the weighted average yield was largely the result of reinvesting proceeds from a high level of loan repayments and prepayments at lower market rates.

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

Net Interest Income. Net interest income increased $122,000, or 0.5%, and totaled $22.6 million for the year ended June 30, 1999 compared to $22.4 million for the year ended June 30, 1998. The Company's net interest margin (net interest income as a percentage of average interest-earning assets) was 3.62% for the year ended June 30, 1999, down 19 basis points from 3.81% for the year ended June 30, 1998. The Company's net interest margin declined due mainly to a lower yield earned on loans and securities as well as increased borrowings, which tend to have a higher cost than core deposits. However, the Company's net interest margin was positively affected by lower rates paid on deposits and short-term borrowings.

(Photo) "Thank you for calling FFY Bank. How may I direct your call?" When you call us, you are greeted by one of our operators, not an automated phone system.

Provision for Loan Losses. The provision for loan losses totaled $494,000 for the year ended June 30, 1999 compared to $566,000 for the year ended June 30, 1998. The provision for loan losses reflects management's evaluation of the underlying credit risk of the Bank's loan portfolio to adequately provide for probable loan losses inherent in the loan portfolio as of the balance sheet date. The allowance for loan losses totaled 112.3% of non-performing loans at June 30, 1999, up from 82.4% at June 30, 1998 due primarily to a 29% decline in non-performing loans. More aggressive collection efforts contributed to the decline in non-performing loans.

Non-Interest Income. Non-interest income totaled $2.6 million for the year ended June 30, 1999, an increase of $785,000, or 44.5%, compared to $1.8 million for the year ended June 30, 1998. Largely contributing to this increase was the Bank's secondary market operation, which began during fiscal year 1998 and accounted for $720,000 in gains from loan sales during the 1999 fiscal year compared to $134,000 in gains from loan sales during the 1998 fiscal year. Service charge income increased 28.1% from $700,000 for the year ended June 30, 1998 to $897,000 for the year ended June 30, 1999 largely due to increased fees on NOW accounts and fees from a loan extension program.

Non-Interest Expense. Non-interest expense totaled $12.5 million for the year ended June 30, 1999, an increase of $724,000, or 6.2%, compared to $11.8 million for the year ended June 30, 1998. Largely contributing to this increase were the activities of FFY Holding's insurance affiliate, FFY Insurance Agency, Ltd., which began operations on April 1, 1998, and therefore only had three months activity during fiscal year 1998. Also contributing to the fiscal year 1999 growth in non-interest expense was increased depreciation, primarily due to Year 2000 computer-related purchases, and advertising. In addition, severance pay was awarded to a long-tenured Company officer in December 1998 as a result of her retirement. The Company's efficiency ratio totaled 49.8% for the year ended June 30, 1999 compared to 49.1% for the year ended June 30, 1998.

Income Taxes. Federal income taxes totaled $4.0 million for the year ended June 30, 1999, a decline of $107,000 compared to $4.1 million for the year ended June 30, 1998. The decline in federal income taxes resulted from a reduction in the Company's effective tax rate due to increased income from tax-exempt securities.

Minority Interest. Minority interest in loss of consolidated subsidiaries represents the portion of the net loss from the real estate and insurance affiliates not owned by FFY Holdings, Inc.

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

Average Balances, Interest Rates and Yields
(Dollars in Thousands)


                                                                  Years ended June 30,
                           ---------------------------------------------------------------------------------------------------
                                        2000                              1999                              1998
                           ---------------------------------------------------------------------------------------------------
                           Average       Interest            Average       Interest            Average       Interest
                           Outstanding   Earned/    Yield/   Outstanding   Earned/    Yield/   Outstanding   Earned/    Yield/
                           Balance       Paid       Rate     Balance       Paid       Rate     Balance       Paid       Rate
                           ---------------------------------------------------------------------------------------------------

Interest-Earning Assets:
  Loans receivable (1)       $469,756     39,046    8.31%      $465,622     39,047    8.39%      $463,118     39,785    8.59%
  Securities available
   for sale, net (2) (3)      168,185     11,269    6.39%       167,217     10,163    6.12%       124,764      7,916    6.41%
  FHLB Stock                    5,023        363    7.23%         4,677        333    7.12%         4,284        312    7.28%
  Other                           991         34    3.43%         3,343        151    4.52%         5,556        287    5.17%
                             -------------------               -------------------               -------------------

   Total
    interest-earning
    assets (2)                643,955     50,712    7.78%       640,859     49,694    7.77%       597,722     48,300    8.10%
                                          ------                            ------                            ------

Noninterest-earning
 assets                        24,257                            22,392                            20,942
                             --------                          --------                          --------

Total assets                 $668,212                          $663,251                          $618,664
                             ========                          ========                          ========

Interest-Bearing
 Liabilities:
  Demand and NOW accounts    $ 73,244      2,204    3.01%      $ 63,148      1,613    2.55%      $ 54,962      1,399    2.55%
  Savings accounts             87,852      1,985    2.26%        92,049      2,091    2.27%       100,125      2,683    2.68%
  Certificate accounts        276,300     15,139    5.48%       292,328     16,413    5.61%       291,841     17,200    5.89%
  Short-term repurchase
   agreements                   6,913        406    5.87%         9,054        450    4.97%        15,241        872    5.72%
  Long-term repurchase
   agreements                  51,300      3,128    6.10%        51,300      2,974    5.80%        34,241      2,043    5.97%
  Short-term borrowings        20,382      1,194    5.86%        27,596      1,451    5.26%        24,004      1,362    5.67%
  Long-term borrowings         68,680      4,067    5.92%        30,175      1,523    5.05%             -          -       -
                             -------------------               -------------------               -------------------

   Total interest-bearing
    liabilities               584,671     28,123    4.81%       565,650     26,515    4.69%       520,414     25,559    4.91%
                                          ------                            ------                            ------

Noninterest-bearing
 liabilities (4)               18,311                            18,291                            14,935
                             --------                          --------                          --------

Total liabilities             602,982                           583,941                           535,349
Stockholders' equity           65,230                            79,310                            83,315
                             --------                          --------                          --------

Total liabilities
 and equity                  $668,212                          $663,251                          $618,664
                             ========                          ========                          ========

Net interest income                      $22,589                            23,179                            22,741
Less fully taxable
 equivalent adjustment                      (916)                             (610)                             (294)
                                         -------                           -------                           -------
Net interest income per
 statement of income                     $21,673                            22,569                            22,447
                                         =======                           =======                           =======

Net interest rate spread                            2.97%                             3.08%                             3.19%
                                                    ====                              ====                              ====

Net earning assets           $ 59,284                          $ 75,209                          $ 77,308
                             ========                          ========                          ========

Net yield on average
 interest-earning
 assets (2)                                         3.46%                             3.62%                             3.81%


                                                    ====                              ====                              ====

Average interest-earning
 assets to average
 interest-bearing
 liabilities                                1.10 x                            1.13 x                            1.15 x
                                         =======                           =======                           =======

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

Rate/Volume Analysis
(Dollars in Thousands)


                                                                     Years ended June 30,
                                            ----------------------------------------------------------------------
                                                      2000 vs. 1999                        1999 vs. 1998
                                            ---------------------------------    ---------------------------------
                                            Increase (Decrease)      Total       Increase (Decrease)      Total
                                                  Due to            Increase           Due to            Increase
                                            Volume        Rate     (Decrease)    Volume        Rate     (Decrease)
                                            ------        ----     ----------    ------        ----     ----------

Interest-earning assets:
  Loans receivable                          $  359        (360)          (1)        210        (948)       (738)
  Securities (1)                               642         464        1,106       2,620        (373)      2,247
  FHLB stock                                    25           5           30          28          (7)         21
  Other                                        (87)        (30)        (117)       (103)        (33)       (136)
                                            -------------------------------------------------------------------
      Total interest-earning assets         $  939          79        1,018       2,755      (1,361)      1,394
                                            ===================================================================

Interest-bearing liabilities:
  Demand and NOW accounts                   $  278         313          591         214           -         214
  Savings accounts                             (97)         (9)        (106)       (204)       (388)       (592)
  Certificate accounts                        (895)       (379)      (1,274)         29        (816)       (787)
  Short-term repurchase agreements            (117)         73          (44)       (319)       (103)       (422)
  Long-term repurchase agreements                -         154          154         991         (60)        931
  Short-term borrowings                       (410)        153         (257)        193        (104)         89
  Long-term borrowings                       2,241         303        2,544       1,523           -       1,523
                                            -------------------------------------------------------------------

      Total interest-bearing liabilities    $1,000         608        1,608       2,427      (1,471)        956
                                            ===================================================================

Net interest income (1)                                              $ (590)                                438
                                                                     ======                               =====

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

The income simulation modeling employed by the Company measures changes in net interest income over the next 12- and 24-month periods resulting from hypothetical rising and declining interest rates. Key assumptions used in this model include (i) reinvestment of security and mortgage cash flows,
(ii) loan prepayment speeds, (iii) reinvestment of certificate of deposit maturities and (iv) deposit pricing strategies. As of June 30, 2000, the Company's simulation modeling indicated that, with a 200 basis point (bp) increase in interest rates, the Company's net interest income would be 2.96 percent and 6.76 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. As of the same date and a 200bp decrease in interest rates, the Company's net interest income would be 1.44 percent more and 1.62 percent less than if rates remained constant over the next 12- and 24-month periods, respectively. The percentage changes in net interest income are within the acceptable range established by the Company's board of directors in both a rising and falling rate environment.

The Bank measures the effect of interest rate changes on its net portfolio value (NPV), which is the difference between the market value of the Bank's assets and liabilities, under different interest rate scenarios. Changes in NPV are measured using interest rate shocks rather than changes in interest rates over a period of time as are assumed with the income simulation model. At June 30, 2000, the Bank's NPV ratio, using interest rate shocks ranging from a 300bp rise in rates to a 300bp decline in rates are shown in the following table. All values are within the acceptable range established by the Company's board of directors.

                             Net Portfolio Value
                                 (Bank only)


                          Basis Point
                           Change in      6/30/00
                             Rates       NPV Ratio
                          -----------    ---------

                             +300          6.05%
                             +200          7.40%
                             +100          8.73%
                             Base          9.86%
                             -100         10.50%
                             -200         10.65%
                             -300         10.89%


A significant part of FFY Bank's asset/liability management focuses on originating adjustable-rate home equity credit lines. This product is tied to the prime rate and adjusts monthly depending on fluctuations in the prime lending rate. Adjustable-rate home equity credit lines totaled $21.2 million at June 30, 2000, an increase of $14.6 million from $6.6 million at June 30, 1999. At June 30, 2000, loans with an adjustable rate feature totaled $259.2 million, or 51.8% of the gross loan portfolio compared to $197.0 million, or 42.2% of the gross loan portfolio at June 30, 1999. The Bank's sale of predominantly fixed-rate mortgage loans to Fannie Mae decreases the Bank's exposure to interest rate risk and provides income from sales and servicing. Additionally, the servicing asset hedges the Bank against rising rates, as it becomes more valuable in a rising rate environment, offsetting the decline in the value of other longer term assets in a rising rate environment.

In order to consolidate its customer base and reduce interest rate risk while maintaining adequate returns, FFY Bank has increased its investment in consumer loans over the past several years. While consumer loans are believed to have a greater risk of default than mortgage loans, consumer loans are typically much shorter in duration than mortgage loans which serves to reduce interest rate risk. Management intends to continue to expand the Bank's consumer loan portfolio over the next several years.

Since June 30, 1996, the Company increased its investments in adjustable-rate securities in an attempt to reduce interest rate risk. At June 30, 2000, the market value of adjustable-rate securities totaled $42.4 million, or 26.8% of the total securities portfolio compared to a market value of $694,000, or 0.6% of the total securities portfolio four years earlier.

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

Federal regulations require the Bank to maintain minimum levels of liquid assets in each calendar quarter of not less than 4% of either (i) its liquidity base at the end of the preceding quarter, or (ii) the average daily balance of its liquidity base during the preceding quarter. The Bank's liquidity exceeded the applicable liquidity requirement at June 30, 2000 and 1999. Simply meeting the liquidity requirement does not automatically mean the Bank has sufficient liquidity for a safe and sound operation. Regulations also include a separate requirement that each thrift must maintain sufficient liquidity to ensure its safe and sound operation. Thus, adequate liquidity may vary depending on the Bank's overall asset/liability structure, market conditions, the activities of competitors and the requirements of its own deposit and loan customers. Management believes the Bank's liquidity is sufficient.

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

The primary investing activities of the Company are originating loans and purchasing securities. Growth in loans receivable during fiscal year 2000 used $30.6 million, the decline in loans receivable during fiscal year 1999 provided $29.2 million and growth in loans receivable during fiscal year 1998 used $21.6 million. A decrease in the Company's securities portfolio during fiscal year 2000 provided $26.5 million, whereas growth in the securities portfolio during fiscal years 1999 and 1998 used $72.0 million and $11.5 million, respectively. Generally, during periods of declining interest rates, the Bank would be expected to experience increased loan prepayments, which would likely be reinvested at lower interest rates. During periods of increasing interest rates, loan prepayments would be expected to decline, reducing funds available for investment at higher interest rates.

The primary financing activities of the Company are deposits, repurchase agreements and borrowings. The decline in deposit accounts during fiscal year 2000 used $11.3 million, the increase in deposit accounts during fiscal year 1999 provided $13.4 million and the decline in deposit accounts during fiscal year 1998 used $6.1 million. The increase in repurchase agreements during fiscal year 2000 provided $320,000, the decline in repurchase agreements during fiscal year 1999 used $6.5 million and the increase in repurchase agreements during fiscal year 1998 provided $32.1 million. The increase in borrowed funds during fiscal years 2000, 1999 and 1998 provided $14.0 million, $48.8 million and $6.5 million, respectively.

Capital Resources

Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2000, the minimum capital regulations require savings institutions to have tangible capital to total tangible assets of 1.5%; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0%; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0%, of which 4.0% must be core capital.

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

At June 30, 2000, the Bank met all capital adequacy requirements to which it is subject. Further, the most recent OTS notification categorized the Bank as a well-capitalized institution under the prompt corrective action regulations. There have been no conditions or events since that notification that management believes have changed the Bank's capital classification.

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

Year 2000

On January 1, 2000, the Company reported that FFY Bank had successfully completed its processing for 1999 and had tested all mission critical systems for proper operation due to the change to the Year 2000. Based on operations since January 1, 2000, the Company does not expect any significant impact to its ongoing business as a result of the Year 2000.

The Company spent nearly $1 million on its Year 2000 readiness efforts, including $429,000 for a new comprehensive software system in 1998. In addition to the new software system, monies were spent to replace outdated, noncompliant hardware and software as well as identifying and remediating Year 2000 problems.

Market Prices and Dividends Declared

The common stock of FFY Financial Corp. trades on The Nasdaq Stock Market under the symbol "FFYF". As of July 31, 2000, there were 6,720,115 shares outstanding held by approximately 1,259 stockholders of record (not including the number of persons or entities holding stock in nominee or street name through various brokerage firms). The table below shows the quarterly reported high and low trade prices of the common stock and cash dividends per share declared during the years ended June 30, 2000 and 1999.


      June 30, 2000:      High       Low     Dividends
      ------------------------------------------------

      First quarter      $19.00    $18.38     $0.125
      Second quarter      19.00     11.88      0.125
      Third quarter       13.13     10.50      0.125
      Fourth quarter      11.44      9.38      0.125


      June 30, 1999:
      ------------------------------------------------

      First quarter      $18.69    $13.13     $0.1125
      Second quarter      17.75     13.25      0.1125
      Third quarter       18.88     16.75      0.1125
      Fourth quarter      19.00     16.88      0.1125

(Photo) Our team of qualified loan processors simplifies the home loan process from the time of application through closing.

Quarterly Earnings Summary
----------------------------------------------------------------------------
FFY Financial Corp. and Subsidiaries
(Dollars in Thousands Except Per Share Data)

Quarter ended fiscal 2000           September 30    December 31    March 31    June 30
--------------------------------------------------------------------------------------

Total interest income                 $12,405         12,279        12,488     12,624
Total interest expense                  6,813          6,835         7,091      7,385
                                      -----------------------------------------------
      Net interest income               5,592          5,444         5,397      5,239
Provision for loan losses                 101            105           135        135
                                      -----------------------------------------------

      Net interest income
       after provision for
       loan losses                      5,491          5,339         5,262      5,104
Service charges                           255            288           264        299
Gain on sale of securities
 available for sale                         1             28            17          -
Gain on sale of loans                      60             59            45         71
Other non-interest income                 150            173           149        166
Non-interest expense                   (3,335)        (3,099)       (2,906)    (3,494)
                                      -----------------------------------------------

      Income before income taxes
       and minority interest            2,622          2,788         2,831      2,146
Income tax expense                        781            836           830        601
Minority interest in loss of
 consolidated subsidiaries                 (2)            (2)           (5)       (12)
                                      -----------------------------------------------

      Net income                      $ 1,843          1,954         2,006      1,557
                                      ===============================================

      Basic earnings per share        $  0.28           0.31          0.32       0.25
                                      ===============================================

      Diluted earnings per share      $  0.27           0.30          0.31       0.24
                                      ===============================================


Quarter ended fiscal 1999           September 30    December 31    March 31    June 30
--------------------------------------------------------------------------------------

Total interest income                 $12,161         12,384        12,241     12,297
Total interest expense                  6,711          6,742         6,522      6,539
                                      -----------------------------------------------

      Net interest income               5,450          5,642         5,719      5,758
Provision for loan losses                 125            124           131        114
                                      -----------------------------------------------

      Net interest income
       after provision for
       loan losses                      5,325          5,518         5,588      5,644
Service charges                           198            218           217        264
Gain (loss) on sale of securities
 available for sale                        64             (7)           54         91

Gain on sale of loans                     112            277           202        129
Other non-interest income                 243            194           113        179
Non-interest expense                   (3,126)        (3,138)       (3,048)    (3,182)
                                      -----------------------------------------------
      Income before income taxes
       and minority interest            2,816          3,062         3,126      3,125
Income tax expense                        931          1,029         1,086      1,037
Minority interest in gain (loss)
 of consolidated subsidiaries               -              -          (106)        12
                                      -----------------------------------------------

      Net income                      $ 1,885          2,033         2,146      2,076
                                      ===============================================

      Basic earnings per share        $  0.26           0.28          0.31       0.31
                                      ===============================================

      Diluted earnings per share      $  0.25           0.27          0.30       0.30
                                      ===============================================


*  Consolidated Statements of Financial Condition, June 30, 2000 and 1999

*  Consolidated Statements of Income, Years ended June 30, 2000, 1999 and 1998

* Consolidated Statements of Changes in Stockholders' Equity, Years ended June 30, 2000, 1999 and 1998

*  Consolidated Statements of Cash Flows, Years ended June 30, 2000,
    1999 and 1998

*  Notes to Consolidated Financial Statements

*  Independent Auditors' Report


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
               Consolidated Statements of Financial Condition
                           June 30, 2000 and 1999


                      Assets                                           2000             1999
                                                                       ----             ----

Cash                                                               $  4,543,181       5,362,745
Interest-bearing deposits                                             6,489,636       5,245,061
Short-term investments                                                        -         865,000
                                                                   ----------------------------
      Total cash and cash equivalents                                11,032,817      11,472,806
                                                                   ----------------------------

Securities available for sale                                       158,136,350     190,325,599
Loans receivable, net of allowance for loan losses of
 $2,658,784 and $2,645,132, respectively                            484,516,963     453,839,111
Loans available for sale                                                170,800         441,500
Interest and dividends receivable on securities                       1,675,487       1,953,940
Interest receivable on loans                                          2,920,810       2,707,846
Federal Home Loan Bank stock, at cost                                 5,192,800       4,841,200
Office properties and equipment, net                                  7,172,439       7,218,640
Other assets                                                          3,656,928       2,890,372
                                                                   ----------------------------
      Total assets                                                 $674,475,394     675,691,014
                                                                   ============================

               Liabilities and Stockholders' Equity

Deposits                                                           $446,048,790     457,342,802
Securities sold under agreements to repurchase
    Short-term                                                        6,937,905       6,617,747
    Long-term                                                        51,300,000      51,300,000
Borrowed funds:
    Short-term                                                       17,500,000      22,800,000
    Long-term                                                        79,280,000      60,000,000
Advance payments by borrowers for taxes and insurance                 2,347,744       2,221,976
Other payables and accrued expenses                                   5,865,465       5,291,964
                                                                   ----------------------------
      Total liabilities                                             609,279,904     605,574,489
                                                                   ----------------------------

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $.01 par value; authorized 5,000,000 shares,
   none outstanding                                                           -               -
  Common stock, $.01 par value; authorized 15,000,000 shares,
   issued 7,589,366 shares                                               75,894          75,894
  Additional paid-in capital                                         38,456,297      38,092,628
  Retained earnings, substantially restricted                        50,500,226      46,243,673
  Treasury stock, at cost (869,251 and 467,987 shares,
   respectively)                                                    (14,865,169)     (8,551,484)
  Accumulated other comprehensive loss                               (6,415,886)     (2,816,864)
  Common stock purchased by:
    Employee Stock Ownership and 401(k) Plan                         (2,274,082)     (2,645,532)
    Recognition and Retention Plans                                    (281,790)       (281,790)
                                                                   ----------------------------
      Total stockholders' equity                                     65,195,490      70,116,525
                                                                   ----------------------------
      Total liabilities and stockholders' equity                   $674,475,394     675,691,014
                                                                   ============================

See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                      Consolidated Statements of Income
                  Years ended June 30, 2000, 1999 and 1998


                                                             2000            1999           1998
                                                             ----            ----           ----

Interest income:
  Loans                                                   $39,046,180     39,046,983     39,785,064
  Securities available for sale                            10,353,310      9,552,383      7,622,185
  Federal Home Loan Bank stock                                362,556        333,072        312,213
  Other interest-earning assets                                33,597        151,179        286,969
                                                          -----------------------------------------
      Total interest income                                49,795,643     49,083,617     48,006,431
                                                          -----------------------------------------

Interest expense:
  Deposits                                                 19,327,671     20,116,405     21,282,008
  Securities sold under agreements to repurchase:
    Short-term                                                406,052        449,923        871,761
    Long-term                                               3,127,608      2,974,050      2,043,340
  Borrowed funds:
    Short-term                                              1,194,432      1,451,527      1,361,933
    Long-term                                               4,067,135      1,522,577              -
                                                          -----------------------------------------
      Total interest expense                               28,122,898     26,514,482     25,559,042
                                                          -----------------------------------------

      Net interest income                                  21,672,745     22,569,135     22,447,389

Provision for loan losses                                     475,763        494,438        565,521
                                                          -----------------------------------------

      Net interest income after provision for
       loan losses                                         21,196,982     22,074,697     21,881,868
                                                          -----------------------------------------

Noninterest income:
  Service charges                                           1,106,266        897,011        700,445
  Gain on sale of securities available for sale                45,574        203,317        246,473
  Gain on sale of loans                                       234,162        720,153        134,211
  Other                                                       638,687        729,529        683,847
                                                          -----------------------------------------
      Total noninterest income                              2,024,689      2,550,010      1,764,976
                                                          -----------------------------------------

Noninterest expense:
  Salaries and employee benefits                            6,670,918      6,456,173      6,076,824
  Net occupancy and equipment                               2,010,129      2,043,578      1,805,939
  Insurance and bonding                                       388,415        478,923        493,752
  State and local taxes                                       914,057        993,634      1,077,154
  Other                                                     2,850,978      2,522,740      2,316,964
                                                          -----------------------------------------
      Total noninterest expense                            12,834,497     12,495,048     11,770,633
                                                          -----------------------------------------

      Income before income taxes and
       minority interest                                   10,387,174     12,129,659     11,876,211

Income tax expense:
  Federal                                                   3,048,000      4,040,000      4,147,000
  State                                                             -         43,000              -
Minority interest in loss of consolidated subsidiaries        (20,625)       (93,446)             -
                                                          -----------------------------------------
      Net income                                          $ 7,359,799      8,140,105      7,729,211
                                                          =========================================
Basic earnings per share                                  $      1.15           1.15           1.03
                                                          =========================================
Diluted earnings per share                                $      1.12           1.11           0.99
                                                          =========================================

See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES


         Consolidated Statements of Changes in Stockholders' Equity
                  Years ended June 30, 2000, 1999 and 1998


                                                 Common stock
                                            ----------------------    Additional
                                               Shares                  paid-in
                                            outstanding     Amount     capital
                                            -----------     ------    ----------
Balance at June 30, 1997                     4,144,840     $66,300     64,506,573

Comprehensive income:
  Net income                                         -           -              -
Change in unrealized holding gain
 on securities available for sale, net               -           -              -
                                            -------------------------------------
      Comprehensive income                           -           -              -

Dividends paid, $.775 per share                      -           -              -
Treasury stock purchased                      (167,543)          -              -
Stock options exercised                         33,693           -       (396,676)
Amortization of KSOP expense                         -           -              -
Tax benefit related to exercise
 of stock options                                    -           -        152,987
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                     -           -        855,257
                                            -------------------------------------
Balance at June 30, 1998                     4,010,990      66,300     65,118,141

Comprehensive income:
  Net income                                         -           -              -
Change in unrealized holding gain (loss)
 on securities available for sale, net               -           -              -
                                            -------------------------------------
      Comprehensive income                           -           -              -

Distribution of 100% stock dividend          4,010,990       9,594    (27,525,112)
Dividends paid, $.438 per share                      -           -              -
Treasury stock purchased                    (1,008,899)          -              -
Stock options exercised                        108,298           -       (720,004)
Amortization of KSOP expense                         -           -              -
Tax benefit related to exercise
 of stock options                                    -           -        295,643
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                     -           -        923,960
                                            -------------------------------------
Balance at June 30, 1999                     7,121,379      75,894     38,092,628

Comprehensive income:
  Net income                                         -           -              -
Change in unrealized holding gain (loss)
 on securities available for sale, net               -           -              -
                                            -------------------------------------
      Comprehensive income                           -           -              -

Dividends paid, $.488 per share                      -           -              -
Treasury stock purchased                      (444,931)          -              -
Treasury stock issued                            5,625           -              -
Stock options exercised                         38,042           -       (506,877)
Amortization of KSOP expense                         -           -              -
Tax benefit related to exercise
 of stock options                                    -           -        188,174
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                     -           -        682,372
                                            -------------------------------------
Balance at June 30, 2000                     6,720,115      75,894     38,456,297
                                            =====================================


                                                                                                Common stock
                                                                                                purchased by
                                                                          Accumulated    --------------------------
                                                                             other        Employee      Recognition
                                                                          comprehen-     stock own-         and
                                             Retained        Treasury     sive income    ership and      retention
                                             earnings         stock          (loss)      401(k) plan       plans          Total
                                             --------        --------     -----------    -----------    -----------       -----

Balance at June 30, 1997                     74,599,977    (53,387,258)      111,796     (3,441,382)     (281,790)     82,174,216

Comprehensive income:
  Net income                                  7,729,211              -             -              -             -       7,729,211
Change in unrealized holding gain
 on securities available for sale, net                -              -       700,941              -             -         700,941
                                            --------------------------------------------------------------------------------------
      Comprehensive income                    7,729,211              -       700,941              -             -       8,430,152

Dividends paid, $.775 per share              (2,900,750)             -             -              -             -      (2,900,750)
Treasury stock purchased                              -     (5,239,911)            -              -             -      (5,239,911)
Stock options exercised                               -        733,606             -              -             -         336,930
Amortization of KSOP expense                          -              -             -        406,820             -         406,820
Tax benefit related to exercise
 of stock options                                     -              -             -              -             -         152,987
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                      -              -             -              -             -         855,257
                                            --------------------------------------------------------------------------------------
Balance at June 30, 1998                     79,428,438    (57,893,563)      812,737     (3,034,562)     (281,790)     84,215,701

Comprehensive income:
  Net income                                  8,140,105              -             -              -             -       8,140,105
Change in unrealized holding gain (loss)
 on securities available for sale, net                -              -    (3,629,601)             -             -      (3,629,601)
                                            --------------------------------------------------------------------------------------
      Comprehensive income                    8,140,105              -    (3,629,601)             -             -       4,510,504

Distribution of 100% stock dividend         (38,222,741)    65,738,259             -              -             -               -
Dividends paid, $.438 per share              (3,102,129)             -             -              -             -      (3,102,129)
Treasury stock purchased                              -    (17,675,478)            -              -             -     (17,675,478)
Stock options exercised                               -      1,279,298             -              -             -         559,294
Amortization of KSOP expense                          -              -             -        389,030             -         389,030
Tax benefit related to exercise
 of stock options                                     -              -             -              -             -         295,643
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                      -              -             -              -             -         923,960
                                            --------------------------------------------------------------------------------------
Balance at June 30, 1999                     46,243,673     (8,551,484)   (2,816,864)    (2,645,532)     (281,790)     70,116,525

Comprehensive income:
  Net income                                  7,359,799              -             -              -             -       7,359,799
Change in unrealized holding gain (loss)
 on securities available for sale, net                -              -    (3,599,022)             -             -      (3,599,022)
                                            --------------------------------------------------------------------------------------
      Comprehensive income                    7,359,799              -    (3,599,022)             -             -       3,760,777

Dividends paid, $.488 per share              (3,103,246)             -             -              -             -      (3,103,246)
Treasury stock purchased                              -     (7,072,998)            -              -             -      (7,072,998)
Treasury stock issued                                 -         62,227             -              -             -          62,227
Stock options exercised                               -        697,086             -              -             -         190,209
Amortization of KSOP expense                          -              -             -        371,450             -         371,450
Tax benefit related to exercise
 of stock options                                     -              -             -              -             -         188,174
Difference between average fair value
 per share and cost per share on KSOP
 shares committed to be released                      -              -             -              -             -         682,372
                                            --------------------------------------------------------------------------------------
Balance at June 30, 2000                     50,500,226    (14,865,169)   (6,415,886)    (2,274,082)     (281,790)     65,195,490
                                            =====================================================================================


See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                    Consolidated Statements of Cash Flows
                  Years ended June 30, 2000, 1999 and 1998


                                                                                    2000            1999            1998
                                                                                    ----            ----            ----
Cash flows from operating activities:
  Net income                                                                    $  7,359,799       8,140,105      7,729,211
  Adjustments to reconcile net income to net cash provided by operating activities:
    Depreciation                                                                   1,047,013       1,135,772        969,042
    Amortization and accretion                                                        35,562         344,464        381,801
    Increase (decrease) in accrued federal income taxes                            1,317,826      (1,323,643)      (487,987)
    Deferred federal income taxes                                                  1,357,000       1,593,000        261,000
    Net gain on sale of securities                                                   (45,574)       (203,317)      (246,473)
    Gain on sale of loans                                                           (234,162)       (720,153)      (134,211)
    Loans originated for sale                                                    (14,904,923)    (30,855,271)    (4,988,080)
    Proceeds from sales of loans originated for sale                              15,409,785      31,128,924      5,077,069
    Provision for loan losses                                                        475,763         494,438        565,521
    Federal Home Loan Bank stock dividend                                           (351,600)       (329,700)      (304,700)
    (Increase) decrease in interest receivable                                        65,489        (542,095)      (355,161)
    Tax benefits related to employee plans                                           188,174         295,643        152,987
    Other, net                                                                       497,362       1,205,683      1,043,628
                                                                                -------------------------------------------

      Net cash provided by operating activities                                   12,217,514      10,363,850      9,663,647
                                                                                -------------------------------------------

Cash flows from investing activities:
  Proceeds from maturity of securities available for sale                          3,020,000      10,697,077     16,727,605
  Proceeds from sales of securities available for sale                            15,451,261      35,698,278     41,929,782
  Purchase of securities available for sale                                         (742,661)   (144,809,607)   (99,324,173)
  Purchase of Federal Home Loan Bank stock                                                 -               -       (112,300)
  Principal receipts on securities available for sale                              8,773,241      26,370,997     29,165,393
  Net (increase) decrease in loans                                               (30,559,564)     29,154,107    (21,563,866)
  Purchase of office properties and equipment                                     (1,003,087)       (554,064)    (1,136,981)
  (Increase) decrease in investment in real estate
   development joint venture                                                         364,084        (128,639)      (766,241)
  Purchase of insurance agency intangible assets                                    (690,000)              -              -
  Other, net                                                                        (278,611)        (59,115)        (6,017)
                                                                                -------------------------------------------

      Net cash used in investing activities                                       (5,665,337)    (43,630,966)   (35,086,798)
                                                                                -------------------------------------------

Cash flows from financing activities:
  Net increase (decrease) in deposits                                            (11,264,389)     13,371,715     (6,138,251)
  Net increase (decrease) in securities sold under agreements to repurchase:
    Short-term                                                                       320,158      (6,470,576)     5,781,075
    Long-term                                                                              -               -     26,300,000
  Net increase (decrease) in short-term borrowed funds                            (5,300,000)    (11,185,000)     6,530,000
  Proceeds from long-term borrowings                                              29,280,000      60,000,000              -
  Repayments of long-term borrowed funds                                         (10,000,000)              -              -
  Treasury stock purchases                                                        (7,072,998)    (17,675,478)    (5,239,911)
  Dividends paid                                                                  (3,103,246)     (3,102,129)    (2,900,750)
  Proceeds from stock options exercised                                              190,209         559,294        336,930
  Increase (decrease) in amounts due to bank                                        (154,055)       (368,059)       695,939
  Other, net                                                                         112,155        (465,027)       125,546
                                                                                -------------------------------------------

      Net cash provided by (used in) financing activities                         (6,992,166)     34,664,740     25,490,578

     Net increase (decrease) in cash and cash equivalents                       $   (439,989)      1,397,624         67,427

Cash and cash equivalents at beginning of year                                    11,472,806      10,075,182     10,007,755
                                                                                -------------------------------------------

Cash and cash equivalents at end of year                                        $ 11,032,817      11,472,806     10,075,182
                                                                                ===========================================

Supplemental disclosure of cash flow information:
  Cash payments of interest expense                                             $ 28,328,248      25,377,616     25,095,614
  Cash payments of federal income taxes                                              185,000       3,475,000      4,150,000
                                                                                ===========================================

Supplemental schedule of non-cash investing activities:
  Real estate acquired through foreclosure                                      $    961,969         936,116        643,725
  Real estate sales by loan issuance                                                 730,392         742,543        543,500
                                                                                ===========================================


See accompanying notes to consolidated financial statements.


                    FFY FINANCIAL CORP. AND SUBSIDIARIES
                 Notes to Consolidated Financial Statements
                        June 30, 2000, 1999 and 1998

(1)   Summary of Significant Accounting Policies

      (a)  Principles of Consolidation

           The consolidated financial statements of the Company include the accounts of FFY Financial Corp. (FFY or Holding Company) and its wholly owned subsidiaries, FFY Bank (Bank) and FFY Holdings, Inc. The consolidated financial statements also include the accounts of FFY Insurance Agency, Ltd., the insurance affiliate of FFY Holdings, Inc. The accounts of FFY Holdings real estate affiliate, Coldwell Banker FFY Real Estate, are not consolidated since the company owns a non-controlling one-third interest. All significant intercompany balances and transactions have been eliminated in consolidation.

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

      (c)  Cash and Cash Equivalents

           The Company considers all highly liquid debt instruments with maturities at date of purchase of three months or less to be cash equivalents. Cash equivalents also include interest-bearing deposits and short-term investments.

      (d)  Securities

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

           Loan origination fees and certain direct loan origination costs are deferred, and the net amounts are amortized as an adjustment of the related loan's yield. The Bank amortizes these amounts using the interest method over the contractual life of the related loans.

           The Company currently sells loans to Federal National Mortgage Association (Fannie Mae) in the secondary market and delivers shortly after funding. Mortgage loans held for sale are carried at the lower of cost or market value, determined on a net aggregate basis.

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

      (f)  Allowance for Loan Losses

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

      (j)  Earnings Per Share

           Basic earnings per share of common stock for the years ended June 30, 2000, 1999 and 1998 have been determined by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share of common stock for the years ended June 30, 2000, 1999 and 1998 have been determined by dividing net income for the year by the weighted average number of shares of common stock outstanding during the year adjusted for the dilutive effect of outstanding stock options. Total shares outstanding for earnings per share calculation purposes have been reduced by the KSOP shares that have not been committed to be released. In addition, weighted average common and common equivalent shares have been restated to reflect a 100% stock dividend, effected in the form of a two-for-one stock split, declared on January 19, 1999. The computation of basic and diluted earnings per share is shown in the table below.


                                                                   Years ended June 30,
                                                          --------------------------------------
                                                             2000           1999          1998
                                                             ----           ----          ----

      Basic earnings per share computation:
        Numerator   - Net income                          $7,359,799     8,140,105     7,729,211
        Denominator - Weighted average common
                       shares outstanding                  6,388,100     7,072,607     7,515,890
      Basic earnings per share                            $     1.15          1.15          1.03
                                                          ======================================

      Diluted earnings per share computation:
        Numerator   - Net income                          $7,359,799     8,140,105     7,729,211

        Denominator - Weighted average common
                       shares outstanding                  6,388,100     7,072,607     7,515,890
                      Dilutive effect of stock options       187,602       234,046       278,162
                                                          --------------------------------------
                      Weighted average common shares
                       and common stock equivalents        6,575,702     7,306,653     7,794,052

      Diluted earnings per share                          $     1.12          1.11          0.99
                                                          ======================================

      (k)  Comprehensive Income

           On July 1, 1998, the Company adopted the provisions of Statement of Financial Accounting Standard (SFAS) No. 130, Reporting Comprehensive Income. This Statement establishes standards for reporting and display of comprehensive income and its components. Comprehensive income consists of net income and other comprehensive income, which for the Company is comprised entirely of unrealized holding gains and losses on securities available-for-sale, net of the related tax effect. As permitted by SFAS No. 130, the Company has elected to disclose the components of comprehensive income in the Consolidated Statements of Changes in Stockholders' Equity. Other comprehensive income (loss), before tax, for the years ended June 30, 2000, 1999 and 1998 was ($5,453,022), ($5,500,601) and $1,062,941, respectively. The related tax (expense) benefit for the years ended June 30, 2000, 1999 and 1998 was $1,854,000, $1,871,000 and ($362,000),
           respectively.

      (l)  Effect of New Financial Accounting Standards

           In June 1998, the FASB issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, that was subsequently amended by SFAS No. 137, which delayed the original effective date of SFAS No. 133. This statement standardizes the accounting for derivative contracts, by requiring that an entity recognize those items as assets or liabilities in the statement of financial condition and measure them at fair value. SFAS No. 137 was effective for the Company on July 1, 2000. Management determined that the Company did not engage in any hedging activities or derivative instruments and therefore, the adoption of SFAS No. 137 had no impact on financial condition or results of operations.

      (m)  Reclassifications

           Certain amounts in the prior year consolidated financial statements have been reclassified to conform with the current year's presentation.

(2)   Securities

      A summary of securities available for sale is as follows:


                                                   Gross        Gross
                                 Amortized      unrealized    unrealized        Fair
                                    cost           gains        losses          value
                                 -------------------------------------------------------

June 30, 2000
  Federal agency obligations    $ 18,966,247            -       (724,553)     18,241,694
  Mortgage-backed securities      65,298,064            -     (3,608,828)     61,689,236
  Municipal securities            44,928,441       42,285     (3,641,919)     41,328,807
  Trust preferred securities      24,586,625            -     (1,390,429)     23,196,196
  Asset-backed SLMA's             11,567,549            -       (197,549)     11,370,000
  Equity securities                  894,066       46,612        (68,609)        872,069
  Other securities                 1,617,244            -       (178,896)      1,438,348
                                --------------------------------------------------------
      Totals                    $167,858,236       88,897     (9,810,783)    158,136,350
                                ========================================================


                                                   Gross        Gross
                                 Amortized      unrealized    unrealized        Fair
                                    cost           gains        losses          value
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
                                ========================================================

      The amortized cost and fair values of debt securities available for sale at June 30, 2000, by contractual maturity, are shown below. Actual maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Equity securities do not have a contractual maturity.


                                                  Amortized          Fair
                                                     cost            value
                                                  ---------          -----

           Within one year                       $    290,406         289,773
           After one year through five years       20,376,635      19,805,298
           After five years through ten years      27,882,719      26,501,725
           After ten years                        118,414,410     110,667,485
                                                 ----------------------------
                                                 $166,964,170     157,264,281
                                                 ============================

      The weighted average tax-equivalent annual yield of securities available for sale at June 30, 2000 and 1999 was 6.59% and 6.32%, respectively.

      Gross proceeds from sales of securities available for sale during the years ended June 30, 2000, 1999 and 1998 totaled $15,451,261,
      $35,698,278 and $41,929,782, respectively. Gross realized gains and losses on sales of securities available for sale totaled $131,868 and $86,294, respectively, during the year ended June 30, 2000; $385,137 and $181,820, respectively, during the year ended June 30, 1999; and $324,487 and $78,014, respectively, during the year ended June 30, 1998.

(3)   Loans Receivable

      Following is a summary of loans receivable at June 30, 2000 and 1999:


                                                                              2000            1999
                                                                              ----            ----

           First mortgage loans:
             Secured by one-to-four family residences                     $351,425,171    335,064,165
             Secured by other properties                                    14,367,031     15,579,362
             Commercial                                                     44,628,822     35,117,294
             Construction and development loans, primarily residential      32,480,194     28,084,891
                                                                          ---------------------------

                                                                           442,901,218    413,845,712

           Consumer and other loans:
             Automobile                                                      5,811,518      7,788,757
             Home equity                                                    44,436,874     36,469,834
             90-day notes                                                    1,816,299      3,416,013
             Commercial                                                      1,057,010        849,071
             Other                                                           4,307,435      4,981,141
                                                                          ---------------------------
                                                                            57,429,136     53,504,816
                                                                          ---------------------------
                                                                           500,330,354    467,350,528
Less:
  Undisbursed loans in process                                              10,349,503      7,969,623
  Net deferred loan origination fees                                         2,634,304      2,455,162
  Allowance for loan losses                                                  2,658,784      2,645,132
  Loans available for sale                                                     170,800        441,500
                                                                          ---------------------------

                                                                            15,813,391     13,511,417
                                                                          ---------------------------

                                                                          $484,516,963    453,839,111
                                                                          ===========================

Weighted average annual yield at year-end                                         8.20%          8.05%
                                                                          ===========================

      Activity in the allowance for loan losses for the years ended June 30, 2000, 1999 and 1998 is summarized as follows:


                                                 2000          1999         1998
                                                 ----          ----         ----

           Balance at beginning of year       $2,645,132    2,740,169    2,961,810
           Provision charged to operations       475,763      494,438      565,521
           Charge-offs                          (597,907)    (723,383)    (839,704)
           Recoveries                            135,796      133,908       52,542
                                              ------------------------------------
           Balance at end of year             $2,658,784    2,645,132    2,740,169
                                              ====================================

      Real estate owned, troubled debt restructurings, and non-accrual loans, as well as the related impact on income in the accompanying consolidated statements of income, were immaterial for 2000, 1999 and 1998. At June 30, 2000 and 1999, non-accrual loans consisted primarily of one-to-four family residences and totaled $3,128,827 and $2,160,290, respectively. At June 30, 2000 and 1999, the recorded investment in loans which have been identified as being impaired totaled $1,565,705 and $1,591,754, respectively. No valuation allowance has been recorded on impaired loans since the fair value of the underlying collateral exceeds the recorded investment on an individual loan by loan basis. Average impaired loans for the years ended June 30, 2000 and 1999 totaled $1,565,580 and $1,606,423, respectively.

      Mortgage loans serviced for others are not included in the accompanying consolidated statements of financial condition. The outstanding principal balance of loans serviced for others totaled $47,311,813 and $35,050,912 at June 30, 2000 and 1999, respectively.
      Capitalized net mortgage servicing rights totaled $418,687 and $329,602 at June 30, 2000 and 1999, respectively.

(4)   Office Properties and Equipment

      Following is a summary of office properties and equipment by major classifications as of June 30, 2000 and 1999:


                                                                 2000          1999
                                                                 ----          ----

           Land                                              $ 1,617,581     1,617,581
           Buildings                                           8,604,004     8,513,962
           Furniture and equipment                             2,834,168     2,663,168
           Computer equipment and software                     4,164,898     3,621,618
           Automobiles                                           160,484       132,578
           Leasehold improvements                                501,131       402,322
                                                             -------------------------
                                                              17,882,266    16,951,229
           Less accumulated depreciation and amortization     10,709,827     9,732,589
                                                             -------------------------
                                                             $ 7,172,439     7,218,640
                                                             =========================

(5)   Deposits

      Following is an analysis of interest-bearing deposits, which consist of various savings and certificate accounts with varying interest rates, as of June 30, 2000 and 1999:


                                                        2000                      1999
                                               ----------------------    ----------------------
      Account type and stated interest rate       Amount          %         Amount          %
      -------------------------------------       ------         ---        ------         ---

      NOW accounts, up to 1.74%                $ 38,732,058      8.68    $ 36,677,860      8.02
      Money market accounts, up to 5.27%         47,136,810     10.57      39,448,435      8.63
      Passbook accounts, 2.25%                   82,610,394     18.52      92,719,043     20.27
                                               ------------------------------------------------
                                                168,479,262     37.77     168,845,338     36.92

      Certificate accounts:
        3.00% to 3.99%                              120,915      0.03      22,172,077      4.85
        4.00% to 4.99%                           51,125,296     11.46      44,800,820      9.79
        5.00% to 5.99%                          106,360,998     23.85     144,645,834     31.63
        6.00% to 6.99%                           95,382,685     21.38      69,208,919     15.13
        7.00% to 7.99%                           24,579,634      5.51       7,669,814      1.68
                                               ------------------------------------------------
                                                277,569,528     62.23     288,497,464     63.08
                                               ------------------------------------------------
                                               $446,048,790    100.00    $457,342,802    100.00
                                               ================================================

      At June 30, 2000 and 1999, scheduled maturities of certificate accounts are as follows:


                                                        2000                      1999
                                               ----------------------    ----------------------
                                                  Amount          %         Amount          %
                                                  ------         ---        ------         ---



      Less than 12 months                      $171,117,345     61.65    $189,811,007     65.79
      13 to 24 months                            50,487,978     18.19      55,191,248     19.13
      25 to 36 months                            19,484,670      7.02      23,196,762      8.04
      37 to 48 months                             6,475,814      2.33      12,246,369      4.25
      49 to 60 months                            28,076,233     10.12       6,517,036      2.26
      Over 60 months                              1,927,488      0.69       1,535,042      0.53
                                               ------------------------------------------------
                                               $277,569,528    100.00    $288,497,464    100.00

      The 1999 amounts above included callable certificate accounts totaling $8,556,305 with a weighted average rate of 6.91%. Due to a decline in market rates during fiscal year 1999, management exercised their call options during fiscal year 2000. There were no callable certificate accounts at June 30, 2000.

      Following is a summary of certificate accounts of $100,000 or more by remaining maturities at June 30, 2000 and 1999:


                                            2000           1999
                                            ----           ----

           Three months or less         $13,102,503     10,414,553
           Over three to six months      17,940,423      8,007,383
           Over six to twelve months     15,588,919     11,495,888
           Over twelve months            20,813,464     17,840,509
                                        --------------------------
                                        $67,445,309     47,758,333
                                        ==========================

      At June 30, 2000 and 1999, certificate accounts included $1,215,105 and $1,543,897, respectively, in customer deposits for which federal agency obligations were pledged as collateral in an amount equal to the certificate account balances. The weighted average rate of the certificate accounts was 6.43% and 5.51%, respectively, at June 30, 2000 and 1999. The certificates at June 30, 2000 for which securities are pledged are scheduled to mature from April 2002 to April 2005.

      At June 30, 2000, certificate accounts included four deposits totaling $13,300,000 from the State of Ohio with a weighted average rate of 6.60%. These certificates have six-month terms which will mature from September 2000 to December 2000. Federal Home Loan Bank letters of credit collateralize $8,300,000 of these deposits and federal agency obligations collateralize the remaining $5,000,000.

      Interest expense on deposits for the years ended June 30, 2000, 1999 and 1998 is summarized below:


                                   2000          1999          1998
                                   ----          ----          ----

      NOW accounts             $   388,036       476,884       636,915
      Money market accounts      1,815,365     1,136,095       762,231
      Passbook accounts          1,985,495     2,090,725     2,683,094
      Certificate accounts      15,138,775    16,412,701    17,199,768
                               ---------------------------------------
                               $19,327,671    20,116,405    21,282,008
                               =======================================

      The weighted average interest rate on deposits was 4.56% and 4.27% at June 30, 2000 and 1999, respectively.

(6)   Securities Sold Under Agreements to Repurchase

      At June 30, 2000 and 1999, securities sold under agreements to repurchase were as follows:

                                                                 2000           1999
                                                                 ----           ----

      Short-term:
        Repurchase agreements                                $ 6,937,905      6,617,747
        Federal agency obligations pledged as collateral:
          Book value, including accrued interest              10,218,236     10,236,120
          Market value, including accrued interest             9,876,930     10,237,604
        Average balance outstanding during the year            6,913,474      9,054,035
        Maximum amount outstanding at any month-end            7,693,664     13,448,884
        Weighted average interest rate                              6.51%          5.02%
      Long-term:
        Repurchase agreements                                 51,300,000     51,300,000
        Mortgage-backed securities pledged as collateral:
          Book value, including accrued interest              61,902,083     61,469,494
          Market value, including accrued interest            58,510,942     59,782,455
        Average balance outstanding during the year           51,300,000     51,300,000
        Maximum amount outstanding at any month-end           51,300,000     51,300,000
        Weighted average interest rate                              6.84%          5.76%

      Short and long-term repurchase agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated statements of financial condition. The pledged securities, although held in safekeeping outside the Bank, remain in the asset accounts. A summary of individual long-term repurchase agreements at June 30, 2000 and 1999 with respect to maturity and call dates is summarized in the table below. The call dates renew every three months and are at the option of the buyer.


           Maturity    Earliest call        2000          1999
           --------    -------------        ----          ----

            5/20/02    Non-callable     $25,000,000             -
           12/20/02    12/20/01          16,300,000             -
            1/16/03     1/16/01          10,000,000    10,000,000
            2/19/02    Called                     -    25,000,000
            3/19/01    Called                     -    16,300,000

(7)   Borrowed Funds

      Borrowed funds at June 30, 2000 and 1999 consist of advances from the Federal Home Loan Bank (FHLB).


                                                 2000                      1999
                                        ----------------------    ----------------------
                                                      Weighted                  Weighted
                                                      average                   average
                                          Amount        rate        Amount        rate
                                          ------      --------      ------      --------
Advances from the FHLB of Cincinnati
 with maturities less than one year:
  Line of credit advances               $17,500,000     7.35%     $         -        -
  Repo-based advances                             -        -       22,800,000     4.92%
                                        ----------------------------------------------
                                        $17,500,000     7.35%     $22,800,000     4.92%
                                        ==============================================


                                                                2000                       1999
                                                       -----------------------    ---------------------
                                                                      Weighted                   Weighted
                                           Maturity                   average                    average
                                             date        Amount         rate        Amount         rate
                                           --------      ------       --------      ------       --------

Advances from the FHLB of Cincinnati
 with maturities greater than one year:
  LIBOR-based advance                      8/26/00     $25,000,000      6.66%     $25,000,000      4.89%
  Convertible fixed-rate advance           12/3/03               -         -       10,000,000      4.40%
  Convertible fixed-rate advance           5/14/09      25,000,000      5.61%      25,000,000      5.61%
  Fixed-rate advance                       1/05/05      25,000,000      7.22%               -         -
  Fixed-rate advance                       7/05/03       4,280,000      7.10%               -         -
                                                       ------------------------------------------------
                                                       $79,280,000      6.53%     $60,000,000      5.11%
                                                       ================================================

      The FHLB line of credit advances have adjustable rates. The LIBOR-based advance is tied to 3-month LIBOR minus 16 basis points and is adjusted quarterly. The $25 million convertible fixed-rate advance can be converted, at the option of the FHLB of Cincinnati, to a 3-month LIBOR-based advance on May 14, 2004. All outstanding advances at June 30, 2000 from the FHLB of Cincinnati are secured by a blanket mortgage collateral agreement for 150% of outstanding advances, amounting to $145.2 million.

      At June 30, 2000, the Bank has two standby letters of credit with the FHLB in the amounts of $5,000,000 and $3,300,000, which respectively mature on October 4, 2000 and December 6, 2000. These letters were not drawn on as of June 30, 2000 and are being used to collateralize certificates of deposit. A fee of 12 1/2 basis points was charged for each letter of credit.

(8)   Compliance with Regulatory Capital Requirements

      The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific capital guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

      Office of Thrift Supervision (OTS) regulations require savings institutions to maintain certain minimum levels of regulatory capital. An institution that fails to comply with its regulatory capital requirements must obtain OTS approval of a capital plan and can be subject to a capital directive and certain restrictions on its operations. At June 30, 2000, the minimum regulatory capital regulations require institutions to have equity capital to total tangible assets of 1.5% ; a minimum leverage ratio of core (Tier 1) capital to total adjusted tangible assets of 3.0% ; and a minimum ratio of total capital (core capital and supplementary capital) to risk weighted assets of 8.0% , of which 4.0% must be core capital.

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

      The following is a reconciliation of the Bank's GAAP and Regulatory capital, and a summary of the Bank's actual capital ratios compared with the OTS minimum bank capital adequacy requirements and their requirements for classification as well capitalized at June 30, 2000 and 1999:


                                                                    Tier-1         Tier-1         Total
                                                     Equity          core        risk-based     risk-based
      June 30, 2000                                  capital        capital       capital        capital
      -------------                                  -------      -------        ----------     ----------

      GAAP capital                                $ 49,295,266     49,295,266     49,295,266     49,295,266
      Accumulated losses on certain securities
       available for sale, net                                      6,150,228      6,150,228      6,150,228
      General loan valuation allowances                                     -              -      2,526,716
      Other                                                           (41,719)       (41,719)       (41,719)
                                                                  -----------------------------------------

      Regulatory capital                                           55,403,775     55,403,775     57,930,491
      Total assets                                 664,283,748
                                                  ------------
      Adjusted total assets                                       670,887,743
                                                                  -----------
      Risk-weighted assets                                                       454,889,366    454,889,366
                                                                                 --------------------------
      Actual capital ratio                                7.42%          8.26%         12.18%         12.73%
      Minimum capital adequacy requirements               1.50%          3.00%                         8.00%
      Regulatory capital category:
        Well capitalized - equal to
         or greater than                                                 5.00%          6.00%         10.00%


                                                                    Tier-1         Tier-1         Total
                                                     Equity          core        risk-based     risk-based
      June 30, 1999                                  capital        capital       capital        capital
      -------------                                  -------      -------        ----------     ----------

      GAAP capital                                $ 51,063,276     51,063,276     51,063,276     51,063,276
      Accumulated losses on certain securities
       available for sale, net                                      3,140,221      3,140,221      3,140,221
      General loan valuation allowances                                     -              -      2,380,434
      Other                                                          (329,602)      (329,602)      (565,575)

      Regulatory capital                                           53,873,895     53,873,895     56,018,356
                                                                  -----------------------------------------
      Total assets                                 661,204,894
                                                  ------------
      Adjusted total assets                                       665,870,977
                                                                  -----------
      Risk-weighted assets                                                       404,152,959    404,152,959
                                                                                 --------------------------
      Actual capital ratio                                7.72%          8.09%         13.33%         13.86%
      Minimum capital adequacy requirements               1.50%          3.00%                         8.00%
      Regulatory capital category:
        Well capitalized - equal to
         or greater than                                                 5.00%          6.00%         10.00%

(9)   Income Taxes

      Federal income tax expenses include current and deferred amounts as follows:


                                                   2000           1999           1998
                                                   ----           ----           ----

      Current                                   $1,691,000      2,447,000     3,886,000
      Deferred                                   1,357,000      1,593,000       261,000
                                                ---------------------------------------
            Federal income tax expense           3,048,000      4,040,000     4,147,000

      Deferred federal tax expense (benefit)
       on unrealized gains (losses) on
       securities available for sale            (1,854,000)    (1,871,000)      362,000
                                                ---------------------------------------
                                                $1,194,000      2,169,000     4,509,000
                                                =======================================

      Actual federal income tax expense differed from the amounts computed by applying the federal income tax rate of 35% to income before federal income taxes as a result of the following:


                                             2000                    1999                    1998
                                     --------------------    --------------------    --------------------

      Expected income tax expense
       at statutory rate             $3,642,730    35.00%    $4,263,037    35.00%    $4,156,674    35.00%
      Other                            (594,730)   (5.71)      (223,037)   (1.83)        (9,674)   (0.08)
                                     -------------------------------------------------------------------
      Actual federal tax expense     $3,048,000    29.29%    $4,040,000    33.17%    $4,147,000    34.92%
                                     ===================================================================

      The net tax effect of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 2000 and 1999, is as follows:


                                                            2000          1999
                                                            ----          ----

      Deferred tax assets:
        Deferred loan fees                               $  978,000      842,000
        Employee benefits                                   136,000      128,000
        Bad debt reserves                                   904,000      899,000
        Interest on nonaccrual loans                        120,000       40,000
        Unrealized depreciation on securities
         available for sale                                 137,000            -
        Other                                                53,000       54,000
                                                         -----------------------
          Total gross deferred tax assets                 2,328,000    1,963,000
                                                         -----------------------

      Deferred tax liabilities:
        FHLB stock dividends                              1,070,000      950,000
        Basis difference in fixed assets                    166,000      172,000
        Excess of tax reserves over base year amounts       769,000      961,000
        Unrealized appreciation on securities
         available for sale                                       -      166,000
        Other                                               297,000      185,000
                                                         -----------------------

          Total gross deferred tax liabilities            2,302,000    2,434,000
                                                         -----------------------
          Net deferred tax asset (liability)             $   26,000     (471,000)
                                                         =======================

      A valuation allowance is established to reduce the deferred tax asset if it is more likely than not that the related tax benefits will not be realized. In management's opinion, it is more likely than not that the tax benefits will be realized; consequently, no valuation allowance has been established as of June 30, 2000 and 1999.

      Retained earnings at June 30, 2000 includes approximately $17,254,000 for which no provision for federal income tax has been made. These amounts represent allocations of income to bad debt deductions for tax purposes only. These qualifying and nonqualifying base year reserves and supplemental reserves will be recaptured into income in the event of certain distributions and redemptions. Such recapture would create income for tax purposes only, which would be subject to the then current corporate income tax rate.

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

(10)  Commitments, Contingencies, and Credit Risk

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


                                                       2000           1999
                                                       ----           ----

      Fixed rate commitments to extend credit       $11,400,906    11,902,729
      Variable rate commitments to extend credit      7,747,985     7,398,242
      Commercial lines and letters of credit          1,510,000     2,700,000
      Undisbursed lines and letters of credit        14,292,215     8,195,471
                                                    -------------------------
                                                    $34,951,106    30,196,442
                                                    =========================

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

(11)  Director and Employee Plans

      (a)  Stock Option and Incentive Plan

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

           Following is activity under the plan during the years ended June 30, 2000, 1999 and 1998:


                                                         2000       1999        1998
                                                         ----       ----        ----

           Options outstanding, beginning of year      395,186     463,704    531,090
           Exercised                                   (38,042)   (108,298)   (67,386)
           Granted                                     218,768      39,780          -
                                                       ------------------------------
           Options outstanding, end of year            575,912     395,186    463,704
                                                       ==============================

           Exercisable:
             At $5.00 per share                        296,174     334,216    439,814
             From $11.59 to $18.63 per share            54,340      34,450     23,890
           Options available for grant, end of year          -     218,768    258,548


           On May 23, 2000, 83,878 options were granted to the outside directors of the Company pursuant to the merger with First Place Financial Corp. (refer to note 15). These options shall vest in their entirety only upon the closing of the proposed merger.

           The Company applies Accounting Principles Board (APB) No. 25 for its stock option and incentive plan. Accordingly, no compensation cost has been recognized. Had compensation cost for this plan been determined consistent with SFAS No. 123, the Company's net income and earnings per share pro forma amounts for the years ended June 30, 2000, 1999 and 1998 would be as follows (in thousands, except per share amounts):


                                                2000                 1999                 1998
                                         -----------------    -----------------    ------------------
                                            As        Pro        As        Pro        As        Pro
                                         reported    forma    reported    forma    reported    forma
                                         --------    -----    --------    -----    --------    -----

           Net income                     $7,360     7,264     8,140      8,108     7,729      7,715
           Basic earnings per share       $ 1.15      1.14      1.15       1.15      1.03       1.03
           Diluted earnings per share     $ 1.12      1.10      1.11       1.11      0.99       0.99

           The above results may not be representative of the effects of SFAS No. 123 on net income for future years.

           The Company applied the Black-Scholes option pricing model to determine the fair value of each option granted. Below is a summary of the assumptions used in the calculation:


                                                                June 30,
                                      -------------------------------------------------------------
                                            2000                  1999                  1998
                                            ----                  ----                  ----

           Dividend yield             2.68 - 4.88%           2.59 - 2.92%         2.59 - 2.92%
           Expected volatility              16.54%         12.53 - 14.39%               12.53%
           Risk-free interest rate    6.36 - 6.83%           4.47 - 6.47%         6.36 - 6.47%
           Expected option life       5.25 - 5.36 years             5.25 years           5.25 years

      (b)  Employee Stock Ownership and 401(k) Plan

           In June 1993, the Company established the FFY Financial Corp. Employee Stock Ownership Plan (ESOP) for the benefit of its employees. The ESOP covers substantially all employees with more than one year of employment and who have attained the age of 21. The ESOP borrowed $5,304,000 from FFY and purchased 1,060,800 shares (adjusted for the 100% stock dividend in 1999) in conjunction with the Bank's conversion. Effective January 1, 1997, the Company amended the ESOP to include 401(k) provisions under Section 401(k) of the Internal Revenue Code, thus forming the FFY Financial Corp. Employee Stock Ownership and 401(k) Plan
           (KSOP). The eligibility requirements of the KSOP did not change pursuant to the amendment. Under the 401(k) provisions of the KSOP, employees may elect to make pretax contributions of up to 15% of compensation as defined in the plan document. The Company matches up to 6% of employee compensation in the form of stock from the shares that are committed to be released to participants for that year. The remaining shares after the 401(k) match are released to participants' accounts using the shares allocated method. Dividends on allocated and unallocated shares are used for debt service.

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

           KSOP compensation expense for the years ended June 30, 2000, 1999 and 1998 totaled $827,641, $1,138,068 and $1,131,374, respectively. The fair value of unearned KSOP shares at June 30, 2000 and 1999, totaled $5,002,976 and $10,053,014, respectively.
           Following is a summary of KSOP shares at June 30, 2000 and 1999:


                                   2000         1999
                                   ----         ----

                 Allocated        605,984      531,694
                 Unallocated      454,816      529,106
                                ----------------------
                                1,060,800    1,060,800
                                ======================

      (c)  Recognition and Retention Plans (RRPs)

           The Company and the Bank have a Recognition and Retention Plan
           (RRP), formed in conjunction with the Bank's conversion in 1993. Pursuant to the RRP, 474,042 shares of common stock awarded to directors and certain officers were earned over a 3 1/2 year period through December 1996. On May 23, 2000, 56,000 RRP shares were awarded to certain officers of the Bank pursuant to the pending merger with First Place Financial Corp. (refer to note 15). These shares shall vest in their entirety only upon the closing of the proposed merger. Such shares, if vesting occurs, will be accounted for as compensation expense. At June 30, 2000, 358 shares in the RRP remain unawarded. The 56,358 shares that remain in the RRP at June 30, 2000 are reflected as a reduction of stockholders' equity.

(12)  Stockholders' Equity

      On January 19, 1999, the Company announced a 100% stock dividend, which is equivalent to a two-for-one stock split, that was paid on March 5, 1999 to shareholders of record on February 19, 1999. The Company used its then 2.8 million treasury shares and issued an additional 959,366 shares to pay for the stock dividend. Proper accounting treatment to record these transactions warranted the decline in additional paid in capital and retained earnings, but did not affect total stockholders' equity. Additionally, all share and per share data have been restated as a result of the stock dividend.

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

      OTS regulations also provide that an institution that before and after a proposed distribution remains well-capitalized, may make capital distributions during any calendar year equal to the greater of 100% of net income for the year-to-date plus retained net income for the two preceding years. However, an institution deemed to be in need of more than normal supervision by the OTS may have its dividend authority restricted by the OTS. The Bank may pay dividends in accordance with this general authority. Institutions proposing to make any capital distribution need not submit written notice to the OTS prior to such distribution unless they are a subsidiary of a holding company or would not remain well-capitalized following the distribution. Savings institutions that do not, or would not meet their current minimum capital requirements following a proposed capital distribution or propose to exceed the net income limitations must obtain OTS approval prior to making such distribution. During the years ended June 30, 2000, 1999 and 1998, the Bank paid cash dividends to the Holding Company as follows:


                          Date            Amount
                          ----            ------

                    January 23, 1998    $1,577,312
                    April 13, 1998       1,713,029
                    July 15, 1998        1,609,984
                    July 20, 1998        3,400,000
                    October 15, 1998     1,563,763
                    January 15, 1999     1,735,963
                    April 12, 1999       1,872,575
                    May 20, 1999           750,000
                    August 12, 1999      1,818,329
                    October 15, 1999     1,644,903
                    January 14, 2000     1,817,284
                    April 14, 2000       1,907,304

      At June 30, 2000, dividends payable from the Bank to the Holding Company totaled $1,684,144.

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

(13)  Fair Value of Financial Instruments

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


                                                June 30, 2000                  June 30, 1999
                                         ---------------------------    --------------------------
                                           Carrying      Estimated        Carrying      Estimated
                                            amount       fair value        amount       fair value
                                           --------      ----------     ----------      ----------

      Assets:
        Cash and cash equivalents        $ 11,032,817     11,032,817     11,472,806     11,472,806
        Securities available for sale     158,136,350    158,136,350    190,325,599    190,325,599
        Loans receivable                  484,516,963    479,147,000    453,839,111    460,997,000
        Loans available for sale              170,800        171,965        441,500        441,500
        Federal Home Loan Bank stock        5,192,800      5,192,800      4,841,200      4,841,200
        Accrued interest receivable         4,596,297      4,596,297      4,661,786      4,661,786

      Liabilities:
        Deposits:
        Certificate accounts              277,569,528    278,353,000    288,497,464    290,809,000
        Other deposit accounts            168,479,262    168,479,262    168,845,338    168,845,338
        Securities sold under
         agreements to repurchase:
          Short-term                       6,937,905       6,937,905      6,617,747      6,617,747
          Long-term                       51,300,000      50,780,000     51,300,000     51,213,000
        Borrowed funds:
          Short-term                      17,500,000      17,500,000     22,800,000     22,800,000
          Long-term                       79,280,000      78,772,000     60,000,000     59,944,000
        Accrued interest payable           2,063,865       2,063,865      2,248,219      2,248,219

      The fair value estimates are based on the following methods and assumptions:

      * Cash and cash equivalents. The carrying amounts of cash and cash equivalents approximates fair value.

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

      * Loans available for sale. The fair values of loans available for sale are based on quoted market prices of similar loans sold. At June 30, 1999, the carrying amount of loans available for sale approximates fair value.

      * Federal Home Loan Bank stock. This item is valued at cost, which represents redemption value and approximates fair value.

      * Accrued interest receivable. The carrying amount of accrued interest receivable approximates fair value.

      * Deposits. The fair values of fixed maturity certificate accounts are estimated using a discounted cash flow calculation that applies interest rates currently offered for deposits of similar remaining maturities. The fair values of other deposit accounts (passbook, NOW, and money market accounts) equal their carrying values.

      * Short-term securities sold under agreements to repurchase. The carrying amount of short-term securities sold under agreements to repurchase approximates fair value.

      * Long-term securities sold under agreements to repurchase. Fair value is estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for debt with similar terms and maturity.

      * Short-term borrowed funds. Short-term borrowed funds reprice frequently; therefore, the carrying amount approximates fair value.

      * Long-term borrowed funds. Fair value is estimated using a discounted cash flow calculation that applies interest rates currently available to the Bank for debt with similar terms and maturity.

      * Accrued interest payable. The carrying amount of accrued interest payable approximates fair value.

      * Off-balance sheet instruments. The fair value of commitments is estimated using the fees currently charged to enter similar agreements, taking into account the remaining terms of the agreements and the counterparties' credit standing. For fixed-rate loan commitments, fair value also considers the difference between current levels of interest rates and the committed rates. The fair value of undisbursed lines of credit is based on fees currently charged for similar agreements or on estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting date. The carrying amount and fair value of off-balance sheet instruments is not significant as of June 30, 2000 and 1999.

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

(14)  Condensed Parent-Company-Only Financial Statements

      The following condensed statements of financial condition as of June 30, 2000 and 1999, and related condensed statements of income and cash flows for the years ended June 30, 2000, 1999 and 1998 for FFY Financial Corp. should be read in conjunction with the consolidated financial statements and the notes thereto.

      Condensed Statements of Financial Position                                        2000           1999
      ------------------------------------------                                        ----           ----

      Assets:
        Cash                                                                        $   166,394        142,257
        Short-term investments                                                          805,300        865,000
                                                                                    --------------------------
            Total cash and cash equivalents                                             971,694      1,007,257

        Securities available for sale                                                 7,058,043     11,060,613
        Loans receivable                                                              1,913,733      1,900,000
        Note receivable - KSOP                                                        2,740,400      3,094,000
        Equity in net assets of the Bank                                             49,295,266     51,063,276
        Interest receivable on investments                                               78,488         98,905
        Dividend receivable from Bank                                                 1,684,144      1,818,329
        Other assets                                                                  1,583,577        563,496
                                                                                    --------------------------
            Total assets                                                            $65,325,345     70,605,876

      Liabilities and stockholders' equity:
        Other liabilities                                                           $   129,855        489,351
        Stockholders' equity                                                         65,195,490     70,116,525
                                                                                    --------------------------
            Total liabilities and stockholders' equity                              $65,325,345     70,605,876

      Condensed Statements of Income                                   2000            1999           1998
      ------------------------------                                   ----            ----           ----


      Income:
        Equity in earnings of the Bank and subsidiary               $ 6,891,058      6,840,653      6,389,428
        Interest income                                                 816,984      1,302,593      1,587,602
        Gain on sale of securities                                      126,654        331,433        266,002
                                                                    -----------------------------------------
            Total income                                              7,834,696      8,474,679      8,243,032

      Expenses:
        State and local taxes                                            44,510         50,720        116,271
        Other                                                           551,387        199,854        181,550
                                                                    -----------------------------------------
            Total expenses                                              595,897        250,574        297,821
                                                                    -----------------------------------------
            Income before income taxes                                7,238,799      8,224,105      7,945,211
      Income taxes (benefit)                                           (121,000)        84,000        216,000
                                                                    -----------------------------------------
            Net income                                              $ 7,359,799      8,140,105      7,729,211
                                                                    =========================================

      Condensed Statements of Cash Flows                               2000            1999           1998
      ------------------------------                                   ----            ----           ----

      Cash flows from operating activities:
        Net income                                                  $ 7,359,799      8,140,105      7,729,211
        Adjustments to reconcile net income to net cash
         provided by operating activities:
          Equity in earnings of the Bank and subsidiary              (6,891,058)    (6,840,653)    (6,389,428)
          Amortization and accretion                                      4,609         48,389         77,419
          (Increase) decrease in interest receivable                     20,445         71,435        (85,268)
          Other, net                                                   (378,085)      (235,261)      (191,303)
                                                                    -----------------------------------------
            Net cash provided by operating activities                   115,710      1,184,015      1,140,631
                                                                    -----------------------------------------
      Cash flows from investing activities:
        Sales of securities available for sale                        3,158,242     17,388,127     13,648,851
        Purchase of securities available for sale                             -     (7,690,267)   (14,101,273)
        Principal receipts on securities available for sale                   -              -        595,851
        Return of capital                                                50,000              -              -
        Net increase in loans receivable                                (13,733)    (1,900,000)             -
        KSOP loan repayment                                             353,600        353,600        353,600
        Dividends from the Bank                                       7,187,820     10,932,286      4,920,924
        Additional investment in subsidiary                            (925,000)       (33,500)      (686,500)
        Other                                                                 -              -           (500)
                                                                    -----------------------------------------
            Net cash provided by investing activities                 9,810,929     19,050,246      4,730,953
                                                                    -----------------------------------------

      Cash flows from financing activities:
        Purchase of treasury stock                                  $(7,072,998)   (17,675,478)    (5,239,911)
        Dividends paid                                               (3,103,246)    (3,102,129)    (2,900,750)
        Proceeds from stock options exercised                           190,209        559,294        336,930
        Other                                                            23,833        (10,134)       (19,866)
                                                                    -----------------------------------------
            Net cash used in financing activities                    (9,962,202)   (20,228,447)    (7,823,597)
                                                                    -----------------------------------------

            Net increase (decrease) in cash and cash equivalents        (35,563)         5,814     (1,952,013)
      Cash and cash equivalents at beginning of year                  1,007,257      1,001,443      2,953,456
                                                                    -----------------------------------------
      Cash and cash equivalents at end of year                      $   971,694      1,007,257      1,001,443
                                                                    =========================================

(15)  Pending Merger

      On May 23, 2000, the board of directors of FFY, and First Place Financial Corp. (First Place), the holding company for First Federal Savings and Loan Association of Warren, entered into a definitive agreement (the Merger Agreement) to combine in a merger of equals (the Merger). The Merger Agreement calls for a tax-free exchange of each outstanding share of FFY common stock for 1.075 shares of First Place common stock, with cash paid in lieu of fractional shares. In addition, pursuant to the Merger Agreement, FFY Bank will merge with First Federal Savings and Loan Association of Warren to become First Place Bank.

      In connection with the Merger Agreement, FFY and First Place entered into option agreements pursuant to which each party granted the other party options, exercisable under certain circumstances, to purchase shares of their respective common stock in an amount equal to 19.9% of the total number of outstanding shares of either FFY's or First Place's common stock.

      The Merger will be accounted for as a purchase by First Place and is expected to close in the fourth quarter of calendar year 2000. The Merger Agreement has been approved by the boards of directors of both companies. However, it is subject to certain other conditions, including the approvals of the shareholders of both companies and the approvals of regulatory authorities.

      Included in the Company's results of operations for fiscal year 2000 were $329,000 in pre-tax expenses for professional fees related to the pending Merger with First Place.


                        Independent Auditors' Report

The Board of Directors
FFY Financial Corp.:

We have audited the accompanying consolidated statements of financial condition of FFY Financial Corp. and subsidiaries as of June 30, 2000 and 1999, and the related consolidated statements of income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended June 30, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of FFY Financial Corp. and subsidiaries as of June 30, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 2000, in conformity with accounting principles generally accepted in the United States of America.


/s/ KPMG LLP

Cleveland, Ohio
July 28, 2000


Officers and Director
----------------------------------------------------------------------------------------------------------------------------

Board of Directors of              Board of Directors of           Officers of                     Officers of
FFY Financial Corp. and            FFY Holdings, Inc.              FFY Bank                        FFY Bank, continued
FFY Bank

A. Gary Bitonte, MD                Marie Izzo Cartwright           Jeffrey L. Francis              Christine Chasko
  Medical Consultant                 Vice President                  President and CEO               Assistant Controller
  Private Investments                Glimcher Properties
                                     Limited Partnership           Therese Ann Liutkus, CPA        Joseph Conroy
Marie Izzo Cartwright                                                Treasurer and CFO               Assistant Secretary
  Vice President                   Jeffrey L. Francis
  Glimcher Properties                President and CEO             J. Craig Carr                   Richard Curry
  Limited Partnership                of FFY Financial Corp. and      Vice President, General         Assistant Secretary
                                     FFY Bank                        Counsel and Secretary

Jeffrey L. Francis                                                                                 Janice S. Elias
  President and CEO of             W. Terry Patrick                David S. Hinkle                   Assistant Treasurer
  FFY Financial Corp. and            Chairman of the Board of        Vice President
  FFY Bank                           FFY Financial Corp. and                                       Dominic Mancini
                                     FFY Bank and                  Mark Makoski                      Assistant Secretary
W. Terry Patrick                     Partner, Friedman & Rummell     Vice President
  Chairman of the Board of           Attorneys at Law                                              Jill Mayfield
  FFY Financial Corp. and                                          Joseph R. Sainato                 Assistant Treasurer
  FFY Bank and                     Samuel A. Roth                    Vice President
  Partner, Friedman & Rummell        President                                                     Frank Pasquale
  Attorneys at Law                   FirstEnergy Facilities        Timm B. Schreiber                 Assistant Secretary
                                     Service Group                   Vice President
Samuel A. Roth                                                                                     Thomas J. Roberts
  President                        Robert L. Wagmiller             Randy Shaffer                     Assistant Secretary
  FirstEnergy Facilities             Chairman of the Board of        Vice President
  Service Group                      FFY Holdings, Inc. and                                        Cheryl J. Taraszewski
                                     Partner/Principal of          Jeffrey L. DeRose, CPA            Assistant Treasurer
William A. Russell                   Hill, Barth & King, Inc.        Controller
  President                                                                                        Jeanne G. Yankle
  Canteen Service of                                               Robert Adema                      Assistant Treasurer

  Steel Valley, Inc.               Officers of                       Assistant Vice President
                                   FFY Financial Corp.                                             Jerome D. Zetts
Randy Shaffer                                                      Robert Campolito                  Assistant Treasurer
  Vice President of                Jeffrey L. Francis                Assistant Vice President
  FFY Financial Corp. and            President and CEO
  FFY Bank                                                         Jane Hutchins                   Officers of
                                   Therese Ann Liutkus, CPA          Assistant Vice President      FFY Holdings, Inc.
Ronald P. Volpe, Ph.D.               Treasurer and CFO
  Professor of Finance                                             Jon Schmied                     Jeffrey L. Francis
  Williamson College of            Randy Shaffer                     Assistant Vice President        President
  Business Administration            Vice President
  Youngstown State University                                      Dennis Sell                     Therese Ann Liutkus, CPA
                                   J. Craig Carr                     Assistant Vice President        Treasurer
Robert L. Wagmiller                  Vice President, General
  Chairman of the Board of           Counsel and Secretary         Joanne Harrold                  J. Craig Carr
  FFY Holdings, Inc. and                                             Internal Auditor                Vice President and Secretary
  Partner/Principal of
  Hill, Barth & King, Inc.                                         Marilyn J. Burrows              Randy Shaffer
                                                                     Assistant Treasurer             Vice President

                                                                   Janet Byrne
                                                                     Assistant Secretary


Annual Report on Form 10-K
A copy of the Annual Report on Form 10-K filed with the Securities and Exchange Commission will be available September 29, 2000 without charge upon written request to:
      Therese Ann Liutkus, CPA
      Treasurer and CFO
      FFY Financial Corp.
      724 Boardman-Poland Road
      P.O. Box 3300
      Youngstown, Ohio 44513
      Phone: (330) 726-3396
      Fax: (330) 758-1356
      E-mail: ffyinfo@ffybank.com
      Web page: www.ffybank.com


Annual Meeting
The Annual Meeting of Stockholders of FFY Financial Corp. will be held at 2:00 p.m. on Wednesday, November 15, 2000 at:
      The Holiday Inn
      7410 South Avenue
      Youngstown, Ohio, 44512


Stockholder Services
Fifth Third Bank serves as transfer agent for FFY Financial Corp.'s shares. Communications regarding change of address, transfer of shares, lost certificates or dividend reinvestment should be sent to:
      Fifth Third Bank
      Corporate Trust Operations
      580 Building
      Mail Location 10AT60
      Cincinnati, Ohio 45263
      (800) 837-2755


Market Makers
      McDonald & Company Securities, Inc
      Sandler O'Neill & Partners
      Keefe, Bruyette & Woods, Inc.
      Friedman, Billings, Ramsey & Co.
      Stifel Nicholaus & Co.
      Chicago Capital, Inc.
      OTA Limited Partnership

Insurance and Real Estate Affiliations
      FFY Insurance Agency, Ltd.
      1275 Boardman-Poland Road
      Youngstown, Ohio 44514
      Phone: (330) 726-4636
      Fax: (330) 726-4635
      E-mail: daniel.landers@mciworldcom.net
              ------------------------------

      Coldwell Banker FFY Real Estate, Ltd.
      1275 Boardman-Poland Road
      Youngstown, Ohio 44514
      Phone: (330) 726-8161
      Fax: (330) 726-1931
      E-mail: dmeikle104@aol.com
              ------------------

----------------------------------------------------------------------------


FFY Bank Office Locations
----------------------------------------------------------------------------

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

                  Westside                      Canfield Drive-up
                  4390 Mahoning Avenue          352 W. Main Street
                  Youngstown, Ohio 44515        Canfield, Ohio 44406

                  Southside                     Cornersburg
                  3900 Market Street            3516 S. Meridian Road
                  Youngstown, Ohio 44512        Youngstown, Ohio 44511

                  Northside                     New Middletown
                  600 Gypsy Lane                10416 Main Street
                  Youngstown, Ohio 44505        New Middletown, Ohio 44442

                  Logan Way                     Howland Loan Office
                  4423 Logan Way                5000 E. Market Street, Suite 16
                  Youngstown, Ohio 44505        Warren, Ohio 44484

                  Poland                        FFY Professional Center/Loan Office
                  5 McKinley Way West           1275 Boardman-Poland Road
                  Poland, Ohio 44514            Youngstown, Ohio 44514

                  Struthers IGA
                  655 Creed Street
                  Struthers, Ohio 44471